Exhibit 99.1

ANZ ANNUAL REPORT 2016

ANZ’S PURPOSE

Our purpose is to shape a world where people and communities thrive.

That is why we strive to create a balanced, sustainable economy in which everyone can take part and build a better life.

From our earliest days in the 1830s, financing commerce and facilitating trade, our focus has always been on unlocking opportunity for individuals, families, businesses and communities. With fast-changing technologies, demographic shifts, climate change and globalisation bringing both opportunities and challenges, we now have an important role to play in enabling economic participation and encouraging sustainable growth.

AT ITS HEART, OUR BUSINESS IS TRANSFORMATION

We use our insights, products and services, and our banking network in Asia, to help individuals and businesses to grow. We convert savings into investment, build small businesses into large, take domestic enterprises international, and evolve old industries into new. We transform ideas, hard work and ambition into reality.

WE BELIEVE BANKING IS ABOUT MORE THAN JUST FINANCE

Our business is about building relationships that create value. By connecting people and businesses, and playing a leading role in workplace participation and diversity, we create a strong, cohesive and vibrant community.

We combine the energy and commitment of our people with the power of technology and data to deliver innovative and convenient services that make the greatest difference for customers, and for the communities and countries in which we operate.

WE CARE ABOUT WHO WE BANK AND HOW WE BANK THEM

We recognise that to earn trust we need to continuously raise standards in everything we do. We must go beyond complying with laws and regulations to considering the evolving needs and expectations of our stakeholders in every decision we make, including the social and environmental impacts. We do this through the fair and balanced deliberation and actions that our customers, employees and society expect from us.

Details of ANZ’s approach to sustainability, including the identification of material issues and management of sustainability risks and opportunities is available in the 2016 Corporate Sustainability Review (independently assured by KPMG), to be published on anz.com in December 2016.

ANNUAL REPORT 2016          1

ANZ ANNUAL REPORT 2016

# CONTENTS

## SECTION 1

## SECTION 2

| | |
|---|---|
| Financial Statements | 62 |
| Notes to the Financial Statements | 68 |
| Directors' Declaration and Responsibility Statement | 174 |
| Independent Auditor's Report | 175 |

## SECTION 3

CONTENTS 3

ANZ ANNUAL REPORT 2016

FINANCIAL HIGHLIGHTS

	2016	2015

Profitability

Profit attributable to shareholders of the Company ($m)	5,709	7,493
Cash profit ($m)[1]	5,889	7,216

Return on:
Average ordinary shareholders’ equity[2]	10.0%	14.5%
Average ordinary shareholders’ equity (cash basis)[1,2]	10.3%	14.0%
Average assets (cash basis)[1]	0.65%	0.85%
Net interest margin (cash basis)[1]	2.00%	2.04%
Cash profit per average FTE ($)[1]	121,091	141,621
Basic earnings per share	197.4	271.5
Basic earnings per share (cash basis)[1]	202.6	260.3

Efficiency
Operating expenses to operating income	50.8%	44.5%
Operating expenses to average assets	1.15%	1.10%
Operating expenses to operating income (cash basis)[1]	50.6%	45.7%
Operating expenses to average assets (cash basis)[1]	1.15%	1.10%

Balance Sheet
Gross loans and advances ($b)[3]	580.0	574.3
Customer deposits ($b)	449.6	444.6
Total equity ($b)	57.9	57.4
Gross impaired assets ($b)	3.2	2.7

Capital and Liquidity
Common Equity Tier 1 – APRA Basel 3	9.6%	9.6%
Common Equity Tier 1 – Internationally Comparable Basel 3[4]	14.5%	13.2%
Liquidity Coverage Ratio (average)	126%	122%
Leverage Ratio – APRA	5.3%	5.1%

Credit impairment charges

Individual credit impairment charge ($m)	1,912	1,084
Collective credit impairment charge ($m)	17	95
Total credit impairment charge ($m)	1,929	1,179
Individual credit impairment charge as a % of average gross loans and advances[3]	0.33%	0.19%
Total credit impairment charge as a % of average gross loans and advances[3]	0.34%	0.21%

Ordinary share dividends

Interim – 100% franked (cents)[5]	80	86
Final – 100% franked (cents)[5]	80	95
Total dividend (cents)[5]	160	181
Ordinary share dividend payout ratio[6]	81.9%	68.6%
Cash ordinary share dividend payout ratio[1,6]	79.4%	71.2%

Preference share dividend ($m)
Dividend paid[7]	–	1

1	Cash profit excludes non-core items included in statutory profit and is provided to assist readers in understanding the results of the ongoing business activities of the Group. Cash profit is not subject to audit by the external auditor; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year presented. Refer pages 18 and 188 to 189 for further details.
2	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.
3	Loans and advances as at 30 September 2015 include assets classified as held for sale.
4	ANZ’s interpretation of the regulations documented in the Basel Committee publications; Basel 3: A global regulatory framework for more resilient banks and banking systems, June 2011 and International Convergence of Capital Measurement and Capital Standards, June 2006. Also includes differences identified in APRA’s information paper entitled International Capital Comparison Study, 13 July 2015.
5	Fully franked for Australian tax purposes and carry New Zealand imputation credits of NZD 9 cents per ordinary share for the proposed 2016 financial dividend (2016 interim dividend: NZD 10 cents; 2015 final dividend: NZD 11 cents; 2015 interim dividend: NZD 10 cents).
6	Dividend payout ratio is calculated using the proposed 2016 final, 2016 interim, 2015 final and 2015 interim dividends.
7	Represents dividends paid on Euro Trust Securities (preference shares) issued on 13 December 2004. The Euro Trust Securities were bought back by ANZ for cash at face value and cancelled on 15 December 2014.

FINANCIAL HIGHLIGHTS          5

CHAIRMAN’S REPORT, A MESSAGE FROM DAVID GONSKI, AC

ANZ has strong customer franchises in Retail and Commercial banking in Australia and New Zealand and a leading position in Institutional Banking in 34 markets including a unique presence in Asia.

The 2016 financial year has been a year of transition for ANZ with statutory profit after tax of $5.7 billion, down 24%.

Cash profit (which excludes non-core items from statutory profit) was $5.9 billion, down 18% due to a $1,077 million charge primarily related to reshaping the Group to position it for improved performance in future years. Our core business continued to perform well during the year, with solid growth in retail and business lending in Australia and New Zealand, and the strategic repositioning of our Institutional business well underway.

The final dividend of 80 cents brought the total dividend for the year to 160 cents per share fully franked, a decrease of 12%. This change reflects a move to gradually consolidate ANZ’s dividend payout ratio within its historic range of 60–65% of annual cash profit. Your Board believes this provides a sustainable and fully franked dividend base for the future.

The decision to cut the dividend, while difficult, has assisted ANZ in continuing to strengthen its capital position. Our Common Equity Tier One capital ratio ended the year at 9.6%, well positioned ahead of expected increases in regulatory capital required of Australian banks.

Reputation

For the most part individual customers like and trust their own bank, however this year has seen growing community discontent with big business in Australia and with the banking industry in particular.

There are many reasons for this discontent, for example community concern over the impact of globalisation, income inequality and the effect of disruption by technology on traditional jobs.

However, we also need to accept that much of the fault lies with businesses themselves.

There is no doubt that mistakes have been made within the banking sector. At ANZ this has resulted in regulatory investigations, concerns over the conduct of staff and legal action involving former customers.

While it is easy to rationalise these issues as isolated problems in a very large business, there is more to it than that. Clearly we need to change.

I believe that large institutions, including major banks such as ANZ, have been slower than we should have been to open the windows and to be more transparent, to listen more to the views of the community and to ensure there is greater focus on improving the customer experience.

Realistically, genuine sustained change takes time and even then we will not get everything right. But at ANZ, we have begun the process.

We have formally recognised the Board’s focus on the area of sustainability by the renaming of the Governance Committee which I chair as the Environmental, Sustainability and Governance Committee.

A key focus of our Corporate Sustainability Framework, revised this year to align with our longer term strategy, is to deliver fair and responsible banking. For example, we are identifying specific areas where we want to do better than just meet our basic obligations by proactively contributing to our customers’ and the community’s wellbeing. On farm loans, we have extended a drought relief package in Australia including a moratorium on farm foreclosures in drought declared areas.

We also believe we need to increase our community engagement by supporting community initiatives where we believe the capabilities of our organisation and people can make a positive difference and give back to the community.

We have a role to play in enabling the social and economic participation of people in the communities in which we operate by improving their financial health and well-being through our targeted inclusion programs. For example, ANZ’s MoneyMinded financial education program has, since 2003, helped more than 420,000 people build their money management skills. As a large employer, we also have the capacity to assist those from under-represented groups, such as people with a disability and Indigenous Australians, to enter the workforce and develop new skills.

I want to assure you though that we do not see this pursuit of better customer and community engagement to be at the expense of shareholders. On the contrary, we think our shareholders will benefit because their bank has a longer term and more sustainable view of the bottom-line benefits. To be frank, it also makes sense for us to respond and re-build our community standing ourselves, rather than to ignore our critics and invite others to attempt to improve our community standing for us.

New Chief Executive

This year saw Shayne Elliott succeed Mike Smith as ANZ’s Chief Executive Officer on 1 January 2016. Shayne joined ANZ in 2009 and has served as CEO of our Institutional Bank and as Chief Financial Officer.

Shayne in the view of the Board, epitomises the attributes needed to achieve the goals we have set for our bank. He has brought a shift of priorities at ANZ with a focus on building a simpler, better capitalised, better balanced bank that delivers stronger outcomes for shareholders and for customers.

I take this opportunity of again thanking Mike Smith most sincerely for his service over eight years as chief executive.

Board Appointments

We were pleased to announce that Jane Halton AO would join the ANZ Board on 21 October 2016 following a distinguished career in the Australian public service. Until her recent retirement, Jane was Secretary of the Australian Department of Finance. Her experience in finance, insurance, risk management, information technology, health and ageing and public policy will be of significant benefit to the Board.

Outlook

ANZ has strong customer franchises in Retail and Commercial banking in Australia and New Zealand and a leading position in Institutional Banking in 34 markets including a unique presence in Asia.

The environment for banking is becoming more difficult. The sector is facing lower revenue growth and after many years of improving credit quality the cycle is seeing debt provisioning returning to something closer to the long run average.

Consumer expectations are also rising in part driven by a demand for greater transparency and the uptake of new technology. There is greater competitive intensity as non-banks and technology firms target the most profitable sectors of the industry. And there is increased public and regulatory scrutiny.

However, your Board believes the management team at ANZ is well equipped to achieve ANZ’s priority of rapidly adapting to this environment supported by a strong culture of customer and community service. This will position us strongly to deliver improved growth and value to shareholders over the medium term.

David Gonski, AC
Chairman

6

ANZ ANNUAL REPORT 2016

CHIEF EXECUTIVE OFFICER’S REPORT, A MESSAGE FROM SHAYNE ELLIOTT

This year I was honoured to become ANZ’s Chief Executive Officer and to begin a process of reshaping ANZ’s strategic focus to create a simpler, better capitalised and more balanced bank that produces better outcomes for customers, for shareholders and the community.

Progress in 2016

Of course a lot of what ANZ does today is already very successful.

We have great Retail and Commercial businesses in Australia and New Zealand. In 2016, we continued to deliver a strong financial performance based on market share gains and tight cost management with our retail and small business franchises producing particularly strong results.

I am pleased to report that we helped over 168,000 people in Australia buy a home in 2016 which saw ANZ become the nation’s third largest home lender. We also increased our support for small business providing more than $2 billion in lending to help Australians start new businesses and to grow their existing businesses. In New Zealand, we maintained our position as the largest lender for housing and for businesses.

We stepped up the pace of innovation with new initiatives to compete successfully in the digital age. This included the launch of Apple Pay™ in Australia and New Zealand and the launch of Android Pay™ in Australia. These market-leading initiatives contributed to more customers choosing ANZ for their banking with over 350,000 new customers joining us, the highest number in many years.

In Institutional Banking after a period of international expansion and a focus on revenue growth, there was good progress in improving returns. In doing so we are reshaping Institutional Banking to be a simpler business focused on servicing regional trade and capital flows. This has included a significant and ongoing reduction in low yielding assets, a tightening of our target market and a major improvement in productivity.

We have also simplified our international presence with the recently announced sale of our Retail and Wealth businesses in five Asian countries. This allows us to focus our resources on continuing to provide a unique service to our large business and institutional clients where we are ranked as a top four corporate bank in Asia and equal number one for relationship quality.

Industry Challenges

The banking industry however faces very significant challenges. Increasingly technology is redefining our business and customer expectations while political, social and regulatory expectations of banks are also rapidly changing.

Lending demand is now more subdued after a period of high growth and credit costs are increasing both globally and in Australia albeit from a cyclical low. At the same time, the industry faces stubborn cost growth related to higher technology and compliance costs.

Regulators are also requiring us to hold significantly more capital and liquidity to operate our business and to be unquestionably strong.

Left unmanaged, these changes will restrict banks’ ability to fulfil their core purpose in society – converting savings into investment and unlocking opportunity for individuals, families, businesses and communities. ANZ is dealing with these challenges decisively and evolving rapidly to ensure we succeed in the new environment that we are facing.

Strategic Priorities and Leadership

While we do have to face challenges, our aim is to build ANZ into a bank that is known for delivering value from innovative and convenient banking services and for being Australia’s only truly regional bank: one that delivers consistently strong financial results for our shareholders with a balance between growth and return, and the short and long term.

To help us deliver against these goals, we made changes to ANZ’s senior leadership team in January to improve our focus on our Retail, Commercial and Institutional customers and on our four strategic priorities.

The new senior team reflects a diverse mix of experience and new talent from inside and outside ANZ. This included two external appointments. Maile Carnegie joined us after a career at Google and Procter & Gamble to take on a new role as Group Executive Digital Banking highlighting the critical importance of technology in enabling us to compete effectively in the digital age. Michelle Jablko joined ANZ as our Chief Financial Officer from independent investment bank Greenhill & Co where she was Managing Director and Co-Head for Australia. She was previously at UBS Australia.

Community Engagement

The current community discussion about the banking sector, particularly in Australia, shows that we still have much more to do to shift our culture and evolve the way we do business.

ANZ needs to better anticipate changing customer and community expectations of banks based on a stronger sense of our core purpose, ethics and fairness. In doing so we want to be known an organisation that shapes a future where people and communities thrive by striving to create a balanced, sustainable economy in which everyone can take part and build a better life.

While this is a lofty goal given the starting point of the banking industry today, we are committed to change and we expect to report significant progress in 2017.

Our new Corporate Sustainability Framework will support the delivery of our business strategy. While acknowledging the challenges ahead, it is worth reflecting on the contributions ANZ has made this past year to the communities in which we operate. Our community investment reached approximately $90 million and we have met or made good progress towards 85% of our 2016 public sustainability targets. We celebrated our 1000th Aboriginal and Torres Strait Islander recruit in Australia and continued to help refugees gain vital work experience through our support of refugee employment programs. We passed a milestone with 25,000 people successfully completing our Saver Plus matched savings program, which assists low income Australians and New Zealanders to save for their own or their children’s education. In addition, almost 100,000 new digital banking customers are now registered for goMoney™ in rural communities across the Pacific, many of whom were previously unable to access banking services.

Outlook

There is a lot to do at ANZ. The environment is challenging and naturally expectations are high. We are pleased with the initial progress that has been made this year in reshaping our strategy and setting ANZ on a path towards a continuous improvement in customer outcomes and shareholder returns.

We have a consistent focus on the simplification of our business and actively rebalancing our portfolio. Importantly, the team at ANZ is aligned and we have a strong sense of urgency about the work that still needs to be done. This sets us up well to increase the pace of execution in 2017 and to deliver a better bank for customers, for shareholders and for the community.

We could not have achieved this without the hard work and commitment of our people, and I thank them all for their contribution.

ANZ Strategic Priorities

}   Create a simpler, better capitalised, better balanced and more agile bank.

Reduce operating costs and risks by removing product and management complexity, exiting low return and non-core businesses and reducing our reliance on low-returning aspects of Institutional Banking in particular.

}   Focus our efforts on attractive areas where we can carve out a winning position.

Make buying and owning a home or starting, running and growing a small business in Australia and New Zealand easy, and to be the best bank in the world for customers driven by the movement of goods and capital in our region.

}   Drive a purpose and values led transformation of the Bank.

Create a stronger sense of core purpose, ethics and fairness, investing in leaders who can help sense and navigate a rapidly changing environment.

}   Build a superior everyday experience for our people and customers to compete in the digital age.

Build more convenient, engaging banking solutions that simplify the lives of customers and our people.

Shayne Elliott
Chief Executive Officer

CHAIRMAN’S REPORT AND CHIEF EXECUTIVE OFFICER’S REPORT          7

DIRECTORS’ REPORT

The directors present their report together with the financial statements of the consolidated entity (the Group), being Australia and New Zealand Banking Group Limited (the Company) and its controlled entities, for the year ended 30 September 2016 and the independent auditor’s report thereon. The information is provided in conformity with the Corporations Act 2001.

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

The Group operates on a divisional structure with Australia, Institutional, New Zealand, Wealth Australia and Asia Retail & Pacific being the major operating divisions.

Results

Consolidated profit after income tax attributable to shareholders of the Company was $5,709 million, a decrease of 24% compared to the prior year. Key factors affecting the result were:

}	Operating income decreased $561 million (-3%) driven by lower other operating income of $1,040 million, partially offset by higher net interest income of $479 million (+3%). The reduction in other operating income was due to an impairment of our investment in AMMB Holdings Berhad, a refinement to our methodology to value derivatives and lower income from Institutional as a result of the strategic repositioning of that business. Growth in net interest income was driven by a 5% increase in average interest earnings assets, partially offset by a 4 basis point decline in net interest margin.

}	Operating expenses increased $1,044 million (+11%) mostly due to initiatives to reposition the Group for improved performance in future years, including a $247 million increase in restructuring charges and a $743 million charge from the change in the application of accounting policy to accelerate software amortisation.

}	Credit impairment charges increased $750 million (+64%) due to higher provisions in Institutional partly as a result of moderating economic activity in the resource sector, and the settlement of the Oswal legal dispute.

On the Group’s balance sheet, total assets increased by $25.0 billion (+3%), total liabilities increased by $24.5 billion (+3%) and total equity increased by $0.5 billion (+1%). Key factors include:

}	Available for sale assets increased by $19.4 billion (+45%) due to growth in the liquidity portfolio.

}	Net loans and advances increased by $13.7 billion (+2%) driven by strong home loan growth in both Australia and New Zealand.

}	Esanda Dealer Finance assets were sold to Macquarie Group Limited.

}	Deposits and other borrowings increased by $17.4 billion (+3%) driven by an increase in deposits from banks in Institutional as well as growth in demand deposits in both Australia and New Zealand.

}	Subordinated debt increased by $5.0 billion (+29%) due to new debt issuances.

Further details are contained in the Operating and Financial Review section of this Directors’ Report on pages 15 to 31.

State of Affairs

In the Directors’ opinion there have been no significant changes in the state of affairs of the Group during the financial year other than the strategic repositioning of the Institutional business to improve capital efficiency and returns.

Dividends

The Directors propose that a fully franked final dividend of 80 cents per fully paid ANZ ordinary share will be paid on 16 December 2016. The proposed payment amounts to approximately $2,342 million.1

During the financial year, the following fully franked dividends were paid on fully paid ANZ ordinary shares:

Type	Cents per share	Dividend amount $m1	Date of payment
Final 2015	95	2,758	16 December 2015
Interim 2016	80	2,334	1 July 2016

1	Amounts are before bonus option plan adjustments.

The 2016 interim dividend of 80 cents together with the proposed 2016 final dividend of 80 cents brings the total dividends in relation to the year ended 30 September 2016 to 160 cents per fully paid ANZ ordinary share fully franked. New Zealand imputation credits of NZ 11 cents per fully paid ANZ ordinary share were attached in respect of the 2015 final dividend and NZ 10 cents per fully paid ANZ ordinary share were attached in respect of the 2016 interim dividend. It is proposed that New Zealand imputation credits of NZ 9 cents per fully paid ANZ ordinary share will be attached in respect of the proposed 2016 final dividend.

Further details on dividends proposed or paid during the year ended 30 September 2016 on the Company’s ordinary and preference shares are set out in notes 7 and 31 to the financial statements.

Operating and Financial Review

A review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report in this Annual Report.

ANZ ANNUAL REPORT 2016

Events since the end of the Financial Year

On 31 October 2016 the Group announced it had entered into an agreement to sell its Retail and Wealth businesses in Singapore, China, Hong Kong, Taiwan and Indonesia to DBS Bank Limited.

Further details are contained in note 44 on page 173 of this report.

Other than the matters outlined above, there were no significant events from 30 September 2016 to the date of this report.

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Operating and Financial Review section of this Directors’ Report on pages 15 to 31.

Environmental Regulation

ANZ recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates its environmental impact. It sets and reports against public targets regarding its environmental performance.

In Australia, ANZ meets the requirements of the National Greenhouse and Energy Reporting Act 2007 (Cth), which imposes reporting obligations where energy production, usage or greenhouse gas emissions trigger specified thresholds.

ANZ holds a licence under the Water Act 1989 (Vic), allowing it to extract water from the Yarra River for thermal regulation of its Melbourne head office building. The licence specifies daily and annual limits for the extraction of water from the Yarra River with which ANZ fully complies. The extraction of river water reduces reliance on the high quality potable water supply and is one of several environmental initiatives that ANZ has introduced at its Melbourne head office building.

The Group does not believe that its operations are subject to any particular and significant environmental regulation under a law of the Commonwealth of Australia or of an Australian State or Territory. It may become subject to environmental regulation as a result of its lending activities in the ordinary course of business and has developed policies to identify and manage such environmental matters.

Having made due enquiry, and to the best of ANZ’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details of ANZ’s environmental performance, including progress against its targets and details of its emissions profile, are available on anz.com > About us > Corporate Sustainability.

Directors’ Qualifications, Experience and Special Responsibilities

As at the date of this report, the Board comprises eight Non-Executive Directors and one Executive Director, the Chief Executive Officer. The names of the Directors, together with details of their qualifications, experience and special responsibilities are set out below.

MR D M GONSKI, AC, Chairman, Independent Non-Executive Director and Chair of the Environmental, Sustainability and Governance Committee

BCom, LLB, FAICD(Life), FCPA

Chairman since 1 May 2014 and a Non-Executive Director since February 2014. Mr Gonski is an ex-officio member of all Board Committees including Chair of the Environmental, Sustainability and Governance Committee.

Skills, experience and expertise

Mr Gonski is one of Australia’s most respected business leaders and company directors with business experience in Australia and Asia, and a broad range of involvement with the government, education and community sectors. Mr Gonski served previously as a Director on the ANZ Board from 2002 to 2007.

Current Directorships

Chairman: Coca-Cola Amatil Limited (from 2001, Director from 1997), and The University of New South Wales Foundation Limited (from 2005, Director from 1999).

Director/Member: Lowy Institute for International Policy (from 2012), Australian Philanthropic Services Limited (from 2012), ASIC External Advisory Panel (from 2013) and Advisory Committee for Optus Limited (from 2013).

Chancellor: University of New South Wales Council (from 2005).

President: Art Gallery of NSW Trust (from 2016).

Former Directorships include

Former Chairman: Sydney Theatre Company Ltd (2010–2016), Guardians of the Future Fund of Australia (2012–2014), Swiss Re Life & Health Australia Limited (2011–2014), Investec Bank (Australia) Limited (2002–2014), Investec Holdings Australia Limited (2002–2014), Ingeus Limited (2009–2014), National E-Health Transition Authority Ltd (2008–2014), Federal Government Review Panel of Funding for Schooling (The Gonski Review) (2011–2012), Advisory Committee to the NSW Government Commission of Audit (2011–2012) and ASX Limited (2008–2012, Director from 2007).

Former Director: Singapore Telecommunications Limited (2013–2015), Investec Property Limited (2005–2014), Infrastructure NSW (2011–2014) and Singapore Airlines Limited (2006–2012).

Former Consultant: Morgan Stanley Australia Limited (1997–2012).

Age: 63. Residence: Sydney, Australia.

DIRECTORS’ REPORT           9

DIRECTORS’ REPORT (continued)

MR S C ELLIOTT, Chief Executive Officer and Executive Director

BCom

Chief Executive Officer and Executive Director since 1 January 2016

Skills, experience and expertise

Mr Elliott has over 30 years’ experience in international banking including in Australia, New Zealand, Asia Pacific, the Middle East, the UK and the USA. Mr Elliott joined ANZ as CEO Institutional in June 2009, and was appointed Chief Financial Officer in 2012, where he was responsible for all aspects of Finance as well as Group Strategy, Legal, Treasury, Investor Relations and Mergers and Acquisitions.

Prior to joining ANZ, Mr Elliott held senior executive roles at EFG Hermes which included Chief Operating Officer. Mr Elliott was previously with Citigroup where he held various senior positions across various geographies and business sectors over the course of 20 years. He started his career in various roles with Citibank New Zealand and Citibank UK.

Current Directorships

Director: ANZ Bank New Zealand Limited (from 2009), ANZ Holdings (New Zealand) Limited (from 2012) and the Financial Markets Foundation for Children (from 2016).

Member: Australian Banker’s Association (from 2016), Business Council of Australia (from 2016) and Male Champions of Change (from 2016).

Former Directorships include

Former Director: ANZ Securities Limited (2009–2012).

Age: 52. Residence: Melbourne, Australia.

MS I R ATLAS, Independent Non-Executive Director

BJuris (Hons), LLB (Hons), LLM

Non-Executive Director since September 2014. Ms Atlas is a member of the Audit Committee, Human Resources Committee and Environmental, Sustainability and Governance Committee.

Skills, experience and expertise

Ms Atlas brings a strong financial services background and legal experience to the Board. Ms Atlas’ last executive role was Group Executive, People at Westpac, where she was responsible for human resources, corporate affairs and sustainability. Prior to that, she was Westpac’s Group Secretary and General Counsel. Before her 10 years at Westpac, Ms Atlas was a partner in law firm Mallesons Stephen Jaques (now King & Wood Mallesons). In addition to her practice in corporate law, she held a number of management roles in the firm including Executive Partner, People and Information, and Managing Partner.

Current Directorships

Chairman: The Bell Shakespeare Company Limited (from 2010, Director from 2004).

Director: Coca-Cola Amatil Limited (from 2011), Westfield Corporation Limited (from 2014), Treasury Corporation of New South Wales (from 2013), Oakridge Wines Pty Limited (from 2007), Human Rights Law Centre Ltd (from 2012) and Jawun (from 2014).

Member: Australian Institute of Company Directors’ Corporate Governance Committee (from 2014) and Panel of Adara Partners (from 2015).

Fellow: Senate of the University of Sydney (from 2015).

Former Directorships include

Former Director: Suncorp Group Limited (2011–2014), Suncorp-Metway Limited (2011–2014), GIO General Limited (2011–2013), AAI Limited (2011–2014) and Scentre Group Limited (previously known as Westfield Holdings Limited) (2011–2014).

Age: 62. Residence: Sydney, Australia.

MS P J DWYER, Independent Non-Executive Director and Chair of the Audit Committee

BCom, FCA, SF Fin, FAICD

Non-Executive Director since April 2012. Ms Dwyer is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Ms Dwyer brings extensive board, financial services, strategy and business leadership experience. Her career as a company director spans financial services and investment, healthcare, gambling entertainment, fast moving consumer goods, property and construction and retailing sectors. She has held senior executive roles in investment management at Calibre Asset Management, corporate finance at Ord Minnet (J P Morgan) and accounting at Price Waterhouse (now PricewaterhouseCoopers).

Current Directorships

Chairman: Tabcorp Holdings Limited (from 2011, Director from 2005), Healthscope Limited (from 2014) and Kin Group Advisory Board (from 2014).

Director: Lion Pty Ltd (from 2012).

Member: Kirin International Advisory Board (from 2012).

Former Directorships include

Former Deputy Chairman: Leighton Holdings Limited (2013–2014, Director 2012) and Baker IDI Heart and Diabetes Institute (2003–2013).

Former Director: Suncorp Group Limited (2007–2012), Promina Limited (2002–2007) and Foster’s Group Limited (2011).

Former Member: John Holland Group Advisory Board (2012–2014), Australian Government Takeovers Panel (2008–2014) and ASIC External Advisory Panel (2012–2015).

Age: 56. Residence: Melbourne, Australia.

10

ANZ ANNUAL REPORT 2016

MS S J HALTON, AO, PSM, Independent Non-Executive Director

BA (Hons) Psychology, FAIM, FIPAA, NAM, Hon. FAAHMS, Hon. FACHSE, Hon. DLitt (UNSW)

Non-Executive Director since October 2016.

Skills, experience and expertise

Ms Halton is a former Secretary of the Australian Department of Finance, responsible for supporting the delivery of the Australian Government budget, the ongoing management of the Australian Government’s non-defence domestic property portfolio, key asset sales and the financial framework for Australian Government agencies. She brings to the Board extensive experience in finance, insurance, risk management, information technology, human resources, health and ageing and public policy. She also has significant international experience.

In a 33 year career within the public service, Ms Halton’s previous roles include Secretary of the Australian Department of Health, Secretary for the Department of Health and Ageing, and Executive Coordinator (Deputy Secretary) of the Department of the Prime Minister and Cabinet.

Current Directorships

Member: Executive Board of the Institute of Health Metrics and Evaluation at the University of Washington (from 2007).

Board Member: Coalition for Epidemic Preparedness Innovations (Norway) (from 2016).

Public Policy Fellow: ANU Crawford School of Public Policy (from 2012).

Adjunct Professor: University of Sydney and University of Canberra.

Former Directorships include

Former Chairman: OECD Asian Senior Budget Officials Network (from 2014–2016), World Health Organisation Executive Board (2013–2014), OECD’s Health Committee (2007–2013), Food Regulation Standing Committee (2002–2014) and National Aboriginal and Torres Strait Islander Health Council (2002–2008).

Former President: World Health Assembly (2007).

Former Executive Board Member: World Health Organisation (2004–2007 and 2012–2015).

Former Member: Melbourne Institute Advisory Board (2007–2015), the National E-Health Transition Authority (2005–2014) and Australian Institute of Health and Welfare (2002–2014).

Former Commissioner: Australian Sports Commission (2008–2010 and 2013–2014), Australian Commission on Safety and Quality in Health Care (2006–2015) and Health Insurance Commission (2002–2005).

Age: 56. Residence: Canberra, Australia.

MR LEE HSIEN YANG, Independent Non-Executive Director and Chair of the Digital Business and Technology Committee

MSc, BA

Non-Executive Director since February 2009. Mr Lee is a member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Mr Lee has considerable knowledge of and operating experience in Asia. He has a background in engineering and brings to the Board his international business and management experience across a wide range of sectors including telecommunications, food and beverages, property, publishing and printing, financial services, education, civil aviation and land transport.

Current Directorships

Chairman: The Islamic Bank of Asia Limited (from 2012, Director from 2007), Civil Aviation Authority of Singapore (from 2009) and General Atlantic Singapore Fund Pte Ltd (from 2013).

Director: Rolls-Royce Holdings plc (from 2014), General Atlantic Singapore Fund FII Pte Ltd (from 2014), Cluny Lodge Pte Ltd (from 1979) and Caldecott Inc. (from 2013).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005).

Special Adviser: General Atlantic (from 2013).

Consultant: Capital International Inc Advisory Board (from 2007).

President: INSEAD South East Asia Council (from 2013).

Former Directorships include

Former Chairman: Fraser & Neave, Limited (2007–2013) and Asia Pacific Investments Pte Ltd (2010–2012, Director 2009–2012).

Former Director: Singapore Exchange Limited (2004–2016).

Former Member: Rolls Royce International Advisory Council (2007–2013).

Former Chief Executive Officer: Singapore Telecommunications Limited (1995–2007).

Age: 59. Residence: Singapore.

MR G R LIEBELT, Independent Non-Executive Director and Chair of the Human Resources Committee

BEc (Hons), FAICD, FTSE, FAIM

Non-Executive Director since July 2013. Mr Liebelt is a member of the Risk Committee, Environmental, Sustainability and Governance Committee and Digital Business and Technology Committee.

Skills, experience and expertise

Mr Liebelt has extensive international experience and a strong record of achievement as a senior executive including in strategy development and implementation. He brings to the Board his experience of a 23 year executive career with Orica Limited (including a period as Chief Executive Officer), a global mining services company with operations in more than 50 countries.

Current Directorships

Chairman: Amcor Limited (from 2013, Director from 2012).

Director: Australian Foundation Investment Company Limited (from 2012), Carey Baptist Grammar School (from 2012) and DuluxGroup Limited (from 2016).

Former Directorships include

Former Deputy Chairman: Melbourne Business School (2012–2015, Director from 2008).

Former Chairman: The Global Foundation (2014–2015, Director from 2006).

Former Chief Executive Officer and Managing Director: Orica Limited (2005–2012).

Former Executive Director: Orica Limited (2007–2012).

Former Director: Business Council of Australia (2010–2012).

Age: 62. Residence: Melbourne, Australia.

DIRECTORS’ REPORT          11

DIRECTORS’ REPORT (continued)

MR I J MACFARLANE, AC, Independent Non-Executive Director and Chair of the Risk Committee

BEc (Hons), MEc, Hon DSc Syd., Hon DSc UNSW, Hon DCom Melb., Hon DLitt Macq., Hon LLD Monash

Non-Executive Director since February 2007. Mr Macfarlane is a member of the Environmental, Sustainability and Governance Committee and Audit Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Lowy Institute for International Policy (from 2004).

Member: International Advisory Board of Goldman Sachs (from 2007).

Former Directorships include

Former Chairman: Payments System Board (1998–2006) and Australian Council of Financial Regulators (1998–2006).

Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Former Director: Woolworths Limited (2007–2015) and Leighton Holdings Limited (2007–2013).

Former Member: Council of International Advisers to the China Banking Regulatory Commission (2009–2015) and International Advisory Board of CHAMP Private Equity (2007–2015).

Age: 70. Residence: Sydney, Australia.

MR J T MACFARLANE, Independent Non-Executive Director

BCom, MCom (Hons)

Non-Executive Director since May 2014. Mr Macfarlane is a member of the Audit Committee, Risk Committee and Digital Business and Technology Committee.

Skills, experience and expertise

Mr Macfarlane is one of Australia’s most experienced international bankers and previously served as Executive Chairman of Deutsche Bank Australia and New Zealand, and CEO of Deutsche Bank Australia. Prior to joining Deutsche Bank he was CEO of Bankers Trust New Zealand. Mr Macfarlane has also worked in the USA, Japan and PNG, and brings to the Board a depth of banking experience in ANZ’s key markets in Australia, New Zealand and the Asia Pacific.

Current Directorships

Chairman: AGInvest Holdings Limited (MyFarm Limited) (from 2014).

Director: St. Vincent’s Institute of Medical Research (from 2008), Craigs Investment Partners Limited (from 2013), Colmac Group Pty Ltd (from 2014) and Aikenhead Centre for Medical Discovery Limited (from 2016).

Former Directorships include

Former Executive Chairman: Deutsche Bank AG, Australia and New Zealand (2007–2014) and Chief Country Officer, Australia (2011–2014).

Former Director: Deutsche Australia Limited (2007–2014) and Deutsche Securities Australia Limited (2011–2014).

Former Chief Executive Officer: Deutsche Australia Limited (2011–2014).

Former President: Deutsche Securities, Japan (1999–2006).

Former Chief Country Officer: Deutsche Bank AG (1999–2006).

Former Member: Business Council of Australia (2011–2014).

Age: 56. Residence: Melbourne, Australia.

Directors’ attendance at Board and Committee meetings

Details of the number of Board and Board Committee meetings held during the year and Directors’ attendance at those meetings are set out below.

	Board		Risk Committee		Audit Committee		Human Resources Committee		Environmental, Sustainability and Governance Committee		Digital Business and Technology Committee		Executive Committee of the Board		Committee of the Board[1]		Shares Committee[1]
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
I R Atlas	13	12			8	8	6	6	4	4					4	4
P J Dwyer	13	13	8	7	8	8	6	6					1	1	6	6
S C Elliott[2]	10	10											1	1	5	5	1	1
D M Gonski	13	13	8	8	8	8	6	6	4	4	4	4	1	1	10	10	2	2
Lee Hsien Yang	13	13	8	8			6	6			4	4			2	2
G R Liebelt	13	13	8	8			6	6	4	4	4	4			3	3
I J Macfarlane	13	13	8	8	8	8			4	4					2	2
J T Macfarlane	13	13	8	8	8	8					4	4			1	1
M R P Smith[3]	3	3													3	3	1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended. The Chairman is an ex-officio member of the Audit, Environmental, Sustainability and Governance, Human Resources, Risk and Digital Business and Technology Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member. Ms S J Halton was appointed as a Director on 21 October 2016, after the end of financial year.

1	The meetings of the Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.
2	Mr Elliott was appointed as a Director on 1 January 2016.
3	Mr Smith ceased to be a Director on 31 December 2015.

ANZ ANNUAL REPORT 2016

Corporate Governance Statement

ANZ is committed to maintaining a high standard in its governance framework. ANZ confirms it has followed the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (3rd edition) (ASX Governance Principles) during the 2016 financial year.ANZ’s Corporate Governance Statement, together with the ASX Appendix 4G which relates to the Corporate Governance Statement, can be viewed at anz.com/CorporateGovernance and has been lodged with the ASX.

As an overseas listed issuer on the NZX, ANZ is deemed to comply with the NZX Listing Rules provided that it remains listed on the ASX, complies with the ASX Listing Rules and provides the NZX with all the information and notices that it provides to the ASX. ANZ met those requirements during the year.

The ASX Governance Principles may materially differ from the NZX’s corporate governance rules and the principles of the NZX’s Corporate Governance Best Practice Code. More information about the corporate governance rules and principles of the ASX can be found at asx.com and, in respect of the NZX, at nzx.com.

Company Secretaries’ Qualifications and Experience

Currently there are three people appointed as Company Secretaries of the Company. Details of their roles are contained in the Corporate Governance Statement. Their qualifications and experience are as follows:

}	Bob Santamaria, BCom, LLB (Hons) Group General Counsel.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson (now Allens) since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients. Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne.

}	Simon Pordage, LLB (Hons), FGIA, FCIS, MAICD Company Secretary.

Mr Pordage joined ANZ in May 2016. Mr Pordage is a Chartered Secretary and has extensive company secretarial and corporate governance experience. From 2009 to 2016 he was Company Secretary for Australian Foundation Investment Company Limited and a number of other listed investment companies. Other former roles include being Deputy Company Secretary for ANZ and Head of Board Support for Barclays PLC in the United Kingdom. Mr Pordage is National President and Chairman of Governance Institute of Australia, having joined the Board in 2012 and is a member and former Chairman of its National Legislation Review Committee.

}	John Priestley, BEc, LLB, FGIA, FCIS.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to joining ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of the Governance Institute of Australia and also a member of the Governance Institute of Australia’s National Legislation Review Committee. Mr Priestley was responsible for the day to day operation of ANZ’s Company Secretariat function from 2004 to July 2016 when Simon Pordage took over that responsibility. He is currently a member of ANZ’s Group Legal team.

Non-audit Services

The Group’s Stakeholder Engagement Model for Relationship with the External Auditor (which incorporates requirements of the Corporations Act 2001 and international best practice) states that the external auditor may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the external auditor may ultimately be required to express an opinion on its own work.

Specifically the Stakeholder Engagement Model:

}	limits the non-audit services that may be provided;

}	requires that audit, audit-related and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by a limited number of authorised senior members of management) and notified to the Audit Committee; and

}	requires that the external auditor does not commence an engagement for the Group until the Group has confirmed that the engagement has been pre-approved.

Further details about the Stakeholder Engagement Model can be found in the Corporate Governance Statement.

The Audit Committee has reviewed the non-audit services provided by the external auditor (KPMG) for 2016, and has confirmed that the provision of non-audit services for 2016 is consistent with the Stakeholder Engagement Model and compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001. This has been formally advised by the Audit Committee to the Board of Directors.

The external auditor has confirmed to the Audit Committee that it has:

}	implemented procedures to ensure it complies with independence rules both in Australia and the United States; and

}	complied with domestic policies and regulations, together with the regulatory requirements of the US Securities and Exchange Commission, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, or by another person or firm on KPMG’s behalf, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2016 are as follows:

	Amount paid/payable
	$’000’s
Non-audit services	2016	2015
Training related services	368	44
Controls related assessments	137	–
Methodology and procedural reviews	52	338
Total	557	382

Further details on the compensation paid to KPMG is provided in note 42 to the financial statements including details of audit related services provided during the year of $5.678 million (2015: $5.487 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2016 is compatible with the general standard of independence for external auditors imposed by the Corporations Act 2001.

DIRECTORS’ REPORT 13

DIRECTORS’ REPORT (continued)

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify any officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred as such an officer or employee. It is the Company’s policy that its employees should be protected from any liability they incur as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees and former employees against any liability they incur to any third party as a result of acting in the course of their employment with the Company or a subsidiary of the Company and this extends to liability incurred as a result of their appointment/nomination by or at the request of the Group as an officer or employee of another corporation or body or as trustee.

The indemnity is subject to applicable law and in addition will not apply to liability arising from:

}	serious misconduct, gross negligence or lack of good faith;

}	illegal, dishonest or fraudulent conduct; or

}	material non-compliance with the Company’s policies, processes or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed. In accordance with Mr Elliott’s Deed, the Company has paid legal expenses incurred by the Company, Mr Elliott and another executive in defending defamation proceedings brought against them by a third party.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were Directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company against liabilities incurred as an officer or auditor of the Company.

During the financial year, the Company has paid premiums for insurance for the benefit of the directors and employees of the Company and related bodies corporate of the Company.

In accordance with common commercial practice, the insurance prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191 pursuant to Sections 341(1) and 992B(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Key Management Personnel and Employee Share and Option Plans

Details of equity holdings of Non-Executive Directors, the Chief Executive Officer and Disclosed Executives during the 2016 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to the Chief Executive Officer and Disclosed Executives during the 2016 financial year and as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to employees during the 2016 financial year and on issue as at the date of this report are detailed in note 39 of the 2016 financial statements.

Details of shares issued as a result of the exercise during the 2016 financial year of options/rights granted to employees are detailed in note 39 of the 2016 financial statements.

Other details about the share options/rights issued, including any rights to participate in any share issues of the Company, are set out in note 39 of the 2016 financial statements. No person entitled to exercise any option/right has or had, by virtue of an option/right, a right to participate in any share issue of any other body corporate.

The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act is set out below and forms part of this Directors’ Report for the year ended 30 September 2016.

THE AUDITOR’S INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the Directors of Australia and New Zealand Banking Group Limited I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2016, there have been:

i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

ii)	no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG Melbourne

Andrew Yates
2 November 2016	Partner

14

ANZ ANNUAL REPORT 2016

DIRECTORS’ REPORT (continued)

OPERATING AND FINANCIAL REVIEW

This Operating and Financial Review has been prepared in accordance with section 299A of the Corporations Act 2001 and Australian Securities and Investments Commission (ASIC) Regulatory Guide 247: Effective disclosure in an operating and financial review. It sets out information that allows shareholders to assess the Group’s operations, financial position, business strategies and prospects for future financial years. This information complements and provides context to the financial report.

Operations of the Group

OVERVIEW

ANZ provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients. Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

BUSINESS MODEL

ANZ’s business model primarily consists of raising funds through customer deposits and wholesale debt markets, and lending those funds to customers. In addition, the Group earns revenue from its Wealth business through the provision of insurance, superannuation and funds management services, and our Markets business from sales, trading and risk management activities.

Our primary lending activities are personal lending covering residential home loans, credit cards and overdrafts, and lending to corporate and institutional customers.

Our income is derived from a number of sources, primarily:

}	Net interest income – represents the difference between the interest income the Group earns on its lending activities, less interest paid on customer deposits and wholesale funding;

}	Net fee and commission income – represents fee income earned on lending and non-lending related financial products and services;

}	Net funds management and insurance income – represents income earned from the provision of investment, insurance and superannuation solutions; and

}	Other income – represents revenues generated from sales, trading and risk management activities in our Markets business.

PRINCIPAL ACTIVITIES OF DIVISIONS

The Group operates on a divisional structure with six divisions: Australia, Institutional, New Zealand, Wealth Australia, Asia Retail & Pacific and Technology Services & Operations (TSO) and Group Centre.

Australia

The Australia division comprises the Retail and Corporate and Commercial Banking (C&CB) business units.

Institutional

The Institutional division services global institutional and business customers located in Australia, New Zealand, Asia, Europe, America, Papua New Guinea and the Middle East across three product sets: Transaction Banking, Loans & Specialised Finance and Markets.

New Zealand

The New Zealand division comprises the Retail and Commercial business units.

Wealth Australia

The Wealth Australia division comprises the Insurance and Funds Management business units, which provide insurance, investment and superannuation solutions intended to make it easier for customers to connect with, protect and grow their wealth.

Asia Retail & Pacific

The Asia Retail & Pacific division comprises the Asia Retail and Pacific business units, connecting customers to specialists for their banking needs. On 31 October 2016 the Group announced it had entered into an agreement to sell its Retail and Wealth businesses in Singapore, China, Hong Kong, Taiwan and Indonesia to DBS Bank Limited.

Technology, Services & Operations and Group Centre

TSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury, Shareholder Functions and minority investments in Asia.

DIRECTORS’ REPORT          15

DIRECTORS’ REPORT (continued)

The Group’s strategic priorities and outlook

STRATEGY

Our strategy is to use our strong Australian and New Zealand foundations, distinctive geographic footprint, and market-leading service and insights to better meet the needs of customers and capture opportunities linked to regional trade and capital flows. In doing this, ANZ provides shareholders with access to a unique combination of high-returning franchises and direct exposure to long-term Asian growth.

Our strategy has three elements – creating the best bank in Australia and New Zealand for home owners and small business customers, building the best bank in the world for clients driven by regional trade and capital flows, and establishing common, digital-ready infrastructure to provide great customer experience, scale and control. The strategy is underpinned by strong expense, capital and risk management disciplines and the quality of our people.

STRATEGIC PROGRESS

The Financial Services industry is being reshaped by a set of forces that make it more difficult to achieve the performance levels of the past, with lower economic growth, heightened consumer expectations, increased competitive intensity and greater regulatory, legal and political scrutiny.

Left unchecked, these forces will lower sector growth, reduce profitability and increase the commoditisation of the industry. In response, we are creating a simpler, better capitalised bank that is more focused, more innovative and more values-based.

Over the course of the year, we made significant progress in each of these areas, with highlights described in the table below.

Strategic Priorities	2016 Progress Highlights

Create a simpler, better capitalised, better balanced and more agile bank.

Reduce operating costs and risks by removing product and management complexity, exiting low return and non-core businesses and reducing our reliance on low-returning aspects of Institutional banking in particular.

	}	Portfolio rebalancing underway, retail and commercial RWAs increased (+6%1), Institutional RWAs reduced (-15%).
}

The improved composition of CRWA, up $2 billion (+1%), was driven by $8 billion of lending growth in retail and commercial in Australia and New Zealand, and a $26 billion increase in Australian Mortgages from regulatory changes, largely offset by a $21 billion decrease in Institutional lending and a $5 billion decrease from the sale of the Esanda Dealer Finance portfolio.

	}	CET1 ratio 9.6% at 30 September; organic capital generation +106 bps in the second half.
	}	Further simplified and refocused the business, reducing duplication, delivered reduction in FTE (down 7% for the year).
	}	Sold the Esanda Dealer Finance portfolio, announced the sale of the Retail & Wealth businesses in five Asian countries.
	}	Pursuing a range of strategic and capital market options in relation to the Wealth businesses in Australia.
	}	Reset the 2016 dividend to provide the basis to return to a sustainable, fully franked payout ratio of 60–65% of Cash Profit[2] over time.

Focus our efforts on attractive areas where we can carve out a winning position.

Make buying and owning a home or starting, running and growing a small business in Australia and New Zealand easy. Be the best bank in the world for customers driven by the movement of goods and capital in our region.

	}	Focus on growing RWA in higher returning segments, improved Institutional (excluding Markets) margins by 13 bps.
	}	Grew the high return Institutional cash management business, increasing revenue by +6%; deposit balances by $1 billion (+1%).
	}	Australia and New Zealand Retail and Commercial customer numbers increased by 262,000.
	}	Australia home loan lending up 7%, moved to No. 3 market share, maintained No. 1 market share position in New Zealand.
	}	Small Business Lending in Australia up 9%, New Zealand up 11%.

Drive a purpose and values led transformation of the Bank.

Create a stronger sense of core purpose, ethics and fairness, investing in leaders who can help sense and navigate a rapidly changing environment.

	}	Revised ANZ’s Corporate Sustainability Framework with focus on fair and responsible banking.
	}	Supported ABA conduct and remuneration reviews.
	}	Redesigned ANZ’s performance management process to strengthen alignment to strategy and values.
	}	Reviewed approach to remuneration including new guidelines on equity clawback.
	}	Invested in MIT Digital Leadership Program and Leadership Pathway programs.
	}	Strengthened the Whistleblower Protection Policy.
Build a superior everyday experience for our people and customers to compete in the digital age. Build more convenient, engaging banking solutions to simplify the lives of customers and our people.	}	Established new Digital Banking Division to support growth in priority areas.
	}	First major bank to launch Apple Pay™ and Android Pay™ in Australia and Apple Pay™ in New Zealand.
	}	Implemented multi-channel digital platform for Australian retail banking, more than 1 million customers using goMoney™ apps on the new platform.
	}	Launched Digital Customer Identity Verification.

1	Excludes the impact of increased capital requirements for Australian residential mortgages from July 2016 and the divestment of Esanda Dealer Finance.
2	Previously 65 to 70 per cent of Cash Profit.

ANZ ANNUAL REPORT 2016

STRATEGIC PRIORITIES & OUTLOOK1

In 2017, we expect that lower regional growth and subdued credit growth in our home markets of Australia and New Zealand will result in modest growth in key business lines, with likely higher funding costs placing pressure on margins and higher provisions in the medium-term. In response to these conditions, we will continue our simplification and productivity agenda, and target further reductions in Institutional RWAs. Key risks to the downside include further regulatory changes and the impact of lower China growth on financial markets.

In response, we will prioritize our efforts in the following areas:

Strategic Priorities	2017 Priorities

Create a simpler, better capitalised, better balanced and more agile bank.

Reduce operating costs and risks by removing product and management complexity, exiting low return and non-core businesses and reducing our reliance on low-returning aspects of Institutional banking in particular.

	}	Progress the sale of non-core businesses and minority investments.
	}	Continue the repositioning of the Institutional business, targeting further reduction in Risk Weighted Assets in 2017.
	}	Drive out costs through a focused and coordinated program across the Bank.

Focus our efforts on attractive areas where we can carve out a winning position.

Make buying and owning a home or starting, running and growing a small business in Australia and New Zealand easy. Be the best bank in the world for customers driven by the movement of goods and capital in our region.

	}	Maintain momentum in our home loan and small business franchises, to deliver consistent above system growth in housing.
	}	Invest in retail and commercial propositions in NSW, deliver sales growth in excess of group national average.
	}	Build out Institutional’s regional trade, cash management and markets platforms.
	}	Focus on and serve key Institutional clients connected to the region via trade and capital flows.

Drive a purpose and values led transformation of the Bank.

Create a stronger sense of core purpose, ethics and fairness, investing in leaders who can help sense and navigate a rapidly changing environment.

	}	Embed our purpose throughout the organisation.
	}	Deliver and be able to give evidence of further cultural and reputational improvement.

Build a superior everyday experience for our people and customers to compete in the digital age. Build more convenient, engaging banking solutions to simplify the lives of customers and our people.	}	Effectively integrate the Digital Division, with clear accountabilities and momentum aligned with business priorities.

1	The statements in this “Strategic Priorities and Outlook” section, including those related to our growth strategies and our expected or potential future cash flow from operations, capital investment, divestment proceeds and production, are based on management’s current expectations and certain material assumptions and, accordingly, involve risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied herein.

DIRECTORS’ REPORT          17

DIRECTORS’ REPORT (continued)

Results of the operations of the Group

	2016	2015	Movt
Income Statement	$m	$m
Net interest income	15,095	14,616	3%
Other operating income	5,434	6,474	-16%
Operating income	20,529	21,090	-3%
Operating expenses	(10,422)	(9,378)	11%
Profit before credit impairment and income tax	10,107	11,712	-14%
Credit impairment charge	(1,929)	(1,179)	64%
Profit before income tax	8,178	10,533	-22%
Income tax expense and non-controlling interests	(2,469)	(3,040)	-19%
Profit attributable to shareholders of the Company	5,709	7,493	-24%

Non-IFRS information

The Group provides an additional measure of performance which is prepared on a basis other than in accordance with the accounting standards – cash profit. The guidance provided in ASIC Regulatory Guide 230 has been followed when presenting this information.

Cash Profit

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to audit by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year.

	2016	2015	Movt
	$m	$m
Statutory profit attributable to shareholders of the Company	5,709	7,493	-24%
Adjustments between statutory profit and cash profit	180	(277)	large
Cash profit	5,889	7,216	-18%

Adjustments between statutory profit and cash profit	2016 $m	2015 $m	Movt
Treasury shares adjustment	44	(16)	large
Revaluation of policy liabilities	(54)	(73)	-26%
Economic hedges	102	(179)	large
Revenue hedges	92	(3)	large
Structured credit intermediation trades	(4)	(6)	-33%
Total adjustments between statutory profit and cash profit	180	(277)	large

Refer page 198 for the definition of cash profit and pages 188 to 189 for the analysis of the adjustments between statutory profit and cash profit.

Non-financial key performance metrics[1]	2016	2015
Employee engagement	74%	76%
Customer satisfaction
– Australia (retail customer satisfaction)[2]	81.3%	82.1%
– New Zealand (retail customer satisfaction)[3]	89.0%	88.6%
Institutional (Institutional Relationship strength index ranking)[4]
– Australia	1	1
– New Zealand	1	1
Women in management[5]	41.5%	40.4%

1	The Group uses a number of non-financial measures to assess performance. These metrics form part of the balanced scorecard used to measure performance in relation to the Group’s main incentive programs. Discussion of the non-financial performance metrics is included within the Remuneration Report on pages 32 to 59 of this Directors’ Report.
2	Source: Roy Morgan Research. Base: ANZ MFI Customers, aged 14+, six months rolling average.
3	Camorra Research Retail Market Monitor (2016). Base: ANZ main bank customers aged 15+, rolling 6 months moving average to September 2016. Based on responses of excellent, very good and good.
4	Source: Peter Lee Associates Large Corporate and Institutional Relationship Banking surveys, Australia 2015–16 and New Zealand 2015–16.
5	Includes all employees regardless of leave status but not contractors (which are included in FTE).

ANZ ANNUAL REPORT 2016

The following analysis of the business performance is on a cash basis.

	2016	2015	Movt
Income Statement	$m	$m
Net interest income	15,095	14,616	3%
Other operating income	5,482	5,921	-7%
Operating income	20,577	20,537	0%
Operating expenses	(10,422)	(9,378)	11%
Profit before credit impairment and income tax	10,155	11,159	-9%
Credit impairment charge	(1,956)	(1,205)	62%
Profit before income tax	8,199	9,954	-18%
Income tax expense and non-controlling interests	(2,310)	(2,738)	-16%
Cash profit	5,889	7,216	-18%

Financial performance metrics	2016	2015	Movt
Return on average ordinary shareholders’ equity[1]	10.3%	14.0%	-370 bps
Return on average assets	0.65%	0.85%	-20 bps

1	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.

Specified items

During 2016, the Group recognised $1,077 million of charges relating to a number of items collectively referred to as specified items which form part of the Group’s cash profit. These items primarily relate to initiatives which aim to position the Group for improved performance in future years. Of these items, $522 million related to a change in the application of the software capitalisation policy reflecting the shorter useful life of smaller software projects, $231 million Asian minority investments charge comprising a $260 million impairment of our investment in AMMB Holdings Berhad (Ambank) offset by a gain of $29 million recognised on the cessation of equity accounting our investment in Bank of Tianjin (BoT), $201 million of restructuring costs to re-shape and simplify the business, $168 million from the refinement to the methodology for derivative credit valuation adjustments, as well as the divestment of Esanda Dealer Finance.

The table below presents these specified items.

	2016	2015	Movt
Specified items after tax	$m	$m
Software capitalisation changes	522	–	n/a
Asian minority investment adjustment	231	–	n/a
Restructuring	201	22	large
Esanda Dealer Finance divestment	(45)	(93)	-52%
Derivatives credit valuation adjustment methodology change	168	–	n/a
Total Specified Items	1,077	(71)	large

Net Interest Income	2016	2015	Movt
Net interest income ($m)	15,095	14,616	3%
Net interest margin (%)	2.00%	2.04%	-4 bps
Average interest earnings assets ($m)	754,160	717,012	5%
Average deposits and other borrowings ($m)	586,453	559,779	5%

Net interest income (+$479m)

Net interest income increased $479 million (+3%) with 5% growth in average interest earning assets, partly offset by a 4 basis point decrease in net interest margin. Adjusting for the $96 million favourable impact of foreign currency translation and the $224 million impact of the Esanda Dealer Finance divestment, net interest income increased by $607 million (+4%) and net interest margin fell by 1 basis point.

Net interest margin (-4 bps)

The decline in net interest margin was driven by higher wholesale funding costs, the divestment of the Esanda Dealer Finance business, growth in the lower margin liquidity portfolio, and lower earnings on capital in a low interest rate environment, partially offset by improved margins on Australian home loans.

DIRECTORS’ REPORT          19

DIRECTORS’ REPORT (continued)

Average interest earning assets (+$37.1 billion or +5%)

}	Average gross loans and advances (+$18.7 billion or +3%): excluding the impact of foreign currency translation, growth was +$13.7 billion or 2% driven by growth in Australia and New Zealand home loans. This was partially offset by a decline in Institutional lending due to the strategic repositioning of that business, as well as the Esanda Dealer Finance divestment.

}	Average collateral paid (+$4.1 billion or +49%): excluding the impact of foreign currency translation, the increase was $3.8 billion or 44% due to mark-to-market declines on positions with collateralised derivative counterparties.

}	Average trading and available-for-sale assets (+$9.7 billion or +11%): excluding the impact of foreign currency translation, growth was $8.5 billion or 9% driven by growth in the liquidity portfolio.

}	Average cash (+$2.6 billion or +6%): excluding the impact of foreign currency translation, growth was $0.9 billion or 2% driven by management of liquidity requirements.

Average deposits and other borrowings (+$26.7 billion or +5%)

}	Average deposits and other borrowings (+$26.7 billion or +5%): excluding the impact of foreign currency translation, growth was $16.7 billion or 3% driven by customer deposits growth across Australia and New Zealand businesses.

Other Operating Income	2016 $m	2015 $m	Movt
Net fee and commission income[1]	2,420	2,527	-4%
Net funds management and insurance income[1]	1,518	1,504	1%
Markets other operating income[2]	765	1,062	-28%
Share of associates’ profit[1]	544	625	-13%
Net foreign exchange earnings[1]	290	123	large
Other[1,3]	(55)	80	large
Total cash other operating income	5,482	5,921	-7%

1	Excluding Markets.
2	Markets other operating income for September 2016 includes a charge of $237 million related to the derivative credit valuation adjustment methodology change.
3	Other income for September 2016 includes the $260 million impairment of our investment in Ambank, $29 million gain on cessation of equity accounting of Bank of Tianjin (BoT) and a $66 million gain on the Esanda Dealer Finance divestment.

Other operating income decreased $439 million (-7%). Excluding specified items (impairment of investment in Ambank, gain on cessation of equity accounting of BoT, gain on the Esanda Dealer Finance divestment and the derivative credit valuation adjustment) and the impact of foreign currency translation, other operating income decreased by 4%.

}	Net fee and commission income decreased by $107 million (-4%) due to a $105 million decrease in Institutional as a result of existing lower returning business as well as from a slowdown in natural resource related projects, a $19 million decrease in Asia Retail & Pacific due to lower demand for investment and insurance products in Asia, and a $17 million decrease in fees in Australia primarily as the result of the Esanda Dealer Finance divestment, these decreases were partially offset by a $16 million increase in New Zealand due to volume driven growth and a $24 million favourable impact from foreign currency translation.

}	Net funds management and insurance income increased by $14 million (+1%) due to a $7 million favourable impact from foreign currency translation, a $24 million increase from higher life insurance premiums, a $14 million increase in management fees mainly from higher KiwiSaver volumes, partially offset by a $23 million decrease from the non-reoccurrence of a GST recovery on Adviser service fees in 2015.

}	Markets other operating income decreased by $297 million (-28%) due to the $237 million charge from the derivative credit valuation adjustment methodology change and a $108 million decrease in Sales income driven by lower demand for hedging products, these decreases were partially offset by a $29 million favourable impact from foreign currency translation.

}	Share of associates’ profit decreased by $81 million (-13%) due to a $76 million decrease due to cessation of equity accounting of BoT, a $36 million decrease in Ambank due to margin contraction, lower fee income and subdued Malaysian economic conditions and a $17 million decrease in P.T. Bank Pan Indonesia due to higher credit provisions, these decreases were partially offset by a $36 million increase in Shanghai Rural Commercial Bank from higher investment and fee income as well as a $6 million favourable impact from foreign currency translation.

}	Net foreign exchange earnings increased by $167 million due to lower losses in 2016 on realised USD and NZD revenue hedges ($157 million) compared with 2015.

}	Other income decreased by $135 million due to the $260 million impairment of our investment in Ambank which was partially offset by the $66 million gain on the Esanda Dealer Finance divestment, a $29 million increase from the gain on cessation of equity accounting for BoT, and a $26 million increase due to a cash dividend from BoT, as well as a $5 million favourable impact from foreign currency translation.

ANZ ANNUAL REPORT 2016

Operating Expenses	2016 $m	2015 $m	Movt
Personnel expenses	5,541	5,479	1%
Premises expenses	928	922	1%
Technology expenses	2,150	1,462	47%
Restructuring expenses	278	31	large
Other expenses	1,525	1,484	3%
Total cash operating expenses	10,422	9,378	11%

Key performance metrics
Operating expenses to operating income	50.6%	45.7%	490 bps
Full time equivalent staff (FTE)	46,554	50,152	-7%
Average full time equivalent staff (FTE)	48,633	50,953	-5%

Operating expenses increased 11% compared to 2015 due to a number of specified items (software capitalisation, restructuring and the Esanda Dealer Finance divestment). Excluding these, and the impact of foreign currency translation, operating expenses were slightly down.

}	Personnel expenses increased $62 million (+1%). Excluding an unfavourable foreign currency translation impact of $79 million and $213 million due to software capitalisation changes (personnel expenses that would have otherwise been capitalised) and a reduction of $19 million relating to the Esanda Dealer Finance divestment, personnel expenses decreased $211 million (-4%) due to a 7% decrease in FTE (-5% on average), primarily managed through restructuring activities across the Group and natural attrition, and lower incentive expenses, partially offset by annual salary inflation.

}	Premises expenses increased $6 million (+1%). Excluding an unfavourable foreign currency translation impact of $9 million, premises expenses decreased by $3 million (0%) driven by lower repairs and maintenance costs, partially offset by annual inflationary rent increases.

}	Technology expenses increased $688 million (+47%). Excluding an unfavourable foreign currency translation impact of $7 million, $492 million due to software capitalisation changes (comprising $373 million of increased amortisation for software assets and $119 million of expenditure which would otherwise have been capitalised) and the Esanda Dealer Finance divestment, technology expenses increased $191 million (+13%) driven by higher depreciation and amortisation of digital enabling and other core infrastructure, as well as higher licensing and outsourced services costs.

}	Restructuring expenses increased $247 million. The Group is in the process of reshaping the workforce in response to its evolving strategy. This includes simplification of the Institutional and Wealth businesses, restructure of Asia Retail & Pacific, and simplification and digitisation in Australia, New Zealand and TSO and Group Centre.

}	Other expenses increased $41 million (+3%). Excluding an unfavourable foreign currency translation impact of $16 million, $38 million due to software capitalisation changes (other expenses that would otherwise have been capitalised) and the Esanda Dealer Finance divestment $5 million, other expenses decreased $8 million (-1%) driven by lower discretionary expenses offsetting higher professional fees and non-lending losses.

Credit Impairment Charge	2016 $m	2015 $m	Movt
Individual credit impairment charge	1,939	1,110	75%
Collective credit impairment charge	17	95	-82%
Total credit impairment charge to income statement	1,956	1,205	62%

Total credit impairment charges increased $751 million (+62%) due to an $829 million (+75%) increase in individual credit impairment charges, partially offset by a $78 million (-82%) decrease in collective credit impairment charges. There was minimal impact from foreign currency translation.

The individual credit impairment charge increased $829 million (+75%), driven by increases in new and existing provisions of $689 million (+39%), combined with a $140 million (-21%) reduction in recoveries and write-backs. The main driver of the increase in new and existing provisions was in the Institutional division, from a small number of Australian and multi-national resource related exposures, continued commodity and manufacturing sector weaknesses and the settlement of the Oswal legal dispute. In the Australia division, the increase in provisions was due to growth in Small Business Banking, higher delinquencies in the retail and commercial portfolios in Queensland and Western Australia, and higher write-backs in Corporate Banking in 2015 that were not repeated in 2016. In the New Zealand division, the increase was driven by new provisions in the Agri and Commercial portfolios and lower levels of write backs.

The decrease in collective credit impairment charges, $78 million (-82%), was driven by portfolio contraction in Institutional, lower portfolio growth in Australia and customer migration from collective to individual provisioning in Institutional, partially offset by the release of an economic cycle overlay in 2015 not repeated in 2016.

DIRECTORS’ REPORT          21

DIRECTORS’ REPORT (continued)

FINANCIAL POSITION OF THE GROUP

Summary Balance Sheet	2016 $b	2015 $b	Movt

Assets
Cash/Settlement balances owed to ANZ/Collateral paid	83.3	82.5	1%
Trading and available-for-sale assets	110.3	92.7	19%
Derivative financial instruments	87.5	85.6	2%
Net loans and advances	575.9	570.2	1%
Investments backing policy liabilities	35.7	34.8	3%
Other	22.2	24.1	-8%
Total Assets	914.9	889.9	3%

Liabilities
Settlement balances owed by ANZ/Collateral received	17.0	19.1	-11%
Deposits and other borrowings	588.2	570.8	3%
Derivative financial instruments	88.7	81.3	9%
Debt issuances	91.1	93.7	-3%
Policy liabilities/external unit holder liabilities	39.5	38.7	2%
Other	32.5	28.9	12%
Total Liabilities	857.0	832.5	3%
Total Equity	57.9	57.4	1%

Total assets increased by $25.0 billion and liabilities by $24.5 billion during 2016 increasing equity by $0.5 billion:

}	Trading and available-for-sale assets increased $17.6 billion (+19%). Adjusting for a $1.5 billion decrease due to foreign currency translation, the $19.1 billion increase was driven by increased liquidity portfolio holdings due to balance sheet growth, and the reclassification of the BoT investment as an available-for-sale asset upon cessation of equity accounting.

}	Derivative financial assets increased $1.9 billion (+2%) and derivative financial liabilities increased $7.4 billion (+9%) respectively as foreign exchange rate and interest rate movements resulted in higher derivative fair values. The net derivatives liability position is mainly attributable to the fair value losses in derivatives economically hedging our foreign currency borrowings.

}	Net loans and advances increased $5.7 billion (+1%). Adjusting for a $0.5 billion decrease due to foreign currency translation, the $6.2 billion increase is primarily driven by $12.0 billion increase in the Australia division from growth in Home Loans and Business Lending, $6.1 billion increase in the New Zealand division reflecting growth across both the housing and non-housing portfolios, partially offset by a $11.8 billion decrease in the Institutional division as a result of the strategic repositioning of that business to improve capital efficiency and returns.

}	Deposits and other borrowings increased $17.4 billion (+3%). Adjusting for a $5.9 billion decrease due to foreign currency translation, the $23.3 billion increase is primarily driven by $10.7 billion growth in Institutional deposits from banks and certificates of deposits, $10.3 billion increase in the Australia division due to growth in term deposits and home loans offset balances and $5.1 billion increase in the New Zealand division primarily driven by customer deposits.

}	Total equity increased $0.5 billion (+1%) primarily due to $5.7 billion profits generated over the year, partially offset by the payment (net of dividend reinvestment) of the 2015 final and 2016 interim dividends of $5.0 billion.

Credit Provisioning	2016	2015	Movt
Gross impaired assets ($m)	3,173	2,719	17%
Credit risk weighted assets ($b)	352.0	349.8	1%
Total provision for credit impairment ($m)	4,183	4,017	4%
Individual provision as % of gross impaired assets	41.2%	39.0%	220 bps
Collective provision as % of credit risk weighted assets	0.82%	0.85%	-3 bps

Gross impaired assets increased $454 million (+17%) primarily driven by Institutional ($443 million) impairments on a small number of Australian and multi-national resource and manufacturing related exposures, along with the Oswal legal dispute. The Group’s individual provision coverage ratio on impaired assets was 41.2% at 30 September 2016 (39.0% at 30 September 2015).

The ratio of collective provision to credit risk weighted assets of 0.82% as at 30 September 2016 (0.85% at 30 September 2015) continues to provide an appropriate level of credit provision coverage.

ANZ ANNUAL REPORT 2016

Liquidity and Funding	2016	2015[1]	Movt
Total liquid assets ($b)	176.8	157.5	12%
Liquidity Coverage Ratio (LCR)[2]	126%	122%	400 bps

1	Calculation based on 9-month average for 2015 given LCR implementation on 1 January 2015. All currency Group LCR.
2	Full year average, calculated as prescribed per APRA Prudential Regulatory Standard (APS 210 Liquidity) and consistent with APS 330 requirements.

The Group holds a portfolio of high quality unencumbered liquid assets in order to protect the Group’s liquidity position in the event of severely stressed environment, as well as to meet regulatory requirements. High quality liquid assets comprise three categories, consistent with the definitions prescribed by Basel 3 LCR:

}	Highest-quality liquid assets (HQLA1): Cash, highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

}	High-quality liquid assets (HQLA2): High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

}	Alternative liquid assets (ALA): Assets qualifying as collateral for the Committed Liquidity Facility and eligible securities listed by the Reserve Bank of New Zealand (RBNZ).

The Group monitors and manages the composition of liquid assets to ensure diversification by asset class, counterparty, currency and tenor. Minimum levels of liquid assets are set annually based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term, and holdings are appropriate to existing and future business activities, regulatory requirements and in line with the approved risk appetite.

During the year customer funding increased by $5.2 billion (+1%) and wholesale funding increased $17.9 billion (+7%). Customer funding represents 59.4% of total funding (2015: 60.6%). $32.1 billion of term wholesale debt (excluding Additional Tier 1 Capital) with a remaining term greater than one year as at 30 September 2016 was issued during the year ended 30 September 2016 (2015: $18.8 billion). The weighted average tenor of new term debt was 5.5 years (2015: 4.9 years). In addition, $2.9 billion of Additional Tier 1 Capital issuance took place during the financial year.

Capital Management	2016	2015	Movt
Common Equity Tier 1
– APRA Basel 3	9.6%	9.6%	–
– Internationally Comparable Basel 3	14.5%	13.2%	130 bps
Risk weighted assets ($b) (APRA Basel 3)	408.6	401.9	2%

APRA, under the authority of the Banking Act 1959, sets minimum regulatory capital requirements for banks including what is acceptable as capital and provide methods of measuring the risks incurred by the Bank.

The Group’s Common Equity Tier 1 ratio remained stable at 9.6% based upon the APRA Basel 3 standards, exceeding APRA’s minimum requirements, with cash earnings and capital initiatives, outweighing dividends, incremental risk weighted assets and deductions.

Pillar 3 information

ANZ provides information required by APS 330: Public Disclosure in the Regulatory Disclosures section of its website: shareholder.anz.com/pages/regulatory-disclosure.

This information includes disclosures specified in the following sections of the Standard:

Attachment A: Capital disclosure template

Attachment B: Main features of capital instruments

Attachment E: Leverage ratio disclosure requirements

Attachment F: Liquidity Coverage Ratio disclosure template

RESULTS OF MAJOR SEGMENTS OF THE GROUP

During 2016, the Group announced changes to the organisation’s structure to better meet the needs of our retail, commercial and institutional customers. As a result of these organisational changes there are now six reported divisions: Australia, New Zealand, Institutional, Asia Retail & Pacific, Wealth Australia and Technology, Services and Operations (TSO) and Group Centre.

These divisions were created by removing the Asia Retail & Pacific business from the former International and Institutional Banking (IIB) division, and repositioning minority investments in Asia from IIB to the Group Centre with the residual IIB business re-named Institutional. The New Zealand funds management and insurance businesses were repositioned to the New Zealand division, and the Private Bank business was reorganised along geographic lines under the Australia, New Zealand and Asia Retail & Pacific divisions with the residual Global Wealth business re-named Wealth Australia. Comparative information has been restated.

Other than those described above, there have been no significant structural changes. However, certain prior period comparatives have been restated to align with current period presentation as a result of changes to customer segmentation and the continued realignment of support functions. The TSO organisational changes announced in September 2016 did not take effect until 1 October 2016.

DIRECTORS’ REPORT          23

DIRECTORS’ REPORT (continued)

Australia

The Australia division comprises the Retail and the Corporate & Commercial Banking (C&CB) business units. Retail provides products and services to consumer and private banking customers in Australia via the branch network, mortgage specialists, the contact centre and a variety of self-service channels (internet banking, phone banking, ATMs, website and digital banking). C&CB provides a full range of banking services including traditional relationship banking and sophisticated financial solutions, including asset financing through dedicated managers focusing on privately owned small, medium and large enterprises as well as the agricultural business segment.

In Australia our strategic priorities are to:

}	Create a simpler bank by removing product and management complexity and exiting non-core businesses.

}	Focus efforts on attractive areas such as home buying and small business.

}	Build a superior everyday experience for customers and our people through digital solutions.

There has been good progress in these areas in 2016 with:

}	Excluding specified items[1], the cost to income ratio fell 2% to 34.6% due to productivity improvements in operations and optimisation of the branch network and head office.

}	The divestment of the Esanda Dealer Finance portfolio to exit a non-core business.

}	Continued investment in attractive growth areas such as ANZ Business Ready for Start Ups, streamlining Home Loan origination, and extending capability in NSW.

}	ANZ becoming the first bank in Australia to launch Apple Pay™ and Android Pay™; new desktop tools and platforms were also implemented to better support bankers.

Income statement	2016	2015
	$m	$m	Movt
Net interest income	8,200	7,698	7%
Other operating income	1,208	1,214	0%
Operating income	9,408	8,912	6%
Operating expenses	(3,389)	(3,193)	6%
Profit before credit impairment and income tax	6,019	5,719	5%
Credit impairment charge	(920)	(852)	8%
Profit before income tax	5,099	4,867	5%
Income tax expense and non-controlling interests	(1,526)	(1,454)	5%
Cash profit	3,573	3,413	5%

Key performance metrics
Number of employees (FTE)	8,864	9,161	-3%
Net interest margin	2.55%	2.55%	–
Operating expenses to operating income	36.0%	35.8%	20 bps
Net loans and advances ($b)	327.1	315.1	4%
Customer deposits ($b)	187.6	177.3	6%

Cash profit increased 5%. Excluding specified items1, cash profit increased 10% driven by a 9% increase in operating income, partially offset by a 3% increase in operating expenses and a 24% increase in credit impairment charges.

Key factors affecting the result were:

}	Net interest income increased $502 million (+7%). Excluding specified items[1], net interest income increased 10%, driven by growth in Home Loans, Business lending and Retail deposits. Net interest margin was stable.

}	Other operating income decreased $6 million (0%). Excluding specified items[1], other operating income increased 3% primarily due to fee income growth in Small Business Banking, Home Loans and Deposits and Payments.

}	Operating expenses increased $196 million (+6%). Excluding specified items[1], operating expenses increased 3% driven by investments supporting our growth strategy (particularly in priority areas of Home Loans, Small Business and Digital) and wage inflation, partially offset by productivity initiatives that resulted in a 3% decrease in FTE during the year.

}	Credit impairment charges increased $68 million (+8%). Excluding specified items[1], credit impairment charges increased by 24%. Individual impairment charges increased $233 million (+36%) predominantly due to growth in Small Business Banking, higher delinquencies in the retail and commercial portfolios in Queensland and Western Australia and higher write-backs in Corporate Banking in 2015 (not repeated in 2016). The decrease in collective impairment charge of $59 million (-72%) reflects lower growth in Home Loans, Consumer Cards and Commercial in comparison to 2015. The 2015 collective provision charge also included methodology changes.

1	Specified items relevant to Australia division are the Esanda Dealer Finance divestment, software capitalisation changes and restructuring.

ANZ ANNUAL REPORT 2016

Institutional

The Institutional division services global institutional and business customers located in Australia, New Zealand, Asia, Europe, America, Papua New Guinea and the Middle East across three product sets: Transaction Banking, Loans & Specialised Finance and Markets.

In Institutional our strategic priorities are to:

}	Create a simpler bank by delayering and aligning in-country services and product capabilities with each markets unique characteristics, as well as focusing on priority customers and high returning products.

}	Focus efforts on attractive areas, in particular customers which are linked to regional flows and winning positions in home markets.

}	Build a superior everyday experience for customers and our people through digital solutions and the harmonisation of technology platforms.

Over the course of 2016, the Institutional division has:

}	Achieved a 14% reduction in FTE, including a 16% reduction in senior management, as a result of organisational simplification.

}	Exited $28 billion of Credit Risk Weighted Assets which included a number of economically unprofitable clients.

}	Invested to align technology platforms and provide digital solutions to enhance connectivity with client systems and their customers and suppliers.

Income statement	2016	2015
	$m	$m	Movt
Net interest income	3,452	3,585	-4%
Other operating income	1,723	2,177	-21%
Operating income	5,175	5,762	-10%
Operating expenses	(2,935)	(2,806)	5%
Profit before credit impairment and income tax	2,240	2,956	-24%
Credit impairment charge	(741)	(198)	large
Profit before income tax	1,499	2,758	-46%
Income tax expense and non-controlling interests	(442)	(791)	-44%
Cash profit	1,057	1,967	-46%

Key performance metrics
Number of employees (FTE)	3,640	4,218	-14%
Net interest margin	1.13%	1.20%	-7 bps
Operating expenses to operating income	56.7%	48.7%	800 bps
Net loans and advances ($b)	125.9	142.2	-11%
Customer deposits ($b)	171.1	183.0	-7%

Cash profit decreased 46%. Excluding specified items1, cash profit decreased by 34% driven by a 10% decrease in other operating income, 4% decrease in net interest income and higher credit impairment charges.

Key factors affecting the result were:

}	Net interest income decreased $133 million (-4%) driven by decreases in Markets, Loans and Transaction Banking. Markets net interest income fell due to reduced gold financing and lower Balance Sheet earnings in Asia. The Loans reduction was due to a continued focus on improving capital efficiency and the exit of lower returning business. Net interest margin decreased 7 bps driven by growth in lower margin liquidity portfolios in Markets. Excluding Markets, net interest margin increased 13 bps reflecting the impact of exiting lower returning assets and an improved funding mix.

}	Other operating income decreased $454 million (-21%). Excluding specified items[1], other operating income decreased 10%. Loans and Transaction Banking decreased due to the exit of low returning business as well as a slowdown in natural resource related projects. The reduction in Markets was primarily driven by reduced Sales income, due to lower demand for interest rate products and gold financing from Asian customers.

}	Operating expenses increased $129 million (+5%). Excluding specified items[1], operating expenses increased 1% reflecting the part year benefit of the 14% FTE reduction arising from productivity and organisational changes.

}	Credit impairment charges increased $543 million driven by higher individual impairment charges in Loans and Transaction Banking, reflecting a return to historical averages and the settlement of the Oswal legal dispute.

1	Specified items relevant to Institutional are the derivative credit valuation adjustment methodology change, software capitalisation changes and restructuring.

DIRECTORS’ REPORT          25

DIRECTORS’ REPORT (continued)

New Zealand

The New Zealand division comprises the Retail and the Commercial business units. Retail provides a full range of banking and wealth management services to consumer, private banking and small business banking customers. We deliver our services via our internet and app-based digital solutions and a network of branches, mortgage specialists, relationship managers and contact centres. Commercial provides a full range of banking services including traditional relationship banking and sophisticated financial solutions (including asset financing) through dedicated managers focusing on privately owned medium to large enterprises and the agricultural business segment.

In New Zealand our strategic priorities are to:

}	Focus efforts on attractive areas such as home buying, small business and retirement, protection and savings, and continue to improve customer satisfaction and brand consideration.

}	Build a superior everyday experience for customers and our people through digital solutions and by attracting and retaining the best staff.

2016 has seen significant progress in these areas:

}	Strong customer growth (+17% higher than 2015) and an improvement in customer advocacy (+9 percentage points on Net Promoter Score).

}	In Digital, ANZ was the first bank to launch Apple Pay™ and an Android operating system payment solution.

}	Improvements were made to payment processing, with files processed every 30 minutes allowing customers to pay and receive money faster.

}	Employees are increasingly engaged with the divisional engagement score increasing to 83%.

Income statement	2016	2015
	$m	$m	Movt
Net interest income	2,451	2,381	3%
Other operating income	639	604	6%
Operating income	3,090	2,985	4%
Operating expenses	(1,225)	(1,197)	2%
Profit before credit impairment and income tax	1,865	1,788	4%
Credit impairment (charge)/release	(120)	(55)	large
Profit before income tax	1,745	1,733	1%
Income tax expense and non-controlling interests	(478)	(479)	0%
Cash profit	1,267	1,254	1%

Key performance metrics
Number of employees (FTE)	5,240	5,359	-2%
Net interest margin	2.38%	2.50%	-12 bps
Operating expenses to operating income	39.6%	40.1%	-50 bps
Net loans and advances ($b)	107.9	97.0	11%
Customer deposits ($b)	72.8	64.9	12%

Cash profit increased 1%. Excluding specified items1, cash profit increased 3% primarily driven by lending volume growth and disciplined cost management, partially offset by higher credit impairment charges.

Key factors affecting the result were:

}	Net interest income increased by $70 million (+3%) driven by 9% growth in average gross loans and advances, with growth across both the housing and non-housing portfolios. This was partially offset by a decrease in net interest margin of 12 bps, driven by competition for lending assets, unfavourable lending mix with customers continuing to favour lower margin fixed rate products, and the impact of capital notes issued in March 2015 and June 2016.

}	Other operating income increased by $35 million (+6%) driven by the gain on sale of a fixed asset, volume driven growth in fee income, rebates and dividends received, and growth in KiwiSaver funds under management, partially offset by loss on sale of the medical insurance business (nil impact after tax).

}	Operating expenses increased by $28 million (+2%). Excluding specified items[1], operating expenses decreased 2% with disciplined cost management and productivity gains more than offsetting inflationary impacts.

}	Credit impairment charges increased by $65 million. The individual impairment charges increased $50 million driven by higher new provisions in the Agri and Commercial portfolios and lower write-backs. The collective impairment charges increased $15 million driven by a deteriorating Agri risk profile.

1	Specified items relevant to New Zealand division are software capitalisation changes and restructuring.

ANZ ANNUAL REPORT 2016

Wealth Australia

The Wealth Australia division comprises the Insurance and Funds Management business units, which provide insurance, investment and superannuation solutions intended to make it easier for customers to connect with, protect and grow their wealth.

For Wealth Australia the strategic priorities are to:

}	Create a simpler bank by transitioning super and investment platforms to industry leading solutions

}	Focus efforts on attractive areas by providing seamless integration of products (insurance, super, investments) into our bank customers’ journeys

}	Build a superior everyday experience for customers by providing advisors with high quality platforms to facilitate financial planning and deliver better customer experience.

During 2016 Wealth Australia showed good progress and:

}	Entered into an outsourcing agreement for WRAP platform administration services that enabled the launch of Grow Wrap to the market.

}	Expanded Grow by ANZ™ app capability enabling customers to bring Wealth and banking together; this has included the ability for customers to view, manage and buy all insurance through one application.

}	Launched Grow for Advice, a digital solution to assist Financial Planners.

}	Ranked No. 1 out of the big 4 banks for individual life risk sales productivity[1] in Financial Planning.

Income statement	2016	2015
	$m	$m	Movt
Net funds management and insurance income	1,156	1,178	-2%
Other operating income including net interest income	98	95	3%
Operating expenses	(796)	(751)	6%
Profit before income tax	458	522	-12%
Income tax expense and non-controlling interests	(131)	(94)	39%
Cash profit	327	428	-24%
Consisting of:
– Insurance	255	243	5%
– Funds Management	89	130	-32%
– Corporate and Other	(17)	55	large
Total Wealth Australia	327	428	-24%

Key performance metrics
Number of employees (FTE)	1,379	1,532	-10%
Operating expenses to operating income	63.5%	59.0%	450 bps
Funds under management ($m)	48,251	46,801	3%
In-force premiums ($m)
Life insurance	1,603	1,516	6%
General Insurance[3]	226	510	-56%
Retail insurance lapse rates	14.0%	13.3%	70 bps
Embedded value (post-transfers)	4,536	4,012	13%

Cash profit decreased 24%. Excluding the specified items2 and the $56 million one-off tax consolidation benefit in September 2015, cash profit decreased 7%. Overall, the embedded value increased by 13% post-transfers.

Key factors affecting the result were:

}	Net funds management and insurance income decreased by $22 million (-2%) driven by the business’s strategy to rationalise legacy platforms (impacting margins) as well as adverse claims experience, these factors were partly offset by favourable retail and group lapse experience.

}	Operating expenses increased by $45 million (+6%). Excluding specified items[2], operating expenses increased by 2%, due to wage inflation and higher spend on regulatory, compliance and remediation projects, partially offset by productivity initiatives that resulted in a 10% decrease in FTE during the year.

1	Source: NMG, Q2, 2016 Bank Channel Risk Distribution Monitor - OnePath.
2	Specified items relevant to Wealth Australia are software capitalisation changes and restructuring.
3	General insurance in-force premiums reflect the impact of ceasing the underwriting of new home, content, travel and motor insurance in September 2015.

DIRECTORS’ REPORT          27

DIRECTORS’ REPORT (continued)

Asia Retail & Pacific

The Asia Retail & Pacific division comprises the Asia Retail and the Pacific business units, connecting customers to specialists for their banking needs. Asia Retail provides general banking and wealth management services to affluent and emerging affluent retail customers across nine Asian countries via relationship managers, branches, contact centres and a variety of self service digital channels (internet and mobile banking, phone and ATMs). Core products offered include deposits, credit cards, loans, investments and insurance. Pacific provides products and services to retail customers, small to medium-sized enterprises, institutional customers and Governments located in the Pacific Islands. Products and services include retail products provided to consumers, traditional relationship banking and sophisticated financial solutions provided to business customers through dedicated managers.

On 31 October 2016 the Group announced it had entered into an agreement to sell its Retail and Wealth businesses in Singapore, China, Hong Kong, Taiwan, and Indonesia to DBS Bank Limited, helping to create a simpler, better capitalised and better balanced bank.

Income statement	2016	2015
	$m	$m	Movt
Net interest income	698	643	9%
Other operating income	477	480	-1%
Operating income	1,175	1,123	5%
Operating expenses	(813)	(834)	-3%
Profit before credit impairment and income tax	362	289	25%
Credit impairment (charge)/release	(174)	(98)	78%
Profit before income tax	188	191	-2%
Income tax expense and non-controlling interests	(36)	(52)	-31%
Cash profit	152	139	9%

Key performance metrics
Number of employees (FTE)	2,925	3,518	-17%
Net interest margin	3.09%	2.97%	12 bps
Operating expenses to operating income	69.2%	74.3%	-510 bps
Net loans and advances ($b)	13.4	14.6	-8%
Customer deposits ($b)	22.8	24.4	-6%

Cash profit increased 9%. Excluding specified items1, cash profit increased 13%.

Key factors affecting the result were:

}	Net interest income increased $55 million (+9%) driven by 7% growth in average gross loans and advances due to increases in non-housing portfolios. Net interest margin increased 12 bps driven by changes in product mix.

}	Other operating income decreased $3 million (-1%) driven by lower investment and insurance income in Asia Retail.

}	Operating expenses decreased $21 million (-3%). Excluding specified items[1], operating expenses decreased 3% due to disciplined cost management and benefits from restructuring that resulted in a 17% decrease in FTE over the year.

}	Credit impairment charges increased $76 million (+78%) due to increased Asia Retail individual impairment charges and a provision release of $53 million in 2015 which was not repeated.

1	Specified items relevant to Asia Retail & Pacific are software capitalisation changes and restructuring.

ANZ ANNUAL REPORT 2016

Technology, Services & Operations and Group Centre

TSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury, Shareholder Functions and minority investments in Asia. The TSO organisational changes announced in September 2016 will take effect from 1 October 2016.

In TSO and Group Centre our strategic priorities are to:

}	Create a simpler bank by creating enterprise wide transformation across payment, lending, digital and contact centre initiatives.

}	Build a superior everyday experience for customers and our people through digital solutions, industrialised operations and robust systems.

During 2016, TSO and Group Centre delivered:

}	A number of enterprise wide digital transformation initiatives were deployed including the new digital platform (NCP), the new ANZ website, improvements to GROW and the launch of Apple Pay™ and Android Pay™.

}	The robustness of systems continues to improve with less major incidents (down year on year by 24%).

Income statement	2016	2015
	$m	$m	Movt
Operating income	475	482	-1%
Operating expenses	(1,264)	(597)	large
Profit/(Loss) before credit impairment and income tax	(789)	(115)	large
Credit impairment (charge)/release	(1)	(2)	-50%
Profit/(Loss) before income tax	(790)	(117)	large
Income tax expense and non-controlling interests	303	132	large
Cash profit/(loss)	(487)	15	large

Key performance metrics
Number of employees (FTE)	24,506	26,364	-7%

Key factors affecting the result were:

}	Operating Income decreased $7 million (-1%) due to the impairment of the investment in AmBank of $260 million, and lower equity accounted earnings from minority investments in Asia, driven primarily by the cessation of equity accounting for BoT. This was partially offset by lower realised revenue hedge losses and a $66 million gain from the Esanda Dealer Finance divestment.

}	Operating expenses increased by $667 million. Excluding specified items[1], operating expenses decreased $4 million (-1%) due to productivity initiatives that resulted in a 7% decrease in FTE during the year, partially offset by an increase in professional fees, depreciation and amortisation as well as licences and outsourced services costs.

}	The decrease in FTE is primarily due to productivity initiatives in TSO and Finance, partially offset by the build out of the Compliance function.

1	Specified items relevant to TSO and Group Centre are software capitalisation changes, Asian minority investment impairment, restructuring and Esanda Dealer Finance divestment.

DIRECTORS’ REPORT (continued)

Risks

The success of the Group’s strategy is underpinned by sound management of its risks. As the Group progresses on its strategic path of becoming the best connected and most respected bank across the region, the risks faced by the Group will evolve in line with the strategic direction. The success of the Group’s strategy is dependent on its ability to manage the broad range of interrelated risks it is exposed to across our geographic footprint.

Risk Appetite

ANZ’s risk appetite is set by the Board and integrated within ANZ’s strategic objectives. The risk appetite framework underpins fundamental principles of strong capitalisation, robust balance sheet and sound earnings, which protects ANZ’s franchise and supports the development of an enterprise-wide risk culture. The framework provides an enforceable risk statement on the amount of risk ANZ is willing to accept and it supports strategic and core business activities and customer relationships ensuring that:

}	only permitted activities are engaged in;

}	the scale of permitted activities, and subsequent risk profile, does not lead to potential losses or earnings volatility that exceeds ANZ approved risk appetite;

}	risk is expressed quantitatively via limits and tolerances;

}	management focus is brought to bear on key and emerging risk issues and mitigating actions; and

}	risk is linked to the business by informing, guiding and empowering the business in executing strategy.

ANZ’s risk management is viewed as a core competency and to ensure that risks are identified, assessed and managed in an accurate and timely manner, ANZ has:

}	An independent risk management function, with both central and enterprise-wide functions (which typically cover activities such as risk measurement, reporting and portfolio management), together with embedded risk managers within the businesses.

}	Developed frameworks to provide structured and disciplined processes for managing key risks. These frameworks include articulation of the appetite for these risks, portfolio direction, policies, structures, limits and discretions.

Material Risks

All the Group’s activities involve, to varying degrees, the analysis, evaluation, acceptance and management of risks or combinations of risks. The material risks facing the Group and its approach to management of those risks are described below:

Capital Adequacy Risk – is the risk of loss arising from ANZ failing to maintain the level of capital required by prudential regulators and other key stakeholders (shareholders, debt investors, depositors, rating agencies etc.) to support ANZ’s consolidated operations and risk appetite. Losses include those arising from diminished reputation, a reduction in investor/counterparty confidence, regulatory non-compliance (such as fines and banking license restrictions) and an inability for ANZ to continue to do business. ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders.

Credit Risk – is the risk of financial loss resulting from a counterparty failing to fulfil its obligations, or from a decrease in credit quality of a counterparty resulting in a loss in value. ANZ has a comprehensive framework to manage credit risk. The framework is top down, being defined by credit principles and policies. The effectiveness of the credit risk management framework is assessed through various compliance and monitoring processes. These, together with portfolio selection, define and guide the credit process, organisation and staff.

ANZ’s customers could also be impacted by climate change and changes to laws or regulations, or other policies adopted by governments or regulatory authorities, including carbon pricing and climate change adaptation or mitigation policies. We factor these risks into our customer evaluations and due diligence processes. ANZ has strengthened its due diligence processes governing lending to the coal mining, transportation and power generation sectors. We expect our customers in these sectors to have strategies in place to reduce the emissions intensity, and increase the energy efficiency of their operations over time. We also regularly conduct portfolio reviews to identify potential financial stress in sectors that may be impacted by declining demand or reduced commodity prices.

Market Risk – Market Risk stems from ANZ’s trading and balance sheet activities and is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, volatility, and correlations or from fluctuations in bond, commodity or equity prices.

ANZ has a detailed market risk management and control framework, to support its trading and balance sheet activities, which incorporates an independent risk measurement approach to quantify the magnitude of market risk within the trading and balance sheet portfolios. This approach, along with related analysis, identifies the range of possible outcomes that can be expected over a given period of time, and establishes the likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Liquidity and Funding Risk – is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The Global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s short term liquidity risk appetite is defined by the ability to meet a range of regulatory and internal liquidity metrics mandated by the Board. The metrics cover a range of scenarios of varying duration and level of severity which ANZ uses to manage this risk.

Operational Risk – is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk and the risk of reputation loss, or damage arising from inadequate or failed internal processes, people and systems but excludes strategic risk. The objective of operational risk management is to ensure that risks are identified, assessed, measured, evaluated, treated, monitored and reported in a structured environment with appropriate governance oversight. ANZ does not expect to eliminate all operational risks, but to ensure that the residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution.

30

ANZ ANNUAL REPORT 2016

Compliance Risk – is the probability and impact of an event that results in a failure to act in accordance with laws, regulations, industry standards and codes, internal policies and procedures and principles of good governance that apply to ANZ’s businesses. ANZ’s Compliance Framework is aligned to key industry and global standards and benchmarks. It utilises the concept of a ‘risk-based’ approach to compliance management, enabling the Compliance function to support divisions and businesses in taking a standardised approach to compliance management tasks. This allows ANZ to be globally consistent in proactively identifying, assessing, managing, reporting and escalating compliance-related risk exposures while respecting the specific obligations of each jurisdiction in which we operate.

Reputation Risk – is the risk of loss caused by adverse perceptions of ANZ held by the public, shareholders, investors, regulators, or rating agencies that directly or indirectly impact earnings, capital adequacy or value. Reputation Risk can arise as a result of poor control processes or unexpected risks crystallising (such as credit, market or operational risk). Conduct risk associated with ANZ’s employees and/or contractors, in addition to the social and/or environmental impacts of our lending decisions may also lead to reputation risk. ANZ manages reputation risk through a robust governance process and controls. The ANZ Reputation Risk Committee, which derives its authority by delegated discretion from the ANZ CEO, is the key decision making authority with the power to approve or decline ANZ products, transactions and activities that do or may give rise to Reputation Risk; and approve principles, policies, processes and guidelines for the management of reputation risks.

Insurance Risk – is the risk of unexpected losses resulting from worse than expected claims experience (variation in timing and amount of insurance claims due to incidence or non-incidence of death, sickness, disability or general insurance claims) and includes inadequate or inappropriate underwriting, claims management, reserving, insurance concentrations, reinsurance management, product design and pricing which will expose an insurer to financial loss and the consequent inability to meet its liabilities. In the life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) and longevity risks. Insurance risk is managed primarily by: product design to price all applicable risks into contracts; reinsurance to reduce liability for large individual risks; underwriting to price/reserve for the level of risk associated with an individual contract; claims management to admit and pay genuine claims appropriately; insurance experience reviews to update assumptions and portfolio management to maintain a diversity of individual risks.

Reinsurance Risk – Reinsurance is an agreement in which one insurer (‘the reinsurer’) indemnifies another insurer for all or part of the risk of a policy originally issued and assumed by that other insurer. Reinsurance is a risk transfer tool between the insurer and reinsurer. The main risk that arises with reinsurance is counterparty credit risk. This is the risk that a reinsurer fails to meet their contractual obligations, that is, to pay reinsurance claims when due. This risk is measured by assigning a counterparty credit rating or probability of default. Reinsurance counterparty credit risk is mitigated by restricting counterparty exposures on the basis of financial strength and concentration.

Strategic Risk – Strategic Risks are risks that affect or are created by an organisation’s business strategy and strategic objectives. Where the strategy leads to an increase in other Key Material Risks (such as Credit Risk, Market Risk, Operational Risk), the risk management strategies associated with these risks form the primary controls. Management Board members will identify and assess potential strategic risks in the course of making decisions about the future of ANZ. This will include analysis of potential merger and acquisition activity, exit strategies and the nature of resourcing. In assessing strategic risks, Management Board will consider impacts such as pricing and products, the systems and processes needed to deliver on the proposed strategy, and capital implications. In monitoring the potential for strategic risk to materialise, ANZ must maintain a deep understanding of the key markets and jurisdictions in which we operate. This includes analysis of the economy and outlook, globally and locally; the actions of competitors; and being agile in our response to new and emerging technology.

A listing of the principal risks and uncertainties facing the Group is set out on pages 179 to 187.

Further information on ANZ’s sustainability risks and how they are managed is available in the 2016 Corporate Sustainability Review, to be published on anz.com in December 2016.

DIRECTORS’ REPORT          31

DIRECTORS’ REPORT (continued)

REMUNERATION REPORT

Contents
1	Basis of Preparation		35

2	Key Management Personnel (KMP)		35

3	Role of the Board in Remuneration		36

4	The Role of the HR Committee		36

5	Remuneration Strategy and Objectives		36

6	The Composition of Executive Remuneration at ANZ		37
	6.1	Fixed Remuneration	38
	6.2	Variable Remuneration	38
	6.3	Other Remuneration Elements	42

7	Linking Remuneration to Balanced Scorecard Performance		44
	7.1	ANZ Performance	44
	7.2	Variable Remuneration – Performance and Outcomes	45
8	2016 Remuneration		47
	8.1	Non-Executive Directors (NEDs)	47
	8.2	Chief Executive Officer (CEO) Remuneration Outcomes	48
	8.3	Disclosed Executives Remuneration Outcomes	48
	8.4	Remuneration Tables – CEO and Disclosed Executives	49
		Awarded Remuneration Disclosure Tables	50
		Statutory Remuneration Disclosure Table	52
9	Equity		54
	9.1	CEO and Disclosed Executives Equity	54
	9.2	NED, CEO and Disclosed Executives Equity Holdings	56
	9.3	Equity Valuations	58
10	NEDs, CEO and Disclosed Executives Loan and Other Transactions		59
	10.1 Loan Transactions		59
	10.2 Other Transactions		59

32

ANZ ANNUAL REPORT 2016

Introduction from the Chair of the Human Resources Committee

Dear Shareholder,

I am pleased to present our Remuneration Report for the year ending 30 September 2016.

The remuneration framework, which is aligned to our risk management framework, is designed to create value for all stakeholders, to differentiate rewards based on Group and individual performance and to provide competitive rewards that attract, motivate and retain talented people.

Remuneration outcomes

The ANZ Board has assessed the 2016 performance against the balanced scorecard and progress towards broader long term strategic goals. 2016 saw steady progress at the start of a period of consolidation and transition for ANZ. The goal is to be a simpler, better capitalised and more balanced bank that consistently produces better outcomes for shareholders and for customers. As part of this transition the Group took up $1,077 million of charges (post tax) for “Specified Items”. Cash Profit declined 18% (excluding the impact of the “Specified Items” Cash Profit reduced 3%). In line with the strategic focus on capital efficiency, ANZ reduced the FY16 dividend and stated an intention to move back towards the historic payout range of 60% to 65% of Cash Profit which we believe to be a sustainable base for the future. The Board is very pleased with the substantial progress being made by the Chief Executive Officer (CEO) and his team, to refocus the organisation and establish a solid foundation for future performance.

This year there have been significant (9% to 43%) reductions in variable remuneration year on year for the majority of executives. Five of the nine executives (including the CEO) have received a below target award for 2016.

The Long Term Variable Remuneration1 awarded in 2012 was tested in late 2015. ANZ achieved a Total Shareholder Return (TSR) of 38% and 31% over the three year performance periods for the Current CEO and Disclosed Executives, and Former CEO awards respectively. ANZ’s TSR did not reach the median of the comparator group and accordingly, the performance rights did not vest, executives received no value from these awards and the awards have now lapsed. It is likely that the Long Term Variable Remuneration awarded in 2013, to be tested in November 2016, will not reach the vesting thresholds and will also lapse.

Executive changes

Shayne Elliott became CEO on 1 January 2016 and there were also several changes to Disclosed Executives during the year. These included the appointment of Fred Ohlsson as Group Executive, Australia and Mark Whelan as Group Executive, Institutional. Maile Carnegie (Group Executive, Digital Banking) and Michelle Jablko (Chief Financial Officer) also joined ANZ as Disclosed Executives. For each of these appointments, fixed remuneration was set lower than that of the prior incumbent (where relevant), including the CEO whose fixed remuneration was set at $2.1 million (nearly 40% lower than his predecessor). The Total Remuneration allocated for the CEO and Disclosed Executives has reduced (on an annualised basis) from around $40 million in FY15 to around $30 million in FY16, most of which is attributable to reduced fixed and variable remuneration levels.

Changes to remuneration structures

The Human Resources Committee has a strong focus on the relationship between business performance, risk management and remuneration, and regularly reviews the executive remuneration structure to ensure it remains appropriate.

During 2016 the HR Committee reviewed the CEO and Disclosed Executives’ remuneration frameworks to ensure they support the achievement of ANZ’s strategic objectives. The review considered a range of factors including market best practice, changes in market conditions and regulatory developments and feedback from shareholders and proxy advisors. The review has resulted in the changes summarised below, which are effective for the 2016 year.

We have implemented a combined Variable Remuneration framework for Disclosed Executives (combining Annual Variable Remuneration2 and Long Term Variable Remuneration). Individual performance continues to be assessed against Group, Divisional and Individual annual objectives based on a balanced scorecard of measures and positive demonstration of values led behaviours. Measures relate to annual targets and also contributions towards medium to longer term performance outcomes aligned to ANZ’s strategic objectives. The grant of Variable Remuneration is determined at the end of the bank’s financial year and is delivered as 33% cash, 33% shares and 34% performance rights delivered over the short, medium and longer term. Delivery and deferral periods are as follows:

}	The cash portion vests immediately.

}	Shares are now deferred equally over four years (rather than two years previously).

}	Performance rights will continue to be deferred over three years subject to testing at the end of the performance period. 75% are measured against the TSR of the Select Financial Services comparator group, and 25% are measured against Absolute Compound Annual Growth Rate TSR target.

}	The maximum opportunity is now 150% of target and the deferral threshold is no longer applicable.

DIRECTORS’ REPORT          33

DIRECTORS’ REPORT (continued)

For the bank’s financial year commencing 1 October 2016, the Variable Remuneration target for Disclosed Executives (excluding the Chief Risk Officer) has been increased from 170% to 200% of fixed remuneration in alignment with the other Australian major banks. As a result, a greater proportion of total target remuneration will be at risk (67% of total target remuneration rather than 63%). This also aligns the proportion of fixed and at risk remuneration for the Disclosed Executives with the CEO. This does not mean that variable rewards will necessarily increase as it is dependant on the percentage of target paid which is based on the performance in the year.

Consistent with the arrangements disclosed to the market at the time of appointment, the CEO has a separate Annual Variable Remuneration and Long Term Variable Remuneration framework.

}	Annual Variable Remuneration is delivered as an equal mix of cash and shares.

–	The cash portion vests immediately.

–	Shares are now deferred equally over four years (rather than two years previously).

–	The maximum opportunity is now 150% of target (rather than 200% previously) and the deferral threshold is no longer applicable.

}	Long Term Variable Remuneration continues to be delivered as performance rights deferred over three years subject to testing at the end of the performance period and measured against the same hurdles as Disclosed Executives.

Further detail is provided within the Remuneration Report which we hope you will find informative.

Graeme R Liebelt

Chair – Human Resources Committee

1 LTVR - Also referred to as Long Term Incentive (LTI).

2 AVR - Also referred to as Short Term Incentive (STI).

ANZ ANNUAL REPORT 2016

1. Basis of Preparation

The Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies and the link between our remuneration approach and ANZ’s performance, in particular regarding Key Management Personnel (KMP) as defined under the Corporations Act 2001. Individual outcomes are provided for ANZ’s Non-Executive Directors (NEDs), the CEO and Disclosed Executives (current and former).

The Disclosed Executives are defined as those direct reports to the CEO with responsibility for the strategic direction and management of a major revenue generating Division or who control material revenue and expenses that fall within the definition of KMP.

The Remuneration Report for the Company and the Group for 2016 has been prepared in accordance with section 300A of the Corporations Act 2001. Information in Tables 5 and 6: Awarded Remuneration Disclosure has been prepared in accordance with the presentation basis set out in Section 8.4. The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act 2001, unless indicated otherwise, and forms part of the Directors’ Report.

2. Key Management Personnel (KMP)

The KMP disclosed in this year’s report are detailed in Table 1.

TABLE 1: KEY MANAGEMENT PERSONNEL

Name	Position	Term as KMP in 2016
Non-Executive Directors (NEDs)
D Gonski	Chairman – Appointed Chairman May 2014 (Appointed Director February 2014)	Full Year

I Atlas	Director – Appointed September 2014	Full Year

P Dwyer	Director – Appointed April 2012	Full Year

S J Halton	Director – Appointed 21 October 2016	–

H Lee	Director – Appointed February 2009	Full Year

G Liebelt	Director – Appointed July 2013	Full Year

I Macfarlane	Director – Appointed February 2007	Full Year

J T Macfarlane	Director – Appointed May 2014	Full Year
Chief Executive Officer (CEO)

S Elliott	Chief Executive Officer and Executive Director – Appointed 1 January 2016
	(Chief Financial Officer until 31 December 2015)	Full Year
Chief Executive Officer (CEO) – Former

M Smith	Former Chief Executive Officer and Executive Director
	– Concluded in role 31 December 2015, ceased employment 7 July 2016	Part Year
Disclosed Executives – Current

M Carnegie	Group Executive, Digital Banking – Appointed 27 June 2016	Part Year

A Currie[1]	Chief Operating Officer	Full Year

D Hisco	Group Executive and Chief Executive Officer, New Zealand	Full Year

G Hodges	Deputy Chief Executive Officer	Full Year
(also Acting Chief Financial Officer from 1 January 2016 to 17 July 2016)

M Jablko	Chief Financial Officer – Appointed 18 July 2016	Part Year

F Ohlsson	Group Executive, Australia – Appointed 1 February 2016	Part Year

M Whelan	Group Executive, Institutional – Appointed 1 February 2016	Full Year
(Chief Executive Officer, Australia – Appointed 3 April 2015 until 31 January 2016)

N Williams	Chief Risk Officer	Full Year
Disclosed Executives – Former

P Chronican	Former Chief Executive Officer, Australia	–
– Concluded in role 2 April 2015, ceased employment 31 December 2015

A Géczy	Former Chief Executive Officer, International & Institutional Banking	Full Year
– Concluded in role 29 January 2016, ceased employment 7 October 2016

J Phillips	Former Group Executive, Wealth, Marketing and Innovation	Part Year
– Concluded in role 11 March 2016, ceased employment 1 July 2016
1 A Currie will step down from the Chief Operating Officer role in 2017.

DIRECTORS’ REPORT          35

DIRECTORS’ REPORT (continued)

3. Role of the Board in Remuneration

The HR Committee is a Committee of the Board. The HR Committee is responsible for:

}	reviewing and making recommendations to the Board in relation to remuneration governance, director and senior executive remuneration and senior executive succession;

}	specifically making recommendations to the Board on remuneration and succession matters related to the CEO, and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy;

}	the design of significant variable remuneration (such as the ANZ Employee Reward Scheme (ANZERS) and the Institutional Total Incentives Performance Plan (TIPP)); and

}	remuneration structures for senior executives and others specifically covered by the Remuneration Policy.

More details about the role of the HR Committee can be found on the ANZ website.1

The link between remuneration and risk is considered a key requirement by the Board. Committee membership is structured to ensure overlap of representation across the HR Committee and Risk Committee, with three NEDs currently on both committees. The HR Committee has free and unfettered access to risk and financial control personnel, and can also engage independent external advisors as needed.

Throughout the year the HR Committee and management received information from external providers including Aon Hewitt, Ashurst, Ernst & Young, Herbert Smith Freehills, Korn Ferry Hay Group, McLagan, Mercer Consulting (Australia) Pty Ltd and PricewaterhouseCoopers. This information related to market data and market practice information, legislative requirements and interpretation of governance and regulatory requirements.

The HR Committee did not receive any remuneration recommendations from consultants during the year in relation to the remuneration arrangements of KMP. ANZ employs in-house remuneration professionals who provide recommendations to the HR Committee/Board, taking into consideration market information provided by external providers. The Board’s decisions were made independently using the information provided and having careful regard to ANZ’s strategic objectives, risk appetite and Remuneration Policy and principles.

1	Go to anz.com > about us > our company > corporate governance > ANZ Human Resources Committee Charter.

4. The Role of the HR Committee

During 2016, the HR Committee met on six occasions, with remuneration matters an agenda item on each occasion. The HR Committee has a strong focus on the relationship between business performance, risk management and remuneration, with the following activities occurring during the year:

}	annual review of the effectiveness of the Remuneration Policy;

}	review of key senior executive appointments and terminations;

}	involvement of the Risk function in remuneration regulatory and compliance related activities;

}	monitoring of regulatory and compliance matters relating to remuneration governance;

}	review of variable remuneration arrangements including changes to the CEO and Group Executive Committee (ExCo) remuneration framework;

}	review of reward outcomes for key senior executives;

}	review of ANZ’s risk culture and employee engagement;

}	review of diversity and inclusion; and

}	review of succession plans for key senior executives.

5. Remuneration Strategy and Objectives

ANZ’s remuneration strategy, the Group’s Remuneration Policy and reward frameworks all reflect the importance of sound risk management. The following principles underpin ANZ’s Remuneration Policy, which is approved by the Board and applied globally across ANZ:

}	creating and enhancing value for all ANZ stakeholders;

}	emphasising the ‘at risk’ components of total rewards to increase alignment with shareholders and encourage behaviour that supports the long term financial soundness and the risk management framework of ANZ, and the delivery of superior long term total shareholder returns;

}	differentiating rewards in line with ANZ’s culture of rewarding for outperformance and demonstration of behaviours aligned with ANZ’s values (Integrity, Collaboration, Accountability, Respect and Excellence); and

}	providing a competitive reward proposition to attract, motivate and retain the highest quality individuals in order to deliver ANZ’s business and growth strategies.

Appropriate risk management is fundamental to the way ANZ operates and is therefore a key element of the way performance is measured and assessed at a Group, Division and individual level. Variable remuneration outcomes reflect performance against a balanced scorecard of financial and non-financial (including risk) measures.

ANZ ANNUAL REPORT 2016

6. The Composition of Executive Remuneration at ANZ

The core elements of ANZ’s remuneration strategy for the CEO and Disclosed Executives are set out below. The following diagram demonstrates the remuneration frameworks at ANZ, including the award instruments, performance links and vesting schedules.

FIGURE 1: REMUNERATION OVERVIEW FOR 2016

1	Allocated in November for Disclosed Executives and December for the CEO (subject to shareholder approval).

The Board aims to find a balance between:

}	fixed and at risk remuneration; and

}	cash and deferred equity.

Figure 2 provides an overview of the target remuneration mix for the CEO and Disclosed Executives.

FIGURE 2: TARGET REMUNERATION MIX

DIRECTORS’ REPORT          37

DIRECTORS’ REPORT (continued)

The remuneration mix in Figure 2 is based on performance rights face value at 50% vesting assuming an ‘on target’ award.

The CEO’s target remuneration mix is equally weighted between fixed remuneration, Annual Variable Remuneration (AVR) and Long Term Variable Remuneration (LTVR), with approximately half of total target remuneration allocated as equity (shares deferred equally over four years, and performance rights deferred over three years), which remains at risk until vesting date.

The target remuneration mix for Disclosed Executives is weighted between fixed remuneration (37%) and Variable Remuneration (VR) (63%), with approximately 42% of total target remuneration allocated as equity (shares deferred equally over four years, and performance rights deferred over three years) remaining at risk until vesting date.

The CEO and Disclosed Executives may be awarded amounts above or below the target for variable remuneration.

ANZ’s variable remuneration deferral arrangements are designed to ensure that the CEO and Disclosed Executives are acting in the best long term interests of ANZ and its shareholders. Deferring part of their variable remuneration over one to four years results in a substantial amount being directly linked to long term shareholder value. For example as at 30 September 2016 Shayne Elliott held 66,482 unvested deferred shares and 282,483 unvested performance rights, the combined value1 of which was around four and a half times his fixed remuneration. Similarly as at 30 September 2016 Disclosed Executives held unvested equity, the value1 of which was around four times their average fixed remuneration.

The reward structure for the CEO and Disclosed Executives is detailed below.

2017 Bank financial year

The target remuneration mix for Disclosed Executives (excluding the Chief Risk Officer (CRO)) will change as shown in Figure 2 above. VR targets will be increased from 170% to 200% of fixed remuneration in alignment with the Australian major banks, noting that the deferral period for shares has increased from two to four years, the deferral threshold has been removed, the maximum opportunity has been reduced to 150% of target and the performance rights for Disclosed Executives are now effectively hurdled twice (once on grant to determine the award and then on vesting against the performance hurdles).

The only exception is the CRO whose remuneration arrangements have been structured differently to preserve the independence of this role and to minimise any conflicts of interest in carrying out the risk control function across the organisation. The CRO’s VR target will remain unchanged (refer to Section 6.2.3 How Variable Remuneration is delivered).

1	Value is based on the number of unvested deferred shares and unvested rights held at 30 September 2016 multiplied by the ANZ closing share price as at 30 September 2016.

6.1 FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, superannuation contributions and other nominated benefits. Fixed remuneration is set based on financial services market1 relativities reflecting responsibilities, performance, qualifications, experience and location.

1	Considered the most relevant comparator as this is the main pool for sourcing talent and where key talent may be lost.

6.2 VARIABLE REMUNERATION

6.2.1 Overview of arrangements

Variable remuneration forms a significant part of the CEO’s and Disclosed Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long term.

For the 2016 awards, we have implemented revised variable remuneration arrangements:

}	Disclosed Executives: Rewarded under a single Variable Remuneration (VR) framework. Individual performance is assessed against Group, Divisional and individual objectives based on a balanced scorecard of measures and positive demonstration of values led behaviours. Many of the measures relate to contribution towards medium to longer term performance outcomes aligned to ANZ’s strategic objectives as well as annual goals. Assessment is over a one year time frame with the grant of variable remuneration determined at the end of the bank financial year. VR is then delivered as an even mix of cash, deferred shares and performance rights (subject to further performance measurement).

}	CEO: Remains on separate AVR and LTVR frameworks. A target opportunity for both AVR and LTVR is established and performance is measured separately for each component.

The maximum AVR opportunity for the CEO and maximum VR opportunity for the Disclosed Executives is up to 150% of target. AVR/VR can be adjusted down (and potentially to a nil payment) based on assessed performance.

ANZ ANNUAL REPORT 2016

6.2.2 Annual performance

Variable remuneration is delivered under ANZ’s Employee Reward Scheme (ANZERS) structure and the pool for distribution is reviewed by the HR Committee and approved by the Board. The size of the overall pool is based on an assessment of the balanced scorecard of measures of the Group and affordability.

Targets are set considering prior year performance, industry standards and ANZ’s strategic objectives. Many of the measures also focus on targets which are set for the current year in the context of progress towards longer term goals. The specific targets and features relating to all these measures have not been provided in detail due to their commercial sensitivity.

Key performance areas for the ANZERS scorecard and outcomes against those for 2016 are in Section 7.2 Variable Remuneration – Performance and Outcomes.

For the CEO and Disclosed Executives, the weighting of measures in each individual’s balanced scorecard will vary to reflect the responsibilities of their role. For example the Group Executives of the Australia, New Zealand and Institutional divisions have a 40% weighting on financial measures and 20% on each of Customer, Process/Risk and People.

Performance is assessed against these objectives at the end of the year, with input from the CEO, CRO, CFO and Group General Manager Internal Audit on risk management, financial performance and internal audit matters, followed by review and endorsement by the HR Committee, with final outcomes approved by the Board.

The Board reviews performance outcomes against target for each metric, combined with a judgemental assessment of each outcome relative to overall business performance for both the short and longer term.

6.2.3 How Variable Remuneration is delivered

Mandatory deferral of a significant portion of variable remuneration places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and aligns the interests of the CEO and Disclosed Executives to shareholders to deliver against strategic objectives. Deferred remuneration remains subject to downward adjustment by the Board during the vesting period.

Delivered as	CEO	Disclosed Executives	Deferral period
Cash	50% of AVR	33% of VR	–
Deferred shares[1]	50% of AVR	33% of VR	Pro rata vesting in equal tranches over four years
Performance rights[2]	100% of LTVR[3]	34% of VR	Three years

1	Deferred shares or deferred share rights. At the end of the deferral period, each deferred share right entitles the holder to one ordinary share. Deferred shares are ordinary shares.
2	Deferred share rights for the CRO, instead of performance rights.
3	Subject to shareholder approval at the 2016 Annual General Meeting.

Downward adjustment

The Board has on-going and absolute discretion to:

}	adjust deferred variable remuneration downwards, or to zero at any time, including after the grant of such remuneration, where the Board considers such an adjustment is necessary to protect the financial soundness of ANZ or to meet unexpected or unknown regulatory requirements, or if the Board subsequently considers that having regard to information which has come to light after the grant of deferred equity/cash, the deferred equity/cash was not justified;

}	withhold vesting until the Board has considered any information that may impact the vesting.

Prior to any scheduled release of deferred remuneration, the Board considers whether any downward adjustment should be made. No downward adjustment was applied to the remuneration of the executives during 2016.

DIRECTORS’ REPORT          39

DIRECTORS’ REPORT (continued)

PERFORMANCE RIGHTS – CEO (LTVR) AND DISCLOSED EXECUTIVES (VR) EXCLUDING THE CRO

Award instrument

Performance rights delivered to the CEO and Disclosed Executives are a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the holder to one ordinary share.

Calculating the number of performance rights

To increase transparency and reduce volatility in the number of performance rights allocated each year a face value methodology has been used for grants after 1 October 2015 to determine the number of performance rights allocated to the CEO and Disclosed Executives.

The number of performance rights allocated is calculated based on the five trading day Volume Weighted Average Price (VWAP) of the Company’s shares traded on the ASX in the week up to and including the start of the performance period (commencing 22 November 2016 for the 2016 award). The future value of performance rights may range from zero to an indeterminate value depending on performance against the hurdle and the share price at the time of exercise.

Performance conditions

For the performance rights in relation to the 2016 year (to be granted in November/December 2016):

} 75% will be measured against the TSR of the Select Financial Services comparator group (Tranche 1); and

} 25% will be measured against Absolute Compound Annual Growth Rate (CAGR) TSR (Tranche 2).

TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

Each tranche will be measured independently from the other so one tranche may vest fully or partially but another tranche may not.

The S&P/ASX 50 Index comparator group has been removed for performance rights in relation to the 2016 year to simplify the performance hurdles utilised in the measurement of performance rights.

Performance period

Performance rights awarded to the CEO and Disclosed Executives will be tested against the relevant performance hurdle at the end of the three year performance period.

A three year performance period provides a reasonable period to align reward with shareholder return and also acts as a vehicle to help retain the CEO and Disclosed Executives. It aligns to the business planning cycle, provides sufficient time for the longer term performance to be reflected, while balancing a reasonable timeframe for the CEO and Disclosed Executives to find the award meaningful.

Relative TSR performance hurdle and TSR comparator group	For the 2016 (and 2015) awards, the Select Financial Services TSR comparator group is comprised of the following nine companies:
	} Bank of Queensland Limited	} National Australia Bank Limited
	} Bendigo and Adelaide Bank Limited	} Standard Chartered PLC
	} Commonwealth Bank of Australia Limited	} Suncorp Group Limited
	} DBS Bank Limited	} Westpac Banking Corporation
} Macquarie Group Limited

The proportion of performance rights that become exercisable in each tranche will depend upon the TSR achieved by ANZ relative to the companies in the relevant comparator group at the end of the three year performance period. An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer Consulting (Australia) Pty Ltd) to calculate ANZ’s performance against the TSR hurdles. The level of performance required for each level of vesting, and the percentage of vesting associated with each level of performance, are set out below. The performance rights lapse if the performance condition is not met. There is no re-testing.

	If the TSR of the Company compared to the TSR of the comparator group:	The percentage of performance rights which will vest is:

	Does not reach the 50th percentile	0%

	Reaches or exceeds the 50th percentile but does not reach the 75th percentile	50%, plus 2% for every one percentile increase above the 50th percentile

	Reaches or exceeds the 75th percentile	100%

ANZ ANNUAL REPORT 2016

Absolute TSR performance hurdle

To strengthen the focus of executives on growing positive returns to shareholders, Absolute CAGR TSR was introduced in 2015 as an internal hurdle contingent on ANZ achieving or exceeding a threshold level of growth (as determined by the Board). The combination of absolute and relative TSR hurdles provides balance to the plan, rewarding executives for performance that exceeds that of peer companies, while still ensuring there is a continued focus on providing positive growth (even when the market is declining). Absolute CAGR TSR provides executives with a more direct line of sight to the performance required to achieve shareholder value creation and provides a tighter correlation between the executives’ rewards and the shareholders’ financial outcomes.

	The level of performance required for each level of vesting and the percentage of vesting associated with each level of performance are set out below. The performance rights lapse if the performance condition is not met. There is no re-testing.

	For the performance rights in relation to the 2016 (and 2015) year, the following targets apply and will be assessed over the three year performance period (commencing 22 November 2016 for the 2016 award):

	If the Absolute CAGR TSR of the Company:	The percentage of performance rights which will vest is:

	Does not reach 9%	0%

	Reaches 9%	50%

	Exceeds 9% but does not reach 13.5%	Progressive pro rata vesting between 50% and 100% (on a straight line basis)

	Reaches or exceeds 13.5%	100%

ARRANGEMENTS FOR THE CRO

Instead of receiving performance rights, the CRO receives deferred share rights.

Deferred share rights are subject to a time-based vesting hurdle of three years. The value used to determine the number of deferred share rights to be allocated is based on an independent fair value calculation.

6.2.4 Legacy delivery instruments

VARIABLE REMUNERATION ARRANGEMENTS (GRANTED FROM 1 OCTOBER 2015)

The below arrangements relate to 2015 variable remuneration granted in November/December 2015 (under the previous approach), which vary from the arrangements for 2016.

Mandatory deferral

For the CEO and Disclosed Executives’ AVR in relation to the 2015 year (granted in November 2015), the mandatory deferral threshold for AVR payments was $100,000 (subject to a minimum deferral amount of $25,000) with:

} the first $100,000 paid in cash;
} 50% above $100,000 paid in cash;
} 25% above $100,000 deferred in ANZ equity[1] for one year; and
} 25% above $100,000 deferred in ANZ equity[1] for two years.
100% of the CEO and Disclosed Executives’ 2015 LTVR was deferred in hurdled performance rights[2] for three years.

1	Deferred shares or deferred share rights. At the end of the deferral period, each deferred share right entitles the holder to one ordinary share. Deferred shares are ordinary shares.
2	Deferred share rights for the CRO, instead of performance rights.

PERFORMANCE RIGHTS – EXCLUDING THE CRO (granted from 1 October 2015)

Performance conditions	For the performance rights in relation to the 2015 year (granted in November/December 2015):
} One third are measured against the TSR of the Select Financial Services comparator group (Tranche 1);
} One third are measured against the TSR of the companies within the S&P/ASX 50 Index as at the start of the performance period (Tranche 2); and
} One third are measured against Absolute CAGR TSR (Tranche 3).

DIRECTORS’ REPORT           41

DIRECTORS’ REPORT (continued)

6.3 OTHER REMUNERATION ELEMENTS

Hedging and Margin Lending Prohibition

As specified in the Trading in ANZ Securities Policy and in accordance with the Corporations Act 2001, equity allocated under ANZ variable remuneration plans must remain at risk until fully vested (in the case of deferred shares) or exercisable (in the case of deferred share rights or performance rights). As such, it is a condition of grant that no schemes are entered into, by an individual or their associated persons, that specifically protects the unvested value of shares, deferred share rights or performance rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, deferred share rights or performance rights.

ANZ also prohibits the NEDs, CEO and Disclosed Executives from providing ANZ securities in connection with a margin loan or similar financing arrangements which may be subject to a margin call or loan to value ratio breach.

To monitor adherence to this policy, ANZ’s NEDs, CEO and Disclosed Executives are required to sign an annual declaration stating that they and their associated persons have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any ANZ securities. Based on the 2016 declarations, ANZ can advise that the NEDs, CEO and Disclosed Executives are fully compliant with this policy.

CEO and Disclosed Executives Shareholding Guidelines

The CEO and Disclosed Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their fixed remuneration and to maintain this shareholding while an executive of ANZ. Shareholdings for this purpose include all vested and allocated (but unvested) equity which is not subject to performance hurdles. Based on equity holdings as at 30 September 2016, the CEO and all Disclosed Executives meet or, if less than five years’ tenure, are on track to meet their minimum shareholding requirement apart from Alistair Currie, who is stepping down from his role as announced to the market.

Conditions of Grant

The conditions under which deferred shares, deferred share rights and performance rights are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and/or the ANZ Share Option Plan.

Where deferred share rights or performance rights are granted, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

CEO and Disclosed Executives’ Contract Terms

The following sets out details of the contract terms relating to the CEO and Disclosed Executives. The contract terms for the CEO and all Disclosed Executives are similar, but do, in some cases, vary to suit different circumstances.

Length of contract	The CEO and Disclosed Executives are all on a permanent ongoing employment contract.
Resignation	In order to terminate the employment arrangements:
} the CEO is required to provide the Company with 12 months’ written notice;
} Disclosed Executives are required to provide the Company with 6 months’ written notice.
On resignation, unless the Board determines otherwise, all unvested deferred shares, all unvested or vested but unexercised performance rights and all deferred share rights are forfeited.
Termination on notice by ANZ

ANZ may terminate employment by providing 12 months’ written notice or payment in lieu of the notice period based on fixed remuneration. On termination on notice by ANZ, unless the Board determines otherwise:

} all unvested deferred shares, performance rights and deferred share rights are forfeited; and
} only performance rights and deferred share rights that are vested may be exercised.

Where the Disclosed Executive’s termination is classified as a ‘good leaver’ then, unless the Board decides otherwise, any unvested deferred shares/deferred share rights will be retained and released at the original vesting date. Any unvested performance rights (subject to performance hurdles being met) and deferred share rights will be prorated for the period from the date of grant to the full notice termination date and released at the original vesting date.

Redundancy (not applicable for the CEO)

If ANZ terminates a Disclosed Executive’s employment for reason of redundancy, a severance payment will be made that is equal to 12 months’ fixed remuneration.

All unvested deferred shares/deferred share rights remain subject to downward adjustment and are released at the original vesting date. All unvested performance rights (subject to performance hurdles being met), and deferred share rights will be prorated for the period from the date of grant to the full notice termination date and released at the original vesting date.

ANZ ANNUAL REPORT 2016

Death or total and permanent disablement	On death or total and permanent disablement all unvested deferred shares, all deferred share rights and all performance rights will vest.
Termination for serious misconduct

ANZ may immediately terminate employment at any time in the case of serious misconduct, and the executive will only be entitled to payment of fixed remuneration up to the date of termination.

On termination without notice by ANZ in the event of serious misconduct all deferred shares held in trust will be forfeited and all performance rights and deferred share rights will be forfeited.

Change of control (applicable for the CEO only)

Where a change of control occurs, which includes a person acquiring a relevant interest in at least 50% of the Company’s ordinary shares as a result of a takeover bid, or other similar event, the applicable performance conditions applying to the performance rights will be tested and the performance rights will vest based on the extent the performance conditions are satisfied. No pro rata reduction in vesting will occur based on the period of time from the date of grant to the date of the change of control event occurring, and vesting will only be determined by the extent to which the performance conditions are satisfied.

Any performance rights which vest based on satisfaction of the performance conditions will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Any performance rights which do not vest will lapse with effect from the date of the change of control event occurring, unless the Board determines otherwise.
Any unvested deferred shares will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.
Statutory Entitlements	Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.
Other arrangements

In addition to the standard remuneration arrangements, other remuneration may be awarded (for example, to incoming Disclosed Executives) to compensate for awards forfeited on resigning from their previous employer to join ANZ.

Former CEO Contract Terms

The following sets out details of the contract terms relating to the Former CEO as announced to the market on 1 October 2015.

Length of contract

Michael Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 and was on a permanent contract.

On 1 October 2015 the Board announced that Michael Smith would be succeeded as CEO by Shayne Elliott effective 1 January 2016.

Key terms of leaving arrangement	Under his employment contract Michael Smith was entitled to 12 months’ notice and ANZ had the right to require him to work all or part of this notice period. Accordingly, ANZ determined as follows:
1. Michael Smith worked in the role as CEO for the first 3 months (to 31 December 2015);
2. Michael Smith was on leave for a period of approximately 6 months (gardening leave) (to 7 July 2016);

3. Michael Smith received a payment for the remaining approximately 3 months in lieu of notice (to 30 September 2016) in addition to a payment for pro rata long service leave and other statutory entitlements.

No ex gratia payments were or will be made.

Equity granted in prior years under ANZ’s AVR and LTVR plans will, in accordance with the terms of their issue and Michael Smith’s employment contract, remain on foot and will vest at the originally intended vesting dates to the extent to which the performance conditions (where applicable) are satisfied in accordance with the Conditions of Grant (and the terms approved by Shareholders for the performance rights). Where the rights have vested the Board may determine to settle in equity or a cash equivalent payment. There was no accelerated or automatic vesting upon ceasing employment.

Michael Smith was entitled to the value of the superannuation funds that he had accumulated over his eight years with ANZ.

DIRECTORS’ REPORT          43

DIRECTORS’ REPORT (continued)

7. Linking Remuneration to Balanced Scorecard Performance

7.1 ANZ PERFORMANCE

TABLE 2: ANZ’S FINANCIAL PERFORMANCE 2012 – 2016

	2012	2013	2014	2015	2016
Statutory profit ($m)	5,661	6,310	7,271	7,493	5,709
Cash/Underlying profit[1] (unaudited)	5,830	6,492	7,117	7,216	5,889
Cash/Underlying return on equity (ROE) (%) (unaudited)	15.1%	15.3%	15.4%	14.0%	10.3%
Cash/Underlying earnings per share (EPS) (unaudited)	218.5	238.3	260.3	260.3	202.6
Share price at 30 September ($)[2]	24.75	30.78	30.92	27.08	27.63
Total dividend (cents per share)	145	164	178	181	160
Total shareholder return (12 month %)	35.4	31.5	5.9	(7.5)	9.2

1	The Group has used cash profit as a measure of performance for ongoing business activities of the Group, enabling shareholders to assess Group and Divisional performance against prior periods and against peer institutions since 1 October 2012. Statutory profit has been adjusted for non-core items to arrive at cash profit. Cash profit is not audited; however, the external auditor has informed the Audit Committee that the cash profit adjustments have been determined on a consistent basis across the respective periods presented.
2	The opening share price at 1 October 2011 was $19.10.

Figure 3 compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the performance rights Select Financial Services (SFS) comparator group over the 2012 to 2016 measurement period. ANZ’s TSR performance is below the median TSR of the SFS comparator group over the five year period to 30 September 2016. Although this is across a different performance period, it is consistent with the outcomes of the most recently tested performance rights grants.

FIGURE 3: ANZ 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE

ANZ ANNUAL REPORT 2016

7.2 VARIABLE REMUNERATION – PERFORMANCE AND OUTCOMES

ANZ uses a balanced scorecard approach to measure performance in relation to the Group’s main variable remuneration plans. The scorecard approach provides a framework whereby a combination of measures can be applied to ensure a broader long term strategic focus on driving shareholder value as well as a focus on annual priorities.

The balanced scorecard is aligned to the Group’s long term strategic intent under the themes of High Performing, Most Respected, Well Managed, Best Connected and Customer Driven, with each of the five categories having broadly equal weighting. The Board reviews performance against the balanced scorecard and also assesses affordability in light of Group net profit after tax and returns to shareholders, including the level of dividend, in determining the overall reward pool size.

The original balanced scorecard for 2016 was based on the operating plans approved by the Board in October 2015; these were subsequently adjusted, following the appointment of Shayne Elliott as CEO on 1 January 2016, with the Board’s endorsement. The changed priorities were considered as being in the best interests of shareholders over the longer term and include:

}	Rebalancing of the Institutional portfolio through a reduction in credit risk weighted assets in the year with consequent reduction in revenues.

}	Driving a productivity agenda in light of the subdued revenue outlook.

Whilst these changes in strategic priorities have adversely impacted performance against all of the High Performing category and some of the Best Connected, Customer Driven and Most Respected categories in the short term, they have been implemented quickly and effectively and set the Bank up well for the longer term. The Board has taken all these factors into account as well as strategic progress in creating long term value and the reduction in dividend to shareholders. Focus has also been given to adherence to values including building an appropriate culture and balancing risk and return in making remuneration recommendations.

Overall spend approved by the Board for the main annual variable remuneration pool was below target levels with a range of underlying outcomes for Disclosed Executives, in line with ANZ’s objectives of differentiating reward based on performance.

The Group’s financial performance is below target, predominantly impacted by short term outcomes in Institutional as a result of changed priorities, and a number of specified items including changes to the application of the Group’s software capitalisation policy, impairment of an Asian minority investment and changes in the credit valuation adjustment methodology for derivatives and restructuring expenses. Australia and New Zealand have performed well, and Wealth and Retail Asia also generated solid performances. The Group has made strong progress in implementing new strategic priorities, including a $28 billion reduction in Institutional’s credit risk weighted assets and containing costs.

The Group has performed well against the Well Managed category. Most Respected, Best Connected and Customer Driven scorecard outcomes have been mixed / slightly below target, partially due to changes to strategic priorities during the year.

The following provides key measures within each category of the balanced scorecard used in 2016.

Category	Measure	Outcome[1]
High Performing		Below Target:

	Revenue	Revenue of $20,577 million, up (+0.2%) on 2015. Strong growth in Australia and New Zealand was largely offset by lower growth in Institutional reflecting the challenging market conditions and the rebalancing of the Institutional portfolio, the impairment of our AmBank investment and the impact of a derivative credit valuation adjustment methodology change.

	Economic profit[2]	Economic profit of $1,278 million (determined using a 10% Cost of Capital), was down 56% due to the impact of “Specified Items[3]” as well as higher capital holdings reflecting the higher capital requirements.

	Return on equity (ROE)	Cash ROE of 10.3% was down from 14.0% in 2015 due to the impact of “Specified Items” and the higher capital requirements. Excluding the “Specified Items” ROE for the year was 12.2%.

	Cash earnings per share (EPS)	Cash EPS of 202.6 cents was down from 260.3 cents in 2015 reflecting both the impact of the “Specified Items” and the impacts of share issuances from raising capital in 2015. Excluding the “Specified Items” cash EPS was 239.7 cents.
Most Respected		Slightly Below Target:

	Workforce diversity	Workforce diversity is core to delivering on our super regional strategy. The percentage of management roles filled by women has increased from 40.4% to 41.5% year on year[4]. ANZ is focused on increasing the diversity of its workforce.

	Employee engagement	An engaged workforce is regarded as an important driver of sustainable long term performance. The continuing challenging business conditions and significant bank-wide changes over the year have contributed to a decline in employee engagement to 74% in 2016 compared to 76% in 2015.

	Senior leaders as role models of our values	The overall assessment of Senior Leaders as role models of our values has increased to 72% in 2016 from 71% in 2015.

DIRECTORS’ REPORT          45

DIRECTORS’ REPORT (continued)

Category	Measure	Outcome[1]
Well Managed		On Target:

	Maintain strong credit rating	Maintained a strong credit rating at AA- which is fundamental to the ongoing stability of the Group.

	Core funding ratio (CFR)	Maintained a strong CFR of 89.7%, through disciplined balance sheet management.

	Cost to income ratio	Cost to income ratio of 50.6% was significantly higher than 2015 due to the impact of “Specified Items”.

	Number of repeat adverse internal audit ratings	ANZ Internal Audit conduct reviews to identify weaknesses in procedures and compliance with policies. In 2016 there were 4 repeat adverse audit ratings out of 183 reports (2015 – Nil).
Best Connected		Slightly Below Target:

	Growth in products per customer	In 2016, products per customer remained stable in Australia, New Zealand and Institutional, with Wealth division increasing the number of wealth solutions in ANZ channels and increasing customer numbers in Private Bank.

	Growth in cross-border revenue	Growth in cross-border revenue declined from 1.1% in 2015 to -1.5% in 2016 due to the run-off of lower return portfolios as a result of the change in strategic priorities and lower external credit growth, especially in Asia.
Customer Driven		Slightly Below Target:

	Customer satisfaction (based on external survey outcomes)	ANZ tracks customer satisfaction across its businesses as part of a group of indicators of longer term performance trends. ANZ aims to achieve top quartile customer satisfaction scores in each business based on external surveys.

In 2016, both customer satisfaction and market share in Australia Retail have decreased slightly, and Corporate and Commercial segment also had a lower customer satisfaction rate.

Customer satisfaction in New Zealand is stable across Personal, Commercial and Rural customer segments. While New Zealand Retail has a higher market share, Commercial and Agri-Business’ market share has declined partly as a result of change of strategic direction.

Institutional has maintained #1 ranking in terms of customer satisfaction (Peter Lee Surveys) in APEA and New Zealand. In Australia Institutional has improved to No. 1 from No. 2 last year.

1	The outcomes of these key measures are derived from unaudited financial and non-financial information.
2	Economic profit is an unaudited risk adjusted profit measure determined by adjusting cash profit for economic credit costs, the benefit of imputation credits and the cost of capital.
3	The impacts of “Specified Items” include the impacts of changes to the application of the Group’s software capitalisation policy, an Asia Partnership impairment charge (AmBank), gain on cessation of equity accounting (Bank of Tianjin), restructuring expenses, changes in the credit valuation adjustment methodology for derivatives and the divestment of Esanda Dealer Finance portfolio. Further details are provided in ANZ’s 2016 Annual Report on page 19.
4	Includes all employees regardless of leave status but not contractors (which are included in FTE).

The following provides the vesting outcomes for performance rights granted to the CEO (current and former) and Disclosed Executives (excluding the CRO) in November/December 2012 which reached the end of the performance period in November/December 2015.

TABLE 3: PERFORMANCE RIGHTS HURDLE OUTCOMES

Recipients	Type	Hurdle	Grant date	First date exercisable	ANZ TSR %	Median TSR %	Vested %	Lapsed %
CEO and Disclosed Executives	LTVR performance rights	Relative TSR – Select Financial Services	12-Nov-12	11-Nov-15	38.35%	54.99%	0%	100%

Former CEO			19-Dec-12	18-Dec-15	31.31%	48.22%	0%	100%

ANZ ANNUAL REPORT 2016

8. 2016 Remuneration

8.1 NON-EXECUTIVE DIRECTORS (NEDS)

Principles underpinning the remuneration policy for NEDs.

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders	The current aggregate fee pool for NEDs of $4 million was approved by shareholders at the 2012 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit.
Fees are set by reference to key considerations	Board and Committee fees are set by reference to a number of relevant considerations including:
} general industry practice and best principles of corporate governance;

} the responsibilities and risks attached to the role of NEDs;

} the time commitment expected of NEDs on Group and Company matters; and

} fees paid to NEDs of comparable companies.

ANZ compares NED fees to a comparator group of Australian listed companies with a similar size market capitalisation, with particular focus on the major financial services institutions. This is considered an appropriate group, given similarity in size, nature of work and time commitment required by NEDs.
The remuneration structure preserves independence whilst aligning interests of NEDs and shareholders	So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s variable remuneration arrangements.

Components of NED Remuneration

NEDs receive a base fee for being a Director of the Board, and additional fees for either chairing or being a member of a Board Committee. The Chairman of the Board does not receive additional fees for service on a Board Committee.

NEDs also receive superannuation contributions in accordance with the current Superannuation Guarantee legislation (up to the Government’s prescribed maximum contributions limit) which satisfies the Company’s statutory superannuation contributions.

Based on an independent assessment of market practice the Board elected to increase the ANZ Chairman fee and NED base fee, and the Committee Chair and Member fees for the HR and Risk Committees as shown below. The Committee Chair and Committee Member fees for the Audit, Governance and Technology Committees remained unchanged for 2016.

Elements	Details

Board/Committee fees per annum		Year	Fee

	Board Chairman Fee[1]	2016	$825,000	(including superannuation)
		2015	$810,000	(including superannuation)

	Board NED Base Fee	2016	$240,000	(including superannuation)
		2015	$235,000	(including superannuation)

	Committee Fees	Year	Committee Chair	Committee Member

	Audit	2016/2015	$65,000	$32,500

	Governance	2016/2015	$35,000	$15,000

	Human Resources	2016	$57,000	$29,000
		2015	$55,000	$25,000

	Risk	2016	$62,000	$31,000
		2015	$60,000	$30,000

	Technology	2016/2015	$35,000	$15,000

Post-employment Benefits	The Chairman and NED base fee structure (included above) are inclusive of superannuation contributions.

1	ANZ Board Chairman is an ex-officio member of all Board Committees and does not receive Committee member fees.

NED Shareholding Guidelines

The NED shareholding guidelines require NEDs to accumulate shares, over a five year period from appointment, to the value of 100% (200% for the Chairman) of the NED base fee and to maintain this shareholding while a Director of ANZ. NEDs have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

All NEDs have met or, if appointed within the last five years, are on track to meet their minimum shareholding requirement.

DIRECTORS’ REPORT          47

DIRECTORS’ REPORT (continued)

NED Statutory Remuneration Disclosure

TABLE 4: NED REMUNERATION FOR 2016 AND 2015

		Short-Term NED Benefits		Post-Employment
			Non
			monetary	Super	Total
	Financial	Fees[1]	benefits	contributions	remuneration[2,3]
	Year	$	$	$	$
Current Non-Executive Directors
D Gonski	2016	805,615	–	19,385	825,000
	2015	791,085	–	18,915	810,000
I Atlas	2016	297,115	–	19,385	316,500
	2015	270,460	–	18,915	289,375
P Dwyer	2016	345,615	–	19,385	365,000
	2015	336,085	–	18,915	355,000
H Lee	2016	315,615	–	19,385	335,000
	2015	306,085	–	18,915	325,000
G Liebelt	2016	338,615	–	19,385	358,000
	2015	331,085	–	18,915	350,000
I Macfarlane	2016	330,115	–	19,385	349,500
	2015	323,585	–	18,915	342,500
J Macfarlane	2016	299,115	–	19,385	318,500
	2015	293,585	–	18,915	312,500
Total of all Non-Executive Directors	2016	2,731,805	–	135,695	2,867,500
	2015	2,651,970	–	132,405	2,784,375

1	Fees are the sum of Board fees and Committee fees, as included in the Annual Report.
2	Long-term benefits and share-based payments are not applicable for the Non-Executive Directors. There were no termination benefits for the Non-Executive Directors in either 2015 or 2016.
3	Amounts disclosed for remuneration of Directors exclude insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the Directors believe that no reasonable basis for such allocation exists.

8.2 CHIEF EXECUTIVE OFFICER (CEO) REMUNERATION OUTCOMES

Actual remuneration provided to the CEO in 2016 is detailed below, with remuneration tables provided in Section 8.4.

Fixed remuneration: The CEO’s annual fixed remuneration was set at commencement at $2.1 million.

AVR: The CEO has a target AVR opportunity of $2.1 million. The actual amount awarded can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view, the CEO has performed above/below his targets the Board may exercise its discretion to increase/decrease the AVR from his target payment.

The Board approved the Former CEO’s 2016 balanced scorecard annual objectives and the Group’s longer term strategic goals at the start of the bank financial year. The Current CEO has been assessed against these in combination with the new targets set at the time of his appointment. The CEO’s AVR payment for 2016 was then determined having regard to his delivery against these objectives, the overall performance of the organisation and the shareholder experience (including the reduction in the dividend). Accordingly the AVR payment for 2016 is $1,550,000 (around 80% of target) with half paid in cash and half awarded as deferred shares (25% deferred for one year, 25% deferred for two years, 25% deferred for three years and 25% deferred for four years).

LTVR: At the 2015 Annual General Meeting shareholders approved an LTVR grant of performance rights to the incoming CEO with a face value of $4.2 million (at 100% vesting), divided into three equal tranches. The performance condition for Tranches 1 and 2 is based on relative TSR against set comparator groups, and for Tranche 3 is based on ANZ’s Absolute CAGR TSR performance against targets set by the Board. Performance will be assessed at the end of the three year performance period commencing 18 November 2015 (with no retesting). The total number of performance rights granted was determined by splitting the face value at 100% vesting into three equal tranches of $1.4 million each and then dividing these amounts by the five trading day VWAP of the Company’s shares traded on the ASX in the week up to, and including, 18 November 2015 (the start of the performance period), of $26.32. This equated to 53,191 performance rights being allocated each for the first, second and third tranches.

For 2016, it is proposed to grant LTVR with a face value of $4,200,000 (100% vesting) as performance rights subject to shareholder approval at the 2016 Annual General Meeting, reflecting the importance of focusing the CEO on the achievement of longer term strategic objectives and alignment with shareholders’ interests. The LTVR will be delivered as 75% in Tranche 1 (Select Financial Services comparator group) and 25% in Tranche 2 (Absolute CAGR TSR), subject to testing after three years (with no retesting).

8.3 DISCLOSED EXECUTIVES REMUNERATION OUTCOMES

Actual remuneration provided to the Disclosed Executives in 2016 is summarised below, with remuneration tables provided in Section 8.4.

Fixed remuneration: For each of the Disclosed Executive appointments in 2016, fixed remuneration was set lower than that of the prior incumbent (where relevant). The annual review of ANZ’s fixed remuneration levels for Disclosed Executives identified that most existing executives were competitively positioned within the market and therefore an adjustment was only made to one executive (Mark Whelan).

ANZ ANNUAL REPORT 2016

Variable Remuneration (VR): All AVR awarded in the 2016 financial year related to performance from the 2015 financial year (paid/granted in November/December 2015).

In determining VR outcomes each year the Board takes into consideration overall Company performance against the balanced scorecard of measures, along with individual performance against set objectives.

Overall, the total amount of VR for Disclosed Executives for the 2016 year (which are paid/granted in November/December 2016) is significantly lower than what was paid to the same group of people for the prior year reflecting a more challenging year. Nevertheless it should be noted that the progress in reducing credit risk weighted assets in order to rebalance the Institutional portfolio, together with significant sustainable cost reductions, are important for positioning the bank for longer term success.

8.4 REMUNERATION TABLES – CEO AND DISCLOSED EXECUTIVES

Tables 5 and 6: Awarded Remuneration Disclosure has been prepared to provide shareholders with a view of remuneration structure and how remuneration was awarded to the CEO and Disclosed Executives for 2015 and 2016. The Board believes presenting information in this way provides the shareholder with increased clarity and transparency of the CEO and Disclosed Executives’ remuneration, clearly showing the amounts awarded for each remuneration component (fixed remuneration and variable remuneration) within the financial year as well as the amounts actually received.

The information provided in Tables 5 and 6 differs from the information provided in Table 7: Statutory Remuneration Disclosure, which has been prepared in accordance with Australian Accounting Standards. A description of the difference between the three tables in relation to the 2016 financial year information is provided below:

	Individuals included in table	Fixed remuneration	Non monetary benefits	Retirement benefits	Long service	Annual Variable Remuneration (AVR)	Long Term Variable Remuneration (LTVR)	Other Equity Allocations
					leave accrual	Or Variable Remuneration (VR)
CEO Awarded Remuneration Disclosure Table (Table 5)	Current CEO	Total of cash salary and superannuation contributions	Non monetary benefits which typically consist of company-funded benefits and fringe benefits tax payable on these benefits	Not included	Not included	AVR awarded in Nov 2016 for the 2016 financial year - expressed as a cash value plus a deferred equity grant value	Award value of LTVR granted in Dec[1] 2016	Not included
The equity allocation value multiplied by the number of instruments granted equals the AVR/LTVR deferred equity dollar value
Disclosed Executives Awarded Remuneration Disclosure Table (Table 6)	Current Disclosed Executives (pro rated for period of year as a KMP)	Total of cash salary and superannuation contributions	Non monetary benefits which typically consist of company-funded benefits and fringe benefits tax payable on these benefits	Not included	Not included	VR awarded in Nov 2016 for the 2016 financial year – expressed as a cash value plus deferred equity grant values		Not included
The equity allocation value multiplied by the number of instruments granted equals the VR deferred equity dollar values
Statutory Remuneration Disclosure Table (Table 7)	Current and Former CEO and, Current and Former Disclosed Executives (pro rated for period of year as a KMP)	Cash salary (including any reductions made in relation to the utilisation of ANZ’s Lifestyle Leave Policy) and superannuation contributions	As above	Retirement benefit accrued during the year. This relates to a retirement allowance available to individuals employed prior to Nov 1992	Long service leave accrued during the year	Includes cash AVR/ VR (Nov 2016 element only) under Total cash incentive and amortised AVR/VR for deferred equity from current and prior year awards		Amortised fair values for equity awards made in prior years, such as special reward arrangements, excluding AVR/VR and LTVR awards
						Amortised AVR fair values relate to AVR awards made in Nov 2013, 2014, 2015 and AVR/VR to be granted in Nov 2016	Amortised LTVR fair values relate to LTVR awards made in Nov/Dec 2012, 2013, 2014 and 2015
Equity is amortised over the vesting period of the award

1	Subject to Shareholder approval.

DIRECTORS’ REPORT          49

DIRECTORS’ REPORT (continued)

TABLE 5: AWARDED REMUNERATION DISCLOSURE – CURRENT CEO REMUNERATION FOR 2016 AND 2015

		Fixed				AVR
	Financial Year	Remuneration $	Non monetary benefits $	Cash $	Shares $	Total $	Target $
Current CEO
S Elliott[3]	2016	1,887,500	17,110	775,000	775,000	1,550,000	1,950,000
Chief Executive Officer	2015	1,250,000	17,037	1,300,000	1,200,000	2,500,000

1    The possible range of AVR is between 0 and 1.5 times target AVR. The actual AVR received is dependent on ANZ and individual performance. Anyone who received less than 100% of target forfeited the rest of their AVR entitlement. The minimum value is nil and the maximum value is what was actually paid.

2    Total Remuneration assumes performance rights face value at 50% vesting.

3    S Elliott – Concluded in the Chief Financial Officer role on 31 December 2015 and commenced in the Chief Executive Officer role on 1 January 2016 so 2016 remuneration reflects amounts prorated for partial year service in both roles. Non monetary benefits include car parking and taxation services. The 2016 performance rights relate to the proposed LTVR grant, subject to approval by shareholders at the 2016 Annual General Meeting.

TABLE 6: AWARDED REMUNERATION DISCLOSURE – CURRENT DISCLOSED EXECUTIVE REMUNERATION FOR 2016 AND 2015

		Fixed			Variable Remuneration (VR)
	Financial Year	Remuneration $	Non monetary benefits[1] $	Cash $	Shares/Share rights $	Performance rights face value at 50% vesting $	Performance rights face value at 100% vesting $
Current Disclosed Executives
M Carnegie[4]	2016	260,000	7,072	132,000	132,000	136,000	272,000
Group Executive, Digital Banking
A Currie	2016	1,100,000	17,110	495,000	495,000	510,000	1,020,000
Chief Operating Officer	2015	1,100,000	16,537	1,000,000	900,000	750,000	1,500,000
D Hisco[5]	2016	1,186,570	472,574	725,969	725,969	747,968	1,495,935
Group Executive and Chief	2015	1,181,243	439,790	1,162,631	1,062,631	699,264	1,398,528
Executive Officer, New Zealand
G Hodges	2016	1,050,000	17,110	589,050	589,050	606,900	1,213,800
Deputy Chief Executive Officer	2015	1,050,000	18,448	800,000	700,000	500,000	1,000,000
M Jablko[6]	2016	200,000	–	132,000	132,000	136,000	272,000
Chief Financial Officer
F Ohlsson[7]	2016	660,000	30,072	279,873	279,873	288,354	576,708
Group Executive, Australia
M Whelan[8]	2016	1,166,000	11,610	750,750	750,750	773,500	1,547,000
Group Executive, Institutional	2015	500,000	5,625	500,000	400,000	350,000	700,000
N Williams[9]	2016	1,350,000	19,707	709,500	709,500	731,000
Chief Risk Officer	2015	1,350,000	21,441	1,000,000	900,000	750,000

1	Non monetary benefits generally consist of company-funded benefits such as car parking and taxation services.
2	The possible range of VR is between 0 and 1.5 times target VR. The actual VR received is dependent on ANZ and individual performance. Anyone who received less than 100% of target forfeited the rest of their VR entitlement. The minimum value is nil and the maximum value is what was actually paid.
3	Total Remuneration assumes performance rights face value at 50% vesting.
4	M Carnegie – Commenced in a Disclosed Executive role on 27 June 2016 so 2016 remuneration reflects partial year service.
5	D Hisco – 2015 and 2016 remuneration value in the table represents his NZD remuneration converted to AUD (and rounded) at the average exchange rate for the 2015 and 2016 financial years respectively. Non monetary benefits include expenses related to his assignment to New Zealand. D Hisco also received shares to the value of $736 in relation to the Employee Share Offer in December 2015.
6	M Jablko – Commenced in a Disclosed Executive role on 18 July 2016 so 2016 remuneration reflects partial year service.
7	F Ohlsson – Commenced in a Disclosed Executive role on 1 February 2016 so 2016 remuneration reflects amounts prorated for partial year service. Non monetary benefits include expenses related to his relocation back to Australia from assignment in New Zealand.
8	M Whelan – Commenced in a Disclosed Executive role on 3 April 2015, and changed Disclosed Executive roles from 1 February 2016. 2015 remuneration reflects amounts prorated to reflect 6 months service in a Disclosed Executive role.
9	N Williams – As Chief Risk Officer, as part of his VR, N Williams receives deferred share rights instead of performance rights.

ANZ ANNUAL REPORT 2016

	LTVR		Total Remuneration[2]			Previously deferred variable remuneration
Maximum opportunity[1] $	Performance rights face value at 50% vesting $	Performance rights face value at 100% vesting $	Total $	Deferred as equity $	Received $	Vested during the year $	Lapsed/ Forfeited during the year $

2,925,000	2,100,000	4,200,000	5,554,610	2,875,000	2,679,610	1,044,596	(3,140,238)
	2,100,000	4,200,000	5,867,037	3,300,000	2,567,037	1,243,525	(2,317,820)
			Total Remuneration[3]			Previously deferred variable remuneration
Total $	Target $	Maximum opportunity[2] $	Total $	Deferred as equity $	Received $	Vested during the year $	Lapsed / Forfeited during the year $

400,000	442,000	663,000	667,072	268,000	399,072	–	–

1,500,000	1,870,000	2,805,000	2,617,110	1,005,000	1,612,110	652,679	(1,962,629)
2,650,000			3,766,537	1,650,000	2,116,537	1,495,732	–
2,199,905	2,017,169	3,025,754	3,859,049	1,473,936	2,385,113	942,219	(1,308,419)
2,924,526			4,545,559	1,761,895	2,783,664	1,095,173	(1,782,914)

1,785,000	1,785,000	2,677,500	2,852,110	1,195,950	1,656,160	554,817	(1,308,419)
2,000,000			3,068,448	1,200,000	1,868,448	646,299	(1,782,914)
400,000	340,000	510,000	600,000	268,000	332,000	–	–

848,100	945,509	1,418,264	1,538,172	568,227	969,945	–	–

2,275,000	1,982,200	2,973,300	3,452,610	1,524,250	1,928,360	1,058,937	–
1,250,000			1,755,625	750,000	1,005,625	–	–
2,150,000	2,295,000	3,442,500	3,519,707	1,440,500	2,079,207	1,473,322	–
2,650,000			4,021,441	1,650,000	2,371,441	1,513,324	–

DIRECTORS’ REPORT          51

DIRECTORS’ REPORT (continued)

TABLE 7: STATUTORY REMUNERATION DISCLOSURE – CEO AND DISCLOSED EXECUTIVE REMUNERATION FOR 2016 AND 2015

		Short-Term Employee Benefits

			Non	Total
	Financial Year		monetary	cash
		Cash salary[1]	benefits[2]	incentive[3,4]	Other cash
		$	$	$	$
Current CEO and Current Disclosed Executives
S Elliott	2016	1,723,744	17,110	775,000	–
Chief Executive Officer	2015	1,141,553	17,037	1,300,000	–
M Carnegie[10]	2016	237,443	7,072	132,000	736,000
Group Executive, Digital Banking
A Currie	2016	966,077	17,110	495,000	–
Chief Operating Officer	2015	966,112	16,537	1,000,000	–
D Hisco[11]	2016	1,186,570	472,574	725,969	–
Group Executive and Chief Executive Officer, New Zealand	2015	1,181,243	439,790	1,162,631	–
G Hodges[12]	2016	958,904	17,110	589,050	–
Deputy Chief Executive Officer	2015	958,904	18,448	800,000	–
M Jablko[13]	2016	182,648	–	132,000	–
Chief Financial Officer
F Ohlsson[11,14]	2016	602,740	30,072	279,873	–
Group Executive, Australia
M Whelan[15]	2016	1,064,840	11,610	750,750	–
Group Executive, Institutional	2015	456,621	5,625	500,000	–
N Williams	2016	1,232,877	19,707	709,500	–
Chief Risk Officer	2015	1,232,877	21,441	1,000,000	–
Former CEO and Former Disclosed Executives
M Smith[16]	2016	2,390,868	192,016	–	–
Former Chief Executive Officer	2015	3,308,557	204,530	2,050,000	–
P Chronican[17]
Former Chief Executive Officer, Australia	2015	1,484,018	17,163	300,000	–
A Géczy[18]	2016	1,061,644	37,977	–	–
Former Chief Executive Officer, International & Institutional Banking	2015	1,141,553	856,640	850,000	–
J Phillips[19]	2016	719,178	155,644	–	–
Former Group Executive, Wealth, Marketing and Innovation	2015	958,904	156,957	900,000	–
Total of all Executive KMPs[20]	2016	12,327,533	978,002	4,589,142	736,000
	2015	12,830,342	1,754,168	9,862,631	–

1	Cash salary includes adjustments made in relation to the utilisation of ANZ’s Lifestyle Leave Policy, where applicable.
2	Non monetary benefits generally consist of company-funded benefits such as car parking and taxation services. This item also includes costs met by the company in relation to relocation, gifts received on leaving ANZ for former Disclosed Executives, and life insurance for the former CEO. The fringe benefits tax payable on any benefits is also included in this item.
3	The total cash incentive relates to the cash component only, with the relevant amortisation of the AVR/VR deferred components included in share-based payments and amortised over the vesting period. The total AVR/VR was approved by the Board on 13 October 2016. 100% of the cash component of the AVR/VR awarded for the 2015 and 2016 years vested to the Disclosed Executive in the applicable financial year.
4	The possible range of AVR/VR is between 0 and 1.5 times target AVR/VR. The actual AVR/VR received is dependent on ANZ and individual performance. Anyone who received less than 100% of target forfeited the rest of their AVR/VR entitlement. The minimum value is nil and the maximum value is what was actually paid.
5	For all Australian based Disclosed Executives, the superannuation contribution reflects the Superannuation Guarantee Contribution – individuals may elect to take this contribution as superannuation or a combination of superannuation and cash.
6	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, D Hisco, G Hodges and N Williams are eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: three months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of full time service above 10 years, less the total accrual value of long service leave (including taken and untaken).
7	In accordance with the requirements of AASB 2 Share-based payments, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the equity become exercisable.
8	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.
9	While the CEO is an Executive Director, he has been included in this table with the Disclosed Executives.
10	M Carnegie commenced in a Disclosed Executive role on 27 June 2016 so 2016 remuneration reflects partial service year. As part of M Carnegie’s employment arrangement, she will receive $836,000 in cash (of which $736,000 was paid in 2016) and $3.264 million in deferred equity vesting from November 2016 to June 2018, as compensation for bonus opportunity foregone and deferred remuneration forfeited.
11	D Hisco was eligible in 2015 and 2016, and F Ohlssson in 2016, to receive shares in relation to the Employee Share Offer, which provides a grant of ANZ shares in each financial year to eligible employees subject to Board approval. Refer to note 39 Employee Share and Option Plans for further details on the Employee Share Offer.

ANZ ANNUAL REPORT 2016

		Long-Term
Post-Employment		Employee	Share-Based Payments[7]
		Benefits
			Total amortisation value of
			Variable remuneration			Other equity
						allocations
	Retirement
	benefit	Long service
Super	accrued	leave accrued			Performance		Termination	Grand total
contributions[5]	during year[6]	during the year	Shares	Share rights	rights	Shares	benefits	remuneration[8,9]
$	$	$	$	$	$	$	$	$

163,756	–	113,522	1,211,322	–	1,065,203	–	–	5,069,657
108,447	–	18,940	1,191,554	–	988,004	–	–	4,765,535
22,557	–	3,985	14,282	–	10,496	689,853	–	1,853,688

95,434	–	16,713	538,038	151,198	783,998	–	–	3,063,568
95,434	–	25,567	843,979	–	713,982	–	–	3,661,611
–	7,034	19,566	–	865,109	788,989	710	–	4,066,521
–	8,529	25,130	–	1,028,252	619,810	466	–	4,465,851
91,096	4,522	16,203	607,475	–	587,186	–	–	2,871,546
91,096	4,565	15,910	670,413	–	496,497	–	–	3,055,833
17,352	–	3,113	11,486	–	8,340	181,983	–	536,922

57,260	–	68,843	–	333,975	163,593	469	–	1,536,825

101,160	–	51,210	950,540	–	442,551	–	–	3,372,661
43,379	–	22,550	463,499	–	61,893	–	–	1,553,567
117,123	5,814	20,511	757,057	918,106	–	–	–	3,780,695
117,123	13,830	65,795	862,272	664,022	–	–	–	3,977,360

227,132	–	–	464,059	1,182,925	3,904,672	–	1,350,640	9,712,312
91,443	–	78,054	1,172,496	767,058	3,170,182	–	–	10,842,320

140,982	–	–	719,083	200,000	818,698	–	104,145	3,784,089
100,856	–	–	632,817	–	717,064	–	310,494	2,860,852
108,447	–	18,940	608,406	–	436,929	–	–	4,020,915
68,822	–	–	677,356	–	721,214	–	756,961	3,099,175
91,096	–	19,779	753,726	–	553,742	–	–	3,434,204
1,062,548	17,370	313,666	5,864,432	3,451,313	9,193,306	873,015	2,418,095	41,824,422
887,447	26,924	290,665	7,285,428	2,659,332	7,859,737	466	104,145	43,561,285

12	Long service leave accrued during the year includes a one-off long service loyalty award for G Hodges.
13	M Jablko commenced in a Disclosed Executive role on 18 July 2016 so 2016 remuneration reflects partial service year. As part of M Jablko’s employment arrangement, she will receive $268,082 in cash and $1,657,082 in deferred equity vesting from November 2017 to February 2021, as compensation for bonus opportunity foregone and deferred remuneration forfeited.
14	F Ohlsson commenced in a Disclosed Executive role on 1 February 2016 so 2016 remuneration reflects amounts prorated for the partial service year.
15	M Whelan commenced in a Disclosed Executive role on 3 April 2015 so 2015 remuneration reflects amounts prorated for the partial service year.
16	M Smith concluded in role on 31 December 2015 and ceased employment 7 July 2016. Statutory remuneration table reflects his expense up to his date of termination, 7 July 2016. Termination benefits reflect payment for accrued annual leave, long service leave and pay in lieu of notice payable upon termination.
17	P Chronican concluded in role on 2 April 2015 and ceased employment 31 December 2015. Statutory remuneration table reflects his expense up to his date of termination, 31 December 2015 (i.e. shows 15 months of fixed remuneration (noting his annual fixed remuneration for 2015 remained unchanged at $1.3 million) and share-based payments expensed to 31 December 2015). AVR reflects amounts received for the partial service year up to 2 April 2015, date concluded in role. Termination benefits reflect payment for accrued annual leave payable upon termination.
18	A Géczy concluded in role on 29 January 2016 and ceased employment 7 October 2016. Statutory remuneration table reflects his expense up to his date of termination, 7 October 2016 (noting his annual fixed remuneration for 2016 remained unchanged at $1.25 million) and share-based payments expensed to 7 October 2016. Termination benefits reflect payment for accrued annual leave and pay in lieu of notice payable upon termination.
19	J Phillips concluded in role on 11 March 2016 and ceased employment 1 July 2016. Statutory remuneration table reflects her expense up to her date of termination, 1 July 2016. Termination benefits reflect payment for accrued annual leave, long service leave and pay in lieu of notice payable upon termination.
20	For those Disclosed Executives who were disclosed in both 2015 and 2016, the following are noted:

S Elliott	– uplift in year–on–year remuneration, driven by an increase in fixed remuneration upon commencement in CEO role and amortised value of equity.
A Currie	– decrease in year–on–year total remuneration, driven by decrease in cash incentive and long service leave accrued.
D Hisco	– decrease in year–on–year total remuneration, driven by decrease in cash incentive, retirement benefit accrued and long service leave accrued.
G Hodges	– decrease in year–on–year total remuneration, driven by decrease in cash incentive.
M Whelan	– increase in year–on–year total remuneration, driven by 2015 remuneration reflecting amounts prorated for the partial service year.
N Williams	– decrease in year–on–year total remuneration, driven by decrease in cash incentive, retirement benefit accrued and long service leave accrued.
M Smith	– decrease in year–on–year total remuneration, driven by 2016 remuneration reflecting amounts prorated for the partial service year.
A Géczy	– decrease in year-on-year total remuneration, driven by decrease in cash incentive.
J Phillips	– decrease in year-on-year total remuneration, driven by 2016 remuneration reflecting amounts prorated for the partial service year.

DIRECTORS’ REPORT          53

DIRECTORS’ REPORT (continued)

9. Equity

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both. For the 2015 equity granted to the CEO and Disclosed Executives in November/December 2015, all AVR deferred shares were satisfied through the new issue of shares and for LTVR performance rights, the approach to satisfying awards will be determined closer to the time of vesting. For the Former CEO, Michael Smith, the shares underpinning the AVR deferred share rights awarded in November 2015 will be purchased on market.

9.1 CEO AND DISCLOSED EXECUTIVES EQUITY

Details of deferred shares and rights granted to the CEO and Disclosed Executives during the 2016 year, and granted to the CEO and Disclosed Executives in prior years which vested, were exercised/sold or which lapsed/were forfeited during the 2016 year is set out below.

TABLE 8: CEO AND DISCLOSED EXECUTIVES EQUITY GRANTED, VESTED, EXERCISED/SOLD AND LAPSED/FORFEITED

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2016[3]	Unexer- cisable as at 30 Sep 2016
Current CEO and Disclosed Executives
S Elliott[4]	Deferred shares	20,185	12-Nov-12	19-Nov-14	–	–	–	–	–	–	–	(20,185)	100	504,720	–	–
	Deferred shares	18,898	22-Nov-13	22-Nov-14	–	–	–	–	–	–	–	(18,898)	100	472,539	–	–
	Deferred shares	18,897	22-Nov-13	22-Nov-15	–	18,897	100	523,434	–	–	–	(18,897)	100	472,514	–	–
	Deferred shares	18,815	21-Nov-14	21-Nov-15	–	18,815	100	521,162	–	–	–	(18,815)	100	470,463	–	–
	Deferred shares	22,796	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	22,796
	Deferred shares	22,796	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	22,796
	Performance rights	118,110	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(118,110)	100	(3,140,238)	–	–	–	–	–
	Performance rights	53,191	17-Dec-15	17-Dec-18	17-Dec-20	–	–	–	–	–	–	–	–	–	–	53,191
	Performance rights	53,191	17-Dec-15	17-Dec-18	17-Dec-20	–	–	–	–	–	–	–	–	–	–	53,191
	Performance rights	53,191	17-Dec-15	17-Dec-18	17-Dec-20	–	–	–	–	–	–	–	–	–	–	53,191
M Carnegie	Deferred shares	24,247	20-Aug-16	21-Nov-16	–	–	–	–	–	–	–	–	–	–	–	24,247
	Deferred shares	24,292	20-Aug-16	27-Feb-17	–	–	–	–	–	–	–	–	–	–	–	24,292
	Deferred shares	24,336	20-Aug-16	01-Jun-17	–	–	–	–	–	–	–	–	–	–	–	24,336
	Deferred shares	19,336	20-Aug-16	20-Aug-17	–	–	–	–	–	–	–	–	–	–	–	19,336
	Deferred shares	17,034	20-Aug-16	21-Nov-17	–	–	–	–	–	–	–	–	–	–	–	17,034
	Deferred shares	17,034	20-Aug-16	27-Feb-18	–	–	–	–	–	–	–	–	–	–	–	17,034
	Deferred shares	18,141	20-Aug-16	01-Jun-18	–	–	–	–	–	–	–	–	–	–	–	18,141
A Currie[5]	Deferred shares	10,236	22-Nov-13	22-Nov-15	–	10,236	100	283,530	–	–	–	(10,236)	100	284,515	–	–
	Deferred shares	13,327	21-Nov-14	21-Nov-15	–	13,327	100	369,149	–	–	–	(13,327)	100	370,431	–	–
	Deferred shares	17,097	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	17,097
	Deferred shares	17,097	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	17,097
	Performance rights	73,818	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(73,818)	100	(1,962,629)	–	–	–	–	–
	Performance rights	18,996	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	18,996
	Performance rights	18,996	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	18,996
	Performance rights	18,996	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	18,996
D Hisco[6]	Deferred shares	16,000	31-Oct-08	31-Oct-11	–	–	–	–	–	–	–	(9,000)	56	218,431	7,000	–
	Employee Share Offer	26	03-Dec-15	03-Dec-18	–	–	–	–	–	–	–	–	–	–	–	26
	Deferred share rights	16,608	22-Nov-13	22-Nov-15	21-Nov-17	16,608	100	460,030	–	–	–	(16,608)	100	380,346	–	–
	Deferred share rights	17,408	21-Nov-14	21-Nov-15	21-Nov-17	17,408	100	482,189	–	–	–	(17,408)	100	398,668	–	–
	Deferred share rights	21,109	18-Nov-15	18-Nov-16	18-Nov-18	–	–	–	–	–	–	–	–	–	–	21,109
	Deferred share rights	22,427	18-Nov-15	18-Nov-17	18-Nov-19	–	–	–	–	–	–	–	–	–	–	22,427
	Performance rights	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(49,212)	100	(1,308,419)	–	–	–	–	–
	Performance rights	17,711	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,711
	Performance rights	17,711	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,711
	Performance rights	17,711	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,711
G Hodges[7]	Deferred shares	9,055	22-Nov-13	22-Nov-15	–	9,055	100	250,817	–	–	–	–	–	–	9,055	–
	Deferred shares	10,975	21-Nov-14	21-Nov-15	–	10,975	100	304,000	–	–	–	–	–	–	10,975	–
	Deferred shares	13,298	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	13,298
	Deferred shares	13,297	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	13,297
	Performance rights	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(49,212)	100	(1,308,419)	–	–	–	–	–
	Performance rights	12,664	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	12,664
	Performance rights	12,664	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	12,664
	Performance rights	12,664	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	12,664

ANZ ANNUAL REPORT 2016

						Vested			Lapsed/Forfeited			Exercised/Sold
Name	Type of equity	Number granted[1]	Grant date	First date exercisable	Date of expiry	Number	%	Value[2] $	Number	%	Value[2] $	Number	%	Value[2] $	Vested and exercisable as at 30 Sep 2016[3]	Unexer- cisable as at 30 Sep 2016
M Jablko	Deferred shares	20,825	20-Aug-16	27-Feb-17	–	–	–	–	–	–	–	–	–	–	–	20,825
	Deferred shares	3,153	20-Aug-16	20-Aug-17	–	–	–	–	–	–	–	–	–	–	–	3,153
	Deferred shares	11,444	20-Aug-16	27-Feb-18	–	–	–	–	–	–	–	–	–	–	–	11,444
	Deferred shares	3,153	20-Aug-16	20-Aug-18	–	–	–	–	–	–	–	–	–	–	–	3,153
	Deferred shares	11,444	20-Aug-16	27-Feb-19	–	–	–	–	–	–	–	–	–	–	–	11,444
	Deferred shares	7,617	20-Aug-16	27-Feb-20	–	–	–	–	–	–	–	–	–	–	–	7,617
	Deferred shares	4,540	20-Aug-16	27-Feb-21	–	–	–	–	–	–	–	–	–	–	–	4,540
F Ohlsson[8]
M Whelan[9]	Deferred shares	20,185	12-Nov-12	12-Nov-15	–	20,185	100	536,667	–	–	–	(20,185)	100	523,290	–	–
	Deferred shares	9,448	22-Nov-13	22-Nov-15	–	9,448	100	261,703	–	–	–	(9,448)	100	262,612	–	–
	Deferred shares	9,407	21-Nov-14	21-Nov-15	–	9,407	100	260,567	–	–	–	(9,407)	100	261,472	–	–
	Deferred shares	16,147	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	16,147
	Deferred shares	16,147	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	16,147
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,730
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,730
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	17,730
N Williams[10]	Deferred shares	11,811	22-Nov-13	22-Nov-15	–	11,811	100	327,156	–	–	–	(11,811)	100	328,293	–	–
	Deferred shares	13,327	21-Nov-14	21-Nov-15	–	13,327	100	369,149	–	–	–	(13,327)	100	370,431	–	–
	Deferred shares	17,097	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	17,097
	Deferred shares	17,097	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	17,097
	Deferred share rights	29,225	12-Nov-12	12-Nov-15	12-Nov-17	29,225	100	777,017	–	–	–	(29,225)	100	777,017	–	–
	Deferred share rights	33,632	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	33,632
Former CEO and Disclosed Executives
M Smith[11]	Deferred shares	30,708	22-Nov-13	22-Nov-15	–	30,708	100	850,590	–	–	–	(30,708)	100	853,544	–	–
	Deferred shares	30,574	21-Nov-14	21-Nov-15	–	30,574	100	846,878	–	–	–	(30,574)	100	849,820	–	–
	Deferred share rights	38,736	18-Nov-15	18-Nov-16	18-Nov-18	–	–	–	–	–	–	–	–	–	–	38,736
	Deferred share rights	41,156	18-Nov-15	18-Nov-17	18-Nov-19	–	–	–	–	–	–	–	–	–	–	41,156
	Performance rights	328,810	19-Dec-12	19-Dec-15	19-Dec-17	–	–	–	(328,810)	100	(8,669,898)	–	–	–	–	–
A Géczy[12]	Deferred shares	12,543	21-Nov-14	21-Nov-15	–	12,543	100	347,432	–	–	–	(12,543)	100	325,250	–	–
	Deferred shares	14,248	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	14,248
	Deferred shares	14,247	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	14,247
	Performance rights	20,263	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	20,263
	Performance rights	20,263	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	20,263
	Performance rights	20,263	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	–	–	–	–	–	–	–	20,263
J Phillips[13]	Deferred shares	9,448	22-Nov-13	22-Nov-15	–	9,448	100	261,703	–	–	–	–	–	–	9,448	–
	Deferred shares	12,543	21-Nov-14	21-Nov-15	–	12,543	100	347,432	–	–	–	–	–	–	12,543	–
	Deferred shares	15,198	18-Nov-15	18-Nov-16	–	–	–	–	–	–	–	–	–	–	–	15,198
	Deferred shares	15,197	18-Nov-15	18-Nov-17	–	–	–	–	–	–	–	–	–	–	–	15,197
	Performance rights	49,212	12-Nov-12	12-Nov-15	12-Nov-17	–	–	–	(49,212)	100	(1,308,419)	–	–	–	–	–
	Performance rights	24,578	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	(5,943)	24	(142,968)	–	–	–	–	18,635
	Performance rights	22,624	21-Nov-14	21-Nov-17	21-Nov-19	–	–	–	(5,471)	24	(131,613)	–	–	–	–	17,153
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	(10,143)	57	(244,005)	–	–	–	–	7,587
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	(10,143)	57	(244,005)	–	–	–	–	7,587
	Performance rights	17,730	18-Nov-15	18-Nov-18	18-Nov-20	–	–	–	(10,143)	57	(244,005)	–	–	–	–	7,587

1	Executives, for the purpose of the five highest paid executive disclosures, are defined as Disclosed Executives or other members of the Group Executive Committee. Rights granted to the five highest paid executives as remuneration in 2016 are included above.
2	The point in time value of shares/share rights and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing/forfeiture or exercising/sale/transfer out of trust, multiplied by the number of shares/share rights and/or performance rights.
3	The number vested and exercisable is the number of shares, options and rights that remain vested at the end of the reporting period. No shares, options and rights were vested and unexercisable.
4	S Elliott – Performance rights granted 12 Nov 2012 lapsed on 12 Nov 2015 and the one day VWAP was $26.5874. Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 68,965 (Nov 2016), 53,945 (Nov 2017) and 159,573 (Nov 2018).
5	A Currie – Performance rights granted 12 Nov 2012 lapsed on 12 Nov 2015 and the one day VWAP was $26.5874. Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 51,723 (Nov 2016), 50,574 (Nov 2017) and 56,988 (Nov 2018).
6	D Hisco – Deferred share rights granted 22 Nov 2013 and 21 Nov 2014 were exercised on 1 Apr 2016, the one day VWAP on date of exercise was $22.9014. Performance rights granted 12 Nov 2012 lapsed on 12 Nov 2015 and the one day VWAP was $26.5874. Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 48,220 (Nov 2016), 47,152 (Nov 2017) and 53,133 (Nov 2018).
7	G Hodges – Performance rights granted 12 Nov 2012 lapsed on 12 Nov 2015 and the one day VWAP was $26.5874. Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 34,482 (Nov 2016), 33,716 (Nov 2017) and 37,992 (Nov 2018).
8	F Ohlsson – Commenced in a Disclosed Executive role on 1 Feb 2016 and there are no disclosable transactions from this date.
9	M Whelan – Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 13,792 (Nov 2016), 13,486 (Nov 2017) and 53,190 (Nov 2018).
10	N Williams – Deferred share rights granted 12 Nov 2012 were exercised on 12 Nov 2015, the one day VWAP on date of exercise was $26.5874. Prior year grants of deferred share rights that remained unexerciseable as at 30 Sep 2016 include: 27,603 (Nov 2016), 27,685 (Nov 2017) and 33,632 (Nov 2018).
11	M Smith – Performance rights granted 19 Dec 2012 lapsed on 19 Dec 2015 and the one day VWAP was $26.3675. Prior year grants of performance rights that remained unexerciseable as at date of termination include: 201,086 (Dec 2016) and 229,272 (Dec 2017).
12	A Géczy – Prior year grants of performance rights that remained unexerciseable as at 30 Sep 2016 include: 43,102 (Nov 2016), 53,945 (Nov 2017) and 60,789 (Nov 2018).
13	J Phillips – Performance rights granted 12 Nov 2012 lapsed on 12 Nov 2015 and the one day VWAP was $26.5874. Performance rights granted Nov 2014 and Nov 2015 lapsed on 1 Jul 2016 and the one day VWAP was $24.0565. Prior year grants of performance rights that remained unexerciseable as at date of termination include: 34,482 (Nov 2016), 35,788 (Nov 2017) and 22,761 (Nov 2018).

DIRECTORS’ REPORT          55

DIRECTORS’ REPORT (continued)

9.2 NED, CEO AND DISCLOSED EXECUTIVES EQUITY HOLDINGS

Details of shares held directly, indirectly or beneficially by each NED, including their related parties, are provided below.

TABLE 9: NED SHAREHOLDINGS

(INCLUDING MOVEMENTS DURING THE 2016 YEAR)

Name	Type	Opening balance at 1 Oct 2015	Resulting from any other changes during the year[1]	Closing balance at 30 Sep 2016[2,3]
Current Non-Executive Directors
D Gonski	Ordinary shares	31,488	–	31,488
I Atlas	Ordinary shares	7,360	–	7,360
P Dwyer	Ordinary shares	10,567	4,433	15,000
H Lee	Directors’ Share Plan	2,230	152	2,382
	Ordinary shares	8,000	–	8,000
G Liebelt	Ordinary shares	10,315	–	10,315
	Capital notes 1	1,500	–	1,500
	Capital notes 2	2,500	–	2,500
I Macfarlane	Ordinary shares	18,183	–	18,183
	Capital notes 1	1,500	–	1,500
	Capital notes 4	–	1,000	1,000
	Convertible preference shares (CPS2)	1,000	(1,000)	–
	Convertible preference shares (CPS3)	1,000	–	1,000
J Macfarlane	Ordinary shares	12,851	–	12,851
	Capital notes 2	2,000	–	2,000
	Capital notes 3	5,000	–	5,000

1	Shares from any other changes during the year include the net result of any shares purchased (including under the ANZ Share Purchase Plan), sold, or acquired under the Dividend Reinvestment Plan.
2	The following securities (included in the holdings above) were held on behalf of the NEDs (i.e. indirect beneficially held securities) as at 30 September 2016:

D Gonski	31,488
I Atlas	7,360
P Dwyer	15,000
H Lee	2,382
G Liebelt	14,315
I Macfarlane	21,683
J Macfarlane	19,851
3	There was no change in the balance as at the Director’s Report sign-off date.

ANZ ANNUAL REPORT 2016

Details of shares, deferred share rights and performance rights held directly, indirectly or beneficially by the CEO and each Disclosed Executive, including their related parties, are provided below.

TABLE 10: CEO AND DISCLOSED EXECUTIVE SHAREHOLDINGS AND RIGHTS HOLDINGS

(INCLUDING MOVEMENTS DURING THE 2016 YEAR)

Name	Type	Opening balance at 1 Oct 2015	Granted during the year as remuneration[1]	Received during the year on exercise of options or rights	Resulting from any other changes during the year[2]	Closing balance at 30 Sep 2016[3,4]
CEO and Current Disclosed Executives
S Elliott	Deferred shares	103,142	45,592	–	(82,252)	66,482
	Ordinary shares	44	–	–	87,949	87,993
	Performance rights	241,020	159,573	–	(118,110)	282,483
M Carnegie[5]	Deferred shares	–	144,420	–	–	144,420
A Currie	Deferred shares	38,958	34,194	–	(22,689)	50,463
	Ordinary shares	1,042	–	–	–	1,042
	Performance rights	176,115	56,988	–	(73,818)	159,285
D Hisco	Deferred shares	16,000	–	–	(9,000)	7,000
	Employee Share Offer	48	26	–	–	74
	Ordinary shares	91,162	–	34,016	86,000	211,178
	Deferred share rights	52,386	43,536	(34,016)	–	61,906
	Performance rights	144,584	53,133	–	(49,212)	148,505
G Hodges	Deferred shares	172,939	26,595	–	9,158	208,692
	Capital notes 4	–	–	–	1,350	1,350
	Ordinary shares	70,639	–	–	–	70,639
	Performance rights	117,410	37,992	–	(49,212)	106,190
M Jablko[5]	Deferred shares	–	62,176	–	–	62,176
F Ohlsson[5]	Employee Share Offer	74	–	–	–	74
	Deferred share rights	45,718	–	–	–	45,718
	Performance rights	33,818	–	–	–	33,818
M Whelan	Deferred shares	118,763	32,294	–	(38,342)	112,715
	Performance rights	27,278	53,190	–	–	80,468
N Williams	Deferred shares	40,636	34,194	–	(24,305)	50,525
	Ordinary shares	567	–	29,225	(29,792)	–
	Deferred share rights	84,513	33,632	(29,225)	–	88,920
Former CEO and Disclosed Executives
M Smith[6]	Deferred shares	94,329	–	–	(59,354)	34,975
	Ordinary shares	978,838	–	–	63,756	1,042,594
	Deferred share rights	–	79,892	–	–	79,892
	Performance rights	759,168	–	–	(328,810)	430,358
A Géczy	Deferred shares	25,761	28,495	–	(11,895)	42,361
	Ordinary shares	–	–	–	4,022	4,022
	Performance rights	97,047	60,789	–	–	157,836
J Phillips[6]	Deferred shares	61,528	30,395	–	5,191	97,114
	Ordinary shares	5,835	–	–	–	5,835
	Performance rights	130,896	53,190	–	(91,055)	93,031

1	Details of options/rights granted as remuneration during 2016 are provided in Table 7.
2	Shares resulting from any other changes during the year include the net result of any shares purchased (including under the ANZ Share Purchase Plan), forfeited, sold or acquired under the Dividend Reinvestment Plan.
3	The following shares (included in the holdings above) were held on behalf of the CEO and Disclosed Executives (i.e. indirect beneficially held shares) as at 30 September 2015:

S Elliott	154,475
M Carnegie	144,420
A Currie	50,463
D Hisco	102,074
G Hodges	252,777
M Jablko	62,176
F Ohlsson	74
M Whelan	112,715
N Williams	50,525
M Smith	1,077,569
A Géczy	42,361
J Phillips	42,938
4	No options/rights were vested and exercisable or vested and unexerciseable as at 30 September 2016. There was no change in the balance as at the Director’s Report sign-off date.
5	Commencing balance is based on holdings as at the date of commencement in a Disclosed Executive role.
6	Concluding balance is based on holdings as at the date of termination.

DIRECTORS’ REPORT          57

DIRECTORS’ REPORT (continued)

9.3 EQUITY VALUATIONS

This section outlines the valuations used throughout this report in relation to equity grants.

ANZ engages an external expert to independently value any required deferred share rights and performance rights, taking into account factors including the performance conditions, share price volatility, life of the instrument, dividend yield and share price at grant date.

The following table provides details of the valuations of the various equity instruments issued during the year and in prior years for shares and rights where vesting, lapse/forfeiture or exercise/sale has occurred during the year:

TABLE 11: EQUITY VALUATION INPUTS – SHARES AND RIGHTS

Recipients	Type	Grant date	Exercise price $	Equity fair value[1] $	Share closing price at grant $	ANZ expected volatility %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield%	Risk free interest rate%
Executives	Deferred shares	31-Oct-08	–	17.18	17.36	–	–	3	–	–	–
CEOs and Executives	Deferred shares	12-Nov-12	–	24.57	24.45	–	–	2	–	–	–
CEOs and Executives	Deferred shares	12-Nov-12	–	24.57	24.45	–	–	3	–	–	–
CEOs and Executives	Deferred shares	22-Nov-13	–	31.66	31.68	–	–	1	–	–	–
CEOs and Executives	Deferred shares	22-Nov-13	–	31.66	31.68	–	–	2	–	–	–
CEOs and Executives	Deferred shares	21-Nov-14	–	31.84	31.82	–	–	1	–	–	–
Current CEO and Executives	Deferred shares	18-Nov-15	–	26.66	26.75	–	–	1	–	–	–
Current CEO and Executives	Deferred shares	18-Nov-15	–	26.66	26.75	–	–	2	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	0.3	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	0.5	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	0.8	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	1	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	1.3	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	1.5	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	1.8	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	2	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	2.5	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	3.5	–	–	–
Executives	Deferred shares	20-Aug-16	–	26.58	26.68	–	–	4.5	–	–	–
Executives	Employee Share Offer shares	3-Dec-15	–	27.79	27.81	–	–	3	–	–	–
Executives	Deferred share rights	12-Nov-12	0.00	20.53	24.45	22.5	5	3	3	6.00	2.58
Executives	Deferred share rights	22-Nov-13	0.00	28.60	31.68	20.0	4	2	2	5.25	2.75
Executives	Deferred share rights	21-Nov-14	0.00	30.16	31.82	17.5	3	1	1	5.50	2.53
Former CEO and Executives	Deferred share rights	18-Nov-15	0.00	25.17	26.75	20.0	3	1	1	6.25	2.02
Former CEO and Executives	Deferred share rights	18-Nov-15	0.00	23.69	26.75	20.0	4	2	2	6.25	2.11
Executives	Deferred share rights	18-Nov-15	0.00	22.30	26.75	20.0	5	3	3	6.25	2.20
Current CEO and Executives	Performance rights	12-Nov-12	0.00	10.16	24.45	22.5	5	3	3	6.00	2.58
Former CEO	Performance rights	19-Dec-12	0.00	9.58	24.64	22.5	5	3	3	6.00	2.77
Executives	Performance rights	21-Nov-14	0.00	14.24	31.82	17.5	5	3	3	5.50	2.53
Executives	Performance rights	21-Nov-14	0.00	15.47	31.82	17.5	5	3	3	5.50	2.53
Current CEO and Executives	Performance rights	18-Nov-15	0.00	26.32	26.75	–	5	3	3	–	–
(for allocation purposes)
Current CEO and Executives	Performance rights	18-Nov-15	0.00	26.32	26.75	–	5	3	3	–	–
(for allocation purposes)
Current CEO and Executives	Performance rights	18-Nov-15	0.00	26.32	26.75	–	5	3	3	–	–
(for allocation purposes)
Executives	Performance rights	18-Nov-15	0.00	9.94	26.75	20.0	5	3	3	6.25	2.02
(for expensing purposes)
Executives	Performance rights	18-Nov-15	0.00	9.02	26.75	20.0	5	3	3	6.25	2.11
(for expensing purposes)
Executives	Performance rights	18-Nov-15	0.00	4.80	26.75	20.0	5	3	3	6.25	2.20
(for expensing purposes)
Current CEO	Performance rights	17-Dec-15	0.00	11.28	26.53	25.0	5	3	3	6.50	2.10
(for expensing purposes)
Current CEO	Performance rights	17-Dec-15	0.00	11.16	26.53	25.0	5	3	3	6.50	2.10
(for expensing purposes)
Current CEO	Performance rights	17-Dec-15	0.00	7.36	26.53	25.0	5	3	3	6.50	2.10
(for expensing purposes)

1	For shares, the volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value. No dividends are incorporated into the measurement of the fair value of shares. For rights, an independent fair value calculation is conducted to determine the fair value.

ANZ ANNUAL REPORT 2016

10. NEDs, CEO and Disclosed Executives Loan and Other Transactions (non remuneration)

10.1 LOAN TRANSACTIONS

Loans made to the NEDs, the CEO and Disclosed Executives are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to NEDs, the CEO and Disclosed Executives including their related parties, where the individual’s aggregate loan balance exceeded $100,000 at any time during the year, are provided below. Other than the loans disclosed below no other loans were made, guaranteed or secured by any entity in the Group to the NEDs, the CEO and Disclosed Executives, including their related parties.

TABLE 12: NED LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2015 $	Closing balance at 30 Sep 2016 $	Interest paid and payable in the reporting period[1] $	Highest balance in the reporting period $
Non-Executive Directors
J Macfarlane	7,882,159	8,851,891	282,972	10,418,743
Total	7,882,159	8,851,891	282,972	10,418,743

1	Actual interest paid after taking into consideration offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.

TABLE 13: CEO AND DISCLOSED EXECUTIVE LOAN TRANSACTIONS

Name	Opening balance at 1 Oct 2015[1] $	Closing balance at 30 Sep 2016 $	Interest paid and payable in the reporting period[2] $	Highest balance in the reporting period $
Current CEO and Current Disclosed Executives
S Elliott	1,598,516	2,598,510	52,684	2,598,516
A Currie	3,833,108	3,668,573	162,158	4,586,240
D Hisco	2,116,292	2,114,163	102,310	4,360,325
G Hodges	3,961,872	3,231,536	138,877	4,199,572
F Ohlsson	1,500,000	3,000,000	–	3,000,000
M Whelan	2,690,090	1,718,615	82,008	2,763,650
N Williams	286,000	39,192	7,188	541,254
Former CEO and Former Disclosed Executives
M Smith[3]	1,000,000	4,500,000	84,199	4,500,000
A Géczy[4]	24,777,211	21,169,935	1,110,753	24,780,089
J Phillips[3]	2,254,377	–	67,973	2,263,443
Total	44,017,466	42,040,523	1,808,149	53,593,089

1	For Disclosed Executives who commenced during the 2016 financial year, opening balances are as at date of commencement.
2	Actual interest paid after taking into consideration offset accounts. The loan balance is shown gross, however the interest paid takes into account the impact of offset amounts.
3	Concluding balance is based on balance as at the date of termination.
4	A Géczy’s loan balance has reduced significantly post the balance date and it is expected that this will reduce to nil by the end of December 2016.

10.2 OTHER TRANSACTIONS

All other transactions of the NEDs, the CEO and Disclosed Executives and their related parties are conducted on normal commercial terms and conditions no more favourable than those given to other employees or customers, and are deemed trivial or domestic in nature.

Signed in accordance with a resolution of the Directors

David M Gonski, AC	Shayne Elliott
Chairman	Director
2 November 2016

DIRECTORS’ REPORT          59

SECTION
02

## CONSOLIDATED FINANCIAL STATEMENTS

| | |
|---|---|
| Income Statement | 62 |
| Statement of Comprehensive Income | 63 |
| Balance Sheet | 64 |
| Cash Flow Statement | 65 |
| Statement of Changes in Equity | 66 |

## NOTES TO THE FINANCIAL STATEMENTS

**Basis of Preparation**

| | | |
|---|---|---|
| 01 | Significant Accounting Policies | 68 |
| 02 | Critical Estimates and Judgements used in Applying Accounting Policies | 77 |

**Financial Performance**

| | | |
|---|---|---|
| 03 | Net Interest Income | 79 |
| 04 | Non-Interest Income | 80 |
| 05 | Expenses | 81 |
| 06 | Income Tax | 82 |
| 07 | Dividends | 85 |
| 08 | Earnings Per Ordinary Share | 87 |
| 09 | Segment Analysis | 88 |
| 10 | Notes to the Cash Flow Statement | 91 |

**Financial Assets**

| | | |
|---|---|---|
| 11 | Cash | 92 |
| 12 | Trading Securities | 92 |
| 13 | Derivative Financial Instruments | 92 |
| 14 | Available-for-sale Assets | 98 |
| 15 | Net Loans and Advances | 99 |
| 16 | Provision for Credit Impairment | 101 |

**Financial Liabilities**

| | | |
|---|---|---|
| 17 | Deposits and Other Borrowings | 103 |
| 18 | Debt Issuances | 103 |
| 19 | Subordinated Debt | 104 |

**Financial Instrument Disclosures**

| | | |
|---|---|---|
| 20 | Financial Risk Management | 107 |
| 21 | Fair Value of Financial Assets and Liabilities | 128 |
| 22 | Maturity Analysis of Assets and Liabilities | 136 |
| 23 | Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets | 137 |
| 24 | Offsetting | 138 |
| 25 | Credit Related Commitments, Guarantees and Contingent Liabilities | 140 |

60

ANZ ANNUAL REPORT 2016

## NOTES TO THE FINANCIAL STATEMENTS (continued)

**Non-financial Assets**

26 Goodwill and Other Intangible Assets 141
27 Premises and Equipment 142
28 Other Assets 143

**Non-financial Liabilities**

29 Provisions 143
30 Payables and Other Liabilities 143

**Equity**

31 Shareholders' Equity 144
32 Capital Management 146

**Consolidation and Presentation**

33 Controlled Entities 149
34 Investments in associates 150
35 Structured Entities 151
36 Transfers of Financial Assets 153

**Life Insurance and Funds Management Business**

37 Life Insurance Business 154

**Employee and Related Party Transactions**

38 Superannuation and Post Employment Benefit Obligations 157
39 Employee Share and Option Plans 160
40 Related Party Disclosures 167

**Other Disclosures**

41 Other Contingent Liabilities and Contingent Assets 168
42 Compensation of Auditors 171
43 Changes to Comparatives 171
44 Events Since the End of the Financial Year 173

Directors' Declaration and Responsibility Statement 174
Independent Auditor's Report 175

SECTION 2 61

FINANCIAL STATEMENTS

Income Statement for the year ended 30 September

		Consolidated[1]		The Company[1]
	Note	2016 $m	2015 $m	2016 $m	2015 $m
Interest income	3	29,951	30,526	26,387	26,665
Interest expense	3	(14,856)	(15,910)	(15,622)	(16,249)
Net interest income		15,095	14,616	10,765	10,416
Other operating income	4	3,129	4,034	5,660	6,587
Net funds management and insurance income	4	1,764	1,815	198	210
Share of associates’ profit	4	541	625	347	376
Operating income		20,529	21,090	16,970	17,589
Operating expenses	5	(10,422)	(9,378)	(8,340)	(7,369)
Profit before credit impairment and income tax		10,107	11,712	8,630	10,220
Credit impairment charge	16	(1,929)	(1,179)	(1,539)	(969)
Profit before income tax		8,178	10,533	7,091	9,251
Income tax expense	6	(2,458)	(3,026)	(1,404)	(1,945)
Profit for the year		5,720	7,507	5,687	7,306
Comprising:
Profit attributable to non-controlling interests		11	14	–	–
Profit attributable to shareholders of the Company		5,709	7,493	5,687	7,306

Earnings per ordinary share (cents)
Basic	8	197.4	271.5	n/a	n/a
Diluted	8	189.3	257.2	n/a	n/a
Dividend per ordinary share (cents)	7	160.0	181.0	n/a	n/a

1	Comparative amounts have changed. Refer to note 43 for details.

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2016

Statement of Comprehensive Income for the year ended 30 September

		Consolidated		The Company
	Note	2016 $m	2015 $m	2016 $m	2015 $m
Profit for the year		5,720	7,507	5,687	7,306

Other comprehensive income

Items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans[1]	31,38	(72)	(6)	(88)	24
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		(10)	52	(10)	52

Income tax on items that will not be reclassified subsequently to profit or loss
Remeasurement gain/(loss) on defined benefit plans		11	4	16	(4)
Fair value gain/(loss) attributable to changes in own credit risk of financial liabilities designated at fair value		3	(15)	3	(15)

Items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve
Exchange differences taken to equity[2]	31	(456)	1,736	(476)	878
Exchange differences transferred to income statement		(126)	(4)	(126)	(4)

Available-for-sale revaluation reserve
Valuation gain/(loss) taken to equity	31	42	(40)	(15)	(74)
Transferred to income statement		(48)	(71)	(4)	(49)

Cash flow hedge reserve
Valuation gain/(loss) taken to equity	31	64	160	(22)	149
Transferred to income statement		17	(15)	10	–

Income tax on items that may be reclassified subsequently to profit or loss
Available-for-sale revaluation reserve		7	36	9	39
Cash flow hedge reserve		(21)	(45)	5	(46)

Share of associates’ other comprehensive income[3]		4	59	13	44
Other comprehensive income net of tax		(585)	1,851	(685)	994
Total comprehensive income for the year		5,135	9,358	5,002	8,300
Comprising total comprehensive income attributable to:
Non-controlling interests		4	30	–	–
Shareholders of the Company		5,131	9,328	5,002	8,300

1	Includes a foreign exchange loss on GBP denominated defined benefit plans of $15 million (2015: nil) for the Group and $15 million (2015: nil) for the Company.
2	Includes a $7 million loss of foreign currency translation differences attributed to non-controlling interests (2015: $16 million gain) for the Group.
3	Share of associates’ other comprehensive income includes items that may be reclassified subsequently to profit or loss comprised of Available-for-sale assets reserve gain of $10 million (2015: gain of $53 million) for the Group and gain of $13 million (2015: gain of $44 million) for the Company; Foreign currency translation reserve of nil (2015: gain of $8 million) for the Group, as well as items that will not be reclassified subsequently to profit or loss comprised of Defined Benefit Plans loss of $6 million (2015: loss of $2 million) for the Group.

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

FINANCIAL STATEMENTS    63

FINANCIAL STATEMENTS (continued)

Balance Sheet as at 30 September

		Consolidated		The Company
	Note	2016 $m	2015 $m	2016 $m	2015 $m
Assets
Cash	11	48,675	53,903	46,072	51,217
Settlement balances owed to ANZ		21,951	18,596	19,905	16,601
Collateral paid		12,723	9,967	10,878	8,234
Trading securities	12	47,188	49,000	35,059	37,373
Derivative financial instruments	13	87,496	85,625	75,872	75,694
Available-for-sale assets	14	63,113	43,667	55,721	37,612
Net loans and advances	15	575,852	562,173	446,531	440,383
Regulatory deposits		2,296	1,773	671	557
Due from controlled entities		–	–	106,797	109,920
Shares in controlled entities	33	–	–	18,117	17,823
Investments in associates	34	4,272	5,440	1,974	3,018
Current tax assets	6	126	90	116	84
Deferred tax assets	6	623	402	887	712
Goodwill and other intangible assets	26	7,672	8,312	2,214	2,830
Investments backing policy liabilities	37	35,656	34,820	–	–
Premises and equipment	27	2,205	2,221	967	990
Other assets	28	5,021	5,846	2,181	2,949
Esanda Dealer Finance assets held for sale	15	–	8,065	–	8,065
Total assets		914,869	889,900	823,962	814,062
Liabilities
Settlement balances owed by ANZ		10,625	11,250	9,079	9,901
Collateral received		6,386	7,829	5,882	6,886
Deposits and other borrowings	17	588,195	570,794	479,963	472,031
Derivative financial instruments	13	88,725	81,270	76,243	71,844
Due to controlled entities		–	–	103,416	105,079
Current tax liabilities	6	188	267	62	94
Deferred tax liabilities	6	227	249	78	123
Policy liabilities	37	36,145	35,401	–	–
External unit holder liabilities (life insurance funds)		3,333	3,291	–	–
Provisions	29	1,209	1,074	832	731
Payables and other liabilities	30	8,865	10,366	5,566	6,294
Debt issuances	18	91,080	93,747	71,875	75,579
Subordinated debt	19	21,964	17,009	20,707	15,812
Total liabilities		856,942	832,547	773,703	764,374
Net assets		57,927	57,353	50,259	49,688
Shareholders’ equity
Ordinary share capital	31	28,765	28,367	29,162	28,611
Reserves	31	1,078	1,571	344	939
Retained earnings	31	27,975	27,309	20,753	20,138
Share capital and reserves attributable to shareholders of the Company		57,818	57,247	50,259	49,688
Non-controlling interests	31	109	106	–	–
Total shareholders’ equity		57,927	57,353	50,259	49,688

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2016

Cash Flow Statement for the year ended 30 September

			Consolidated[1]		The Company[1]
	Note		2016 $m	2015 $m	2016 $m	2015 $m
Cash flows from operating activities
Interest received			29,992	30,667	26,409	26,754
Interest paid			(15,038)	(15,458)	(15,743)	(15,809)
Dividends received			120	231	2,076	2,630
Other operating income received			1,770	18,237	2,091	15,830
Other operating expenses paid			(8,725)	(8,592)	(6,919)	(6,825)
Income taxes paid			(2,840)	(3,082)	(2,104)	(2,388)
Net cash flows from funds management and insurance business
Premiums, other income and life investment deposits received			6,795	7,681	122	161
Investment income and policy deposits received			135	286	–	–
Claims and policyholder liability payments			(5,604)	(5,955)	–	–
Commission expense (paid)/received			(545)	(648)	75	49
Cash flows from operating activities before changes in operating assets and liabilities			6,060	23,367	6,007	20,402
Changes in operating assets and liabilities arising from cash flow movements
(Increase)/decrease in operating assets
Collateral paid			(3,183)	(3,585)	(3,157)	(2,427)
Trading securities			332	2,870	203	2,161
Loans and advances			(14,797)	(32,280)	(9,503)	(21,759)
Net intra-group loans and advances			–	–	2,053	(992)
Net cash flows from investments backing policyholder liabilities
Purchase of insurance assets			(16,614)	(7,065)	–	–
Proceeds from sale/maturity of insurance assets			17,461	7,239	–	–
Increase/(decrease) in operating liabilities
Deposits and other borrowings			23,128	30,050	14,708	22,210
Settlement balances owed by ANZ			(589)	781	(794)	1,422
Collateral received			(1,027)	1,073	(554)	854
Payables and other liabilities			70	(974)	619	(1,491)
Change in operating assets and liabilities arising from cash flow movements			4,781	(1,891)	3,575	(22)
Net cash provided by operating activities	10(a	)	10,841	21,476	9,582	20,380
Cash flows from investing activities
Available-for-sale assets
Purchases			(44,182)	(24,236)	(26,035)	(18,876)
Proceeds from sale or maturity			23,745	15,705	8,771	11,256
Controlled entities and associates
Purchases (net of cash acquired)	10(c	)	–	–	(387)	(1,375)
Proceeds from sale (net of cash disposed)	10(c	)	–	4	–	–
Premises and equipment
Purchases			(337)	(321)	(227)	(204)
Proceeds from sale			17	–	–
Esanda Dealer Finance divestment			6,682	–	6,682	–
Other assets			(335)	(928)	83	(280)
Net cash used in investing activities			(14,410)	(9,776)	(11,113)	(9,479)
Cash flows from financing activities
Debt issuances
Issue proceeds			29,204	16,637	22,330	12,969
Redemptions			(27,959)	(15,966)	(23,389)	(12,250)
Subordinated debt
Issue proceeds			6,177	2,683	6,176	2,517
Redemptions			(900)	–	(900)	–
Dividends paid			(4,564)	(3,763)	(4,589)	(3,784)
Share capital issues			–	3,207	–	3,207
Preference shares bought back			–	(755)	–	(755)
Net cash provided by financing activities			1,958	2,043	(372)	1,904
Net (decrease)/increase in cash and cash equivalents			(1,611)	13,743	(1,903)	12,805
Cash and cash equivalents at beginning of year			69,278	48,229	64,836	45,048
Effects of exchange rate changes on cash and cash equivalents			(1,447)	7,306	(939)	6,983
Cash and cash equivalents at end of year	10(b	)	66,220	69,278	61,994	64,836

1	Comparative amounts have changed. Refer to note 43 for details.

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

FINANCIAL STATEMENTS        65

FINANCIAL STATEMENTS (continued)

Statement of Changes in Equity for the year ended 30 September

Consolidated	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2014	24,031	871	(239)	24,544	49,207	77	49,284
Profit or loss	–	–	–	7,493	7,493	14	7,507
Other comprehensive income for the year	–	–	1,802	33	1,835	16	1,851
Total comprehensive income for the year	–	–	1,802	7,526	9,328	30	9,358
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,907)	(4,907)	(1)	(4,908)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	22	22	–	22
Dividend reinvestment plan	1,122	–	–	–	1,122	–	1,122
Preference shares bought back	–	(871)	–	–	(871)	–	(871)
Other equity movements:
Share-based payments/(exercises)	–	–	16	–	16	–	16
Share placement and Share purchase plan	3,206	–	–	–	3,206	–	3,206
Treasury shares adjustment	5	–	–	–	5	–	5
Group share option scheme	2	–	–	–	2	–	2
Group employee share acquisition scheme	1	–	–	–	1	–	1
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	116	116	–	116
As at 30 September 2015	28,367	–	1,571	27,309	57,247	106	57,353
Profit or loss	–	–	–	5,709	5,709	11	5,720
Other comprehensive income for the year	–	–	(504)	(74)	(578)	(7)	(585)
Total comprehensive income for the year	–	–	(504)	5,635	5,131	4	5,135

Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(5,001)	(5,001)	(1)	(5,002)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	–	–	–	24	24	–	24
Dividend reinvestment plan	413	–	–	–	413	–	413
Preference shares bought back	–	–	–	–	–	–	–
Other equity movements:
Share-based payments/(exercises)	–	–	19	–	19	–	19
Share placement and Share purchase plan	–	–	–	–	–	–	–
Treasury shares adjustment	(153)	–	–	–	(153)	–	(153)
Group share option scheme	–	–	–	–	–	–	–
Group employee share acquisition scheme	138	–	–	–	138	–	138
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	–	–	–	–
As at 30 September 2016	28,765	–	1,078	27,975	57,818	109	57,927

1	Further information on reserves is disclosed in note 31 to the financial statements.

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

ANZ ANNUAL REPORT 2016

The Company	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings[1] $m	Shareholders’ equity attributable to equity holders of the Bank[1] $m	Non-controlling interests $m	Total shareholders’ equity[1] $m
As at 1 October 2014	24,280	871	(6)	17,557	42,702	–	42,702
Profit or loss	–	–	–	7,306	7,306	–	7,306
Other comprehensive income for the year	–	–	937	57	994	–	994
Total comprehensive income for the year	–	–	937	7,363	8,300	–	8,300
Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(4,906)	(4,906)	–	(4,906)
Dividend reinvestment plan	1,122	–	–	–	1,122	–	1,122
Preference shares bought back	–	(871)	–	–	(871)	–	(871)
Other equity movements:
Share-based payments/(exercises)	–	–	16	–	16	–	16
Share placement and Share purchase plan	3,206	–	–	–	3,206	–	3,206
Group share option scheme	2	–	–	–	2	–	2
Group employee share acquisition scheme	1	–	–	–	1	–	1
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	116	116	–	116
As at 30 September 2015	28,611	–	939	20,138	49,688	–	49,688
Profit or loss	–	–	–	5,687	5,687	–	5,687
Other comprehensive income for the year	–	–	(606)	(79)	(685)	–	(685)
Total comprehensive income for the year	–	–	(606)	5,608	5,002	–	5,002

Transactions with equity holders in their capacity as equity holders:
Dividends paid	–	–	–	(5,001)	(5,001)	–	(5,001)
Dividend reinvestment plan	413	–	–	–	413	–	413
Preference shares bought back	–	–	–	–	–	–	–
Other equity movements:
Share-based payments/(exercises)	–	–	19	–	19	–	19
Share placement and Share purchase plan	–	–	–	–	–	–	–
Group share option scheme	–	–	–	–	–	–	–
Group employee share acquisition scheme	138	–	–	–	138	–	138
Transfer of options/rights lapsed	–	–	(8)	8	–	–	–
Foreign exchange gains on preference shares bought back	–	–	–	–	–	–	–
As at 30 September 2016	29,162	–	344	20,753	50,259	–	50,259

1	Further information on reserves is disclosed in note 31 to the financial statements.

The notes appearing on pages 68 to 173 form an integral part of these financial statements.

FINANCIAL STATEMENTS        67

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies

The financial statements of Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (the Group) for the year ended 30 September 2016 were authorised for issue in accordance with a resolution of the Directors on 2 November 2016.

The Company is incorporated and domiciled in Australia. The address of the Company’s registered office is ANZ Centre, Level 9, 833 Collins Street, Docklands, Victoria, Australia 3008.

The Company and Group are for-profit entities.

ANZ provides a broad range of banking and financial products and services to retail, high net worth, small business, corporate and commercial and institutional customers.

Geographically, operations span Australia, New Zealand, a number of countries in the Asia Pacific region, the United Kingdom, France, Germany and the United States.

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied by the Company and all Group entities for all years presented in these financial statements.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial statements of the Company and Group are general purpose financial statements (Tier 1) which have been prepared in accordance with the relevant provisions of the Banking Act 1959, Australian Accounting Standards (AASs) and other authoritative pronouncements of the Australian Accounting Standards Board (AASB) and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs. The Group’s application of AASs ensures that the financial statements of the Company and Group comply with IFRS.

ii) Use of estimates and assumptions

The preparation of these financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of accounting policies. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates, judgements and assumptions are reviewed on an ongoing basis.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

}	derivative financial instruments;

}	available-for-sale financial assets;

}	financial instruments held for trading; and

}	assets and liabilities designated as fair value through profit or loss.

In accordance with AASB 1038 Life Insurance Contracts (‘AASB 1038’), life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits (‘AASB 119’), defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Rounding

The Company is an entity of the kind referred to in Australian Securities and Investments Commission Corporations Instrument 2016/191. Consequently, amounts in the financial statements have been rounded to the nearest million dollars, except where otherwise indicated.

v) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations. Refer to note 43 for further details.

vi) Principles of consolidation

The consolidated financial statements of the Group comprise the financial statements of the Company and all its subsidiaries. An entity, including a structured entity, is considered a subsidiary of the Group when it is determined that control over the entity exists. Control is deemed to exist when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Power is assessed by examining existing rights that give the Group the current ability to direct the relevant activities of the entity.

At times, the determination of control can be judgemental. Further detail on the judgement involved in assessing control has been provided in note 2 (iii).

The effect of all transactions between entities in the Group has been eliminated.

Where subsidiaries are sold or acquired during the year, their operating results are included to the date of disposal or from the date of acquisition. When control ceases, the assets and liabilities of the subsidiary, any related non-controlling interest and other components of equity are derecognised.

Any interest retained in the former subsidiary is initially measured at fair value and any resulting gain or loss is recognised in the income statement.

In the Company’s financial statements, investments in subsidiaries are carried at cost less accumulated impairment losses.

vii) Associates

The equity method is applied to accounting for associates in both the consolidated financial statements of the Group and the financial statements of the Company.

Under the equity method, the share of results of associates is included in the income statement and statement of other comprehensive income. Investments in associates are carried in the balance sheet at cost plus the post-acquisition share of changes in associates’ net assets less accumulated impairment.

Investments in associates are reviewed for any indication of impairment at least at each reporting date. Where an indication of impairment exists the recoverable amount of the associate is determined based on the higher of the associate’s fair value less costs to sell and its value in use. A discounted cash flow methodology and other methodologies such as the capitalisation of earnings methodology are used to determine the recoverable amount.

68

ANZ ANNUAL REPORT 2016

1: Significant Accounting Policies (continued)

viii) Fiduciary activities

The Group provides fiduciary services to third parties including custody, nominee, trustee, administration and investment management services predominantly through the Wealth segment. This involves the Group holding assets on behalf of third parties and making decisions regarding the purchase and sale of financial instruments. In circumstances where ANZ is not the beneficial owner or does not control the assets, they are not recognised in these financial statements.

ix) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each Group entity are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange rate differences arising on the settlement of monetary items and translation differences on monetary items translated at rates different to those at which they were initially recognised or included in a previous financial report, are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items classified as available-for-sale financial assets are included in the available-for-sale revaluation reserve in equity.

Translation to presentation currency

The results and financial position of all Group entities (none of which has the functional currency of a hyperinflationary economy) that have a functional currency different from the Group’s presentation currency are translated into the Group’s presentation currency as follows:

}	assets and liabilities are translated at the rates of exchange ruling at reporting date;

}	revenue and expenses are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

}	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, cumulative exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign operation is treated as an asset of the foreign operation and translated at the spot rate at reporting date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience. This is assessed on a regular basis.

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest rate method. For example, loan origination fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.

v) Gain or loss on sale of assets

The gain or loss on the disposal of assets is determined as the difference between the carrying amount of the asset at the time of disposal and the proceeds of disposal, net of incremental disposal costs. This is recognised as an item of other income in the year in which the significant risks and rewards of ownership transfer to the buyer.

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

}	fees and commissions payable to brokers and certain customer incentive payments in respect of originating lending business; and

}	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the origination of a financial asset.

NOTES TO THE FINANCIAL STATEMENTS        69

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 39 and comprise the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ Employee Share Acquisition Plan

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in share capital.

ANZ Share Option Plan

The fair value of share options (deferred share rights, performance rights) is measured at grant date, using an option pricing model. The fair value is expensed on a straight line basis over the relevant vesting period. This is recognised as share based compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in determining the fair value.

A deferred share right or a performance right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is reversed when an employee fails to satisfy the minimum service period specified in the award upon resignation, termination or notice of dismissal for serious misconduct.

The expense is not reversed where the award does not vest due to the failure to meet a market-based performance condition.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases. Operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary differences will not reverse in the foreseeable future. Deferred tax assets associated with these investments are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, expects to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

E) ASSETS

FINANCIAL ASSETS

i) Financial assets and liabilities at fair value through profit or loss

Purchases and sales of trading securities are recognised on trade date.

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are not effective accounting hedges are measured at fair value through profit or loss.

70

ANZ ANNUAL REPORT 2016

1: Significant Accounting Policies (continued)

The Group may designate certain financial assets and liabilities as measured at fair value through profit or loss in any of the following circumstances:

}	investments backing policy liabilities (refer to note 1 I (iii));

}	life investment contract liabilities (refer to note 1 I (i));

}	external unit holder liabilities (life insurance funds) (refer to note 1 l (ii);

}	doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

}	a group of financial assets or financial liabilities or both is managed and its performance is evaluated on a fair value basis; or

}	the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value of these financial instruments are recognised in the income statement except in the case of financial liabilities designated as fair value through profit or loss. For financial liabilities designated as fair value through profit or loss, the amount of fair value gain or loss attributable to changes in the Group’s own credit risk is recognised in other comprehensive income (retained earnings). The remaining amount of fair value gain or loss is recognised in profit or loss. Amounts recognised in other comprehensive income are not subsequently reclassified to profit or loss.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures and options.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, credit risk and other exposures relating to non-trading positions.

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Valuation adjustments are integral in determining the fair value of derivatives. This includes a derivative credit valuation adjustment (CVA) methodology change to reflect the credit worthiness of the counterparty and a funding valuation adjustment (FVA) to account for the funding cost inherent in the portfolio.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation.

Derivative credit valuation adjustment methodology change

In determining the fair value of a derivative the Group recognises CVA to reflect the probability that the counterparty may default at some point over the life of the transaction. It is calculated by applying a probability of default (PD) on the potential estimated future positive exposure of the counterparty after taking into account the impact of collateral arrangements. At 30 September 2016, the Group revised its methodology for estimating CVA to align with industry best practice. The revised methodology makes greater use of market information for determining the PD and enhanced exposure modelling. At 30 September 2016 the effect of the changes in fair value as a result of the revisions to the methodology was to increase the CVA applicable to derivative positions by $237 million with a corresponding charge recognised in Other operating income. It is impracticable to estimate the effect of the changes in fair value estimate on future periods.

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. For qualifying cash flow hedges, the fair value gain or loss associated with the effective portion of the cash flow hedge is recognised in other comprehensive income and then recycled to the income statement in the periods when the hedged item is recognised in the income statement. Any ineffective portion is recognised immediately in the income statement. When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the cash flow hedge reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in the cash flow hedge reserve is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Changes in the fair value of the hedging instrument relating to the effective portion of the hedge are deferred in the foreign currency translation reserve in other comprehensive income and the ineffective portion is recognised immediately in the income statement.

The cumulative gain or loss recognised in other comprehensive income is recognised in the income statement on the disposal or partial disposal of a foreign operation.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of the Group are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in Net interest income. The remainder of the fair value movement is included in Other income.

iii) Available-for-sale financial assets

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

NOTES TO THE FINANCIAL STATEMENTS 71

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

Available-for-sale financial assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments and debt securities.

Available-for-sale financial assets are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the available-for sale revaluation reserve except for interest, dividends and foreign exchange gains and losses on monetary assets, which are recognised directly in the income statement. When the asset is sold, the cumulative gain or loss relating to the asset is transferred from the available-for-sale revaluation reserve to the income statement.

Where there is objective evidence of impairment of an available-for-sale financial asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as other income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

iv) Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. Loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer to note 1 B (i)) unless specifically designated on initial recognition as fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value assets) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool.

The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the asset’s carrying amount and the estimated future cash flows discounted to their present value.

As the discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income.

Impairment of capitalised acquisition-related expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Impairment losses recognised in previous periods are reversed in the income statement if the estimate of the loss subsequently decreases.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group. A counterparty liability is recognised and classified as deposits and other borrowings. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in cash or net loans and advances if the original maturity is greater than 90 days. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all or a portion of the risks and rewards of the transferred assets. If all, or substantially all, of the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost.

In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset.

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1: Significant Accounting Policies (continued)

The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

NON-FINANCIAL ASSETS

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but is assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using a discounted cash flow methodology or capitalisation of earnings methodology to determine the expected recoverable amount of the cash-generating units (CGU) to which the goodwill relates. Where the carrying value exceeds the recoverable amount, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software

Software includes costs incurred in acquiring and building software and computer systems.

In the current year the Group made a number of changes to the application of its accounting policy relating to the capitalisation of internally generated software assets by increasing the threshold for capitalisation of software development spend, reflecting the increasingly shorter useful life of smaller items of software, and by direct expensing of more project related costs. The impact of these changes was an accelerated amortisation charge of $556 million relating to previously capitalised software balances (of this, $183 million would otherwise have been amortised during the September 2016 full year) and higher operating expenses during the period of $370 million relating to development costs that would otherwise have been capitalised. These costs would otherwise have been amortised to the Income Statement in future periods of up to 5 years.

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain major core infrastructure projects where the useful life has been determined to be 7 or 10 years and has been approved by the Audit Committee. The amortisation period for software assets is reviewed at least annually. Where the expected useful life of the asset is different from previous estimates the amortisation period is changed prospectively.

At each reporting date, software assets are reviewed for impairment indicators. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

x) Acquired portfolio of insurance and investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefits of between 15 and 23 years.

The amortisation period is reviewed annually and the asset is reviewed for indicators of impairment. Any impairment identified is charged to the income statement.

xi) Deferred acquisition costs

Refer to note 1 I (vii).

xii) Other intangible assets

Other intangible assets include management fee rights and aligned advisor relationships.

Management fee rights and aligned advisor relationships are amortised over the expected useful lives to the Group using the straight line method.

Where the intangible asset is assessed to have an indefinite life, it is carried at cost less any impairment losses.

The period of amortisation is no longer than:

Management fee rights	7 years
Aligned advisor relationships	8 years

The amortisation period is reviewed at least at the end of each annual reporting period and changed if there has been a significant change in the pattern of expected future benefits from the asset.

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1.5%
Building integrals	10%
Furniture and equipment	10%–20%
Computer and office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful life or the remaining term of the lease.

The depreciation rate is reviewed annually and changed if there has been a significant change in the pattern of expected future benefits from the asset.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any impairment indicator exists, the recoverable amount of the assets are estimated and compared against the carrying value. Where the carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the CGU to which the asset belongs.

A previously recognised impairment loss is reversed if there has been an increase in the estimated recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based on an internal measure of the costs associated with the borrowing of funds.

F) LIABILITIES

FINANCIAL LIABILITIES

i) Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other similar interest bearing financial instruments. Deposits and other borrowings not designated at fair value through profit or loss on initial recognition are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

NOTES TO THE FINANCIAL STATEMENTS 73

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

ii) Financial liabilities at fair value through profit or loss

Refer to note 1 E (i).

iii) Debt issuances and subordinated debt

Debt issuances and subordinated debt are accounted for in the same way as deposits and other borrowings, except for those debt securities which are designated as at fair value through profit or loss on initial recognition.

iv) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss the holder incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee is given (typically this is the premium received). Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the reporting date. These estimates are determined based on experience of similar transactions and the history of past losses.

v) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

NON-FINANCIAL LIABILITIES

vi) Employee benefits

Leave benefits

The liability for long service leave (including on-costs) is calculated and accrued for in respect of all applicable employees using an actuarial valuation. Expected future payments for long service leave are discounted using market yields at the reporting date for a blended rate of high quality corporate bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in an asset of the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each reporting period, the movements in the net defined benefit liability are treated as follows:

}	the net movement relating to the current period’s service cost, net interest on the net defined benefit liability, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an operating expense in the Income Statement;

}	remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and return on scheme assets (excluding interest income included in net interest), are recognised directly in retained earnings through other comprehensive income; and

}	contributions made by the Group are recognised directly against the net defined benefit position.

vii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the estimated cash flows required to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share based awards) and are deducted from share capital.

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from share capital. These assets, plus any corresponding income statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from share capital. However, the corresponding life investment contract and life insurance contract liabilities, and related changes in the liabilities recognised in the income statement, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1 A (ix), exchange differences arising on translation of assets and liabilities into the Group’s presentation currency are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve. When a foreign operation is sold, attributable exchange differences are recognised in the income statement.

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1: Significant Accounting Policies (continued)

Available-for-sale revaluation reserve

This reserve includes changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in other operating income) when the asset is derecognised or impaired.

Cash flow hedge reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments net of tax. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts the income statement.

Share option reserve

This reserve includes the amounts which arise on the recognition of share-based compensation expense (see note 1 C (iii)). Amounts are transferred out of the reserve into share capital when the equity instruments are exercised.

Transactions with non-controlling interests reserve

The transactions with non-controlling interests reserve represents the impact of transactions with non-controlling shareholders in their capacity as shareholders.

H) PRESENTATION

i) Offsetting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. This generally arises in the following circumstances:

}	where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are offset against the interest income/ expense as part of the effective yield; or

}	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Offsetting assets and liabilities

Assets and liabilities are offset and the net amount reported in the balance sheet only where there is:

}	a current enforceable legal right to offset the asset and liability; and

}	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete information is available. Changes in the internal organisational structure of the Group can cause the composition of the Group’s reportable segments to change. Where this occurs corresponding segment information for the previous financial year is restated, unless the information is not available and the cost to prepare it would be excessive.

I) LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business (the Life Business) in Australia primarily through OnePath Life Limited, which is registered under the Life Insurance Act 1995 (Life Act) and in New Zealand through OnePath Life (NZ) Limited which is licensed under the Insurance (Prudential Supervision) Act 2010.

The operations of the Life Business are conducted within separate statutory funds, as required by the Life Act and are reported in aggregate with the shareholders’ fund in the Income Statement, Statement of Changes in Equity, Balance Sheet and Cash Flow Statements of the Group. The assets of the Life Business in Australia are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under AASs, the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholders’ funds.

i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act and similar contracts issued by entities operating outside Australia. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities.

Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s underlying assets investment performance with the exception of capital guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contracts) are accounted for as if they are life insurance contracts under AASB 1038.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) model using a projection method. Under the projection method, the liability is determined as the net present value of the expected future cash flows, plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature, structure and term of the liabilities. Expected future cash flows include premiums, expenses, redemptions and benefit payments, including bonuses.

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 340 Valuation of Policy Liabilities as issued by APRA under the Life Act and Professional Standard 20 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries. Under the MoS model, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the period that the policy generates profits. Costs are only deferred to the extent that a contract is expected to be profitable.

NOTES TO THE FINANCIAL STATEMENTS 75

NOTES TO THE FINANCIAL STATEMENTS (continued)

1: Significant Accounting Policies (continued)

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from the participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts consist of two components: a financial instrument and an investment management service.

The financial instrument component of the life investment contract liabilities is designated at fair value through profit or loss. The investment management service component, including associated acquisition costs, is recognised as revenue in the profit or loss as services are performed. See note 1 I (vii) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

The life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in investment funds. The total amounts of the underlying assets, liabilities, revenues and expenses of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled investment fund is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

iii) Investments backing policy liabilities

All investments backing policy liabilities are designated as at fair value through profit or loss. All policyholder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities).

iv) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

v) Revenue

Life insurance premiums

Life insurance premiums earned by providing services and bearing risks are treated as revenue. For annuity, risk and traditional business, all premiums are recognised as revenue. Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis.

Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as other assets in the balance sheet.

Life investment contract premiums

There is no premium revenue in respect of life investment contracts. Life investment deposit premiums are recognised as an increase in policy liabilities. Amounts received from policyholders in respect of life investment contracts are recognised as an investment contract liability where the receipt is in the nature of a deposit, or progressively as an investment management fee.

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within other liabilities in the balance sheet.

vi) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the underlying direct insurance contracts for which the reinsurance was purchased.

vii) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the lesser of actual costs incurred and the allowance for recovery of these costs from the premiums or policy charge as appropriate for each business class. This is subject to an overall limit that future profits are anticipated to cover these costs. Amounts which are deemed recoverable from future premiums or policy charges are deferred and amortised over the life of the policy. Losses arising on acquisition are recognised in the income statement in the year in which they occur.

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

viii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or product. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved.

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1: Significant Accounting Policies (continued)

The apportionment has been made in accordance with Actuarial Standard LPS 340, issued by the Australian Prudential Regulation Authority, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are measured at fair value at the acquisition date. At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability.

Other contingent liabilities are not recognised in the balance sheet but disclosed in note 41 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

iii) Accounting Standards not early adopted

The following accounting standards relevant to the Company and/or the Group have been issued but are not yet effective and have not been applied in these financial statements.

AASB 9 Financial Instruments (‘AASB 9’)

The AASB issued the final version of AASB 9 in December 2014. When operative, this standard will replace AASB 139 Financial Instruments: Recognition and Measurement. AASB 9 addresses recognition and measurement requirements for financial assets and financial liabilities, impairment requirements that introduce an expected credit loss impairment model and general hedge accounting requirements which more closely align with risk management activities undertaken when hedging financial and non-financial risks.

AASB 9 is not mandatorily effective for the Group until 1 October 2018. The Group is in the process of assessing the impact of AASB 9 and is not yet able to reasonably estimate the impact on its financial statements.

The Group early adopted, in isolation, the part of AASB 9 relating to gains and losses attributable to changes in own credit risk of financial liabilities designated as fair value through profit or loss in the prior financial year (effective from 1 October 2013). Refer to note 1 E (i) for a description of the accounting policy.

AASB 15 Revenue from Contracts with Customers (‘AASB 15’)

The AASB issued AASB 15 in December 2014. The standard is not mandatorily effective for the Group until 1 October 2018. AASB 15 contains new requirements for the recognition of revenue and additional disclosures about revenue.

While it is expected that a significant proportion of the Group’s revenue will be outside the scope of AASB 15, the Group is in the process of assessing the impact of AASB 15 and is not yet able to reasonably estimate the impact on its financial statements.

AASB 16 Leases (‘AASB 16’)

The AASB issued the final version of AASB 16 in February 2016. The standard is not mandatorily effective for the Group until 1 October 2019. AASB 16 requires a lessee to recognise a right-of-use asset representing its right to use the underlying leased asset and a lease liability representing its obligation to make lease payments. AASB 16 substantially carries forward the lessor accounting requirements in AASB 117 Leases.

The Group is in the process of assessing the impact of AASB 16 and is not yet able to reasonably estimate the impact on its financial statements.

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The preparation of the financial statements of the Company and Group involves making estimates and judgements that affect the reported amounts within the financial statements. The estimates and judgements are continually evaluated based on historical factors and expectations of future events, which are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of the critical estimates and judgements follows.

i) Provisions for credit impairment

The measurement of impairment of loans and advances requires management’s best estimate of the losses incurred in the portfolio at reporting date.

Individual and collective provisioning involves the use of assumptions for estimating the amount and timing of expected future cash flows. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are regularly revised to reduce any differences between loss estimates and actual loss experience.

The collective provision involves estimates regarding the historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account management’s assessment of the impact of large concentrated losses inherent within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the financial reporting process and does not impact on the reliability of the provision.

ii) Impairment of non-lending assets

The carrying values of non-lending assets are subject to impairment assessments at each reporting date. Judgement is required in identifying the cash-generating units to which goodwill and other assets are allocated for the purpose of impairment testing.

Impairment testing involves identifying appropriate internal and external indicators of impairment and whether these exist at each reporting date. Where an indication of impairment exists, the recoverable amount of the asset is determined based on the higher of the assets fair value less costs to sell and its value in use. Judgement is applied when determining the assumptions supporting the recoverable amount calculations.

NOTES TO THE FINANCIAL STATEMENTS 77

NOTES TO THE FINANCIAL STATEMENTS (continued)

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

During the year the impairment assessment of non-lending assets identified that two of the Group’s associate investments (AMMB Holdings Berhad (Ambank) and PT Bank Pan Indonesia (PT Panin)) had indicators of impairment; specifically their market value (based on share price) was below their carrying value. The Group performed value in use (VIU) calculations to assess if the carrying value of the investments were impaired. The VIU calculation is sensitive to a number of key assumptions, including discount rate, long term growth rates, future profitability and capital levels. The key assumptions used in the VIU calculations are outlined in note 34.

The VIU calculation continues to support the carrying value of the investment in PT Panin, however did not support the carrying value of the Group’s investment in Ambank. As a consequence the Group recorded an impairment charge of $260 million for the full year to reduce the carrying value to its VIU. The associate investment in Ambank forms part of the TSO and Group Centre operating segment.

iii) Consolidation

The Company assesses, at inception and at each reporting date, whether a structured entity should be consolidated based on the accounting policy outlined in note 1 A (vi). Such assessments are predominantly required for structured entities involved in securitisation activities and structured finance transactions, and investment funds. When assessing whether the Company controls (and therefore consolidates) such entities, judgement is required about whether the Company has power over the relevant activities as well as exposure to variable returns of that entity.

The Company is deemed to have power over an investment fund when it performs the function of Manager/Responsible Entity of that investment fund. Whether the Company controls the investment fund depends on whether it holds that power as principal, or as an agent for other investors. The Company is considered the principal, and thus controls an investment fund, when it cannot be easily removed from the position of Manager/Responsible Entity by other investors and has variable returns through significant aggregate economic interest in that investment fund. In all other cases the Company is considered to be acting in an agency capacity and does not control the investment fund.

iv) Financial instruments at fair value

The Group’s financial instruments measured at fair value are stated in note 1 A (iii). In estimating the fair value of financial instruments the Group uses quoted market prices in an active market, wherever possible.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads and other factors that market participants would consider in determining the fair value. The selection of appropriate valuation techniques, methodologies and inputs requires judgement. These are reviewed and updated as market practices evolve.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments, the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets. For these financial instruments, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends.

Application of professional judgement is required to analyse the data available to support each assumption upon which these valuations are based. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter where no active market exists for such instruments and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a CVA to reflect the credit worthiness of the counterparty. Judgement is required in selecting the appropriate methodology and determining credit related inputs where they are not readily observable. Further, in order to account for the funding costs inherent in the derivative, a funding valuation adjustment (FVA) is applied. Judgment is required to determine the appropriate cost of funding and the future expected cash flows used to determine FVA.

v) Provisions (other than loan impairment)

The Group holds provisions for various obligations including employee entitlements, restructurings and litigation related claims. The provision for long-service leave is supported by an independent actuarial report and involves assumptions regarding employee turnover, future salary growth rates and discount rates. Other provisions involve judgements regarding the outcome of future events including estimates of expenditure required to satisfy such obligations. Where relevant, expert legal advice has been obtained and, in light of such advice, provisions and/or disclosures as deemed appropriate have been made.

vi) Life insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular class of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

}	the cost of providing the benefits and administering the insurance contracts;

}	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

}	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and

}	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

vii) Taxation

Judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates and seeks independent advice where appropriate.

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ANZ ANNUAL REPORT 2016

3: Net Interest Income

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Interest income
Loans and advances and acceptances	26,842	27,515	20,555	20,657
Trading securities	1,288	1,594	851	1,109
Available-for-sale assets	1,028	759	842	609
Other	793	658	550	468
Total external interest income	29,951	30,526	22,798	22,843
Controlled entities	–	–	3,589	3,822
Total interest income	29,951	30,526	26,387	26,665
Interest income is analysed by types of financial assets as follows:
Financial assets not classified at fair value through profit or loss	28,649	28,916	25,533	25,549
Trading securities	1,288	1,594	851	1,109
Financial assets designated at fair value through profit or loss	14	16	3	7
Total interest income	29,951	30,526	26,387	26,665

Interest expense
Deposits	10,145	11,159	7,920	8,514
Borrowing corporation debt	63	70	–	–
Commercial paper	571	515	360	255
Debt issuances and subordinated debt	3,773	3,747	3,043	2,874
Other	304	419	262	358
Total external interest expense	14,856	15,910	11,585	12,001
Controlled entities	–	–	4,037	4,248
Total interest expense	14,856	15,910	15,622	16,249
Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not classified at fair value through profit or loss	14,379	15,427	15,376	16,048
Securities sold short	166	145	146	123
Financial liabilities designated at fair value through profit or loss	311	338	100	78
Total interest expense	14,856	15,910	15,622	16,249

Net Interest Income	15,095	14,616	10,765	10,416

NOTES TO THE FINANCIAL STATEMENTS          79

NOTES TO THE FINANCIAL STATEMENTS (continued)

4: Non-Interest Income

	Consolidated[1]		The Company[1]
	2016 $m	2015 $m	2016 $m	2015 $m
Non Interest Income
i) Fee and commission income
Lending fees[2]	779	833	670	727
Non-lending fees and commissions[3,4]	2,911	2,885	2,108	2,104
	3,690	3,718	2,778	2,831
Controlled entities	–	–	1,252	1,144
Total fee and commission income[3,4]	3,690	3,718	4,030	3,975
Fee and commission expense[3,5]	(1,162)	(1,087)	(936)	(887)
Net fee and commission income[3,4]	2,528	2,631	3,094	3,088
ii) Net funds management and insurance income
Funds management income[4]	932	942	75	84
Investment income	2,350	1,848	–	–
Insurance premium income[4]	1,562	1,633	48	43
Commission income/(expense)[4]	(457)	(452)	75	83
Claims[4]	(734)	(743)	–	–
Changes in policy liabilities	(1,843)	(1,434)	–	–
Elimination of treasury share (loss)/gain	(46)	21	–	–
Total net funds management and insurance income[4]	1,764	1,815	198	210
iii) Share of associates’ profit	541	625	347	376
iv) Other income
Net foreign exchange earnings[4]	1,176	1,005	767	719
Net (losses) from trading securities and derivatives[4]	(101)	(125)	(37)	(161)
Credit risk on credit intermediation trades	6	8	6	8
Movement on other financial instruments measured at fair value through profit or loss[6]	(214)	241	(116)	129
Dividends received from controlled entities[7]	–	–	2,010	2,571
Brokerage income/(expense)	50	58	–	–
Impairment of AMMB Holdings Berhad	(260)	–	–	–
Gain on cessation of equity accounting of investment in Bank of Tianjin (BoT)	29	–	29	–
Gain on Esanda Dealer Finance divestment	66	–	66	–
Derivative CVA methodology change[8]	(237)	–	(196)	–
Other[3,4]	86	216	37	233
Total other income[3,4]	601	1,403	2,566	3,499
Total non-interest income[3,4]	5,434	6,474	6,205	7,173

1	Comparative amounts have changed. Refer to note 43 for details.
2	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income. Refer to note 1 B (ii).
3	Certain card related fees integral to the generation of income have been reclassified within operating income and operating expenses to better reflect the nature of the items. Comparatives have been restated. Refer to note 43 for details.
4	Income from certain insurance and other wealth related products have been reclassified within operating income to better reflect the nature of the items. Comparatives have been restated. Refer to note 43 for details.
5	Includes interchange fees paid.
6	Includes fair value movements (excluding realised and accrued interest) on derivatives not designated as accounting hedges entered into to manage interest rate and foreign exchange risk on funding instruments, ineffective portions of cash flow hedges, and fair value movements in financial assets and financial liabilities designated at fair value.
7	Dividends received from controlled entities are subject to meeting applicable regulatory and company law requirements, including solvency requirements.
8	Represents $237 million charge for the Group and $196 million for the Company due to revising the methodology for calculating the credit valuation adjustment applied to the Group’s derivatives portfolio. Refer to note 1 E (ii).

ANZ ANNUAL REPORT 2016

5: Expenses

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Operating expenses
i) Personnel
Salaries and related costs[1]	4,879	4,749	3,580	3,441
Superannuation costs
– defined benefit plans (note 38)	4	7	(2)	2
– defined contribution plans	333	324	281	269
Equity-settled share-based payments	182	216	152	185
Other[1]	143	183	84	118
Total personnel expenses	5,541	5,479	4,095	4,015
ii) Premises
Depreciation of buildings and integrals	194	192	128	128
Rent	485	479	387	379
Utilities and other outgoings	170	180	110	119
Other	79	71	63	57
Total premises expenses	928	922	688	683
iii) Technology
Data communications	121	115	70	70
Depreciation and amortisation[2]	1,198	675	1,041	599
Licences and outsourced services	597	447	400	290
Rentals and repairs	168	158	135	129
Software impairment	27	17	23	12
Other	39	50	25	31
Total technology expenses	2,150	1,462	1,694	1,131
iv) Restructuring	278	31	249	24
v) Other
Advertising and public relations[3]	261	325	199	236
Audit and other fees (note 42)	22	21	11	11
Non-lending losses, frauds and forgeries	112	66	80	56
Professional fees	413	324	364	273
Travel and entertainment expenses	158	205	113	146
Amortisation and impairment of other intangible assets	83	88	8	9
Freight, stationery, postage and telephone	277	263	211	192
Other[3]	199	192	628	593
Total other expenses	1,525	1,484	1,614	1,516
Total operating expenses	10,422	9,378	8,340	7,369

1	In 2015 $705 million for the Group and $530 million for the Company previously classified as ‘other personnel expenses’ moved to ‘salaries and related costs’.
2	In 2016 the Group recorded a $556 million charge for accelerated amortisation associated with software capitalisation changes. Refer to note 1 E (ix).
3	Certain cards related fees that are integral to the generation of income have been reclassified from operating expenses to other operating income to better reflect the nature of the items. Comparatives have been restated and $19 million of card related fees for the Group and the Company have been reclassified from other operating income to operating expenses. Refer to note 43 for details.

NOTES TO THE FINANCIAL STATEMENTS          81

NOTES TO THE FINANCIAL STATEMENTS (continued)

6: Income Tax

	Consolidated		The Company
INCOME TAX EXPENSE	2016 $m	2015 $m	2016 $m	2015 $m
Income tax recognised in the income statement
Tax expense comprises:
Current tax expense	2,738	2,932	1,630	1,866
Adjustments recognised in the current year in relation to the current tax of prior years	(23)	–	(17)	1
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	(257)	94	(209)	78
Total income tax expense charged in the income statement	2,458	3,026	1,404	1,945
Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the income statement
Profit before income tax	8,178	10,533	7,091	9,251
Prima facie income tax expense at 30%	2,453	3,160	2,127	2,775
Tax effect of permanent differences:
Overseas tax rate differential	(45)	(95)	10	(22)
Share of associates’ profit	(162)	(187)	(104)	(113)
Offshore Banking Units	–	(1)	–	(1)
Wealth Australia – policyholder income and contributions tax	152	130	–	–
Wealth Australia – tax consolidation benefit	–	(56)	–	–
Write-down of investment in Ambank	78	–	–	–
Gain on cessation of equity accounting for BoT	(9)	–	(9)	–
Tax provisions no longer required	(71)	(17)	(73)	(17)
Interest on convertible instruments	70	72	70	72
Rebateable and non-assessable dividends	–	(2)	(603)	(771)
Other	15	22	3	21
	2,481	3,026	1,421	1,944
Income tax under/(over) provided in previous years	(23)	–	(17)	1
Total income tax expense charged in the income statement	2,458	3,026	1,404	1,945
Effective tax rate	30.1%	28.7%	19.8%	21.0%
Australia	1,752	2,144	1,332	1,806
Overseas	706	882	72	139

TAX CONSOLIDATION

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the tax-consolidated group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

ANZ ANNUAL REPORT 2016

6: Income Tax (continued)

	Consolidated		The Company
TAX ASSETS	2016 $m	2015 $m	2016 $m	2015 $m
Australia
Current tax asset	88	59	88	59
Deferred tax asset	457	208	800	585
	545	267	888	644
New Zealand
Deferred tax asset	–	–	3	5
	–	–	3	5
Asia Pacific, Europe and America
Current tax asset	38	31	28	25
Deferred tax asset	166	194	84	122
	204	225	112	147
Total current and deferred tax assets	749	492	1,003	796
Total current tax assets	126	90	116	84
Total deferred tax assets	623	402	887	712

Deferred tax assets recognised in profit or loss
Collective provision for loans and advances	762	767	588	626
Individual provision for impaired loans and advances	278	259	232	215
Other provisions	324	285	224	205
Provision for employee entitlements	155	158	116	120
Software	152	10	120	6
Other	133	160	61	60
	1,804	1,639	1,341	1,232
Deferred tax assets recognised directly in equity
Available-for-sale revaluation reserve	–	–	25	9
	–	–	25	9
Set-off of deferred tax assets pursuant to set-off provisions[1]	(1,181)	(1,237)	(479)	(529)
Net deferred tax assets	623	402	887	712

Unrecognised deferred tax assets
The following deferred tax assets will only be recognised if:
} assessable income derived is of a nature and an amount sufficient to enable the benefit to be realised;
} the conditions for deductibility imposed by tax legislation are complied with; and
} no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	4	5	–	–
Total unrecognised deferred tax assets	4	5	–	–

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.

NOTES TO THE FINANCIAL STATEMENTS          83

NOTES TO THE FINANCIAL STATEMENTS (continued)

6: Income Tax (continued)

	Consolidated		The Company
TAX LIABILITIES	2016 $m	2015 $m	2016 $m	2015 $m
New Zealand
Current tax payable	21	74	20	18
Deferred tax liabilities	141	113	–	–
	162	187	20	18
Asia Pacific, Europe and America
Current tax payable	167	193	42	76
Deferred tax liabilities	86	136	78	123
	253	329	120	199
Total current and deferred income tax liability	415	516	140	217
Total current tax liabilities	188	267	62	94
Total deferred income tax liabilities	227	249	78	123

Deferred tax liabilities recognised in profit or loss
Acquired portfolio of insurance and investment business	193	214	–	–
Insurance related deferred acquisition costs	160	135	–	–
Lease finance	273	289	28	64
Software	65	64	65	64
Other	528	596	291	370
	1,219	1,298	384	498

Deferred tax liabilities recognised directly in equity
Cash flow hedges	138	117	115	122
Foreign currency translation reserve	36	36	36	–
Available-for-sale revaluation reserve	–	14	–	–
Defined benefits obligation	13	16	20	27
Own credit risk of financial liabilities	2	5	2	5
	189	188	173	154
Set-off of deferred tax liabilities pursuant to set-off provision[1]	(1,181)	(1,237)	(479)	(529)
Net deferred tax liability	227	249	78	123

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been brought to account as liabilities:
Other unrealised taxable temporary differences[2]	416	386	67	70
Total unrecognised deferred tax liabilities	416	386	67	70

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

ANZ ANNUAL REPORT 2016

7: Dividends

	Consolidated[1]		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Ordinary share dividends[2]
Interim dividend	2,334	2,379	2,334	2,379
Final dividend	2,758	2,619	2,758	2,619
Bonus option plan adjustment	(91)	(92)	(91)	(92)
Dividend on ordinary shares	5,001	4,906	5,001	4,906

1	Excludes dividends paid by subsidiaries of the Group to non-controlling equity holders (2016: $1.4 million, 2015: $1.0 million).
2	Dividends are recorded when paid and not accrued.

A final dividend of 80 cents, fully franked for Australian tax purposes, is proposed to be paid on each eligible fully paid ANZ ordinary share on 16 December 2016 (2015: final dividend of 95 cents, paid 16 December 2015, fully franked for Australian tax purposes). It is proposed that New Zealand imputation credits of NZ 9 cents per fully paid ANZ ordinary share will also be attached to the 2016 final dividend (2015: NZ 11 cents). The 2016 interim dividend of 80 cents, paid 1 July 2016, was fully franked for Australian tax purposes (2015: interim dividend of 86 cents, paid 1 July 2015, fully franked for Australian tax purposes). New Zealand imputation credits of NZ 10 cents per fully paid ANZ ordinary share were attached to the 2016 interim dividend (2015: NZ 10 cents).

The tax rate applicable to the Australian franking credits attached to the 2016 interim dividend and to be attached to the proposed 2016 final dividend is 30% (2015: 30%).

Dividends paid in cash or satisfied by the issue of shares under the dividend reinvestment plan during the years ended 30 September 2016 and 2015 were as follows:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Paid in cash[1]	4,588	3,784	4,588	3,784
Satisfied by share issue[2]	413	1,122	413	1,122
	5,001	4,906	5,001	4,906

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Preference share dividend[3]
Euro Trust Securities[4]	–	1	–	–
Dividend on preference shares	–	1	–	–

1	Refers to cash paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan.
3	Dividends are recorded when paid and not accrued.
4	Refer to note 31 for details.

DIVIDEND FRANKING ACCOUNT

	2016 $m	2015 $m
Australian franking credits available for subsequent financial years at a corporate tax rate of 30% (2015: 30%)	118	593

The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

}	franking credits that will arise from the payment of income tax payable as at the end of the financial year; and

}	franking credits/debits that will arise from the receipt/payment of dividends that have been recognised as tax receivables/payables as at the end of the financial year.

NOTES TO THE FINANCIAL STATEMENTS          85

NOTES TO THE FINANCIAL STATEMENTS (continued)

7: Dividends (continued)

The final proposed 2016 dividend will utilise the entire balance of $118 million franking credits available at 30 September 2016. Instalment tax payments on account of the 2017 financial year which will be made after 30 September 2016 will generate sufficient franking credits to enable the final 2016 dividend to be fully franked. The extent to which future dividends will be franked will depend on a number of factors, including the level of profits that will be subject to tax in Australia.

New Zealand imputation credits can be attached to our Australian dividends, but may only be used by New Zealand resident shareholders. The amount of available New Zealand imputation credits at the end of the financial year, adjusted for credits that will arise from the payment of New Zealand income tax payable as at the end of the financial year and New Zealand imputation credits that will arise from dividends receivable as at the end of the financial year, is NZ$3,494 million (2015: NZ$3,508 million).

RESTRICTIONS WHICH LIMIT THE PAYMENT OF DIVIDENDS

There are presently no significant restrictions on the payment of dividends from material controlled entities to the Company. There are various capital adequacy, liquidity, foreign currency controls, statutory reserve and other prudential and legal requirements that must be observed by certain controlled entities and the impact of these requirements on the payment of cash dividends is monitored. In particular, if any interest payment is not paid on any scheduled payment date on the ANZ NZ Capital Notes, ANZ Bank New Zealand Limited may be restricted from paying a dividend on its ordinary shares (subject to a number of exceptions).

There are presently no significant restrictions on the payment of dividends by the Company, although reductions in shareholders’ equity through the payment of cash dividends are monitored having regard to the following:

}	There are regulatory and other legal requirements to maintain a specified level of capital. Further, APRA has advised that a bank under its supervision, including the Company, must obtain its written approval before paying dividends (i) on ordinary shares which exceed its after tax earnings after taking into account any payments on more senior capital instruments in the financial year to which they relate or (ii) where the Company’s Common Equity Tier 1 capital ratio falls within capital range buffers specified by APRA from time to time;

}	The Corporations Act 2001 (Cth) provides that the Company must not pay a dividend on any instrument unless (i) it has sufficient net assets for the payment, (ii) the payment is fair and reasonable to the Company’s shareholders as a whole, and (iii) the payment does not materially prejudice the Company’s ability to pay its creditors;

}	The terms of the Company’s ANZ Convertible Preference Shares also limit the payment of dividends on these securities in certain circumstances. Generally the Company may not pay a dividend on these securities if to do so would result in the Company becoming, or likely to become, insolvent or breaching specified capital adequacy ratios, if the dividend would exceed its after tax prudential profits (as defined by APRA from time to time) or if APRA so directs; and

}	If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Company’s ANZ Convertible Preference Shares, ANZ Capital Notes or ANZ Capital Securities in accordance with their terms, the Company may be restricted from declaring or paying any dividends or other distributions on Tier 1 securities including ANZ ordinary shares and preference shares. This restriction is subject to a number of exceptions.

DIVIDEND REINVESTMENT PLAN

During the year ended 30 September 2016, 7,937,264 fully paid ANZ ordinary shares were issued at $27.08 per share and 7,979,719 fully paid ANZ ordinary shares at $24.82 per share to participating shareholders under the Dividend Reinvestment Plan (2015: 8,031,825 fully paid ANZ ordinary shares at $32.02 per share, and 27,073,309 fully paid ANZ ordinary shares at $31.93 per share). All eligible shareholders can elect to participate in the Dividend Reinvestment Plan.

For the 2016 final dividend, no discount will be applied when calculating the ‘Acquisition Price’ used in determining the number of fully paid ANZ ordinary shares to be provided under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions, and the ‘Pricing Period’ under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions will be the ten trading days commencing on 18 November 2016 (unless otherwise determined by the Directors and announced to ASX).

BONUS OPTION PLAN

The amount paid in dividends during the year has been reduced as a result of certain eligible shareholders participating in the bonus option plan and foregoing all or part of their right to dividends. These shareholders were issued fully paid ANZ ordinary shares under the bonus option plan.

During the year ended 30 September 2016, 3,516,214 fully paid ANZ ordinary shares were issued under the Bonus Option Plan (2015: 2,899,350 fully paid ANZ ordinary shares).

ANZ ANNUAL REPORT 2016

8: Earnings Per Ordinary Share

	Consolidated
	2016 $m	2015 $m
Earnings reconciliation ($ millions)
Profit for the year	5,720	7,507
Less: profit attributable to non-controlling interests	11	14
Less: preference share dividend paid	–	1
Earnings used in calculating basic earnings per share	5,709	7,492

Weighted average number of ordinary shares (millions)[1]	2,891.7	2,759.0
Basic earnings per share (cents)	197.4	271.5

Earnings reconciliation ($ millions)
Earnings used in calculating basic earnings per share	5,709	7,492
Add: ANZ Convertible Preference Shares interest expense	124	128
Add: ANZ Capital Notes interest expense	149	134
Add: ANZ NZ Capital Notes interest expense	24	12
Earnings used in calculating diluted earnings per share	6,006	7,766

Weighted average number of ordinary shares (millions)[1]
Used in calculating basic earnings per share	2,891.7	2,759.0
Add: weighted average number of options/rights potentially convertible to ordinary shares	6.8	6.2
Add: weighted average number of ANZ Convertible Preference Shares	120.6	123.4
Add: weighted average number of ANZ Capital Notes	135.9	122.7
Add: weighted average number of ANZ NZ Capital Notes	17.4	8.5
Used in calculating diluted earnings per share	3,172.4	3,019.8
Diluted earnings per share (cents)	189.3	257.2

1	Weighted average number of ordinary shares excludes 11.1 million weighted average number of ordinary treasury shares held in ANZEST Pty Ltd (2015: 11.8 million) for the Group employee share acquisition scheme and 14.5 million weighted average number of ordinary treasury shares held in Wealth Australia (2015: 12.4 million).

NOTES TO THE FINANCIAL STATEMENTS          87

NOTES TO THE FINANCIAL STATEMENTS (continued)

9: Segment Analysis

(i) DESCRIPTION OF SEGMENTS

During 2016, the Group announced changes to the organisation’s structure to better meet the needs of our retail, commercial and institutional customers. As a result of these organisational changes there are now six reported divisions: Australia, New Zealand, Institutional, Asia Retail & Pacific, Wealth Australia and Technology, Services and Operations (TSO) and Group Centre.

These divisions were created by removing the Asia Retail & Pacific business from the former International and Institutional Banking (IIB) division, and repositioning minority investments in Asia from IIB to the Group Centre with the residual IIB business re-named Institutional. The New Zealand funds management and insurance businesses were repositioned to the New Zealand division, and the Private Bank business was reorganised along geographic lines under the Australia, New Zealand and Asia Retail & Pacific divisions with the residual Global Wealth business re-named Wealth Australia. Comparative information has been restated.

Other than those described above, there have been no significant structural changes. However, certain prior period comparatives have been restated to align with current period presentation as a result of changes to customer segmentation and the continued realignment of support functions. The TSO organisational changes announced in September 2016 did not take effect until 1 October 2016.

The primary sources of external revenue across all divisions are interest income, fee income and trading income. The Australia and New Zealand divisions derive revenue from products and services from retail and commercial banking. The Institutional division derives its revenue from retail and institutional products and services. Wealth derives revenue from funds management and insurance businesses.

(ii) OPERATING SEGMENTS

Transactions between business units across segments within ANZ are conducted on an arms length basis.

Year ended 30 September 2016 ($m)	Australia	Institutional	New Zealand	Wealth Australia	Asia Retail & Pacific	TSO and Group Centre	Other items[1]	Group Total
External interest income	16,152	7,070	5,634	81	813	201	–	29,951
External interest expense	(4,404)	(3,036)	(2,705)	(16)	(283)	(4,412)	–	(14,856)
Adjustment for intersegment interest	(3,548)	(582)	(478)	(55)	168	4,495	–	–
Net interest income	8,200	3,452	2,451	10	698	284	–	15,095
Other external operating income	1,205	1,726	634	1,244	477	(345)	(48)	4,893
Share of associates’ profit	3	(3)	5	–	–	536	–	541
Segment revenue	9,408	5,175	3,090	1,254	1,175	475	(48)	20,529
Other external expenses	(1,904)	(1,653)	(709)	(419)	(389)	(5,348)	–	(10,422)
Adjustments for intersegment expenses	(1,485)	(1,282)	(516)	(377)	(424)	4,084	–	–
Operating expenses	(3,389)	(2,935)	(1,225)	(796)	(813)	(1,264)	–	(10,422)
Profit before credit impairment and income tax	6,019	2,240	1,865	458	362	(789)	(48)	10,107
Credit impairment (charge)/release	(920)	(741)	(120)	–	(174)	(1)	27	(1,929)
Segment result before tax	5,099	1,499	1,745	458	188	(790)	(21)	8,178
Income tax expense	(1,526)	(431)	(478)	(133)	(34)	303	(159)	(2,458)
Non-controlling interests	–	(11)	–	2	(2)	–	–	(11)
Profit after income tax attributed to shareholders of the Company	3,573	1,057	1,267	327	152	(487)	(180)	5,709
Non-cash expenses
Depreciation and amortisation	(176)	(164)	(14)	(80)	(17)	(1,024)	–	(1,475)
Equity-settled share based payment expenses	(16)	(105)	(11)	(6)	(4)	(40)	–	(182)
Credit impairment (charge)/release	(920)	(741)	(120)	–	(174)	(1)	27	(1,929)
Financial position
Goodwill	–	1,119	2,061	1,452	97	–	–	4,729
Investments in associates	17	4	6	3	–	4,242	–	4,272

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment result where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 188 to 189 for further analysis).

ANZ ANNUAL REPORT 2016

9: Segment Analysis (continued)

Year ended 30 September 2015 ($m)[1]	Australia	Institutional	New Zealand	Wealth Australia	Asia Retail & Pacific	TSO and Group Centre	Other items[2]	Group Total
External interest income	16,065	7,606	5,958	85	745	67	–	30,526
External interest expense	(4,764)	(3,041)	(3,311)	(40)	(287)	(4,467)	–	(15,910)
Adjustment for intersegment interest	(3,603)	(980)	(266)	(37)	185	4,701	–	–
Net interest income	7,698	3,585	2,381	8	643	301	–	14,616
Other external operating income	1,211	2,177	601	1,265	480	(438)	553	5,849
Share of associates’ profit	3	–	3	–	–	619	–	625
Segment revenue	8,912	5,762	2,985	1,273	1,123	482	553	21,090
Other external expenses	(1,780)	(1,614)	(713)	(395)	(424)	(4,452)	–	(9,378)
Adjustments for intersegment expenses	(1,413)	(1,192)	(484)	(356)	(410)	3,855	–	–
Operating expenses	(3,193)	(2,806)	(1,197)	(751)	(834)	(597)	–	(9,378)
Profit before credit impairment and income tax	5,719	2,956	1,788	522	289	(115)	553	11,712
Credit impairment (charge)/release	(852)	(198)	(55)	–	(98)	(2)	26	(1,179)
Segment result before tax	4,867	2,758	1,733	522	191	(117)	579	10,533
Income tax expense	(1,454)	(779)	(479)	(94)	(50)	132	(302)	(3,026)
Non-controlling interests	–	(12)	–	–	(2)	–	–	(14)
Profit after income tax attributed to shareholders of the Company	3,413	1,967	1,254	428	139	15	277	7,493
Non-cash expenses
Depreciation and amortisation	(158)	(165)	(20)	(104)	(22)	(486)	–	(955)
Equity-settled share based payment expenses	(16)	(132)	(12)	(6)	(5)	(45)	–	(216)
Credit impairment (charge)/release	(852)	(198)	(55)	–	(98)	(2)	26	(1,179)
Financial position
Goodwill	–	1,078	1,964	1,452	103	–	–	4,597
Investments in associates	14	4	4	3	–	5,415	–	5,440

1	For the September 2015 full year, certain amounts reported as comparative information have changed as a result of organisational restructure. Refer to note 43 for details.
2	In evaluating the performance of the operating segments, certain items are removed from the operating segment result where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note (refer pages 188 to 189 for further analysis).

(iii) OTHER ITEMS

The table below sets out the profit after tax impact of other items.

		Profit after tax
Item	Related segment	2016 $m	2015 $m
Treasury shares adjustment	Wealth Australia	(44)	16
Revaluation of policy liabilities	Wealth Australia and New Zealand Division	54	73
Economic hedges	Institutional	(102)	179
Revenue hedges	TSO and Group Centre	(92)	3
Structured credit intermediation trades	Institutional	4	6
Total		(180)	277

NOTES TO THE FINANCIAL STATEMENTS          89

NOTES TO THE FINANCIAL STATEMENTS (continued)

9: Segment Analysis (continued)

(iv) EXTERNAL SEGMENT REVENUE BY PRODUCTS AND SERVICES

The table below sets out revenue from external customers for groups of similar products and services. No single customer amounts to greater than 10% of the Group’s revenue.

	Revenue[1]
	2016 $m	2015 $m
Retail	9,167	8,323
Commercial	3,987	4,200
Funds management and insurance	1,764	1,815
Institutional	5,175	5,762
Minority investments in Asia	335	615
Other	101	375
	20,529	21,090

(v) GEOGRAPHICAL INFORMATION

The following table sets out revenue and non-current assets based on the geographical locations in which the Group operates.

	Australia		APEA		New Zealand		Total
Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Total external revenue[1]	13,266	13,365	3,686	4,013	3,577	3,712	20,529	21,090
Non-current assets[2]	378,774	347,041	48,479	55,257	92,006	79,337	519,259	481,635

1	Includes net interest income.
2	Consists of available-for-sale assets, net loans and advances and investments backing policy liabilities with a maturity of more than one year.

ANZ ANNUAL REPORT 2016

10: Notes to the Cash Flow Statement

	Consolidated		The Company
a) Reconciliation of net profit after income tax to net cash provided by operating activities	2016 $m	2015 $m	2016 $m	2015 $m
Operating profit after income tax attributable to shareholders of the Company	5,709	7,493	5,687	7,306
Adjustments to reconcile operating profit after income tax to net cash provided by operating activities
Provision for credit impairment	1,929	1,179	1,539	969
Depreciation and amortisation	1,475	955	1,177	735
Profit on Esanda Dealer Finance divestment	(66)	–	(66)	–
(Profit)/Loss on disposal of premises and equipment	(4)	6	12	12
Net derivatives/foreign exchange adjustment	(1,434)	14,395	(1,420)	11,976
Equity settled share-based payments expense[1]	147	18	117	(13)
Impairment of investment in AmBank	260	–	–	–
Other non-cash movements	(485)	(499)	(331)	(429)

Net (increase)/decrease in operating assets
Collateral paid	(3,183)	(3,585)	(3,157)	(2,427)
Trading securities	332	2,870	203	2,161
Loans and advances	(14,797)	(32,280)	(9,503)	(21,759)
Investments backing policy liabilities	(2,062)	(1,787)	–	–
Net intra-group loans and advances	–	–	2,053	(992)
Interest receivable	41	106	22	54
Accrued income	(99)	(44)	(100)	(46)
Net tax assets	(383)	(56)	(701)	(443)

Net (decrease)/increase in operating liabilities
Deposits and other borrowings	23,128	30,050	14,708	22,210
Settlement balances owed by ANZ	(589)	781	(794)	1,422
Collateral received	(1,027)	1,073	(554)	854
Life insurance contract policy liabilities	1,921	1,507	–	–
Payables and other liabilities	70	(974)	619	(1,491)
Interest payable	(90)	452	(35)	435
Accrued expenses	(83)	(148)	1	(186)
Provisions including employee entitlements	131	(36)	105	32
Total adjustments	5,132	13,983	3,895	13,074
Net cash provided by operating activities	10,841	21,476	9,582	20,380

1	The equity settled share-based payments expense is net of on-market share purchases of $35 million (2015: $198 million) in the Group and the Company used to satisfy the obligation.

b) Reconciliation of cash and cash equivalents

Cash and cash equivalents at the end of the period as shown in the Cash Flow Statement is reflected in the related items in the Balance Sheet as follows:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Cash	48,675	53,903	46,072	51,217
Settlement balances owed to ANZ	17,545	15,375	15,922	13,619
Total cash and cash equivalents	66,220	69,278	61,994	64,836

c) Acquisitions and disposals
Cash (outflows) from acquisitions and investments (net of cash acquired)
Investments in controlled entities	–	–	(387)	(1,375)
	–	–	(387)	(1,375)
Cash inflows from disposals (net of cash disposed)
Disposals of associates	–	4	–	–
	–	4	–	–

d) Non-cash financing activities
Dividends satisfied by share issue	413	1,122	413	1,122
Dividends satisfied by bonus share issue	91	92	91	92
	504	1,214	504	1,214

NOTES TO THE FINANCIAL STATEMENTS          91

NOTES TO THE FINANCIAL STATEMENTS (continued)

11: Cash

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Coins, notes and cash at bank	1,457	1,716	1,008	1,045
Money at call, bills receivable and remittances in transit	98	1	–	1
Securities purchased under agreements to resell in less than three months	21,200	12,053	20,950	11,757
Balances with Central Banks	25,920	40,133	24,114	38,414
Total cash	48,675	53,903	46,072	51,217

12: Trading Securities

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Government securities	28,498	24,702	22,557	18,515
Corporate and financial institution securities	11,634	18,389	5,502	12,947
Equity and other securities	7,056	5,909	7,000	5,911
Total trading securities	47,188	49,000	35,059	37,373

13: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices defined in the contract, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading and sales activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities.

Derivative financial instruments are subject to market and credit risk, and these risks are managed in a manner consistent with the risks arising on other financial instruments. Refer to note 1 E (ii) on page 71 for further information.

The Group’s objectives and policies on managing risks that arise in connection with derivatives, including the policies for hedging, are outlined in note 20.

TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

TRADING POSITIONS

Trading positions arise from both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products which enable customers to manage their own risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in prices or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Trading derivatives are managed within the Group’s market risk management policies, which are outlined in note 20.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘Other income’ in the period in which they occur.

BALANCE SHEET RISK MANAGEMENT

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘Other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘Other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the Group’s and the Company’s foreign exchange, interest rate, commodity and credit derivatives. They include all trading and balance sheet risk management contracts. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative. Further information on netting of derivative financial instruments is included in note 24 Offsetting. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to the terms of the derivative. Notional amounts of the contracts are not recorded on the Balance sheet.

92

ANZ ANNUAL REPORT 2016

13: Derivative Financial Instruments (continued)

						Fair Value
		Trading				Hedging				Total
	Notional			Fair value		Cash flow		Net investment
Consolidated at 30 September 2016	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,301,257	10,957	(10,794)	–	–	–	–	3	–	10,960	(10,794)
Swap agreements	667,862	10,678	(14,306)	2	–	–	–	–	(3)	10,680	(14,309)
Options purchased	39,767	887	–	–	–	–	–	–	–	887	–
Options sold	44,204	–	(802)	–	–	–	–	–	–	–	(802)
	2,053,090	22,522	(25,902)	2	–	–	–	3	(3)	22,527	(25,905)
Commodity contracts
Derivative contracts	49,555	2,294	(1,395)	–	–	–	–	–	–	2,294	(1,395)
Interest rate contracts
Forward rate agreements	224,725	12	(17)	–	–	–	–	–	–	12	(17)
Swap agreements	5,042,302	57,656	(55,475)	2,661	(2,616)	1,038	(920)	–	–	61,355	(59,011)
Futures contracts	180,685	28	(107)	5	(12)	–	–	–	–	33	(119)
Options purchased	62,255	1,098	–	–	–	–	–	–	–	1,098	–
Options sold	59,874	–	(2,076)	–	–	–	–	–	–	–	(2,076)
	5,569,841	58,794	(57,675)	2,666	(2,628)	1,038	(920)	–	–	62,498	(61,223)
Credit default swaps
Structured credit derivatives purchased	737	40	–	–	–	–	–	–	–	40	–
Other credit derivatives purchased	8,397	117	(125)	–	–	–	–	–	–	117	(125)
Total credit derivatives purchased	9,134	157	(125)	–	–	–	–	–	–	157	(125)
Structured credit derivatives sold	737	–	(50)	–	–	–	–	–	–	–	(50)
Other credit derivatives sold	7,796	20	(27)	–	–	–	–	–	–	20	(27)
Total credit derivatives sold	8,533	20	(77)	–	–	–	–	–	–	20	(77)
	17,667	177	(202)	–	–	–	–	–	–	177	(202)
Total	7,690,153	83,787	(85,174)	2,668	(2,628)	1,038	(920)	3	(3)	87,496	(88,725)

NOTES TO THE FINANCIAL STATEMENTS          93

NOTES TO THE FINANCIAL STATEMENTS (continued)

13: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
	Principal
Consolidated at 30 September 2015	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,267,164	15,200	(13,964)	–	–	–	–	8	–	15,208	(13,964)
Swap agreements	652,681	20,965	(20,257)	2	(4)	–	–	–	(9)	20,967	(20,270)
Options purchased	92,330	2,441	–	–	–	–	–	–	–	2,441	–
Options sold	110,956	–	(2,081)	–	–	–	–	–	–	–	(2,081)
	2,123,131	38,606	(36,302)	2	(4)	–	–	8	(9)	38,616	(36,315)
Commodity contracts
Derivative contracts	43,869	2,750	(2,207)	–	–	–	–	–	–	2,750	(2,207)
Interest rate contracts
Forward rate agreements	343,457	37	(51)	–	–	–	–	–	–	37	(51)
Swap agreements	3,665,593	39,278	(38,004)	2,329	(1,770)	1,360	(973)	–	–	42,967	(40,747)
Futures contracts	158,579	27	(79)	1	(17)	–	–	–	–	28	(96)
Options purchased	93,055	944	–	–	–	–	–	–	–	944	–
Options sold	72,462	–	(1,573)	–	–	–	–	–	–	–	(1,573)
	4,333,146	40,286	(39,707)	2,330	(1,787)	1,360	(973)	–	–	43,976	(42,467)
Credit default swaps
Structured credit derivatives purchased	728	52	–	–	–	–	–	–	–	52	–
Other credit derivatives purchased	22,284	205	(194)	–	–	–	–	–	–	205	(194)
Total credit derivatives purchased	23,012	257	(194)	–	–	–	–	–	–	257	(194)
Structured credit derivatives sold	728	–	(67)	–	–	–	–	–	–	–	(67)
Other credit derivatives sold	21,474	26	(20)	–	–	–	–	–	–	26	(20)
Total credit derivatives sold	22,202	26	(87)	–	–	–	–	–	–	26	(87)
	45,214	283	(281)	–	–	–	–	–	–	283	(281)
Total	6,545,360	81,925	(78,497)	2,332	(1,791)	1,360	(973)	8	(9)	85,625	(81,270)

ANZ ANNUAL REPORT 2016

13: Derivative Financial Instruments (continued)

		Fair Value
		Trading		Hedging						Total
	Notional			Fair value		Cash flow		Net investment
	Principal
The Company at 30 September 2016	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,227,265	10,410	(9,936)	–	–	–	–	–	–	10,410	(9,936)
Swap agreements	632,507	10,916	(13,251)	2	–	–	–	–	(3)	10,918	(13,254)
Options purchased	37,582	854	–	–	–	–	–	–	–	854	–
Options sold	42,120	–	(748)	–	–	–	–	–	–	–	(748)
	1,939,474	22,180	(23,935)	2	–	–	–	–	(3)	22,182	(23,938)
Commodity contracts
Derivative contracts	50,590	2,291	(1,393)	–	–	–	–	–	–	2,291	(1,393)
Interest rate contracts
Forward rate agreements	241,294	13	(14)	–	–	–	–	–	–	13	(14)
Swap agreements	4,619,614	46,665	(45,454)	2,522	(2,464)	897	(625)	–	–	50,084	(48,543)
Futures contracts	105,363	25	(64)	5	(12)	–	–	–	–	30	(76)
Options purchased	63,338	1,095	–	–	–	–	–	–	–	1,095	–
Options sold	61,696	–	(2,077)	–	–	–	–	–	–	–	(2,077)
	5,091,305	47,798	(47,609)	2,527	(2,476)	897	(625)	–	–	51,222	(50,710)
Credit default swaps
Structured credit derivatives purchased	737	40	–	–	–	–	–	–	–	40	–
Other credit derivatives purchased	8,443	117	(125)	–	–	–	–	–	–	117	(125)
Total credit derivatives purchased	9,180	157	(125)	–	–	–	–	–	–	157	(125)
Structured credit derivatives sold	737	–	(50)	–	–	–	–	–	–	–	(50)
Other credit derivatives sold	7,842	20	(27)	–	–	–	–	–	–	20	(27)
Total credit derivatives sold	8,579	20	(77)	–	–	–	–	–	–	20	(77)
	17,759	177	(202)	–	–	–	–	–	–	177	(202)
Total	7,099,128	72,446	(73,139)	2,529	(2,476)	897	(625)	–	(3)	75,872	(76,243)

NOTES TO THE FINANCIAL STATEMENTS    95

NOTES TO THE FINANCIAL STATEMENTS (continued)

13: Derivative Financial Instruments (continued)

						Fair Value
		Trading				Hedging				Total
	Notional			Fair value		Cash flow		Net investment
The Company at 30 September 2015	Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	1,267,837	14,206	(13,352)	–	–	–	–	1	–	14,207	(13,352)
Swap agreements	630,805	20,554	(19,225)	2	(4)	–	–	–	(9)	20,556	(19,238)
Options purchased	90,683	2,392	–	–	–	–	–	–	–	2,392	–
Options sold	109,805	–	(2,066)	–	–	–	–	–	–	–	(2,066)
	2,099,130	37,152	(34,643)	2	(4)	–	–	1	(9)	37,155	(34,656)
Commodity contracts
Derivative contracts	43,697	2,743	(2,205)	–	–	–	–	–	–	2,743	(2,205)
Interest rate contracts
Forward rate agreements	334,992	45	(50)	–	–	–	–	–	–	45	(50)
Swap agreements	3,263,084	31,361	(30,833)	2,120	(1,526)	1,028	(640)	–	–	34,509	(32,999)
Futures contracts	117,310	16	(63)	1	(17)	–	–	–	–	17	(80)
Options purchased	93,515	942	–	–	–	–	–	–	–	942	–
Options sold	73,187	–	(1,574)	–	–	–	–	–	–	–	(1,574)
	3,882,088	32,364	(32,520)	2,121	(1,543)	1,028	(640)	–	–	35,513	(34,703)
Credit default swaps
Structured credit derivatives purchased	728	52	–	–	–	–	–	–	–	52	–
Other credit derivatives purchased	22,284	205	(194)	–	–	–	–	–	–	205	(194)
Total credit derivatives purchased	23,012	257	(194)	–	–	–	–	–	–	257	(194)
Structured credit derivatives sold	728	–	(67)	–	–	–	–	–	–	–	(67)
Other credit derivatives sold	21,474	26	(19)	–	–	–	–	–	–	26	(19)
Total credit derivatives sold	22,202	26	(86)	–	–	–	–	–	–	26	(86)
	45,214	283	(280)	–	–	–	–	–	–	283	(280)
Total	6,070,129	72,542	(69,648)	2,123	(1,547)	1,028	(640)	1	(9)	75,694	(71,844)

HEDGE ACCOUNTING

There are three types of hedge accounting relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedge has specific requirements when accounting for the fair value changes in the hedge relationship. For details on the accounting treatment of each type of hedge relationship refer to note 1 E (ii).

FAIR VALUE HEDGE ACCOUNTING

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges consist principally of interest rate swaps and cross currency swaps that are used to protect against changes in the fair value of fixed-rate financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If hedge relationships no longer meet the criteria for hedge accounting, hedge accounting is discontinued and the fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Gain/(loss) arising from fair value hedges
Hedged item	469	158	463	14
Hedging Instrument	(428)	(146)	(424)	(2)

ANZ ANNUAL REPORT 2016

13: Derivative Financial Instruments (continued)

CASH FLOW HEDGE ACCOUNTING

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. The variability in future cash flows may result from changes in interest rates or exchange rates affecting recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and cross currency swaps that are used to protect against exposures to variability in future cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is recognised initially in other comprehensive income. These are recognised in the income statement in the period during which the hedged forecast transactions take place. The ineffective portion of a designated cash flow hedge relationship is recognised immediately as other income in the income statement. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Opening balances	269	169	277	174
Item recorded in net interest income	17	(15)	10	–
Tax effect on items recorded in net interest income	(5)	4	(3)	–
Valuation gain/(loss) taken to other comprehensive income	64	160	(22)	149
Tax effect on net gain/(loss) on cash flow hedges	(16)	(49)	8	(46)
Closing balance	329	269	270	277

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Variable rate assets	863	799	581	628
Variable rate liabilities	(256)	(255)	(175)	(191)
Re-issuances of short term fixed rate liabilities	(278)	(275)	(136)	(160)
Total hedging reserve	329	269	270	277

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0–10 years (2015: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘Other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to a $5 million gain for the Group (2015: nil) and a $5 million gain for the Company (2015: $1 million gain).

HEDGES OF NET INVESTMENTS IN FOREIGN OPERATIONS

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange rate differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using foreign exchange derivative contracts or by financing with borrowings in the same currency as the applicable foreign functional currency.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘Other income’ in the income statement amounted to nil (2015: nil).

NOTES TO THE FINANCIAL STATEMENTS    97

NOTES TO THE FINANCIAL STATEMENTS (continued)

14: Available-for-sale Assets

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Government securities	39,466	25,012	34,829	20,419
Corporate and Financial institution securities	19,115	14,506	16,535	13,381
Equity and other securities	4,532	4,149	4,357	3,812
Total available-for-sale assets	63,113	43,667	55,721	37,612

During the year net gains (before tax) recognised in the income statement in respect of available-for-sale assets amounted to $48 million for the Group (2015: $71 million net gain before tax) and $4 million for the Company (2015: $49 million net gain before tax).

AVAILABLE-FOR-SALE ASSETS BY MATURITY AT 30 SEPTEMBER 2016

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Government securities	3,760	2,483	9,762	20,189	3,272	–	39,466
Corporate and Financial institution securities	1,457	2,729	14,045	824	60	–	19,115
Equity and other securities	–	–	592	693	2,392	855	4,532
Total available-for-sale assets	5,217	5,212	24,399	21,706	5,724	855	63,113

AVAILABLE-FOR-SALE ASSETS BY MATURITY AT 30 SEPTEMBER 20151

	Less than 3 months $m	Between 3 and 12 months $m	Between 1 and 5 years $m	Between 5 and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Government securities	4,878	2,712	6,238	10,248	936	–	25,012
Corporate and Financial institution securities	932	1,793	10,281	1,429	71	–	14,506
Equity and other securities	–	38	214	1,023	2,823	51	4,149
Total available-for-sale assets	5,810	4,543	16,733	12,700	3,830	51	43,667

1	Certain amounts in Equity and other securities in 2015 have been restated between maturity buckets 1–5 years, 5–10 years and after 10 years.

ANZ ANNUAL REPORT 2016

15: Net Loans and Advances

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Overdrafts	8,153	8,955	6,805	7,472
Credit card outstandings	11,846	11,930	9,340	9,446
Commercial bills	12,592	14,201	12,397	13,982
Term loans – housing	323,144	300,468	256,004	242,949
Term loans – non-housing	219,198	232,693	162,577	174,277
Lease receivables	1,605	1,901	953	1,166
Hire purchase	1,877	1,971	786	1,048
Other	529	251	40	34
Subtotal	578,944	572,370	448,902	450,374
Unearned income	(544)	(739)	(261)	(438)
Capitalised brokerage/mortgage origination fees[1]	1,064	1,253	697	944
Customer liability for acceptances	571	1,371	321	649
Gross loans and advances (including assets classified as held for sale)	580,035	574,255	449,659	451,529
Provision for credit impairment (refer to note 16)	(4,183)	(4,017)	(3,128)	(3,081)
Net loans and advances (including assets classified as held for sale)	575,852	570,238	446,531	448,448
Esanda Dealer Finance assets held for sale	–	(8,065)	–	(8,065)
Net loans and advances	575,852	562,173	446,531	440,383

1	Capitalised brokerage/mortgage origination fees are amortised over the term of the loan.

NOTES TO THE FINANCIAL STATEMENTS    99

NOTES TO THE FINANCIAL STATEMENTS (continued)

15: Net Loans and Advances (continued)

LEASE RECEIVABLES	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	208	276	107	117
1 to 5 years	622	912	438	590
Later than 5 years	326	196	8	17
Net investment in finance lease receivables	1,156	1,384	553	724
b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	80	22	34	19
1 to 5 years	369	495	366	423
Later than 5 years	–	–	–	–
Total operating lease receivables	449	517	400	442
Total lease receivables	1,605	1,901	953	1,166
Less: unearned future finance income on finance leases	(108)	(142)	(26)	(36)
Net lease receivables	1,497	1,759	927	1,130

Present value of net investment in finance lease receivables
Less than 1 year	189	248	102	112
1 to 5 years	579	830	418	560
Later than 5 years	280	164	7	16
Total net investment in finance lease receivables	1,048	1,242	527	688
Add back: unearned future finance income on finance leases	108	142	26	36
Total finance lease receivables	1,156	1,384	553	724
Hire purchase receivables
Less than 1 year	592	678	193	310
1 to 5 years	1,267	1,282	575	727
Later than 5 years	18	11	18	11
Total hire purchase	1,877	1,971	786	1,048

ANZ ANNUAL REPORT 2016

16: Provision for Credit Impairment

	Consolidated		The Company
Credit impairment charge analysis	2016 $m	2015 $m	2016 $m	2015 $m
New and increased provisions
Australia	1,607	1,203	1,606	1,190
New Zealand	227	211	7	13
Asia Pacific, Europe and America	611	343	345	117
	2,445	1,757	1,958	1,320
Write-backs	(311)	(434)	(200)	(245)
	2,134	1,323	1,758	1,075
Recoveries of amounts previously written off	(222)	(239)	(176)	(193)
Individual credit impairment charge	1,912	1,084	1,582	882
Collective credit impairment charge/(release)	17	95	(43)	87
Credit impairment charge	1,929	1,179	1,539	969

MOVEMENT IN PROVISION FOR CREDIT IMPAIRMENT BY FINANCIAL ASSET CLASS

	Net loans and advances		Credit related commitments		Total provision
Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Individual provision
Balance at start of year	1,038	1,130	23	46	1,061	1,176
New and increased provisions	2,435	1,757	10	–	2,445	1,757
Write-backs	(311)	(434)	–	–	(311)	(434)
Adjustment for exchange rate fluctuations and transfers	(5)	63	(4)	(23)	(9)	40
Discount unwind	(65)	(54)	–	–	(65)	(54)
Bad debts written off	(1,722)	(1,424)	–	–	(1,722)	(1,424)
Esanda Dealer Finance divestment	(92)	–	–	–	(92)	–
Total individual provision	1,278	1,038	29	23	1,307	1,061
Collective provision
Balance at start of year	2,279	2,144	677	613	2,956	2,757
Adjustment for exchange rate fluctuations and transfers	(5)	67	(14)	37	(19)	104
Esanda Dealer Finance divestment	(78)	–	–	–	(78)	–
Charge/(release) to income statement	49	68	(32)	27	17	95
Total collective provision	2,245	2,279	631	677	2,876	2,956
Total provision for credit impairment	3,523	3,317	660	700	4,183	4,017

	Consolidated
	2016%	2015%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.23	0.18
Collective provision	0.50	0.52
Bad debts written off	0.30	0.25

The table below contains a detailed analysis of the movements in individual provisions for net loans and advances.

	Australia[2]		Institutional Banking[2]		New Zealand[2]		Retail Asia & Pacific[2]		Other[1]		Total
Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Individual provision
Balance at start of year	590	631	278	237	138	187	32	75	–	–	1,038	1,130
New and increased provisions	1,223	1,103	807	289	202	190	203	175	–	–	2,435	1,757
Write-backs	(179)	(194)	(50)	(73)	(76)	(110)	(6)	(56)	–	(1)	(311)	(434)
Adjustment for exchange rate fluctuations and transfers	7	–	(17)	51	5	6	–	4	–	2	(5)	63
Discount unwind	(23)	(32)	(32)	(17)	(10)	(4)	–	–	–	(1)	(65)	(54)
Bad debts written off	(920)	(918)	(447)	(209)	(144)	(131)	(211)	(166)	–	–	(1,722)	(1,424)
Esanda Dealer Finance divestment	(92)	–	–	–	–	–	–	–	–	–	(92)	–
Total individual provision	606	590	539	278	115	138	18	32	–	–	1,278	1,038

1	Other contains Wealth Australia and TSO and Group Centre.
2	Comparative amounts have changed due to organisational changes. Refer to note 43 for details.

NOTES TO THE FINANCIAL STATEMENTS           101

NOTES TO THE FINANCIAL STATEMENTS (continued)

16: Provision for Credit Impairment (continued)

	Net loans and advances		Credit related commitments		Total provision
The Company	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Individual provision
Balance at start of year	740	814	19	40	759	854
New and increased provisions	1,958	1,319	–	–	1,958	1,319
Adjustment for exchange rate fluctuations and transfers	(6)	45	(4)	(21)	(10)	24
Write-backs	(200)	(245)	–	–	(200)	(245)
Discount unwind	(42)	(45)	–	–	(42)	(45)
Bad debts written off	(1,416)	(1,148)	–	–	(1,416)	(1,148)
Esanda Dealer Finance divestment	(92)	–	–	–	(92)	–
Total individual provision	942	740	15	19	957	759
Collective provision
Balance at start of year	1,765	1,669	557	488	2,322	2,157
Adjustment for exchange rate fluctuations and transfers	(14)	43	(16)	35	(30)	78
Esanda Dealer Finance divestment	(78)	–	–	–	(78)	–
Charge/(credit) to income statement	5	53	(48)	34	(43)	87
Total collective provision	1,678	1,765	493	557	2,171	2,322
Total provision for credit impairment	2,620	2,505	508	576	3,128	3,081

	The Company
	2016%	2015%
Ratios (as a percentage of total gross loans and advances)
Individual provision	0.21	0.17
Collective provision	0.48	0.52
Bad debts written off	0.31	0.25

IMPAIRED ASSETS

The table below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. The table also includes financial assets carried on the balance sheet at fair value, such as derivatives.

Detailed information on impaired financial assets is provided in note 20 Financial Risk Management.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Summary of impaired financial assets
Impaired loans	2,646	2,441	1,851	1,574
Restructured items[1]	403	184	247	94
Non-performing commitments and contingencies[2]	124	94	63	80
Gross impaired financial assets	3,173	2,719	2,161	1,748
Individual provisions
Impaired loans	(1,278)	(1,038)	(942)	(740)
Non-performing commitments and contingencies	(29)	(23)	(15)	(19)
Net impaired financial assets	1,866	1,658	1,204	989

Accruing loans past due 90 days or more[3]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on a productive basis for up to 180 days past due	2,703	2,378	2,512	2,127

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes impaired derivative financial instruments.
3	Includes unsecured credit card and personal loans 90 days past due accounts which are retained on a performing basis for up to 180 days past due amounting to $204 million (2015: $180 million) for the Group and $152 million (2015: $126 million) for the Company.

ANZ ANNUAL REPORT 2016

17: Deposits and Other Borrowings

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Certificates of deposit	61,429	63,446	59,626	62,980
Term Deposits	192,147	194,676	147,754	154,485
On demand and short term deposits	235,101	229,330	190,621	187,327
Deposits not bearing interest	20,892	19,013	11,095	9,970
Deposits from banks	57,278	38,985	56,480	38,448
Commercial Paper	19,349	22,988	14,236	18,477
Securities sold under repurchase agreements	481	778	151	344
Borrowing corporation debt[1]	1,518	1,578	–	–
Deposits and other borrowings	588,195	570,794	479,963	472,031

1	Secured investments of the consolidated subsidiary UDC Finance Limited (UDC) of NZD 1.6 billion (September 2015: NZD 1.7 billion) and the accrued interest thereon which are secured by a security interest over all the assets of UDC NZD $2.7 billion (September 2015: NZD 2.6 billion).

18: Debt Issuances

ANZ utilises a variety of established and flexible funding programmes to issue medium term notes featuring either senior or subordinated debt status (details of subordinated debt are presented in note 19: Subordinated Debt). All risks associated with originating term funding are closely managed. Refer to description of ANZ risk management practices in note 20: Financial Risk Management in relation to market risks such as interest rate and foreign currency risks, as well as liquidity risk.

The table below presents debt issuances by currency of issue which is broadly representative of the investor base location.

		Consolidated		The Company
		2016 $m	2015 $m	2016 $m	2015 $m
Debt issuances by currency
USD	United States dollars	38,666	42,367	32,015	36,009
GBP	Pounds Sterling	1,744	6,317	1,744	5,744
AUD	Australian dollars	11,988	7,694	11,958	7,289
NZD	New Zealand dollars	5,703	4,947	1,773	1,639
JPY	Japanese yen	3,547	4,499	3,521	4,412
EUR	Euro	23,917	22,048	16,775	16,356
HKD	Hong Kong dollars	1,188	858	1,188	858
CHF	Swiss francs	2,074	3,063	749	1,450
CAD	Canadian dollars	152	430	152	430
NOK	Norwegian krone	447	465	447	465
SGD	Singapore dollars	188	202	87	70
TRY	Turkish lira	258	265	258	265
ZAR	South African rand	133	151	133	151
MXN	Mexico peso	147	255	147	255
CNH	Chinese yuan	928	186	928	186
Total Debt issuances		91,080	93,747	71,875	75,579

NOTES TO THE FINANCIAL STATEMENTS           103

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Subordinated Debt

Subordinated debt comprises perpetual and dated securities as follows (net of issue costs):

			Consolidated		The Company
			2016 $m	2015 $m	2016 $m	2015 $m
Additional Tier 1 capital (perpetual subordinated securities)
ANZ Convertible Preference Shares (ANZ CPS)[1]
AUD	1,068m	ANZ CPS2[2]	1,068	1,969	1,068	1,969
AUD	1,340m	ANZ CPS3	1,340	1,336	1,340	1,336
ANZ Capital Notes (ANZ CN)
AUD	1,120m	ANZ CN1	1,115	1,112	1,115	1,112
AUD	1,610m	ANZ CN2	1,602	1,598	1,602	1,598
AUD	970m	ANZ CN3	962	959	962	959
AUD	1,622m	ANZ CN4	1,604	–	1,604	–
ANZ Capital Securities
USD	1,000m	ANZ Capital Securities	1,329	–	1,329	–
ANZ NZ Capital Notes (ANZ NZ CN)
NZD	500m	ANZ NZ Capital Notes	473	449	–	–
			9,493	7,423	9,020	6,974
Tier 2 capital (subordinated notes)
Perpetual subordinated notes
USD	300m	floating rate notes[3]	394	429	394	429
NZD	835m	fixed rate notes[4]	796	759	–	–
			1,190	1,188	394	429
Dated subordinated notes
EUR	750m	fixed rate notes due 2019	1,224	1,355	1,225	1,355
AUD	500m	floating rate notes due 2022[5]	499	499	500	500
AUD	1,509m	floating rate notes due 2022[5]	1,507	1,504	1,507	1,506
USD	750m	fixed rate notes due 2022[5]	978	1,068	981	1,071
AUD	750m	floating rate notes due 2023[5]	749	748	750	750
AUD	750m	floating rate notes due 2024[5,6]	750	750	750	750
USD	800m	fixed rate notes due 2024[6]	1,158	1,222	1,164	1,226
CNY	2,500m	fixed rate notes due 2025[5,6]	491	562	491	562
SGD	500m	fixed rate notes due 2027[5,6]	493	491	493	491
AUD	200m	fixed rate notes due 2027[5,6]	199	199	199	198
JPY	20,000m	fixed rate notes due 2026[6]	264	–	264	–
AUD	700m	floating rate notes due 2026[5,6]	700	–	700	–
USD	1,500m	fixed rate notes due 2026[6]	2,011	–	2,011	–
JPY	10,000m	fixed rate notes due 2026[5,6]	129	–	129	–
JPY	10,000m	fixed rate notes due 2028[5,6]	129	–	129	–
			11,281	8,398	11,293	8,409
Total subordinated debt			21,964	17,009	20,707	15,812

Subordinated debt by currency
AUD	Australian dollars		12,095	10,674	12,097	10,678
NZD	New Zealand dollars		1,269	1,208	–	–
USD	United States dollars		5,870	2,719	5,879	2,726
CNY	Chinese renminbi		491	562	491	562
SGD	Singapore dollars		493	491	493	491
EUR	Euro		1,224	1,355	1,225	1,355
JPY	Japanese yen		522	–	522	–
			21,964	17,009	20,707	15,812

1	Fully franked preference share dividend cash payments on ANZ CPS2 and ANZ CPS3 made during the years ended 30 September 2016 and 30 September 2015 (which are treated as interest expense):

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
ANZ CPS2	75	77	75	77
ANZ CPS3	51	52	51	52

2	$900 million of ANZ CPS2 was bought back and cancelled on 27 September 2016 and reinvested into ANZ CN4.
3	Callable on each semi-annual interest payment date (subject to prior APRA approval).
4	Rate reset on 18 April 2013 to the five year swap rate +2.00% until the call date on 18 April 2018, whereupon if not called, reverts to a floating rate at the three month FRA rate +3.00% and is callable on any interest payment date thereafter (subject to prior RBNZ and APRA approval).
5	Callable five years prior to maturity (subject to prior APRA approval).
6	The convertible subordinated notes convert into ANZ ordinary shares if a Non-viability Trigger Event occurs.

ANZ ANNUAL REPORT 2016

19: Subordinated Debt (continued)

Subordinated debt is subordinated in right of payment to the claims of depositors and other creditors of the Company or its controlled entities which have issued the notes or preference shares.

As defined by APRA for capital adequacy purposes, ANZ CPS, ANZ Capital Notes, ANZ Capital Securities and ANZ NZ Capital Notes constitute Additional Tier 1 (‘AT1’) capital and all other subordinated notes constitute Tier 2 capital.

ADDITIONAL TIER 1 CAPITAL (PERPETUAL SUBORDINATED SECURITIES)

The ANZ Capital Notes, ANZ Capital Securities and ANZ NZ Capital Notes are Basel 3 compliant instruments. APRA has granted ANZ transitional Basel 3 capital treatment for each of the ANZ CPS until their first conversion date. Each of the ANZ CPS, the ANZ Capital Notes and the ANZ Capital Securities issued by the Company rank equally with each other.

Distributions on the AT1 capital securities are non-cumulative and subject to the issuer’s absolute discretion and certain payment conditions (including regulatory requirements). Distributions on the ANZ CPS and ANZ Capital Notes are franked in line with the franking applied to ANZ ordinary shares.

Where specified, if a Common Equity Capital Trigger Event or a Non-viability Trigger Event occurs, the AT1 capital securities will immediately convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount, subject to a maximum conversion number. A Common Equity Capital Trigger Event occurs if ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%. A Non-viability Trigger Event occurs if APRA notifies the Company that, without the conversion or write-off of certain securities or a public sector injection of capital (or equivalent support), it considers that the Company would become non-viable.

The AT1 capital securities (other than the ANZ Capital Securities) are mandatorily convertible into a variable number of ANZ ordinary shares based on the average market price of the shares less a 1% discount on a specified date, or on an earlier date under certain circumstances. The mandatory conversion is deferred for a specified period if conversion tests are not met.

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

ANZ CPS are fully paid, mandatorily convertible preference shares and are listed on the Australian Securities Exchange. A summary of the key terms of the ANZ CPS are as follows:

	CPS2	CPS3
Issue Date	17 December 2009	28 September 2011
Issue Amount	$1,068 million[1]	$1,340 million
Face Value	$100	$100
Dividend Frequency	Quarterly in arrears in March, June, September and December	Semi-annually in arrears in March and September
Dividend Rate	Floating rate: (90 day Bank Bill Rate + 3.1%) x (1 – Australian corporate tax rate)	Floating rate: (180 day Bank Bill Rate + 3.1%) x (1 – Australian corporate tax rate)
Issuer’s early redemption or conversion option[2]	No	1 September 2017 and each subsequent semi-annual dividend payment date
Mandatory conversion date	15 December 2016[3]	1 September 2019
Common Equity Capital Trigger Event	No	Yes
Non-viability Trigger Event	No	No

1	$900 million of ANZ CPS2 was bought back and cancelled on 27 September 2016 and reinvested into ANZ CN4.
2	Subject to receiving APRA’s prior approval and satisfying certain other conditions, ANZ also has a right in other limited circumstances (such as certain tax or regulatory events).
3	Subject to receipt of various approvals, ANZ expects to issue a CPS2 resale notice so that a nominated purchaser purchases all of the CPS2 held by a CPS2 holder for their face value on 15 December 2016.

NOTES TO THE FINANCIAL STATEMENTS           105

NOTES TO THE FINANCIAL STATEMENTS (continued)

19: Subordinated Debt (continued)

ANZ CAPITAL NOTES (ANZ CN)

ANZ CN are fully paid mandatorily convertible subordinated perpetual notes and are listed on the Australian Securities Exchange. A summary of the key terms of the ANZ CN are as follows:

	CN1	CN2	CN3[1]	CN4
Issue Date	7 August 2013	31 March 2014	5 March 2015	27 September 2016
Issue Amount	$1,120 million	$1,610 million	$970 million	$1,622 million
Face Value	$100	$100	$100	$100
Distribution Frequency	Semi-annually in arrears in March and September	Semi-annually in arrears in March and September	Semi-annually in arrears in March and September	Quarterly in arrears in March, June, September and December
Distribution Rate	Floating rate: (180 day Bank Bill Rate + 3.4%) x (1 – Australian corporate tax rate)	Floating rate: (180 day Bank Bill Rate + 3.25%) x (1 – Australian corporate tax rate)	Floating rate: (180 day Bank Bill Rate + 3.6%) x (1 – Australian corporate tax rate)	Floating rate: (90 day Bank Bill Rate + 4.7%) x (1 – Australian corporate tax rate)
Issuer’s early redemption or conversion option[2]	1 September 2021	24 March 2022	24 March 2023	20 March 2024
Mandatory conversion date	1 September 2023	24 March 2024	24 March 2025	20 March 2026
Common Equity Capital Trigger Event	Yes	Yes	Yes	Yes
Non-viability Trigger Event	Yes	Yes	Yes	Yes

1	Issued by the New Zealand branch of the Company.
2	Subject to receiving APRA’s prior approval and satisfying other certain conditions. ANZ also has a right in other limited circumstances (such as certain tax or regulatory events).

ANZ CAPITAL SECURITIES

On 15 June 2016, the Company acting through its London branch issued fully-paid perpetual subordinated contingent convertible securities (‘ANZ Capital Securities’) with a minimum denomination of USD200,000 and an integral multiple of USD1,000 above that, raising USD1,000 million. The ANZ Capital Securities are listed on the Australian Securities Exchange.

Interest on the securities is payable semi annually in arrears in June and December in each year. The initial fixed interest rate until 15 June 2026 (‘First Reset Date’) is 6.75% per annum. On the First Reset Date and each 5 year anniversary, the fixed interest rate is reset to the aggregate of the 5 year USD mid-market swap rate and 5.168%.

If a Common Equity Capital Trigger Event or a Non-viability Trigger Event occurs, the securities will immediately convert into a variable number of ANZ ordinary shares, subject to a maximum conversion number.

On the First Reset Date and each 5 year anniversary, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem all of the securities at its discretion.

ANZ NZ CAPITAL NOTES

On 31 March 2015, ANZ Bank New Zealand Limited (‘ANZ NZ’) issued 500 million convertible notes (‘ANZ NZ CN’) at NZ$1 each, raising NZ$500 million.

ANZ NZ CN are fully paid, mandatorily convertible subordinated perpetual notes and are listed on the New Zealand Stock Exchange.

Interest on the notes is payable quarterly in arrears in February, May, August and November in each year. The interest rate is fixed at 7.2% per annum until 25 May 2020, and subsequently will be based on a floating rate equal to the aggregate of the New Zealand 3 month bank bill rate plus a 350 basis point margin. Interest payments are subject to ANZ NZ’s absolute discretion and certain payment conditions being satisfied (including APRA and Reserve Bank of New Zealand (‘RBNZ’) requirements).

On 25 May 2022, or an earlier date under certain circumstances, the notes will mandatorily convert into a variable number of ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount. The mandatory conversion is however deferred for a specified period if conversion tests are not met.

If a Common Equity Capital Trigger Event, a Non-viability Trigger Event or an RBNZ Non-viability Trigger Event occurs the notes will immediately convert into ANZ ordinary shares, subject to a maximum conversion number. A Common Equity Capital Trigger Event in this case occurs if ANZ’s or ANZ NZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125%. An RBNZ Non-viability Trigger Event occurs if the RBNZ directs ANZ NZ to convert or write-off the notes or a statutory manager is appointed to ANZ NZ and decides that ANZ NZ must convert or write-off the notes.

On 25 May 2020, ANZ NZ has the right to, subject to satisfying certain conditions, redeem (subject to receiving APRA’s and RBNZ’s prior approval), or convert into ANZ ordinary shares, all or some of the notes at its discretion.

TIER 2 SECURITIES (SUBORDINATED NOTES)

The convertible dated subordinated notes are Basel 3 compliant instruments. If a Non-viability Trigger Event occurs, the convertible dated subordinated notes will immediately convert into ANZ ordinary shares based on the average market price of ANZ ordinary shares less a 1% discount, subject to a maximum conversion number.

APRA has granted transitional Basel 3 capital treatment for:

}	all other term subordinated notes until their first call date;

}	the USD300 million perpetual subordinated notes until the end of the transitional period (December 2021); and

}	the NZD835 million perpetual subordinated notes until the April 2018 call date.

106

ANZ ANNUAL REPORT 2016

20: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded and non-traded interest rate and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and measuring such risks are outlined below.

Credit Risk

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group have been set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies and controls, portfolio monitoring and risk concentrations.

Credit Risk Management Overview

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the oversight and control of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, including where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk and customer relationships rests with the business units.

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals must be suitably skilled and accredited in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

}	the larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer; and

}	programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. Where an application does not meet the automated assessment criteria it will be referred out for manual assessment, with assessors considering the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies and requirements. Credit policies and requirements cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s credit grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

}	measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the CCR is typically expressed as a score which maps back to the PD; and

}	measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of the loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

NOTES TO THE FINANCIAL STATEMENTS          107

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Collateral management

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

}	collateral received in respect of derivative trading;

}	charges over cash deposits;

}	security over real estate including residential, commercial, industrial or rural property; and

}	other security includes charges over business assets, security over specific plant and equipment, charges over listed shares, bonds or securities and guarantees and pledges.

Credit policy requirements set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling approach uses historical internal loss data and other relevant external data to assist in determining the discount that each type of collateral would be expected to incur in a forced sale. This discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses Master Agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) Master Agreements will be used. Under the ISDA Master Agreement, if a default of a counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA Master Agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

Concentrations of credit risk

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including the nature of the counterparty, probability of default and collateral provided.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total

Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Australia
Agriculture, forestry, fishing and mining	–	–	13	60	492	691	14,670	15,192	85	119	8,584	9,713	23,844	25,775
Business services	13	4	–	–	84	108	5,994	6,254	35	49	3,348	3,365	9,474	9,780
Construction	–	–	–	23	28	20	5,485	5,516	32	43	3,473	4,568	9,018	10,170
Electricity, gas and water supply	–	–	91	99	1,052	837	3,537	3,462	20	27	2,449	2,388	7,149	6,813
Entertainment, leisure and tourism	–	–	16	37	466	323	9,830	8,908	57	70	2,532	2,494	12,901	11,832
Financial, investment and insurance	32,567	21,885	16,608	18,722	50,011	49,733	23,990	22,061	138	174	10,171	6,757	133,485	119,332
Government and official institutions	907	130	50,339	32,305	582	685	781	707	5	6	681	2,081	53,295	35,914
Manufacturing	12	4	159	1,382	2,126	2,535	7,127	6,844	41	54	7,395	7,815	16,860	18,634
Personal lending	–	–	–	–	–	–	263,544	252,242	1,524	1,983	47,796	48,282	312,864	302,507
Property services	–	–	18	79	821	677	27,653	27,034	160	212	11,023	10,199	39,675	38,201
Retail trade	4	2	–	50	169	221	9,974	11,273	58	89	4,102	3,639	14,307	15,274
Transport and storage	104	2	76	181	984	951	7,307	7,052	42	55	3,673	4,145	12,186	12,386
Wholesale trade	183	354	2	12	1,701	1,520	5,981	6,287	35	49	5,882	8,212	13,784	16,434
Other	1	30	198	251	384	453	10,611	10,397	61	82	5,536	5,878	16,791	17,091
	33,791	22,411	67,520	53,201	58,900	58,754	396,484	383,229	2,293	3,012	116,645	119,536	675,633	640,143

New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	66	61	18,391	17,554	100	108	1,645	1,749	20,202	19,472
Business services	–	–	–	–	12	5	871	996	5	6	338	380	1,226	1,387
Construction	–	–	–	–	16	11	1,423	1,222	8	7	799	713	2,246	1,953
Electricity, gas and water supply	–	–	20	37	613	430	1,119	1,122	6	7	1,121	1,079	2,879	2,675
Entertainment, leisure and tourism	–	–	–	–	30	43	1,286	972	7	6	344	243	1,667	1,264
Financial, investment and insurance	2,250	2,217	7,369	6,322	13,556	10,118	906	1,132	5	9	765	874	24,851	20,672
Government and official institutions	1,766	1,679	6,704	5,884	1,025	1,216	1,188	1,052	6	6	652	664	11,341	10,501
Manufacturing	–	–	11	28	176	379	3,304	3,155	18	19	1,702	1,597	5,211	5,178
Personal lending	–	–	–	–	–	–	71,434	63,067	387	387	13,479	12,534	85,300	75,988
Property services	–	–	–	1	63	16	9,898	8,836	54	54	1,931	1,399	11,946	10,306
Retail trade	–	–	–	–	61	16	1,876	1,827	10	11	818	827	2,765	2,681
Transport and storage	–	–	5	5	87	55	1,536	1,489	8	9	831	688	2,467	2,246
Wholesale trade	–	–	–	–	22	15	1,542	1,334	8	8	1,457	1,132	3,029	2,489
Other	–	–	40	52	134	40	733	670	4	4	923	1,042	1,834	1,808
	4,016	3,896	14,149	12,329	15,861	12,405	115,507	104,428	626	641	26,805	24,921	176,964	158,620

1	Available-for-sale Assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets, regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS    109

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Overseas Markets
Agriculture, forestry, fishing and mining	2	3	62	43	68	94	3,942	5,659	170	166	6,861	9,326	11,105	15,291
Business services	2	5	22	–	26	15	981	1,331	42	39	3,734	4,988	4,807	6,378
Construction	10	2	7	1	5	27	357	716	15	21	2,396	3,637	2,790	4,404
Electricity, gas and water supply	28	35	60	60	53	56	1,732	3,520	75	103	2,330	2,600	4,278	6,374
Entertainment, leisure and tourism	–	–	2	–	–	16	856	1,382	37	40	753	853	1,648	2,291
Financial, investment and insurance	43,753	54,079	18,467	17,666	11,773	12,661	14,198	13,534	614	397	11,271	13,703	100,076	112,040
Government and official institutions	125	1	8,311	8,083	25	281	255	475	11	14	1,751	928	10,478	9,782
Manufacturing	40	230	103	107	280	611	12,482	18,831	540	553	36,500	43,000	49,945	63,332
Personal lending	1	2	–	–	–	–	11,944	12,867	516	377	8,881	8,782	21,342	22,028
Property services	1	1	34	8	86	112	3,936	5,303	170	155	1,657	2,495	5,884	8,074
Retail trade	–	1	86	26	8	21	1,481	2,344	64	69	1,828	3,597	3,467	6,058
Transport and storage	1	–	128	87	85	81	4,305	4,679	186	137	2,438	2,575	7,143	7,559
Wholesale trade	36	64	117	60	292	437	7,276	12,084	315	354	18,291	27,006	26,327	40,005
Other	86	20	378	945	34	54	3,779	3,359	163	98	3,048	3,182	7,488	7,658
	44,085	54,443	27,777	27,086	12,735	14,466	67,524	86,084	2,918	2,523	101,739	126,672	256,778	311,274

Consolidated – aggregate
Agriculture, forestry, fishing and mining	2	3	75	103	626	846	37,003	38,405	355	393	17,090	20,788	55,151	60,538
Business services	15	9	22	–	122	128	7,846	8,581	82	94	7,420	8,733	15,507	17,545
Construction	10	2	7	24	49	58	7,265	7,454	55	71	6,668	8,918	14,054	16,527
Electricity, gas and water supply	28	35	171	196	1,718	1,323	6,388	8,104	101	137	5,900	6,067	14,306	15,862
Entertainment, leisure and tourism	–	–	18	37	496	382	11,972	11,262	101	116	3,629	3,590	16,216	15,387
Financial, investment and insurance	78,570	78,181	42,444	42,710	75,340	72,512	39,094	36,727	757	580	22,207	21,334	258,412	252,044
Government and official institutions	2,798	1,810	65,354	46,272	1,632	2,182	2,224	2,234	22	26	3,084	3,673	75,114	56,197
Manufacturing	52	234	273	1,517	2,582	3,525	22,913	28,830	599	626	45,597	52,412	72,016	87,144
Personal lending	1	2	–	–	–	–	346,922	328,176	2,427	2,747	70,156	69,598	419,506	400,523
Property services	1	1	52	88	970	805	41,487	41,173	384	421	14,611	14,093	57,505	56,581
Retail trade	4	3	86	76	238	258	13,331	15,444	132	169	6,748	8,063	20,539	24,013
Transport and storage	105	2	209	273	1,156	1,087	13,148	13,220	236	201	6,942	7,408	21,796	22,191
Wholesale trade	219	418	119	72	2,015	1,972	14,799	19,705	358	411	25,630	36,350	43,140	58,928
Other	87	50	616	1,248	552	547	15,123	14,426	228	184	9,507	10,102	26,113	26,557
Gross Total	81,892	80,750	109,446	92,616	87,496	85,625	579,515	573,741	5,837	6,176	245,189	271,129	1,109,375	1,110,037
Individual provision for credit impairment	–	–	–	–	–	–	(1,278)	(1,038)	–	–	(29)	(23)	(1,307)	(1,061)
Collective provision for credit impairment	–	–	–	–	–	–	(2,245)	(2,279)	–	–	(631)	(677)	(2,876)	(2,956)
	81,892	80,750	109,446	92,616	87,496	85,625	575,992	570,424	5,837	6,176	244,529	270,429	1,105,192	1,106,020
Income yet to mature	–	–	–	–	–	–	(544)	(739)	–	–	–	–	(544)	(739)
Capitalised brokerage/ mortgage origination fees	–	–	–	–	–	–	1,064	1,253	–	–	–	–	1,064	1,253
	81,892	80,750	109,446	92,616	87,496	85,625	576,512	570,938	5,837	6,176	244,529	270,429	1,105,712	1,106,534
Excluded from analysis above	1,457	1,716	855	51	–	–	–	–	35,656	34,820	–	–	37,968	36,587
Net Total	83,349	82,466	110,301	92,667	87,496	85,625	576,512	570,938	41,493	40,996	244,529	270,429	1,143,680	1,143,121

1	Available-for-sale Assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets, regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Agriculture, forestry, fishing and mining	–	–	13	59	492	691	14,598	15,185	49	79	8,494	9,573	23,646	25,587
Business services	13	4	–	–	84	108	5,985	6,254	20	32	3,308	3,340	9,410	9,738
Construction	–	–	–	23	28	20	5,477	5,516	18	29	3,467	4,537	8,990	10,125
Electricity, gas and water supply	–	–	91	99	1,052	837	3,531	3,455	12	18	2,449	2,266	7,135	6,675
Entertainment, leisure and tourism	–	–	16	37	466	323	9,816	8,888	33	46	2,532	2,494	12,863	11,788
Financial, investment and insurance[5]	33,578	22,601	16,898	18,547	61,257	59,663	23,956	22,086	81	115	9,820	6,499	145,590	129,511
Government and official institutions	907	130	50,338	32,008	582	685	780	706	3	4	681	2,081	53,291	35,614
Manufacturing	12	4	159	1,369	2,126	2,535	7,114	6,844	24	36	6,973	7,333	16,408	18,121
Personal lending	–	–	–	–	–	–	263,167	251,707	885	1,306	47,798	48,282	311,850	301,295
Property services	–	–	18	78	821	677	27,610	26,991	93	140	10,913	10,194	39,455	38,080
Retail trade	4	2	–	50	169	221	9,958	11,269	33	59	3,999	3,567	14,163	15,168
Transport and storage	104	2	76	180	984	951	7,296	7,052	25	37	3,663	4,114	12,148	12,336
Wholesale trade	183	354	2	12	1,701	1,520	5,972	6,287	20	33	5,447	7,544	13,325	15,750
Other	1	30	198	248	384	453	10,595	10,374	36	54	5,264	5,693	16,478	16,852
	34,802	23,127	67,809	52,710	70,146	68,684	395,855	382,614	1,332	1,988	114,808	117,517	684,752	646,640

New Zealand
Agriculture, forestry, fishing and mining	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Business services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Construction	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Electricity, gas and water supply	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Entertainment, leisure and tourism	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Financial, investment and insurance	–	–	–	–	46	64	–	–	–	–	–	–	46	64
Government and official institutions	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Manufacturing	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Personal lending	–	–	–	–	–	–	5,746	7,289	–	–	–	19	5,746	7,308
Property services	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Retail trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Transport and storage	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Wholesale trade	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Other	–	–	–	–	–	–	–	–	–	–	–	1	–	1
	–	–	–	–	46	64	5,746	7,289	–	–	–	20	5,792	7,373

1	Available-for-sale Assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets, regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
5	Includes amounts due from other Group entities.

NOTES TO THE FINANCIAL STATEMENTS    111

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Cash, settlement balances owed to ANZ and collateral paid		Trading securities and AFS[1]		Derivatives		Loans and advances[2]		Other financial assets[3]		Credit related commitments[4]		Total

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Overseas Markets
Agriculture, forestry, fishing and mining	–	–	58	42	31	47	3,477	4,839	77	84	6,146	8,174	9,789	13,186
Business services	2	5	20	–	12	7	777	1,073	17	19	3,257	4,436	4,085	5,540
Construction	–	2	6	1	2	14	177	519	4	9	1,897	3,047	2,086	3,592
Electricity, gas and water supply	28	34	38	28	18	20	1,317	2,948	29	51	1,989	2,170	3,419	5,251
Entertainment, leisure and tourism	–	–	2	–	–	8	608	1,165	13	20	580	677	1,203	1,870
Financial, investment and insurance	40,755	51,586	15,732	15,566	5,336	6,216	10,705	9,687	237	168	9,883	11,785	82,648	95,008
Government and official institutions	125	1	5,749	5,586	12	145	240	446	5	8	1,740	919	7,871	7,105
Manufacturing	40	193	2	17	73	216	7,523	11,050	167	191	27,528	31,817	35,333	43,484
Personal lending	–	1	–	–	–	–	6,843	7,581	152	131	4,660	4,351	11,655	12,064
Property services	–	–	32	7	40	58	3,462	4,519	77	78	1,540	2,142	5,151	6,804
Retail trade	–	1	19	7	4	10	993	1,570	22	27	1,251	1,216	2,289	2,831
Transport and storage	1	–	119	84	34	27	3,543	3,832	79	66	1,704	1,947	5,480	5,956
Wholesale trade	8	37	10	24	102	155	5,133	9,505	114	165	15,231	22,672	20,598	32,558
Other	86	20	352	883	16	23	2,824	2,386	63	41	2,307	2,650	5,648	6,003
	41,045	51,880	22,139	22,245	5,680	6,946	47,622	61,120	1,056	1,058	79,713	98,003	197,255	241,252

The Company – aggregate
Agriculture, forestry, fishing and mining	–	–	71	101	523	738	18,075	20,024	126	163	14,640	17,747	33,435	38,773
Business services	15	9	20	–	96	115	6,762	7,327	37	51	6,565	7,776	13,495	15,278
Construction	–	2	6	24	30	34	5,654	6,035	22	38	5,364	7,584	11,076	13,717
Electricity, gas and water supply	28	34	129	127	1,070	857	4,848	6,403	41	69	4,438	4,436	10,554	11,926
Entertainment, leisure and tourism	–	–	18	37	466	331	10,424	10,053	46	66	3,112	3,171	14,066	13,658
Financial, investment and insurance	74,333	74,187	32,630	34,113	66,639	65,943	34,661	31,773	318	283	19,703	18,284	228,284	224,583
Government and official institutions	1,032	131	56,087	37,594	594	830	1,020	1,152	8	12	2,421	3,000	61,162	42,719
Manufacturing	52	197	161	1,386	2,199	2,751	14,637	17,894	191	227	34,501	39,150	51,741	61,605
Personal lending	–	1	–	–	–	–	275,756	266,577	1,037	1,437	52,458	52,652	329,251	320,667
Property services	–	–	50	85	861	735	31,072	31,510	170	218	12,453	12,336	44,606	44,884
Retail trade	4	3	19	57	173	231	10,951	12,839	55	86	5,250	4,783	16,452	17,999
Transport and storage	105	2	195	264	1,018	978	10,839	10,884	104	103	5,367	6,061	17,628	18,292
Wholesale trade	191	391	12	36	1,803	1,675	11,105	15,792	134	198	20,678	30,216	33,923	48,308
Other	87	50	550	1,131	400	476	13,419	12,760	99	95	7,571	8,344	22,126	22,856
Gross Total	75,847	75,007	89,948	74,955	75,872	75,694	449,223	451,023	2,388	3,046	194,521	215,540	887,799	895,265
Individual provision for credit impairment	–	–	–	–	–	–	(942)	(740)	–	–	(15)	(19)	(957)	(759)
Collective provision for credit impairment	–	–	–	–	–	–	(1,678)	(1,765)	–	–	(493)	(557)	(2,171)	(2,322)
	75,847	75,007	89,948	74,955	75,872	75,694	446,603	448,518	2,388	3,046	194,013	214,964	884,671	892,184
Income yet to mature	–	–	–	–	–	–	(261)	(438)	–	–	–	–	(261)	(438)
Capitalised brokerage/ mortgage origination fees	–	–	–	–	–	–	697	944	–	–	–	–	697	944
	75,847	75,007	89,948	74,955	75,872	75,694	447,039	449,024	2,388	3,046	194,013	214,964	885,107	892,690
Excluded from analysis above	1,008	1,045	832	30	–	–	–	–	–	–	–	–	1,840	1,075
Net total	76,855	76,052	90,780	74,985	75,872	75,694	447,039	449,024	2,388	3,046	194,013	214,964	886,947	893,765

1	Available-for-sale Assets.
2	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.
3	Mainly comprises trade dated assets, regulatory deposits and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial assets before taking account of any collateral held or other credit enhancements.

	Reported on Balance Sheet		Excluded[1]		Maximum exposure to credit risk

	2016	2015[5]	2016	2015	2016	2015[5]
Consolidated	$m	$m	$m	$m	$m	$m
On-balance sheet positions
Cash	48,675	53,903	1,457	1,716	47,218	52,187
Settlement balances owed to ANZ	21,951	18,596	–	–	21,951	18,596
Collateral paid	12,723	9,967	–	–	12,723	9,967
Trading securities	47,188	49,000	–	–	47,188	49,000
Derivative financial instruments[2]	87,496	85,625	–	–	87,496	85,625
Available-for-sale assets	63,113	43,667	855	51	62,258	43,616

Net loans and advances[3]
– Australia	326,618	314,572	–	–	326,618	314,572
– Institutional	125,940	142,196	–	–	125,940	142,196
– New Zealand	107,893	97,020	–	–	107,893	97,020
– Wealth Australia	2,022	1,894	–	–	2,022	1,894
– Asia Retail & Pacific	13,379	14,556	–	–	13,379	14,556
Regulatory deposits	2,296	1,773	–	–	2,296	1,773
Investments backing policy liabilities	35,656	34,820	35,656	34,820	–	–
Other financial assets[4]	3,541	4,403	–	–	3,541	4,403
	898,491	871,992	37,968	36,587	860,523	835,405
Off-balance sheet positions
Undrawn facilities	207,410	230,794	–	–	207,410	230,794
Contingent facilities	37,779	40,335	–	–	37,779	40,335
	245,189	271,129	–	–	245,189	271,129
Total	1,143,680	1,143,121	37,968	36,587	1,105,712	1,106,534

	Reported on balance Sheet		Excluded[1]		Maximum exposure to credit risk

	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m
On-balance sheet positions
Cash	46,072	51,217	1,008	1,045	45,064	50,172
Settlement balances owed to ANZ	19,905	16,601	–	–	19,905	16,601
Collateral paid	10,878	8,234	–	–	10,878	8,234
Trading securities	35,059	37,373	–	–	35,059	37,373
Derivative financial instruments[2]	75,872	75,694	–	–	75,872	75,694
Available-for-sale assets	55,721	37,612	832	30	54,889	37,582
Net loans and advances[3]	446,531	448,448	–	–	446,531	448,448
Regulatory deposits	671	557	–	–	671	557
Other financial assets[4]	1,717	2,489	–	–	1,717	2,489
	692,426	678,225	1,840	1,075	690,586	677,150
Off-balance sheet positions
Undrawn facilities	161,178	180,847	–	–	161,178	180,847
Contingent facilities	33,343	34,693	–	–	33,343	34,693
	194,521	215,540	–	–	194,521	215,540
Total	886,947	893,765	1,840	1,075	885,107	892,690

1	Includes bank notes and coins and cash at bank within liquid assets, equity instruments within available-for-sale financial assets and investments relating to the insurance business where the credit risk is passed onto the policy holder.
2	Derivative financial instruments are net of credit valuation adjustments.
3	Includes individual and collective provisions for credit impairment held in respect of credit related commitments. Australia includes net loans and advances for TSO and Group Centre.
4	Mainly comprises trade dated assets and accrued interest.
5	Comparative amounts have changed. Refer to note 43 for details.

NOTES TO THE FINANCIAL STATEMENTS    113

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Distribution of financial assets by credit quality

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship, including guarantors, are assigned a Customer Credit Rating (CCR) or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total

	2016	2015[5]	2016	2015[5]	2016	2015[5]	2016	2015[5]	2016	2015[5]
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Cash	47,218	52,187	–	–	–	–	–	–	47,218	52,187
Settlement balances owed to ANZ	21,951	18,596	–	–	–	–	–	–	21,951	18,596
Collateral paid	12,723	9,967	–	–	–	–	–	–	12,723	9,967
Trading securities	47,188	49,000	–	–	–	–	–	–	47,188	49,000
Derivative financial instruments[1]	87,482	85,588	–	–	–	–	14	37	87,496	85,625
Available-for-sale assets	62,258	43,616	–	–	–	–	–	–	62,258	43,616
Net loans and advances[2]
– Australia	314,862	303,696	11,420	10,505	40	5	516	586	326,838	314,792
– Institutional	125,359	141,778	162	193	163	36	590	569	126,274	142,576
– New Zealand	106,199	95,138	1,536	1,753	24	13	202	182	107,961	97,086
– Wealth Australia	2,022	1,894	–	–	–	–	–	–	2,022	1,894
– Asia Retail & Pacific	12,650	13,887	531	507	176	130	60	66	13,417	14,590
Regulatory deposits	2,296	1,773	–	–	–	–	–	–	2,296	1,773
Other financial assets[3]	3,541	4,403	–	–	–	–	–	–	3,541	4,403
Credit related commitments[4]	244,448	270,395	–	–	–	–	81	34	244,529	270,429
Total	1,090,197	1,091,918	13,649	12,958	403	184	1,463	1,474	1,105,712	1,106,534

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Cash	45,064	50,172	–	–	–	–	–	–	45,064	50,172
Settlement balances owed to ANZ	19,905	16,601	–	–	–	–	–	–	19,905	16,601
Collateral paid	10,878	8,234	–	–	–	–	–	–	10,878	8,234
Trading securities	35,059	37,373	–	–	–	–	–	–	35,059	37,373
Derivative financial instruments[1]	75,861	75,657	–	–	–	–	11	37	75,872	75,694
Available-for-sale assets	54,889	37,582	–	–	–	–	–	–	54,889	37,582
Net loans and advances[2]	434,072	437,153	11,811	10,943	247	94	909	834	447,039	449,024
Regulatory deposits	671	557	–	–	–	–	–	–	671	557
Other financial assets[3]	1,717	2,489	–	–	–	–	–	–	1,717	2,489
Credit related commitments[4]	193,976	214,940	–	–	–	–	37	24	194,013	214,964
Total	872,092	880,758	11,811	10,943	247	94	957	895	885,107	892,690

1	Derivative financial instruments, considered impaired, are net of credit valuation adjustments.
2	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table. Australia includes net loans and advances for TSO and Group Centre.
3	Mainly comprises trade dated assets and accrued interest.
4	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.
5	Comparative amounts have changed. Refer to note 43 for details.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating

Strong credit profile

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings ‘Aaa’ to ‘Baa3’ and ‘AAA’ to ‘BBB-’ of Moody’s and Standard & Poor’s respectively.

Satisfactory risk

Customers that have consistently demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings ‘Ba2’ to ‘Ba3’ and ‘BB’ to ‘BB-’ of Moody’s and Standard & Poor’s respectively.

Sub-standard but not past due or impaired

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings ‘B1’ to ‘Caa’ and ‘B+’ to ‘CCC’ of Moody’s and Standard & Poor’s respectively.

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Total
	2016	2015[4]	2016	2015[4]	2016	2015[4]	2016	2015[4]
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Cash	47,171	52,139	47	48	–	–	47,218	52,187
Settlement balances owed to ANZ	21,185	17,845	730	665	36	86	21,951	18,596
Collateral paid	12,635	9,957	15	6	73	4	12,723	9,967
Trading securities	47,009	48,898	123	79	56	23	47,188	49,000
Derivative financial instruments	86,144	84,074	1,266	1,351	72	163	87,482	85,588
Available-for-sale assets	60,729	42,097	1,529	1,519	–	–	62,258	43,616
Net loans and advances[1]
– Australia	242,876	227,958	58,468	61,045	13,518	14,693	314,862	303,696
– Institutional	105,868	118,799	17,800	20,813	1,691	2,166	125,359	141,778
– New Zealand	73,995	66,914	29,663	26,032	2,541	2,192	106,199	95,138
– Wealth Australia	2,022	1,894	–	–	–	–	2,022	1,894
– Asia Retail & Pacific	7,288	8,007	4,930	4,932	432	948	12,650	13,887
Regulatory deposits	1,660	1,083	574	657	62	33	2,296	1,773
Other financial assets[2]	3,214	3,948	283	404	44	51	3,541	4,403
Credit related commitments[3]	200,510	220,815	41,500	46,681	2,438	2,899	244,448	270,395
Total	912,306	904,428	156,928	164,232	20,963	23,258	1,090,197	1,091,918

	Strong credit profile		Satisfactory risk		Sub-standard but not past due or impaired		Total
	2016	2015	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Cash	45,017	50,126	47	46	–	–	45,064	50,172
Settlement balances owed to ANZ	19,656	16,253	217	277	32	71	19,905	16,601
Collateral paid	10,790	8,224	15	6	73	4	10,878	8,234
Trading securities	34,987	37,322	17	28	55	23	35,059	37,373
Derivative financial instruments	74,796	74,394	1,001	1,114	64	149	75,861	75,657
Available-for-sale assets	54,864	37,567	25	15	–	–	54,889	37,582
Net loans and advances[1]	343,830	339,549	75,439	80,488	14,803	17,116	434,072	437,153
Regulatory deposits	452	393	166	145	53	19	671	557
Other financial assets[2]	1,514	2,159	172	293	31	37	1,717	2,489
Credit related commitments[3]	161,559	177,323	30,498	35,132	1,919	2,485	193,976	214,940
Total	747,465	743,310	107,597	117,544	17,030	19,904	872,092	880,758

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.
4	Comparative amounts have changed. Refer to note 43 for details.

NOTES TO THE FINANCIAL STATEMENTS    115

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	Consolidated						The Company
	1–5	6–29	30–59	60–89	>90		1–5	6–29	30–59	60–89	>90
	days	days	days	days	days	Total	days	days	days	days	days	Total
As at 30 September 2016	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Net loans and advances[1]							2,430	4,267	1,678	924	2,512	11,811
– Australia	2,330	4,112	1,634	885	2,459	11,420	–	–	–	–	–	–
– Institutional	80	34	9	10	29	162	–	–	–	–	–	–
– New Zealand	778	271	219	123	145	1,536	–	–	–	–	–	–
– Wealth Australia	–	–	–	–	–	–	–	–	–	–	–	–
– Asia Retail & Pacific	173	188	48	52	70	531	–	–	–	–	–	–
Total	3,361	4,605	1,910	1,070	2,703	13,649	2,430	4,267	1,678	924	2,512	11,811

	Consolidated						The Company
	1–5	6–29	30–59	60–89	>90		1–5	6–29	30–59	60–89	>90
	days	days	days	days	days	Total	days	days	days	days	days	Total
As at 30 September 2015[2]	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Net loans and advances[1]							1,831	4,646	1,461	878	2,127	10,943
– Australia	1,813	4,373	1,431	814	2,074	10,505	–	–	–	–	–	–
– Institutional	14	108	8	28	35	193	–	–	–	–	–	–
– New Zealand	793	408	236	115	201	1,753	–	–	–	–	–	–
– Wealth Australia	–	–	–	–	–	–	–	–	–	–	–	–
– Asia Retail & Pacific	165	182	57	35	68	507	–	–	–	–	–	–
Total	2,785	5,071	1,732	992	2,378	12,958	1,831	4,646	1,461	878	2,127	10,943

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Greater granularity in past due loans has resulted in comparative information being restated accordingly.

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure

	2016	2015[4]	2016	2015[4]	2016	2015[4]
Consolidated	$m	$m	$m	$m	$m	$m
Cash	19,673	11,770	47,218	52,187	27,545	40,417
Settlement balances owed to ANZ	149	300	21,951	18,596	21,802	18,296
Collateral paid	–	–	12,723	9,967	12,723	9,967
Trading securities	1,791	1,081	47,188	49,000	45,397	47,919
Derivative financial instruments	6,386	7,829	87,496	85,625	81,110	77,796
Available-for-sale assets	1,606	1,603	62,258	43,616	60,652	42,013
Net loans and advances[1]
– Australia	301,332	284,671	326,838	314,792	25,506	30,121
– Institutional	47,115	44,554	126,274	142,576	79,159	98,022
– New Zealand	101,504	90,688	107,961	97,086	6,457	6,398
– Wealth Australia	1,241	1,239	2,022	1,894	781	655
– Asia Retail & Pacific	10,079	11,581	13,417	14,590	3,338	3,009
Regulatory deposits	–	–	2,296	1,773	2,296	1,773
Other financial assets[2]	1,363	1,351	3,541	4,403	2,178	3,052
Credit related commitments[3]	49,786	50,401	244,529	270,429	194,743	220,028
Total	542,025	507,068	1,105,712	1,106,534	563,687	599,466

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.
4	Comparative amounts have changed. Refer to note 43 for details.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Estimated value of collateral for all financial assets

	Total value of collateral		Credit exposure		Unsecured portion of credit exposure
The Company	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Cash	19,434	11,479	45,064	50,172	25,630	38,693
Settlement balances owed to ANZ	133	271	19,905	16,601	19,772	16,330
Collateral paid	–	–	10,878	8,234	10,878	8,234
Trading securities	555	838	35,059	37,373	34,504	36,535
Derivative financial instruments	5,882	6,886	75,872	75,694	69,990	68,808
Available-for-sale assets	1,500	1,603	54,889	37,582	53,389	35,979
Net loans and advances[1]	355,936	340,139	447,039	449,024	91,103	108,885
Regulatory deposits	–	–	671	557	671	557
Other financial assets[2]	923	1,000	1,717	2,489	794	1,489
Credit related commitments[3]	34,007	35,414	194,013	214,964	160,006	179,550
Total	418,370	397,630	885,107	892,690	466,737	495,060

1	Individual and collective provisions for credit impairment held in respect of credit related commitments have been reallocated to credit related commitments in this table.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities net of collective and individual provisions.

Financial assets that are individually impaired

	Consolidated				The Company
	Gross Impaired assets		Individual provision balance		Gross Impaired assets		Individual provision balance
	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Australia
Derivative financial instruments[1]	1	33	–	–	1	33	–	–
Loans and advances	1,538	1,446	742	679	1,529	1,356	739	667
Credit related commitments[2]	53	44	15	19	52	43	15	19
Subtotal	1,592	1,523	757	698	1,582	1,432	754	686
New Zealand
Derivative financial instruments[1]	3	–	–	–	–	–	–	–
Loans and advances	389	354	133	143	6	20	3	7
Credit related commitments[2]	51	13	14	4	–	–	–	–
Subtotal	443	367	147	147	6	20	3	7
Asia Pacific, Europe and America
Derivative financial instruments[1]	10	4	–	–	10	4	–	–
Loans and advances	719	641	403	216	316	198	200	66
Credit related commitments[2]	6	–	–	–	–	–	–	–
Subtotal	735	645	403	216	326	202	200	66
Aggregate
Derivative financial instruments[1]	14	37	–	–	11	37	–	–
Loans and advances	2,646	2,441	1,278	1,038	1,851	1,574	942	740
Credit related commitments[2]	110	57	29	23	52	43	15	19
Total	2,770	2,535	1,307	1,061	1,914	1,654	957	759

1	Derivative financial instruments considered impaired are net of CVA.
2	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

NOTES TO THE FINANCIAL STATEMENTS     117

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Market risk (excludes insurance and funds management)

Market Risk stems from ANZ’s trading and balance sheet activities and is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, volatility, and correlations or from fluctuations in bond, commodity or equity prices.

ANZ has a detailed market risk management and control framework, to support its trading and balance sheet activities, which incorporates an independent risk measurement approach to quantify the magnitude of market risk within the trading and balance sheet portfolios. This approach, along with related analysis, identifies the range of possible outcomes that can be expected over a given period of time, and establishes the likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (CMRC) and the Group Asset and Liability Committee (GALCO). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of risk is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (eg. interest rates, foreign exchange), risk factors (eg. interest rates, volatilities) and profit and loss limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

}	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

}	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

}	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

}	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices or their implied volatilities.

}	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in equity prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments that do not fall into either category also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 99% confidence interval. This means that there is a 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (such as stress testing) and risk sensitivity limits to measure and manage market risk.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at a 99% confidence level covering both physical and derivative trading positions for the Bank’s principal trading centres.

	30 September 2016				30 September 2015
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	4.0	11.4	2.2	5.2	5.0	18.2	2.8	7.9
Interest rate	4.7	20.1	4.1	9.1	10.1	20.2	4.8	9.3
Credit	3.3	4.6	2.2	3.2	3.5	5.4	2.9	3.8
Commodity	2.5	2.8	1.1	1.7	1.6	3.6	1.3	2.4
Equity	0.5	2.0	0.1	0.2	2.5	6.3	0.1	1.1
Diversification benefit	(6.8)	n/a	n/a	(6.2)	(6.0)	n/a	n/a	(13.2)
	8.2	25.4	6.1	13.2	16.7	19.7	6.9	11.3

	30 September 2016				30 September 2015
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 99% confidence
Foreign exchange	4.4	11.4	2.5	5.3	5.2	18.3	2.8	8.0
Interest rate	4.7	17.6	3.9	8.3	8.5	19.7	4.7	8.8
Credit	3.0	4.0	2.0	2.9	3.1	4.7	2.6	3.6
Commodity	2.5	2.8	1.1	1.7	1.6	3.6	1.3	2.4
Equity	0.5	2.0	0.1	0.2	2.5	6.3	0.1	1.1
Diversification benefit	(6.3)	n/a	n/a	(6.2)	(5.8)	n/a	n/a	(12.8)
	8.8	23.2	5.7	12.2	15.1	19.3	6.7	11.1

VaR is calculated separately for foreign exchange, interest rate, credit, commodity and equities and for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities risk is measured under the standard approach for regulatory purposes.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ‘s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual market factors. Extraordinary stress tests are applied daily and measure the potential loss arising as a result of scenarios generated from major financial market events.

Non-traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to maintain acceptable levels of interest rate and liquidity risk to mitigate the negative impact of movements in interest rates on the earnings and market value of the Group’s banking book, while ensuring the Group maintains sufficient liquidity to meet its obligations as they fall due.

NOTES TO THE FINANCIAL STATEMENTS           119

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short (next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including VaR and scenario analysis (to a 1% shock).

a) VaR non-traded interest rate risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	30 September 2016				30 September 2015
Consolidated	As at $m	High for year $m	Low for year $m	Avg for year $m	As at $m	High for year $m	Low for year $m	Avg for year $m
Value at risk at 99% confidence
Australia	38.4	40.6	28.0	33.7	25.4	38.5	21.2	27.2
New Zealand	11.4	11.4	8.8	10.0	9.7	11.4	8.9	10.2
Asia Pacific, Europe and America	14.7	17.3	14.4	15.8	14.4	14.4	7.9	10.4
Diversification benefit	(24.0)	n/a	n/a	(22.9)	(16.8)	n/a	n/a	(14.8)
	40.5	44.7	31.3	36.6	32.7	37.4	28.6	33.0

	30 September 2016				30 September 2015
The Company	As at $m	High for year $m	Low for year $m	Avg for year $m	As at $m	High for year $m	Low for year $m	Avg for year $m
Value at risk at 99% confidence
Australia	38.4	40.6	28.0	33.7	25.4	38.5	21.2	27.2
New Zealand	0.1	0.1	0.0	0.1	0.0	0.2	0.0	0.1
Asia Pacific, Europe and America	14.6	16.8	14.0	15.3	13.9	13.9	6.8	9.9
Diversification benefit	(9.2)	n/a	n/a	(13.2)	(11.2)	n/a	n/a	(7.9)
	43.9	43.9	29.4	35.9	28.1	39.2	21.3	29.3

VaR is calculated separately for the Australia, New Zealand and APEA geographies, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – a 1% shock on the next 12 months’ net interest income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2016	2015	2016	2015
Impact of 1% rate shock
As at period end	0.37%	0.61%	0.85%	0.86%
Maximum exposure	0.48%	1.36%	0.91%	1.74%
Minimum exposure	0.00%	0.45%	0.01%	0.86%
Average exposure (in absolute terms)	0.21%	0.93%	0.40%	1.19%

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic reasons. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the equity securities can fluctuate.

The balance of available-for-sale equity securities for the Group amounts to $855 million (2015: $51 million) and $832 million (2015: $30 million) for the Company. Included in this is the $795 million investment in the Bank of Tianjin (BoT) that ceased equity accounting during the period.

Foreign currency risk – structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian Dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian Dollar, the New Zealand Dollar and the US Dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian Dollars, as the Australian Dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian Dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated capital ratios are neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2016 and 2015 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 13 to these financial statements. The Group’s economic hedges against New Zealand Dollar and US Dollar revenue streams are included within ‘Trading derivatives’ at note 13.

Liquidity Risk (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group.

The Group’s liquidity and funding risks are governed by a set of principles which are approved by the ANZ Board Risk Committee. Following the global financial crisis, the framework was reviewed and updated. The following key components underpin the overall framework:

}	Maintaining the ability to meet all payment obligations in the immediate term;

}	Ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term;

}	Maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile;

}	Ensuring the liquidity management framework is compatible with local regulatory requirements;

}	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions;

}	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency;

}	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations; and

}	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the Group Asset and Liability Committee (GALCO).

NOTES TO THE FINANCIAL STATEMENTS           121

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

The Group’s approach to liquidity risk management incorporates two key components:

Scenario Modelling of Funding Sources

ANZ’s liquidity risk appetite is defined by the ability to meet a range of regulatory and internal liquidity metrics mandated by the Board. The metrics cover a range of scenarios of varying duration and level of severity. This framework:

}	Provides protection against shorter-term but more extreme market dislocations and stresses.

}	Maintains structural strength in the balance sheet by ensuring an appropriate amount of longer-term assets are funded with longer-term funding.

}	Ensures no undue timing concentrations exist in the Group’s funding profile.

A key component of this framework is the Liquidity Coverage Ratio (LCR) which was implemented in Australia on 1 January 2015. The LCR is a severe short term liquidity stress scenario, introduced as part of the Basel 3 international framework for liquidity risk measurement, standards and monitoring. As part of meeting the LCR requirements, ANZ has a Committed Liquidity Facility (CLF) with the Reserve Bank of Australia (RBA). The CLF has been established as a solution to a High Quality Liquid Asset (HQLA) shortfall in the Australian marketplace and provides an alternative form of RBA-qualifying liquid assets. The total amount of the CLF available to a qualifying ADI is set annually by APRA.

Liquid Assets

The Group holds a portfolio of high quality unencumbered liquid assets in order to protect the Group’s liquidity position in a severely stressed environment, as well as to meet regulatory requirements. High quality liquid assets comprise three categories, with the definitions consistent with Basel 3 LCR:

}	Highest-quality liquid assets (HQLA1): Cash, highest credit quality government, central bank or public sector securities eligible for repurchase with central banks to provide same-day liquidity.

}	High-quality liquid assets (HQLA2): High credit quality government, central bank or public sector securities, high quality corporate debt securities and high quality covered bonds eligible for repurchase with central banks to provide same-day liquidity.

}	Alternative liquid assets (ALA): Assets qualifying as collateral for the CLF and eligible securities listed by the Reserve Bank of New Zealand (RBNZ).

The Group monitors and manages the composition of liquid assets to ensure diversification by asset class, counterparty, currency and tenor. Minimum levels of liquid assets held are set annually based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term, and holdings are appropriate to existing and future business activities, regulatory requirements and in line with the approved risk appetite.

	Average For Year[1]
	2016 $b	2015 $b2
Market Values Post Discount
HQLA1[3]	118.5	97.3
HQLA2	3.7	3.2
Internal Residential Mortgage Backed Securities (Australia)[3]	35.2	38.8
Internal Residential Mortgage Backed Securities (New Zealand)[4]	1.3	2.1
Other ALA[5]	18.1	16.1
Total Liquid Assets	176.8	157.5

Cash flows modelled under stress scenario
Cash outflows	181.9	172.1
Cash inflows	41.1	42.9
Net cash outflows	140.8	129.2

Liquidity Coverage Ratio (%)[6]	126%	122%

1	Average for year, calculated as prescribed per APRA Prudential Regulatory Standard (APS 210 Liquidity) and consistent with APS 330 requirements.
2	Calculation based on 9-month average given LCR implementation on 1 January 2015.
3	RBA open repo arrangement netted down from CLF, with a corresponding increase in HQLA.
4	New Zealand LCR surplus is excluded from NZ internal RMBS, consistent with APS 330 treatment.
5	Comprised of assets qualifying as collateral for the CLF, excluding internal RMBS, up to approved facility limit; and any liquid assets contained in the RBNZ’s Liquidity Policy - Annex: Liquidity Assets - Prudential Supervision Department Document BS13A12.
6	All currency Group LCR.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Liquidity Crisis Contingency Planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

}	The establishment of crisis severity/stress levels;

}	Clearly assigned crisis roles and responsibilities;

}	Early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

}	Crisis Declaration Assessment processes, and related escalation triggers set against early warning signals;

}	Outlined action plans, and courses of action for altering asset and liability behaviour;

}	Procedures for crisis management reporting, and making up cash-flow shortfalls;

}	Guidelines determining the priority of customer relationships in the event of liquidity problems; and

}	Assigned responsibilities for internal and external communications.

Regulatory Change

The Basel 3 Liquidity requirements changes include the introduction of two liquidity ratios to measure liquidity risk; (i) the Liquidity Coverage Ratio (LCR) which went live on 1st January 2015 and (ii) the Net Stable Funding Ratio (NSFR).

The Basel 3 NSFR standard was released in October 2014. APRA released their NSFR consultation papers and draft standards in March and September 2016 which confirmed that the NSFR will become a minimum requirement on 1 January 2018. In the draft standards, APRA also proposed that they may require an ADI to maintain a higher minimum than the stated 100% where APRA considers it appropriate to do so. As part of managing future liquidity requirements, ANZ monitors the NSFR ratio in its internal reporting and is well placed to meet this requirement.

Group Funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity.

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent diversification and duration.

Funding plans and performance relative to those plans are reported regularly to senior management via the Group Asset and Liability Committee (GALCO). These plans address customer balance sheet growth and changes in wholesale funding including, targeted funding volumes, markets, investors, tenors and currencies for senior, secured, subordinated and hybrid transactions. Plans are supplemented with a monthly forecasting process which reviews the funding position to-date in light of market conditions and balance sheet requirements.

Funding plans are generated through the three-year strategic planning process and further refined by the annual funding plan and approved by the Board. Asset and deposit plans are submitted at the business segment level with the wholesale funding requirements then derived at the geographic level. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced.

Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

Funding Position 2016

ANZ targets a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

$32.1 billion of term wholesale debt (excluding Additional Tier 1 Capital) with a remaining term greater than one year as at 30 September 2016 was issued during the financial year ending 30 September 2016 (2015: $18.8 billion). The weighted average tenor of new term debt was 5.5 years (2015: 4.9 years). In addition, $2.9 billion of Additional Tier 1 Capital Issuance took place during the year.

NOTES TO THE FINANCIAL STATEMENTS           123

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

The following tables show the Group’s funding composition as at 30 September:

	2016 $m	2015 $m
Customer deposits and other liabilities[1]
Australia	187,640	177,293
International	171,122	183,040
New Zealand	72,818	64,890
Asia Retail & Pacific	22,814	24,355
Wealth Australia	343	367
TSO and Group Centre[1]	(5,114)	(5,361)
Customer deposits	449,623	444,584
Other Funding liabilities[2]	14,531	14,346
Total customer liabilities (funding)	464,154	458,930

Wholesale funding[3]
Debt issuances[4]	91,080	93,347
Subordinated debt	21,964	17,009
Certificates of deposit	61,429	63,446
Commercial paper	19,349	22,987
Other wholesale borrowings[5,6]	65,442	44,558
Total wholesale funding	259,264	241,347
Shareholders’ equity	57,927	57,353
Total Funding	781,345	757,630

	2016 $m	2015 $m
Funded Assets
Other short term assets and trade finance assets[7]	65,800	78,879
Liquids[6]	161,302	135,496
Short term funded assets	227,102	214,375
Lending and fixed assets[8]	554,243	543,255
Total Funded Assets	781,345	757,630

Funding Liabilities[3,4,6]
Other short term liabilities	48,806	27,863
Short term funding[9]	69,028	73,261
Term funding < 12 months[9]	23,668	28,138
Other customer deposits[1,10]	79,597	88,288
Total short term funding liabilities	221,099	217,550
Stable customer deposits[1,11]	402,146	387,988
Term funding > 12 months	90,708	87,316
Shareholders’ equity and hybrid debt	67,392	64,776
Total Stable Funding	560,246	540,080
Total Funding	781,345	757,630

1	Includes term deposits, other deposits and an adjustment recognised in Group Centre to eliminate Wealth Australia investments in ANZ deposit products.
2	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in Wealth Australia.
3	Excludes liability for acceptances as they do not provide net funding.
4	Excludes term debt issued externally by Wealth Australia which matured during the September 2016 full year.
5	Includes borrowings from banks, net derivative balances, special purpose vehicles and other borrowing
6	RBA open-repo arrangement netted down by the exchange settlement account cash balance.
7	Includes short-dated assets such as trading securities, available-for-sale securities, trade dated assets and trade finance loans.
8	Excludes trade finance loans.
9	Prior period has been restated to reclassify items between Short term funding and Term funding less than 12 months.
10	Total customer liabilities (funding) plus Central Bank deposits less Stable customer deposits.
11	Stable customer deposits represent operational type deposits or those sourced from retail / business / corporate customers and the stable component of Other funding liabilities.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The table below analyses the Group and Company’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above.

Contractual maturity analysis of financial liabilities at 30 September:

Consolidated at 30 September 2016	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified $m	Total $m
Collateral received	6,386	–	–	–	–	6,386
Settlement balances owed by ANZ	10,625	–	–	–	–	10,625
Deposits and other borrowings
Deposits from banks	54,687	2,650	5	–	–	57,342
Certificates of deposit	27,422	20,650	14,120	80	–	62,272
Term deposits	137,252	49,953	7,039	384	–	194,628
Other deposits interest bearing	234,903	161	16	–	–	235,080
Deposits not bearing interest	20,895	–	–	–	–	20,895
Commercial paper	7,064	12,325	–	–	–	19,389
Borrowing corporation debt	627	703	246	–	–	1,576
Other borrowing	514	–	–	–	–	514
Liability for acceptances	569	–	–	–	–	569
Debt issuances[2]	9,330	15,188	59,923	13,958	–	98,399
Subordinated debt[2,3]	1,727	5,160	9,040	11,448	–	27,375
Policyholder liabilities	35,910	1	29	15	190	36,145
External unit holder liabilities (life insurance funds)	3,333	–	–	–	–	3,333
Derivative liabilities (trading)[4]	73,592	–	–	–	–	73,592

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(35,443)	(26,506)	(85,478)	(31,163)	–	(178,590)
Pay leg	35,927	25,920	84,703	31,221	–	177,771
– other balance sheet management
Receive leg	(13,169)	(9,529)	(14,494)	(6,610)	–	(43,802)
Pay leg	13,362	10,165	16,399	8,168	–	48,094

Consolidated at 30 September 2015	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified $m	Total $m
Collateral received	7,829	–	–	–	–	7,829
Settlement balances owed by ANZ	11,250	–	–	–	–	11,250
Deposits and other borrowings
Deposits from banks	35,422	3,591	36	–	–	39,049
Certificates of deposit	31,333	16,515	16,551	95	–	64,494
Term deposits	142,342	47,843	7,105	48	–	197,338
Other deposits interest bearing	227,685	404	1,246	–	–	229,335
Deposits not bearing interest	19,014	–	–	–	–	19,014
Commercial paper	13,130	9,868	–	–	–	22,998
Borrowing corporation debt	571	782	300	–	–	1,653
Other borrowing	790	–	–	–	–	790
Liability for acceptances	1,371	–	–	–	–	1,371
Debt issuances[2]	7,994	22,138	61,800	10,657	–	102,589
Subordinated debt[2,3]	517	493	11,288	9,425	–	21,723
Policyholder liabilities	34,965	3	40	21	372	35,401
External unit holder liabilities (life insurance funds)	3,291	–	–	–	–	3,291
Derivative liabilities (trading)[4]	68,309	–	–	–	–	68,309

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(24,585)	(35,207)	(95,440)	(19,556)	–	(174,788)
Pay leg	22,439	31,710	85,900	18,179	–	158,228
– other balance sheet management
Receive leg	(8,445)	(8,456)	(11,667)	(4,654)	–	(33,222)
Pay leg	8,512	8,882	12,944	5,956	–	36,294

1	Includes at call instruments.
2	Any callable wholesale debt instruments have been included at their next call date. Prior period interest cash flows revised to improve comparability.
3	Includes instruments that may be settled in cash or in equity, at the option of the Company, and perpetual investments at next call date.
4	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

NOTES TO THE FINANCIAL STATEMENTS           125

NOTES TO THE FINANCIAL STATEMENTS (continued)

20: Financial Risk Management (continued)

The Company at 30 September 2016	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified $m	Total $m
Collateral received	5,882	–	–	–	–	5,882
Settlement balances owed by ANZ	9,079	–	–	–	–	9,079
Deposits and other borrowings
Deposits from banks	53,898	2,638	5	–	–	56,541
Certificates of deposit	26,380	19,889	14,121	80	–	60,470
Term deposits	114,553	30,632	3,415	383	–	148,983
Other deposits interest bearing	190,476	155	1	–	–	190,632
Deposits not bearing interest	11,096	–	–	–	–	11,096
Commercial paper	6,057	8,203	–	–	–	14,260
Other borrowing	151	–	–	–	–	151
Liability for acceptances	321	–	–	–	–	321
Debt issuances[2]	6,895	13,350	47,033	10,798	–	78,076
Subordinated debt[2,3]	1,701	5,075	7,460	11,393	–	25,629
Derivative liabilities (trading)[4]	65,086	–	–	–	–	65,086

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(26,326)	(21,615)	(70,816)	(25,136)	–	(143,893)
Pay leg	26,417	20,898	69,047	25,038	–	141,400
– other balance sheet management
Receive leg	(5,137)	(5,336)	(9,940)	(5,833)	–	(26,246)
Pay leg	5,224	5,694	11,544	7,386	–	29,848

The Company at 30 September 2015	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified $m	Total $m
Collateral received	6,886	–	–	–	–	6,886
Settlement balances owed by ANZ	9,901	–	–	–	–	9,901
Deposits and other borrowings
Deposits from banks	34,981	3,506	23	–	–	38,510
Certificates of deposit	30,967	16,395	16,576	95	–	64,033
Term deposits	122,123	29,927	3,640	49	–	155,739
Other deposits interest bearing	186,387	311	644	–	–	187,342
Deposits not bearing interest	9,971	–	–	–	–	9,971
Commercial paper	10,419	8,063	–	–	–	18,482
Other borrowing	344	–	–	–	–	344
Liability for acceptances	649	–	–	–	–	649
Debt issuances[2]	5,332	19,213	49,483	9,389	–	83,417
Subordinated debt[2,3]	489	407	9,677	9,307	–	19,880
Derivative liabilities (trading)[4]	61,853	–	–	–	–	61,853

Derivative assets and liabilities (balance sheet management)
– funding
Receive leg	(16,618)	(25,127)	(66,311)	(15,707)	–	(123,763)
Pay leg	14,935	22,118	58,353	14,527	–	109,933
– other balance sheet management
Receive leg	(6,820)	(4,962)	(6,673)	(3,876)	–	(22,331)
Pay leg	6,885	5,204	7,611	5,163	–	24,863

1	Includes at call instruments.
2	Any callable wholesale debt instruments have been included at their next call date. Prior period interest cash flows revised to improve comparability.
3	Includes instruments that may be settled in cash or in equity, at the option of the Company, and perpetual investments at next call date.
4	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

Credit related contingencies

Undrawn facilities and issued guarantees comprise the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

ANZ ANNUAL REPORT 2016

20: Financial Risk Management (continued)

The tables below analyse the Group’s and Company’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
30 September 2016	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	207,410	–	207,410	161,178	–	161,178
Issued guarantees	37,779	–	37,779	33,343	–	33,343

	Consolidated			The Company
30 September 2015	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	230,794	–	230,794	180,847	–	180,847
Issued guarantees	40,335	–	40,335	34,693	–	34,693

Life insurance risk

Although not a significant contributor to the Group’s balance sheet, the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 37.

Operational risk management

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The objective of operational risk management is to ensure that risks are identified, assessed, measured, evaluated, treated, monitored and reported in a structured environment with appropriate governance and oversight. ANZ does not expect to eliminate all risks. Rather it seeks to ensure that its residual risk exposure is managed as low as reasonably practical based on a sound risk/reward analysis in the context of an international financial institution.

The ANZ Board has delegated its powers to the Risk Committee to approve the ANZ Operational Risk Framework which is in accordance with Australian Prudential Standard APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk. The Operational Risk Executive Committee (OREC) is the primary senior executive management committee responsible for oversight of ANZ’s Risk Profile. The purpose of OREC is to assist the Board Risk Committee in the effective discharge of its responsibilities for operational risk management and the management of the compliance obligations of ANZBGL and its controlled entities.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational and compliance risks supported by thresholds for escalation and monitoring which is used to inform and support senior management strategic business decision making. Day to day management of operational and compliance risk is the accountability of every employee. Business Units undertake operational risk activities as part of this accountability. Divisional risk personnel provide oversight of operational risk undertaken in the Business Units.

Enterprise Operational Risk is responsible for exercising governance over operational risk through the management of the operational risk framework, policy development, framework assurance, operational risk measurement and capital allocations and reporting of operational risk issues to executive committees.

The integration of the Operational Risk Measurement and

Management and Compliance Frameworks, supported by common policies, procedures and tools allows for a simple and consistent way to identify, assess, measure and monitor risks across ANZ.

In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, Business Units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Enterprise Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk. Operational risk capital is held to protect depositors and shareholders of the bank from rare and severe unexpected losses. ANZ maintains and calculates operational risk capital (including regulatory and economic capital), on at least a six monthly basis. The capital is calculated using external loss data, internal loss data and scenarios as a direct input and risk registers as an indirect input.

NOTES TO THE FINANCIAL STATEMENTS           127

NOTES TO THE FINANCIAL STATEMENTS (continued)

21: Fair value of financial assets and financial liabilities

A significant number of financial instruments are carried on the balance sheet at fair value. The following disclosures set out the classification of financial assets and financial liabilities and in respect of the fair value either recognised or disclosed, the various levels within which fair value measurements are categorised, and the valuation methodologies and techniques used. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective, such as intangible assets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

On initial recognition, the best evidence of a financial instrument’s fair value is the transaction price. However, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets. For those financial instruments where the fair value at initial recognition would be based on unobservable inputs, the difference between the transaction price and the amount which would have been determined using a valuation technique (being the day one gain or loss) is not immediately recognised in the income statement.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

In the tables below, financial instruments have been allocated based on their accounting classification. The significant accounting policies in note 1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

(i) CLASSIFICATION OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables set out the classification of financial asset and liability categories according to measurement bases together with their carrying amounts as reported on the balance sheet.

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2016	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	48,675	–	–	–	–	–	48,675
Settlement balances owed to ANZ	21,951	–	–	–	–	–	21,951
Collateral paid	12,723	–	–	–	–	–	12,723
Trading securities	–	–	47,188	47,188	–	–	47,188
Derivative financial instruments[1]	–	–	83,787	83,787	3,709	–	87,496
Available-for-sale assets	–	–	–	–	–	63,113	63,113
Net loans and advances[2]	575,440	397	15	412	–	–	575,852
Regulatory deposits	2,296	–	–	–	–	–	2,296
Investments backing policy liabilities	–	35,656	–	35,656	–	–	35,656
Other financial assets	4,198	–	–	–	–	–	4,198
	665,283	36,053	130,990	167,043	3,709	63,113	899,148

Financial liabilities
Settlement balances owed by ANZ	10,625	–	–	–	–	n/a	10,625
Collateral received	6,386	–	–	–	–	n/a	6,386
Deposits and other borrowings	583,002	5,193	–	5,193	–	n/a	588,195
Derivative financial instruments[1]	–	–	85,174	85,174	3,551	n/a	88,725
Policy liabilities[3]	190	35,955	–	35,955	–	n/a	36,145
External unit holder liabilities (life insurance funds)	–	3,333	–	3,333	–	n/a	3,333
Payables and other liabilities	6,485	–	2,380	2,380	–	n/a	8,865
Debt issuances	88,888	2,192	–	2,192	–	n/a	91,080
Subordinated debt	21,964	–	–	–	–	n/a	21,964
	717,540	46,673	87,554	134,227	3,551	n/a	855,318

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value hedge adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $190 million (2015: $372 million) measured in accordance with AASB 1038 Life Insurance Contracts and life investment contract liabilities of $35,955 million (2015: $35,029 million) which have been designated at fair value through profit or loss under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

ANZ ANNUAL REPORT 2016

21: Fair value of financial assets and financial liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
Consolidated 30 September 2015	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	53,903	–	–	–	–	–	53,903
Settlement balances owed to ANZ	18,596	–	–	–	–	–	18,596
Collateral paid	9,967	–	–	–	–	–	9,967
Trading securities	–	–	49,000	49,000	–	–	49,000
Derivative financial instruments[1]	–	–	81,925	81,925	3,700	–	85,625
Available-for-sale assets	–	–	–	–	–	43,667	43,667
Net loans and advances[2,3]	569,539	683	16	699	–	–	570,238
Regulatory deposits	1,773	–	–	–	–	–	1,773
Investments backing policy liabilities	–	34,820	–	34,820	–	–	34,820
Other financial assets	4,993	–	–	–	–	–	4,993
	658,771	35,503	130,941	166,444	3,700	43,667	872,582

Financial liabilities
Settlement balances owed by ANZ	11,250	–	–	–	–	n/a	11,250
Collateral received	7,829	–	–	–	–	n/a	7,829
Deposits and other borrowings	566,218	4,576	–	4,576	–	n/a	570,794
Derivative financial instruments[1]	–	–	78,497	78,497	2,773	n/a	81,270
Policy liabilities[4]	372	35,029	–	35,029	–	n/a	35,401
External unit holder liabilities (life insurance funds)	–	3,291	–	3,291	–	n/a	3,291
Payables and other liabilities	7,798	–	2,568	2,568	–	n/a	10,366
Debt issuances	90,582	3,165	–	3,165	–	n/a	93,747
Subordinated debt	17,009	–	–	–	–	n/a	17,009
	701,058	46,061	81,065	127,126	2,773	n/a	830,957

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2016	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	46,072	–	–	–	–	–	46,072
Settlement balances owed to ANZ	19,905	–	–	–	–	–	19,905
Collateral paid	10,878	–	–	–	–	–	10,878
Trading securities	–	–	35,059	35,059	–	–	35,059
Derivative financial instruments[1]	–	–	72,446	72,446	3,426	–	75,872
Available-for-sale assets	–	–	–	–	–	55,721	55,721
Net loans and advances[2,3]	446,479	37	15	52	–	–	446,531
Regulatory deposits	671	–	–	–	–	–	671
Due from controlled entities	106,797	–	–	–	–	–	106,797
Other financial assets	1,606	–	–	–	–	–	1,606
	632,408	37	107,520	107,557	3,426	55,721	799,112

Financial liabilities
Settlement balances owed by ANZ	9,079	–	–	–	–	n/a	9,079
Collateral received	5,882	–	–	–	–	n/a	5,882
Deposits and other borrowings	479,885	78	–	78	–	n/a	479,963
Derivative financial instruments[1]	–	–	73,139	73,139	3,104	n/a	76,243
Due to controlled entities	103,416	–	–	–	–	n/a	103,416
Payables and other liabilities	3,498	–	2,068	2,068	–	n/a	5,566
Debt issuances	69,683	2,192	–	2,192	–	n/a	71,875
Subordinated debt	20,707	–	–	–	–	n/a	20,707
	692,150	2,270	75,207	77,477	3,104	n/a	772,731

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value hedge adjustments mean that the carrying value differs from the amortised cost.
3	Net loans and advances includes Esanda Dealer Finance assets classified as held for sale as at 30 September 2015 which were sold in 2016. Refer to note 15.
4	Includes life insurance contract liabilities measured in accordance with AASB 1038 and life investment contract liabilities which have been designated at fair value through profit or loss under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

NOTES TO THE FINANCIAL STATEMENTS           129

NOTES TO THE FINANCIAL STATEMENTS (continued)

21: Fair value of financial assets and financial liabilities (continued)

	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total
The Company 30 September 2015	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Financial assets
Cash	51,217	–	–	–	–	–	51,217
Settlement balances owed to ANZ	16,601	–	–	–	–	–	16,601
Collateral paid	8,234	–	–	–	–	–	8,234
Trading securities	–	–	37,373	37,373	–	–	37,373
Derivative financial instruments[1]	–	–	72,542	72,542	3,152	–	75,694
Available-for-sale assets	–	–	–	–	–	37,612	37,612
Net loans and advances[2,3]	448,288	144	16	160	–	–	448,448
Regulatory deposits	557	–	–	–	–	–	557
Due from controlled entities	109,920	–	–	–	–	–	109,920
Other financial assets	2,345	–	–	–	–	–	2,345
	637,162	144	109,931	110,075	3,152	37,612	788,001

Financial liabilities
Settlement balances owed by ANZ	9,901	–	–	–	–	n/a	9,901
Collateral received	6,886	–	–	–	–	n/a	6,886
Deposits and other borrowings	471,966	65	–	65	–	n/a	472,031
Derivative financial instruments[1]	–	–	69,648	69,648	2,196	n/a	71,844
Due to controlled entities	105,079	–	–	–	–	n/a	105,079
Payables and other liabilities	4,316	–	1,978	1,978	–	n/a	6,294
Debt issuances	72,414	3,165	–	3,165	–	n/a	75,579
Subordinated debt	15,812	–	–	–	–	n/a	15,812
	686,374	3,230	71,626	74,856	2,196	n/a	763,426

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within net loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Net loans and advances includes Esanda Dealer Finance assets classified as held for sale as at 30 September 2015 which were sold in 2016. Refer to note 15 for further details.

(ii) MEASUREMENT OF FAIR VALUE

(a) Valuation methodologies

ANZ has an established control framework that ensures fair value is either determined or validated by a function independent of the party that undertakes the transaction. The control framework ensures that all models are calibrated periodically to test that outputs reflect prices from observable current market transactions in the same instrument or other available observable market data.

Where quoted market prices are used, prices are independently verified from other sources. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of valuation models, any inputs to those models, any adjustments required outside of the valuation model and, where possible, independent validation of model outputs. In this way, continued appropriateness of the valuations is ensured.

In instances where the Group holds offsetting risk positions, the Group uses the portfolio exemption in AASB 13 to measure the fair value of such groups of financial assets and financial liabilities on the basis of the price that would be received to sell a net long position (that is, an asset) for a particular risk exposure or to transfer a net short position (that is, a liability) for a particular risk exposure.

The Group categorises its fair value measurements on the basis of inputs used in measuring fair value using the fair value hierarchy below:

} Level 1	–	Financial instruments that have been valued by reference to unadjusted quoted prices in active markets for identical financial instruments. This category includes financial instruments valued using quoted yields where available for specific debt securities.

} Level 2	–	Financial instruments that have been valued through valuation techniques incorporating inputs other than quoted prices within Level 1 that are observable for a similar financial asset or liability, either directly or indirectly.

} Level 3	–	Financial instruments that have been valued using valuation techniques which incorporate significant inputs that are not based on observable market data (unobservable inputs).

ANZ ANNUAL REPORT 2016

21: Fair value of financial assets and financial liabilities (continued)

(b) Valuation techniques and inputs used

In the event that there is no quoted market price for the instrument, fair value is based on valuation techniques. Where applicable, the valuation models incorporate the impact of bid/ask spreads, counterparty credit spreads, funding costs and other factors that would influence the fair value determined by market participants.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. To the extent that valuation is based on models or inputs that are not observable in the market, the determination of fair value can be more subjective, dependent on the significance of the unobservable input to the overall valuation.

The following valuation techniques have been applied to determine the fair values of financial instruments where there is no quoted price for the instrument:

}	For instruments classified as Trading security assets and Securities short sold, Derivative financial assets and liabilities, Available-for-sale financial assets, and Investments backing policy liabilities, fair value measurements are derived by using modelled valuations techniques (including discounted cash flow models) that incorporate market prices/yields for securities with similar credit risk, maturity and yield characteristics; and/or current market yields for similar instruments.

}	For Net loans and advances, Deposits and other borrowings and Debt issuances, discounted cash flow techniques are used where contractual future cash flows of the instrument are discounted using discount rates incorporating wholesale market rates or market borrowing rates of debt with similar maturities or a yield curve appropriate for the remaining term to maturity.

}	The fair value of external unit holder liabilities (life insurance funds) represents the external unit holder’s share of the net assets of the consolidated investment funds, which are carried at fair value. The fair value of policy liabilities being liabilities of the insurance business is directly linked to the performance and value of the assets backing the liabilities. These liabilities are measured at fair value using observable inputs.

Further details of valuation techniques and significant unobservable inputs used in measuring fair values are described in (iv)(a) below.

Apart from derivative credit valuation adjustments, there have been no substantial changes in the valuation techniques applied to different classes of financial instruments during the year. With respect to derivative CVA, the methodology was revised in 2016 to reflect leading market practice in exposure modelling and greater use of current market data (refer note 1 E (ii)).

(iii) FINANCIAL ASSETS AND FINANCIAL LIABILITIES THAT ARE MEASURED AT FAIR VALUE IN THE BALANCE SHEET

The table below provides an analysis of financial instruments carried at fair value at reporting date categorised according to the lowest level input into a valuation model or a valuation component that is significant to the reported fair value. The significance of the input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument. The fair value has been allocated in full to the category in the fair value hierarchy which most appropriately reflects the determination of the fair value.

	Fair value measurements
	Quoted market price		Using observable		With significant non–observable inputs
	(Level 1)		inputs (Level 2)		(Level 3)		Total
Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Financial assets
Trading securities[1]	44,856	45,227	2,332	3,769	–	4	47,188	49,000
Derivative financial instruments	453	388	86,934	85,155	109	82	87,496	85,625
Available-for-sale assets[1]	55,294	37,086	7,580	6,347	239	234	63,113	43,667
Net loans and advances (measured at fair value)	–	–	397	683	15	16	412	699
Investments backing policy liabilities[1]	24,270	17,983	10,879	16,298	507	539	35,656	34,820
	124,873	100,684	108,122	112,252	870	875	233,865	213,811

Financial liabilities
Deposits and other borrowings (designated at fair value)	–	–	5,193	4,576	–	–	5,193	4,576
Derivative financial instruments	408	782	88,215	80,387	102	101	88,725	81,270
Policy liabilities[2]	–	–	35,955	35,029	–	–	35,955	35,029
External unit holder liabilities (life insurance funds)	–	–	3,333	3,291	–	–	3,333	3,291
Payables and other liabilities (measured at fair value)[3]	2,294	2,443	86	125	–	–	2,380	2,568
Debt issuances (designated at fair value)	–	–	2,192	3,165	–	–	2,192	3,165
Total	2,702	3,225	134,974	126,573	102	101	137,778	129,899

1	During the period there were transfers from Level 1 to Level 2 of $495 million (2015: $190 million) for the Group following a reassessment of reduced trading activity in the associated securities. During the period there were also transfers from Level 2 to Level 1 of $53 million (2015: $114 million) for the Group following increased trading activity to support the quoted prices. Transfers into and out of Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Policy liabilities relate to life investment contract liabilities only as these are designated at fair value through profit or loss.
3	Relates to Securities short sold classified as ‘at fair value through profit or loss’.

NOTES TO THE FINANCIAL STATEMENTS           131

NOTES TO THE FINANCIAL STATEMENTS (continued)

21: Fair value of financial assets and financial liabilities (continued)

	Fair value measurements
	Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non–observable inputs (Level 3)		Total
The Company	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Financial assets
Trading securities[1]	32,945	33,912	2,114	3,457	–	4	35,059	37,373
Derivative financial instruments	450	378	75,324	75,243	98	73	75,872	75,694
Available-for-sale assets[1]	51,094	33,452	4,590	4,110	37	50	55,721	37,612
Net loans and advances (measured at fair value)	–	–	37	144	15	16	52	160
	84,489	67,742	82,065	82,954	150	143	166,704	150,839

Financial liabilities
Deposits and other borrowings (designated at fair value)	–	–	78	65	–	–	78	65
Derivative financial instruments	365	766	75,780	70,987	98	91	76,243	71,844
Payables and other liabilities (measured at fair value)[2]	1,982	1,854	86	124	–	–	2,068	1,978
Debt issuances (designated at fair value)	–	–	2,192	3,165	–	–	2,192	3,165
Total	2,347	2,620	78,136	74,341	98	91	80,581	77,052

1	During the period there were transfers from Level 1 to Level 2 of $415 million (2015: $136 million) for the Company following a reassessment of reduced trading activity in the associated securities. During the period there were no transfers from Level 2 to Level 1 (2015: $104 million) for the Company. Transfers into and out of Level 1 and Level 2 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Relates to Securities short sold classified as ‘at fair value through profit or loss’.

(iv) DETAILS OF FAIR VALUE MEASUREMENTS THAT INCORPORATE UNOBSERVABLE MARKET DATA

(a)  Composition of Level 3 fair value measurements

The following table presents the composition of financial instruments measured at fair value with significant unobservable inputs (Level 3 fair value measurements).

	Financial assets										Financial liabilities
	Trading securities		Derivatives		Available–for–sale		Net loans and advances		Investments backing policy liabilities		Derivatives
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asset backed securities	–	–	–	–	–	2	–	–	150	188	–	–
Illiquid corporate bonds	–	4	–	–	198	198	15	16	12	–	–	–
Structured credit products	–	–	56	52	–	–	–	–	–	–	(66)	(67)
Alternative assets	–	–	–	–	41	34	–	–	345	351	–	–
Other derivatives	–	–	53	30	–	–	–	–	–	–	(36)	(34)
Total	–	4	109	82	239	234	15	16	507	539	(102)	(101)

			Financial assets								Financial liabilities
			Trading securities		Derivatives		Available–for–sale		Net loans and advances		Derivatives
			2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company			$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asset backed securities			–	–	–	–	–	–	–	–	–	–
Illiquid corporate bonds			–	4	–	–	–	20	15	16	–	–
Structured credit products			–	–	56	52	–	–	–	–	(66)	(67)
Alternative assets			–	–	–	–	37	30	–	–	–	–
Other derivatives			–	–	42	21	–	–	–	–	(32)	(24)
Total			–	4	98	73	37	50	15	16	(98)	(91)
The Level 3 balances include Structured credit products that the Group entered into from 2004 to 2007 whereby it sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not being observable in the market. Such unobservable inputs include credit spreads and default probabilities.

The remaining Level 3 balances include Asset backed securities and Illiquid corporate bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market; Alternative assets that largely comprise investments in funds which are illiquid and are not currently redeemable, as well as various investments in unlisted equity securities for which no active market exists; and Other derivatives which predominantly include reverse mortgage swaps where the mortality rate cannot be observed and options over emissions certificates where the volatility input cannot be observed.

ANZ ANNUAL REPORT 2016

21: Fair value of financial assets and financial liabilities (continued)

(b)  Movements in Level 3 fair value measurements

The following table sets out movements in Level 3 fair value measurements. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is an unrealised gain or loss. This could be different to the opening balance.

	Financial assets										Financial liabilities
	Trading securities		Derivatives		Available–for–sale		Net loans and advances		Investments backing policy liabilities		Derivatives
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Opening balance	4	–	82	106	234	40	16	–	539	545	(101)	(105)
New purchases	1	–	1	–	7	8	–	21	130	161	(1)	–
Disposals (sales)	(5)	–	(3)	(8)	(26)	(20)	–	–	(133)	(266)	–	–
Cash settlements	–	–	–	–	–	–	–	–	–	–	8	7
Transfers:
– Transfers into Level 3 category[1]	–	10	1	2	25	198	–	–	22	161	(1)	(2)
– Transfers out of Level 3 category[1]	–	–	–	(17)	–	–	–	–	(3)	(148)	9	9
Fair value gain/(loss) recorded in Other operating income in the Income statement[2]	–	(6)	28	(1)	(2)	5	(1)	(5)	(48)	86	(16)	(10)
Fair value gain/(loss) recognised in reserves in equity	–	–	–	–	1	3	–	–	–	–	–	–
Closing balance	–	4	109	82	239	234	15	16	507	539	(102)	(101)

			Financial assets								Financial liabilities
			Trading securities		Derivatives		Available–for–sale		Net loans and advances		Derivatives
			2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company			$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Opening balance			4	–	73	96	50	22	16	–	(91)	(103)
New purchases			1	–	1	–	7	8	–	21	(1)	–
Disposals (sales)			(5)	–	(2)	(8)	(19)	(14)	–	–	–	–
Cash settlements			–	–	–	–	–	–	–	–	7	7
Transfers:
– Transfers into Level 3 category			–	10	1	–	–	30	–	–	(1)	–
– Transfers out of Level 3 category			–	–	–	(16)	–	–	–	–	–	8
Fair value gain/(loss) recorded in Other operating income in the Income statement[2]			–	(6)	25	1	–	4	(1)	(5)	(12)	(3)
Fair value gain/(loss) recognised in reserves in equity			–	–	–	–	(1)	–	–	–	–	–
Closing balance			–	4	98	73	37	50	15	16	(98)	(91)

1	Transfers into Level 3 for the Group in 2016 relate principally to illiquid corporate bonds and asset backed securities where market activity has reduced resulting in pricing to no longer be observable. Transfers out of Level 3 for the Group relate principally to derivative products where the trade characteristics are such that inputs significant to the valuation are now observable. Transfers into and out of Level 3 are deemed to have occurred as of the beginning of the reporting period in which the transfer occurred.
2	Relating to assets and liabilities held at the end of the period.

(c)  Sensitivity to Level 3 data inputs

Where valuation techniques are employed and assumptions are required due to significant data inputs not being directly observed in the market place (Level 3 inputs), changing these assumptions changes the resultant estimate of fair value. The majority of transactions in this category are ‘back-to-back’ in nature where ANZ either acts as a financial intermediary or hedges the market risks. Similarly, the valuation of Investments backing policy liabilities directly impacts the associated life investment contracts they relate to. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ. An exception to this is the ‘back-to-back’ structured credit intermediation trades which create significant exposure to credit risk.

Principal inputs used in the determination of fair value of financial instruments included in the structured credit portfolio include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. The potential effect of changing prevailing unobservable inputs does not result in a significant impact on net profit.

NOTES TO THE FINANCIAL STATEMENTS          133

NOTES TO THE FINANCIAL STATEMENTS (continued)

21: Fair value of financial assets and financial liabilities (continued)

(d)  Deferred fair value gains and losses

Where the fair value of a financial instrument at initial recognition is determined using unobservable data that is significant to the valuation of the instrument, the difference between the transaction price and the amount determined based on the valuation technique (day one gain or loss) is not immediately recognised in the income statement. Subsequently, the day one gain or loss is recognised in the income statement over the life of the transaction on a straight line basis or over the period until all inputs become observable.

The table below summarises the aggregate amount of day one gains not yet recognised in the income statement and amounts which have been subsequently recognised.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Opening balance	2	3	1	2
Deferral on new transactions	–	–	–	–
Amounts recognised in income during the period	(1)	(1)	–	(1)
Closing balance	1	2	1	1

The closing balance of unrecognised gains is only related to derivative financial instruments.

(v) ADDITIONAL INFORMATION FOR FINANCIAL INSTRUMENTS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

(a)  Financial assets designated at fair value through profit or loss

The category Loans and advances includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments which were acquired to mitigate interest rate risk of the loans and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk will be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $397 million (2015: $683 million) and for the Company was $37 million (2015: $144 million). In relation to these exposures, for the Group $237 million (2015: $509 million) and the Company $37 million (2015: $144 million) was mitigated by collateral held.

For the Group, the cumulative change in fair value attributable to change in credit risk was a reduction to the assets of $1 million (2015: reduction to the assets of $1 million). For the Company the cumulative change to the assets was nil (2015: nil). The amount recognised in the income statement attributable to changes in credit risk for the Group was $1 million (2015: $1 million) and for the Company nil (2015: nil).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

(b)  Financial liabilities designated at fair value through profit or loss

Parts of Debt issuances and Deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises since the derivatives acquired to mitigate interest rate risk of the financial liabilities are measured at fair value through profit or loss. In addition Policy liabilities are designated at fair value through profit or loss in accordance with AASB 1038. External unitholder liabilities which are not included in the table below, represent the external unitholder share of the ‘Investments backing policy liabilities’ which are designated at fair value through profit or loss.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Policy liabilities		Deposits and other borrowings		Debt issuances
Consolidated	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Carrying amount	35,955	35,029	5,193	4,576	2,192	3,165
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	–	–	(7)	6	(170)	(15)
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	–	–	(18)	34
– increase/(decrease) recognised during the year	–	–	–	–	10	(52)
– closing cumulative increase/(decrease)	–	–	–	–	(8)	(18)

ANZ ANNUAL REPORT 2016

21: Fair value of financial assets and financial liabilities (continued)

	Deposits and other borrowings		Debt issuances
The Company	2016 $m	2015 $m	2016 $m	2015 $m
Carrying amount	78	65	2,192	3,165
Amount by which the consideration payable at maturity is greater/(less) than the carrying value	(7)	6	(170)	(15)
Cumulative change in liability value attributable to own credit risk:
– opening cumulative increase/(decrease)	–	–	(18)	34
– increase/(decrease) recognised during the year	–	–	10	(52)
– closing cumulative increase/(decrease)	–	–	(8)	(18)

For Debt issuances and Deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rates and foreign exchange rates). This approach is deemed appropriate as the changes in fair value arising from factors other than changes in own credit risk or changes in benchmark interest rates and foreign exchange rates are considered to be insignificant.

(vi) FINANCIAL ASSETS AND FINANCIAL LIABILITIES NOT MEASURED AT FAIR VALUE

The table below reflects the carrying amounts of financial instruments not measured at fair value on the Group’s balance sheet and where the carrying amount is not considered a close approximation of fair value. The table also provides a comparison of the carrying amount of these financial instruments to the Group’s estimate of their fair value. The categorisation of the fair value into the levels within the fair value hierarchy is determined in accordance with the methodology set out on page 130 (note 21(ii)).

	Carrying amount		Categorised into fair value hierarchy						Fair value (total)
			Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non-observable inputs (Level 3)

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Net loans and advances[1]	575,440	569,539	–	–	551,575	545,538	24,649	25,402	576,224	570,940
	575,440	569,539	–	–	551,575	545,538	24,649	25,402	576,224	570,940
Financial liabilities
Deposits and other borrowings	583,002	566,218	–	–	583,420	566,636	–	–	583,420	566,636
Debt issuances	88,888	90,582	32,864	37,880	56,544	52,826	–	–	89,408	90,706
Subordinated debt	21,964	17,009	14,322	13,842	7,788	3,241	–	–	22,110	17,083
Total	693,854	673,809	47,186	51,722	647,752	622,703	–	–	694,938	674,425

1	Net loans and advances includes Esanda Dealer Finance assets classified as held for sale as at 30 September 2015 which were sold in 2016. Refer to note 15.

	Carrying amount		Categorised into fair value hierarchy						Fair value (total)
			Quoted market price (Level 1)		Using observable inputs (Level 2)		With significant non-observable inputs (Level 3)

	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Net loans and advances[1]	446,479	448,288	–	–	427,282	428,949	19,563	20,276	446,845	449,225
	446,479	448,288	–	–	427,282	428,949	19,563	20,276	446,845	449,225
Financial liabilities
Deposits and other borrowings	479,885	471,966	–	–	480,219	472,235	–	–	480,219	472,235
Debt issuances	69,683	72,414	20,115	24,428	49,960	48,008	–	–	70,075	72,436
Subordinated debt	20,707	15,812	13,029	11,357	7,798	3,249	–	–	20,827	14,606
Total	570,275	560,192	33,144	35,785	537,977	523,492	–	–	571,121	559,277

1	Net loans and advances includes Esanda Dealer Finance assets classified as held for sale as at 30 September 2015 which were sold in 2016. Refer to note 15.

The following sets out the Group’s basis of establishing fair values of financial instruments not measured at fair value on the balance sheet. The valuation techniques employed are consistent with those used to calculate fair values of financial instruments carried at fair value. Certain Net loans and advances, Deposits and other borrowings and Debt issuances have been designated at fair value and are therefore excluded from the tables above.

NOTES TO THE FINANCIAL STATEMENTS          135

NOTES TO THE FINANCIAL STATEMENTS (continued)

21: Fair value of financial assets and financial liabilities (continued)

Net loans and advances

The fair value has been determined through discounting future cash flows as follows:

}	For Net loans and advances to banks, the fair value is derived by discounting cash flows using prevailing market rates for lending with similar credit quality.

}	For Net loans and advances to customers, the fair value is the present value of future cash flows, discounted using a curve which incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and the customer margin, as appropriate.

Deposits and other borrowings

The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time. For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows to derive the fair value.

Debt issuances and Subordinated debt

The aggregate fair value of Debt issuances and Subordinated debt is calculated based on quoted market prices or observable inputs where applicable. For those debt issuances where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument used. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

22: Maturity Analysis of Assets and Liabilities

The following is an analysis of asset and liability line items in the balance sheet that combine amounts expected to be realised or due to be settled within one year and after more than one year.1

	2016			2015
Consolidated	Within one year $m	After more than one year $m	Total $m	Within one year $m	After more than one year $m	Total $m
Available-for-sale assets	10,429	52,684	63,113	10,353	33,314	43,667
Net loans and advances[2]	116,135	459,717	575,852	128,771	441,467	570,238
Investments backing policy liabilities	28,798	6,858	35,656	27,966	6,854	34,820
Deposits and other borrowings	567,567	20,628	588,195	546,626	24,168	570,794
Policy liabilities[3]	36,101	44	36,145	35,340	61	35,401
Debt issuances	22,280	68,800	91,080	29,327	64,420	93,747
Subordinated debt[4]	1,068	20,896	21,964	–	17,009	17,009

1	Excludes asset and liability line items where the entire amount is considered as ‘within one year’, ‘after more than one year’ or having no specific maturities.
2	2015 comparative amounts include $8,065 million classified separately in the balance sheet as ‘Esanda Dealer Finance assets held for sale’.
3	Includes $190 million (2015: $372 million) that relates to life insurance contract liabilities classified as ‘within one year’.
4	Includes $2,519 million (2015: $1,188 million) that relates to perpetual notes classified as ‘after more than one year’.

ANZ ANNUAL REPORT 2016

23: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

The following disclosure excludes the amounts presented as collateral paid and received in the balance sheet that relate to derivative liabilities and derivative assets respectively. The terms and conditions of the collateral agreements are included in the standard Credit Support Annex that forms part of the International Swaps and Derivatives Association Master Agreement.

ASSETS CHARGED AS SECURITY FOR LIABILITIES

Assets charged as security for liabilities include the following types of instruments:

}	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

}	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements.

}	Debenture undertakings covering the assets of UDC Finance Limited (UDC). The debenture stock of UDC is secured by a trust deed and collateral debentures, giving floating charges over the undertakings and all the tangible assets of the entity. All controlled entities of UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by UDC. The only loans pledged as collateral are those in UDC and their subsidiaries.

}	Specified residential mortgages provided as security for notes and bonds issued to investors as part of ANZ’s covered bond programs.

}	Collateral provided to central banks.

}	Collateral provided to clearing houses.

The carrying amounts of assets pledged as security are as follows:

	Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2016	2015	2016	2015	2016	2015	2016	2015
	$m	$m	$m	$m	$m	$m	$m	$m
Regulatory deposits	2,296	1,773	n/a	n/a	671	557	n/a	n/a
Securities sold under arrangements to repurchase[1]	26,637	13,975	25,049	13,731	26,234	13,476	24,646	13,255
Assets pledged as collateral under debenture undertakings	2,541	2,218	1,518	1,578	–	–	–	–
Covered bonds[2]	31,790	30,368	21,035	27,013	22,001	23,508	22,001	23,508
Other	2,948	2,135	774	222	1,390	794	713	178

1	The amounts disclosed as Securities sold under arrangements to repurchase include both assets pledged as security which continue to be recognised on the Group’s balance sheet and assets repledged included in the disclosure below.

2	The consolidated related liability represents covered bonds issued to external investors and the related liability for the Company represents the liability to the covered bond structured entities.

COLLATERAL ACCEPTED AS SECURITY FOR ASSETS

ANZ has received collateral associated with various financial instruments. Under certain transactions ANZ has the right to sell or repledge the collateral received. These transactions are governed by standard industry agreements.

The fair value of collateral received and that which has been sold or repledged is as follows:

	Consolidated		The Company
	2016	2015	2016	2015
	$m	$m	$m	$m
Fair value of assets which can be sold or repledged	31,646	17,506	31,130	16,738
Fair value of assets sold or repledged[1]	14,428	7,410	14,133	6,869

1	Comparative amounts have changed to include the fair value of assets repledged.

NOTES TO THE FINANCIAL STATEMENTS           137

NOTES TO THE FINANCIAL STATEMENTS (continued)

24: Offsetting

The following tables identify financial assets and liabilities which have been offset in the balance sheet (in accordance with AASB 132 – Financial Instruments: Presentation (AASB 132)) and those which have not been offset in the balance sheet but are subject to enforceable master netting agreements (or similar arrangements) with our trading counterparties. The effect of over collaterisation has not been taken into account. A description of the rights of set-off associated with financial assets and financial liabilities subject to master netting agreements or similar, including the nature of those rights, are described in note 20 – Financial Risk Management: Collateral Management.

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2016	$m	$m	$m	$m	$m	$m
Derivative assets	87,496	(3,944)	83,552	(71,394)	(5,259)	6,899
Reverse repurchase, securities borrowing and similar agreements[2]	30,160	(11,320)	18,840	(707)	(18,133)	–
Total financial assets	117,656	(15,264)	102,392	(72,101)	(23,392)	6,899

Derivative liabilities	(88,725)	3,693	(85,032)	71,394	9,486	(4,152)
Repurchase, securities lending and similar agreements[3]	(25,049)	11,661	(13,388)	707	12,681	–
Total financial liabilities	(113,774)	15,354	(98,420)	72,101	22,167	(4,152)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
Consolidated 30 September 2015	$m	$m	$m	$m	$m	$m
Derivative assets	85,625	(6,846)	78,779	(62,782)	(7,165)	8,832
Reverse repurchase, securities borrowing and similar agreements[2]	17,308	(7,470)	9,838	(265)	(9,573)	–
Total financial assets	102,933	(14,316)	88,617	(63,047)	(16,738)	8,832

Derivative liabilities	(81,270)	5,566	(75,704)	62,782	8,517	(4,405)
Repurchase, securities lending and similar agreements[3]	(13,731)	12,674	(1,057)	265	792	–
Total financial liabilities	(95,001)	18,240	(76,761)	63,047	9,309	(4,405)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.

2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.

3	Repurchase agreements are presented in the balance sheet within deposits and other borrowings.

ANZ ANNUAL REPORT 2016

24: Offsetting (continued)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2016	$m	$m	$m	$m	$m	$m
Derivative assets	75,872	(2,376)	73,496	(62,296)	(5,143)	6,057
Reverse repurchase, securities borrowing and similar agreements[2]	29,713	(10,873)	18,840	(707)	(18,133)	–
Total financial assets	105,585	(13,249)	92,336	(63,003)	(23,276)	6,057

Derivative liabilities	(76,243)	2,010	(74,233)	62,296	8,244	(3,693)
Repurchase, securities lending and similar agreements[3]	(24,646)	11,258	(13,388)	707	12,681	–
Total financial liabilities	(100,889)	13,268	(87,621)	63,003	20,925	(3,693)

			Amount subject to master netting agreement or similar
				Related amounts not offset in the statement of financial position
	Total amounts recognised in the balance sheet[1]	Amounts not subject to master netting agreement or similar	Total	Financial instruments	Financial collateral (received)/ pledged	Net amount
The Company 30 September 2015	$m	$m	$m	$m	$m	$m
Derivative assets	75,694	(5,140)	70,554	(55,881)	(6,435)	8,238
Reverse repurchase, securities borrowing and similar agreements[2]	16,604	(6,766)	9,838	(265)	(9,573)	–
Total financial assets	92,298	(11,906)	80,392	(56,146)	(16,008)	8,238

Derivative liabilities	(71,844)	4,247	(67,597)	55,881	7,681	(4,035)
Repurchase, securities lending and similar agreements[3]	(13,255)	12,198	(1,057)	265	792	–
Total financial liabilities	(85,099)	16,445	(68,654)	56,146	8,473	(4,035)

1	The Group/Company does not have any arrangements that satisfy the conditions of AASB 132 to offset within the balance sheet.

2	Reverse repurchase agreements are presented in the balance sheet within cash if duration is less than 90 days. If maturity is greater than 90 days they are presented in net loans and advances.

3	Repurchase agreements are presented in the balance sheet within deposits and other borrowings.

NOTES TO THE FINANCIAL STATEMENTS    139

NOTES TO THE FINANCIAL STATEMENTS (continued)

25: Credit Related Commitments, Guarantees and Contingent Liabilities

Credit related commitments – facilities provided

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Contract amount of:
Undrawn facilities	207,410	230,794	161,178	180,947
Australia	96,933	101,898	95,096	99,880
New Zealand	24,768	22,960	–	20
Overseas markets	85,709	105,936	66,082	80,947
Total	207,410	230,794	161,178	180,847

Guarantees and contingent liabilities

These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal, including guarantees, standby letters of credit and documentary letters of credit.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements as customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Contract amount of:
Guarantees and letters of credit	18,056	18,809	15,633	16,101
Performance related contingencies	19,723	21,526	17,710	18,592
Total	37,779	40,335	33,343	34,693
Australia	19,712	17,638	19,712	17,637
New Zealand	2,037	1,961	–	–
Overseas markets	16,030	20,736	13,631	17,056
Total	37,779	40,335	33,343	34,693

ANZ ANNUAL REPORT 2016

26: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Goodwill[1]
Gross carrying amount
Balances at start of the year	4,597	4,511	109	90
Impairment expense/write-offs	–	(1)	–	–
Foreign currency exchange differences	132	87	(7)	19
Balance at end of year	4,729	4,597	102	109

Software
Balances at start of the year	2,893	2,533	2,711	2,336
Software capitalisation during the period	431	807	400	782
Amortisation expense[2]	(1,056)	(542)	(937)	(500)
Impairment expense/write-offs	(27)	(17)	(23)	(12)
Foreign currency exchange differences	(39)	112	(41)	105
Balance at end of year	2,202	2,893	2,110	2,711

Cost	6,022	5,860	5,806	5,620
Accumulated amortisation	(3,599)	(2,763)	(3,475)	(2,710)
Accumulated impairment	(221)	(204)	(221)	(199)
Carrying amount	2,202	2,893	2,110	2,711

Acquired Portfolio of Insurance and Investment Business
Balances at start of the year	715	784	–	–
Amortisation expense	(69)	(70)	–	–
Foreign currency exchange differences	2	1	–	–
Balance at end of year	648	715	–	–

Cost	1,191	1,188	–	–
Accumulated amortisation	(543)	(473)	–	–
Carrying amount	648	715	–	–

Other intangible assets[3]
Balances at start of the year	107	122	10	25
Other additions	1	(1)	–	–
Reclassification	–	–	–	(7)
Amortisation expense	(14)	(18)	(8)	(9)
Derecognised on disposal	(3)	–	–	–
Foreign currency exchange differences	2	4	–	1
Balance at end of year	93	107	2	10

Cost	205	207	66	68
Accumulated amortisation/impairment	(112)	(100)	(64)	(58)
Carrying amount	93	107	2	10

Goodwill and other intangible assets
Net book value
Balances at start of the year	8,312	7,950	2,830	2,451
Balance at end of year	7,672	8,312	2,214	2,830

1	Excludes notional goodwill in equity accounted entities.

2	In 2016 the Group recorded a $556 million charge for accelerated amortisation associated with software capitalisation changes. Refer to note 1 E (ix).

3	The Consolidated Other intangible assets comprises aligned advisor relationships, distribution agreements and management fee rights, credit card relationships and other intangibles. The Company Other intangible assets comprises distribution agreements and management fee rights, credit card relationships and other intangibles.

GOODWILL ALLOCATED TO CASH–GENERATING UNITS

The goodwill balance above largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 and ANZ Wealth Australia Limited (formerly OnePath Australia Limited) on 30 November 2009. Refer to note 9 for Divisional allocation.

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less costs of disposal of each CGU. The price earnings multiples are based on observable multiples reflecting the businesses and markets in which each CGU operates. The earnings are based on the current forecast earnings of the divisions. The aggregate fair value less costs of disposal across the Group is compared to the Group’s market capitalisation to validate the conclusion that goodwill is not impaired.

NOTES TO THE FINANCIAL STATEMENTS           141

NOTES TO THE FINANCIAL STATEMENTS (continued)

26: Goodwill and Other Intangible Assets (continued)

Key assumptions on which management has based its determination of fair value less costs of disposal include assumptions as to the costs of disposal estimates, the ability to achieve forecast earnings, and market multiples adopted being reflective of the segment’s business. For each of ANZ’s divisions with goodwill, the range of multiples observed were as follows:

Division	2016	2015
Australia	10.9 – 17.2	10.8 – 14.7
Institutional	4.2 – 13.8	Not comparable due to change in structure.
New Zealand	10.9 – 14.0	10.8 – 13.9
Wealth Australia	13.9 – 18.6	13.8 – 21.9
Asia Retail & Pacific	5.2 – 14.8	Not comparable due to change in structure.

Changes in assumptions upon which the valuation is based could materially impact the assessment of the recoverable amount of each CGU.

As at 30 September 2016, the impairment testing performed did not result in any material impairment being identified.

27: Premises and Equipment

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
At cost	4,913	4,769	2,806	2,694
Depreciation	(2,708)	(2,548)	(1,839)	(1,704)
Total premises and equipment	2,205	2,221	967	990

Carrying amount at beginning of year	2,221	2,181	990	1,001
Additions[1]	393	361	237	232
Disposals	(67)	(43)	(20)	(38)
Depreciation and Amortisation[2]	(336)	(325)	(232)	(227)
Foreign currency exchange difference	(6)	47	(8)	22
Carrying amount at end of year	2,205	2,221	967	990

Net book value
Freehold and leasehold land and buildings	926	901	98	59
Integrals and equipment	1,170	1,183	816	856
Capital works in progress	109	137	53	75
	2,205	2,221	967	990
1 Includes Transfers. 2 Includes Freehold and leasehold land and buildings, Leasehold improvements, Furniture and equipment and Technology equipment. COMMITMENTS
	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Property capital expenditure
Contracts for outstanding capital expenditure	111	109	103	92
Total capital expenditure commitments for property	111	109	103	92
Lease rentals
Land and buildings	2,001	2,251	2,044	2,283
Furniture and equipment	218	276	144	190
Total lease rental commitments[1]	2,219	2,527	2,188	2,473

Due within one year	486	485	403	438
Due later than one year but not later than five years	1,114	1,273	982	1,083
Due later than five years	619	769	803	952
Total lease rental commitments[1]	2,219	2,527	2,188	2,473

1	Total future minimum sublease payments expected to be received under non-cancellable subleases at 30 September is $114 million (2015: $90 million) for the Group and $114 million (2015: $80 million) for the Company. During the year, sublease payments received amounted to $25 million (2015: $22 million) for the Group and $22 million (2015: $19 million) for the Company and were netted against rent expense.

ANZ ANNUAL REPORT 2016

28: Other Assets

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Accrued interest/prepaid discounts	1,371	1,405	922	944
Accrued commissions	101	137	58	76
Prepaid expenses	435	427	199	178
Insurance contract liabilities ceded	737	699	–	–
Outstanding premiums	98	228	–	–
Defined benefit superannuation plan surplus	109	144	109	144
Operating leases residual value	279	282	266	282
Other	1,891	2,524	627	1,325
Total other assets	5,021	5,846	2,181	2,949
29: Provisions
	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Employee entitlements[1]	543	554	397	411
Restructuring costs and surplus leased space[2]	123	23	101	15
Non-lending losses, frauds and forgeries	193	169	150	141
Other[3]	350	328	184	164
Total provisions	1,209	1,074	832	731

Provisions, excluding employee entitlements
Carrying amount at beginning of the year	520	574	320	291
Provisions made during the year	538	307	370	164
Payments made during the year	(309)	(206)	(193)	(72)
Transfer/release of provision	(83)	(155)	(62)	(63)
Carrying amount at the end of the year	666	520	435	320

1	The aggregate liability for employee entitlements largely comprises provisions for annual leave and long service leave.

2	Restructuring costs and surplus leased space provisions arise from activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs relating to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.

3	Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

30: Payables and Other Liabilities

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Creditors	1,623	1,661	743	871
Accrued interest and unearned discounts	1,796	1,938	1,366	1,448
Defined benefits plan obligations	51	59	15	14
Accrued expenses	1,199	1,368	825	889
Securities sold short (classified as held for trading)	2,380	2,568	2,068	1,978
Liability for acceptances	569	1,371	321	649
Other liabilities	1,247	1,401	228	445
Total payables and other liabilities	8,865	10,366	5,566	6,294

NOTES TO THE FINANCIAL STATEMENTS           143

NOTES TO THE FINANCIAL STATEMENTS (continued)

31: Shareholders’ Equity

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2016	2015
Balance at start of the year	2,902,714,361	2,756,627,771
Bonus option plan[1,2]	3,516,214	2,899,350
Dividend reinvestment plan[1,2]	15,916,983	35,105,134
Group share option scheme[3]	18,062	32,192
Group employee share acquisition scheme[3,4]	5,311,040	–
Share placement and Share purchase plan[5]	–	108,049,914
Balance at end of year	2,927,476,660	2,902,714,361

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Ordinary share capital
Balance at start of the year	28,367	24,031	28,611	24,280
Dividend reinvestment plan[1,2]	413	1,122	413	1,122
Group share option scheme[3]	–	2	–	2
Group employee share acquisition scheme[4,5]	138	1	138	1
Share placement and Share purchase plan[5]	–	3,206	–	3,206
Treasury shares in Wealth Australia[6]	(153)	5	–	–
Balance at end of year	28,765	28,367	29,162	28,611

1	Refer to note 7 for details of plan.

2	The Company issued 9.7 million shares under the Dividend Reinvestment Plan and Bonus Option Plan for the 2016 interim dividend and 9.7 million shares for the 2015 final dividend (Sep15: 28.7 million shares for the interim dividend and 9.3 million shares final dividend).

3	Refer to note 39 for details of plan.

4	The Company issued 5.3 million shares to satisfy obligations under the Group’s Employee share acquisition plans; it also includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. As at 30 September 2016, there were 10,806,633 Treasury Shares outstanding (2015; 11,378,648).

5	The Company issued 80.8 million ordinary shares under the Institutional Share Placement and 27.3 million ordinary shares under the Retail Share Purchase Plan in the September 2015 full year.

6	Treasury shares in ANZ Wealth Australia (AWA) are shares held in statutory funds as assets backing policy holder liabilities. AWA Treasury shares outstanding as at 30 September 2016 were 17,705,880 (2015: 11,623,304).

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, ANZ issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’) at € 1,000 each, raising $871 million net of issue costs. All 500,000 Euro Trust Securities on issue were bought back by ANZ for cash at face value (€ 1,000 per security) and cancelled on 15 December 2014.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Preference share balance at start of year	–	871	–	871
– Euro Trust Securities bought back	–	(871)	–	(871)
Preference share balance at end of the year	–	–	–	–
NON-CONTROLLING INTERESTS
			Consolidated
			2016 $m	2015 $m
Share capital			51	55
Retained earnings			58	51
Total non-controlling interests			109	106

ANZ ANNUAL REPORT 2016

31: Shareholders’ Equity (continued)

RESERVES AND RETAINED EARNINGS

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m

a) Foreign currency translation reserve
Balance at beginning of the year	1,119	(605)	584	(290)
Transferred to income statement	(126)	(4)	(126)	(4)
Currency translation adjustments net of hedges	(449)	1,728	(476)	878
Total foreign currency translation reserve	544	1,119	(18)	584

b) Share option reserve[1]
Balance at beginning of the year	68	60	68	60
Share-based payments/(exercises)	19	16	19	16
Transfer of options/rights lapsed to retained earnings[2]	(8)	(8)	(8)	(8)
Total share option reserve	79	68	79	68

c) Available-for-sale revaluation reserve
Balance at beginning of the year	138	160	10	50
Gain/(loss) recognised	43	27	4	(6)
Transferred to income statement	(32)	(49)	(1)	(34)
Total available-for-sale revaluation reserve	149	138	13	10

d) Cash flow hedge reserve
Balance at beginning of the year	269	169	277	174
Gain/(loss) recognised	48	111	(14)	103
Transferred to income statement	12	(11)	7	–
Total cash flow hedging reserve	329	269	270	277

e) Transactions with non-controlling interests reserve
Balance at beginning of the year	(23)	(23)	–	–
Total transactions with non-controlling interests reserve	(23)	(23)	–	–
Total reserves	1,078	1,571	344	939

Retained earnings
Balance at beginning of the year	27,309	24,544	20,138	17,557
Profit attributable to shareholders of the Company	5,709	7,493	5,687	7,306
Transfer of options/rights lapsed from share option reserve[1,2]	8	8	8	8
Remeasurement gain/(loss) on defined benefit plans after tax	(67)	(4)	(72)	20
Fair value gain/loss attributable to changes in own credit risk of financial liabilities designated at fair value	(7)	37	(7)	37
Dividend income on Treasury shares	24	22	–	–
Ordinary share dividends paid	(5,001)	(4,906)	(5,001)	(4,906)
Preference share dividends paid	–	(1)	–	–
Foreign exchange gains on preference shares bought back[3]	–	116	–	116
Retained earnings at end of year	27,975	27,309	20,753	20,138
Total reserves and retained earnings	29,053	28,880	21,097	21,077

1	Further information about share-based payments to employees is disclosed in note 39.

2	The transfer of balances from the share option reserve to retained earnings represents items of a distributable nature.

3	The Euro Trust Securities were bought back by ANZ for cash at face value and cancelled on 15 December 2014. The foreign exchange gain between the issue date and 15 December 2014 was recognised directly in retained earnings.

NOTES TO THE FINANCIAL STATEMENTS    145

NOTES TO THE FINANCIAL STATEMENTS (continued)

32: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of ANZ’s capital base, assessed against the following key policy objectives:

}	regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum Prudential Capital Ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards), along with US Federal Reserve’s minimum Level 2 requirements under ANZ’s Foreign Holding Company Licence in the United States of America;

}	capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital exceeds the level of Economic Capital. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level; and

}	an appropriate balance between maximising shareholder returns and prudent capital management principles.

ANZ achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which ANZ divisions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

}	review capital ratios, targets, and levels of different classes of capital against ANZ’s risk profile and risk appetite outlined in the Strategic Plan. ANZ’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios capital levels are sufficient to remain above both Economic Capital and PCR requirements;

}	stress tests are performed under different economic scenarios to ensure a comprehensive review of ANZ’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (the ‘stress capital buffer’) needed to absorb losses that may be experienced during an economic downturn; and

}	stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and divisional exposures under a range of macroeconomic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

}	recalibrate ANZ’s management targets for minimum and operating ranges for its respective classes of capital such that ANZ will have sufficient capital to remain above both economic and regulatory capital requirements; and

}	identify the level of organic capital generation and hence determine current and future capital issuance requirements for Level 1 and Level 2.

From these processes, a capital plan is developed and approved by the Board which identifies the capital issuance requirements, capital securities maturity profile, and options around capital products, timing and markets to execute the capital plan under differing market and economic conditions.

The capital plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of ANZ’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

REGULATORY ENVIRONMENT

ANZ’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel 3 capital measurement standards. This risk based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of an ADI’s capital adequacy. APRA determines PCRs for Common Equity Tier 1 (CET1), Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that ADIs are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

}	Level 1 – the ADI on a stand-alone basis (that is, the Company and approved subsidiaries which are consolidated to form the ADI’s Extended Licensed Entity);

}	Level 2 – the consolidated banking group (that is the consolidated financial group less certain subsidiaries and associates excluded under prudential standards); and

}	Level 3 – the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not yet required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

Tier 1 capital is comprised of Common Equity Tier 1 capital less deductions and Additional Tier 1 capital instruments. Common Equity Tier 1 capital comprises shareholders’ equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Common Equity Tier 1 capital includes the following significant adjustments:

}	Reserves, excluding the hedging reserve and reserves of insurance and funds management subsidiaries excluded for Level 2 purposes;

}	Retained earnings excludes retained earnings of insurance and funds management subsidiaries excluded for Level 2 purposes, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard;

}	Inclusion of qualifying treasury shares; and

}	Current year net of tax earnings less profits of insurance and funds management subsidiaries excluded for Level 2 purposes.

ANZ ANNUAL REPORT 2016

32: Capital Management (continued)

Additional Tier 1 capital instruments are high quality components of capital that provide a permanent and unrestricted commitment of funds, are available to absorb losses, are subordinated to the claims of depositors and senior creditors in the event of the winding up of the issuer and provide for fully discretionary capital distributions.

Deductions from the capital base comprise mainly deductions to the Common Equity Tier 1 component. These deductions are largely intangible assets, investments in insurance and funds management entities and associates, capitalised expenses (including loan and origination fees) and the amount of regulatory expected losses (EL) in excess of eligible provisions.

Tier 2 capital mainly comprises perpetual subordinated debt instruments and dated subordinated debt instruments which have a minimum term of five years at issue date.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Prudential Regulation Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and the China Banking Regulatory Commission who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Common Equity Tier 1, Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve (as applicable) as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

OTHER REGULATORY DEVELOPMENTS

Financial System Inquiry (FSI)

The FSI final report into Australia’s financial system was released in December 2014. Key recommendations included:

}	Setting capital standards such that Australian Authorised Deposit-taking Institutions’ (ADI) capital ratios are unquestionably strong;

}	Raising the average internal ratings-based (IRB) mortgage risk weight to narrow the difference between average mortgage risk-weight for ADIs using IRB models and those using standardised risk weights;

}	Implementing a framework for minimum loss absorbing and recapitalisation capacity in line with emerging international practice;

}	Developing a common reporting template that improves the transparency and comparability of capital ratios of Australian ADIs; and

}	Introducing a leverage ratio that acts as a backstop to ADI’s risk-based capital requirements, in line with the Basel framework.

APRA responded to parts of the FSI inquiry with the following announcements made in connection to the key recommendations:

}	In July 2015, APRA released an information paper entitled ‘International capital comparison study’ (APRA Study) which supports the FSI’s recommendation that the capital ratios of Australian ADIs should be unquestionably strong. In an update to the APRA study published in July 2016, APRA acknowledged that the relative capital positions of major Australian ADIs have improved since and are now broadly in line with the benchmark suggested by the FSI. The results of the APRA Study will only inform but will not determine APRA’s approach for setting capital adequacy requirements.
}	Effective 1 July 2016, APRA requires increased capital holdings for Australian residential mortgage exposures by ADIs accredited to use the internal ratings-based (IRB) approach to credit risk which increases the average credit risk weight to be applied to Australian mortgage portfolios to at least 25%. For ANZ, the impact of this requirement as at 30 September 2016 was -60 bps to the CET1 ratio. Additionally, APRA also requires refinements to ANZ’s residential mortgages risk models which will take effect in the financial year 2017. The exact impact of the model refinements has not been confirmed, pending review and approval from APRA. However, any change is expected to increase the average credit risk weight applied to ANZ’s residential mortgages exposures to be within the 25% to 30% range. Ahead of the increased capital requirements for Australian residential mortgages ANZ raised $3.2 billion of ordinary share capital during 2015.

}	Reporting of the Leverage Ratio commenced from 1 July 2015 however APRA have not yet announced details of the minimum requirement which will apply to impacted Australian ADIs.

The Australian Government agreed with the FSI recommendations and endorsed APRA to implement the recommendations. However, apart from the above, APRA has not made any announcements on the other key recommendations to date. Therefore, the final outcomes from the FSI, including any impacts and the timing of these impacts on ANZ remain uncertain.

Level 3 Conglomerates (Level 3)

APRA is extending its prudential supervision framework to Conglomerate Groups via the Level 3 framework which will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and additional monitoring of risk exposure levels.

In August 2016, APRA confirmed the deferral of capital requirements for Conglomerate Groups until 2019 at the earliest, to allow for the final requirements arising from FSI recommendations and international initiatives that are already in progress to be determined.

The non-capital components of the Level 3 framework covering group governance, risk exposures, intragroup transactions and other risk management and compliance requirements will become effective on 1 July 2017. ANZ is not expecting any material impact on its operations based upon the current version of these standards.

Current Proposals from the Basel Committee on Banking Supervision (BCBS) on RWA

As part of the BCBS agenda to simplify RWA measurement and reduce their variability between banks, the BCBS has issued a number of consultation documents in relation to:

}	Standardised approach to RWA for credit risk;

}	Revisions to Standardised Measurement Approach to Operational Risk;

}	Fundamental Review of the Trading Book;

}	Interest Rate Risk in the Banking Book;

}	Framework on imposition of capital floors based on standardised RWA approaches; and

}	Additional constraints on the use of internal models for credit RWA.

NOTES TO THE FINANCIAL STATEMENTS          147

NOTES TO THE FINANCIAL STATEMENTS (continued)

32: Capital Management (continued)

Apart from the finalisation of standards on the review of the Trading Book, BCBS is still currently consulting with the industry on the other proposals. The impacts of these changes on ANZ are subject to the final form of these BCBS proposals that APRA will implement for Australian ADIs.

CAPITAL ADEQUACY

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	2016 $m	2015 $m
Qualifying capital
Tier 1
Shareholders’ equity and non-controlling interests	57,927	57,353
Prudential adjustments to shareholders equity	(481)	(387)
Gross Common Equity Tier 1 Capital	57,446	56,966
Deductions	(18,179)	(18,440)
Common Equity Tier 1 Capital	39,267	38,526
Additional Tier 1 capital	9,018	6,958
Tier 1 capital	48,285	45,484
Tier 2 capital	10,328	7,951
Total qualifying capital	58,613	53,435
Capital adequacy ratios
Common Equity Tier 1	9.6%	9.6%
Tier 1	11.8%	11.3%
Tier 2	2.5%	2.0%
Total	14.3%	13.3%
Risk Weighted Assets	408,582	401,937

REGULATORY ENVIRONMENT – INSURANCE AND FUNDS MANAGEMENT BUSINESS

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group.

ANZ’s insurance companies in Australia are regulated by APRA on a stand-alone basis. Prudential Standards issued under the Life Insurance Act 1995 and Insurance Act 1973 determine the minimum capital requirements these companies are required to meet. Life insurance companies in New Zealand are required to meet minimum capital requirements as determined by the Insurance (Prudential Supervision) Act 2010.

Fund managers in Australia are subject to ‘Responsible Entity’ regulation by the Australian Securities and Investment Commission (ASIC). The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held.

APRA supervises approved trustees of superannuation funds and it introduced new financial requirements which became effective from 1 July 2013.

ANZ’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2016.

ANZ ANNUAL REPORT 2016

33: Controlled Entities

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Total shares in controlled entities	–	–	18,117	17,823

ACQUISITION AND DISPOSAL OF CONTROLLED ENTITIES

There were no material entities acquired or disposed of during the year ended 30 September 2016 or the year ended 30 September 2015.

	Incorporated in	Nature of business
Ultimate parent of the Group
Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
ANZ Bank (Lao) Limited[1]	Laos	Banking
ANZ Bank (Taiwan) Limited[1]	Taiwan	Banking
ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking
ANZ Capel Court Limited	Australia	Securitisation Manager
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited[1]	United Kingdom	Banking
ANZ Bank (Kiribati) Limited[1,2]	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZ Bank (Thai) Public Company Limited[1]	Thailand	Banking
ANZcover Insurance Private Ltd[1]	Singapore	Captive-Insurance
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ Bank New Zealand Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ New Zealand (Int’l) Limited[1]	New Zealand	Finance
ANZNZ Covered Bond Trust[1]	New Zealand	Finance
ANZ Wealth New Zealand Limited[1]	New Zealand	Holding Company
ANZ New Zealand Investments Ltd[1]	New Zealand	Funds Management
OnePath Life (NZ) Limited[1]	New Zealand	Insurance
UDC Finance Limited[1]	New Zealand	Finance
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[3]	Vanuatu	Banking
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited[1,2]	Cambodia	Banking
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Residential Covered Bond Trust	Australia	Finance
ANZ Wealth Australia Limited	Australia	Holding Company
OnePath Custodians Pty Limited	Australia	Trustee
OnePath Funds Management Limited	Australia	Funds Management
OnePath General Insurance Pty Limited	Australia	Insurance
OnePath Life Australia Holdings Pty Limited	Australia	Holding Company
OnePath Life Limited	Australia	Insurance
Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking
Australia and New Zealand Bank (China) Company Limited[1]	China	Banking
Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking
Citizens Bancorp[4]	Guam	Holding Company
ANZ Guam Inc.[4]	Guam	Banking
ANZ Finance Guam, Inc.[4]	Guam	Finance
ACN 003 042 082 Limited	Australia	Holding Company
Share Investing Limited	Australia	Online Stockbroking
PT Bank ANZ Indonesia[1,2]	Indonesia	Banking

1	Audited by overseas KPMG firms (either for standalone financial statements if required or as part of the Group audit).

2	Non-controlling interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited – 150,000 $1 ordinary shares (25%) (2015: 150,000 $1 ordinary shares (25%)); PT Bank ANZ Indonesia – 16,500 IDR 1 million shares (1%) (2015: 16,500 IDR 1 million shares (1%)); ANZ Royal Bank (Cambodia) Limited – 319,500 USD100 ordinary shares (45%) (2015: 319,500 USD100 ordinary shares (45%)).

3	Audited by Law Partners.

4	Audited by Deloitte Guam.

NOTES TO THE FINANCIAL STATEMENTS          149

NOTES TO THE FINANCIAL STATEMENTS (continued)

34: Investments in Associates

Significant associates of the Group are as follows:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
AMMB Holdings Berhad[1]	1,198	1,424	–	–
PT Bank Pan Indonesia[2]	997	904	–	–
Shanghai Rural Commercial Bank[3]	1,955	1,981	1,955	1,981
Bank of Tianjin[4]	–	1,021	–	1,021
Other individually immaterial associates (in aggregate)	122	110	19	16
Total carrying value of associates	4,272	5,440	1,974	3,018

1	AMMB Holdings Berhad (AmBank Group) provides a full suite of banking and insurance products and services in Malaysia and is listed on the Bursa Malaysia. This investment relates to the Group’s Asia Pacific strategy.
2	PT Bank Pan Indonesia is a consumer and business bank in Indonesia and is listed on the Jakarta stock exchange. This investment relates to the Group’s Asia Pacific strategy.
3	Shanghai Rural Commercial Bank is a rural commercial bank in China. This investment relates to the Group’s Asia Pacific strategy.
4	On 30 March 2016, the Bank of Tianjin (BoT) completed a capital raising and initial public offering (IPO) on the Hong Kong Stock Exchange. As a result, the Group’s equity interest reduced from 14% to 12% and the Group ceased equity accounting the investment due to losing the ability to appoint directors to the Board of BoT at this date. From 31 March 2016, the investment is classified as an available-for-sale asset.

a) Financial information on material associates

Set out below is the summarised financial information of each associate that is material to the Group. The summarised financial information is based on the associates’ IFRS financial information.

	AMMB Holdings Berhad		PT Bank Pan Indonesia		Shanghai Rural Commercial Bank		Bank of Tianjin

Principal place of business and country of incorporation	Malaysia		Indonesia		Peoples’ Republic of China		Peoples’ Republic of China

Method of measurement in the Group’s balance sheet	Equity method		Equity method		Equity method		Equity method
	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Summarised results
Revenue	2,698	2,840	960	822	3,390	3,058	–	2,168
Profit/(loss)	414	583	160	225	1,338	1,117	–	1,094
Other comprehensive income/(loss)	(8)	54	2	2	59	175	–	85
Total comprehensive income	406	637	162	227	1,397	1,292	–	1,179
Less: Total comprehensive income attributable to non–controlling interests	26	30	11	16	36	33	–	2
Total comprehensive income attributable to owners of associate	380	607	151	211	1,361	1,259	–	1,177

Summarised financial position
Total assets[1]	41,442	43,668	19,692	17,244	129,081	128,511	–	117,073
Total liabilities[1]	36,092	37,374	16,873	14,684	119,027	118,324	–	109,803
Total Net assets[1]	5,350	6,294	2,819	2,560	10,054	10,187	–	7,270
Less: Non–controlling interests of associate	312	307	252	233	281	283	–	50
Net assets attributable to owners of associate	5,038	5,987	2,567	2,327	9,773	9,904	–	7,220

Reconciliation to carrying amount of Group’s interest in associate[2]
Proportion of ownership interest held by the Group	24%	24%	39%	39%	20%	20%	–	14%
Carrying amount at the beginning of the year	1,424	1,465	904	795	1,981	1,443	1,021	710
Group’s share of total comprehensive income	90	152	59	82	273	251	86	167
Dividends received from associate	(35)	(66)	–	–	(41)	(38)	–	(21)
Group’s share of other reserve movements of associate and FCTR adjustments	(21)	(127)	34	27	(258)	325	(106)	165
Impairment charge	(260)	–	–	–	–	–	–	–
Less: carrying value at loss of significant influence	–	–	–	–	–	–	(1,001)	–
Carrying amount at the end of the year	1,198	1,424	997	904	1,955	1,981	–	1,021
Market Value of Group’s investment in associate[3]	929	1,048	779	805	n/a	n/a	n/a	n/a

1	Includes market value adjustments (including goodwill) made by the Group at the time of acquisition and adjustments for any differences in accounting policies.
2	For BoT this includes movements up to cessation of equity accounting.
3	Applicable to those investments in associates where there are published price quotations. Market Value is based on a price per share and does not include any adjustments for holding size.

During the year the impairment assessment of non-lending assets identified that two of the Group’s associate investments (AMMB Holdings Berhad (Ambank) and PT Bank Pan Indonesia (PT Panin)) had indicators of impairment; specifically their market value (based on share price) was below their carrying value. The Group performed value in use (VIU) calculations to assess if the carrying value of the investments were impaired.

ANZ ANNUAL REPORT 2016

34: Investments in Associates (continued)

The VIU calculation continued to support the carrying value of the investment in PT Panin, however the VIU did not support the carrying value of the Group’s investment in Ambank. As a consequence the Group recorded an impairment charge of $260 million in 2016 to reduce the carrying value to its VIU. The associate investment in Ambank forms part of the TSO and Group Centre operating segment. Refer to note 9 for further details.

The value in use calculation is sensitive to a number of key assumptions, including future profitability levels, capital levels, long term growth rates and discount rates. The key assumptions used in the value in use calculation are outlined below:

	As at 30 Sep 2016
	AMMB	PT Panin
Pre-tax discount rate	10.1%	12.8%
Terminal growth rate	5.0%	6.0%
Expected NPAT growth (compound annual growth rate -5 years)	4.0%	8.5%
Core Equity tier 1 rate	10.0% – 12.1%	11.3%

b) Other associates

The following table summarises, in aggregate, the Group’s interest in associates that are considered individually immaterial for separate disclosure.

	2016	2015
	$m	$m
Group’s share of profit/(loss)	38	36
Group’s share of other comprehensive income	(11)	(4)
Group’s share of total comprehensive income	27	32
Carrying amount	122	110

35: Structured Entities

A structured entity (‘SE’) is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements. A structured entity often has some or all of the following features or attributes:

}	restricted activities;

}	a narrow and well-defined objective;

}	insufficient equity to permit the SE to finance its activities without subordinated financial support; and/or

}	financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

SEs are consolidated when control exists in accordance with the accounting policy disclosed in note 1(A)(vi). In other cases the Group may have an interest in or sponsor a SE but not consolidate it. This note provides information on both consolidated and unconsolidated SEs.

The Group’s involvement with SEs is mainly through securitisation, covered bond issuances, structured finance arrangements and funds management activities. SEs may be established either by the Group or by a third party.

Securitisation

The Group uses SEs to securitise customer loans and advances that it has originated in order to diversify its sources of funding for liquidity management. Such securitisation transactions involve transfers to an internal securitisation (bankruptcy remote) vehicle created for the purpose of structuring assets that are eligible for repurchase under agreements with the applicable central bank (that is, Repo eligible). The internal securitisation SEs are consolidated. Refer to note 36 for further details.

The Group also establishes SEs on behalf of its customers to securitise their loans or receivables. The Group may manage these securitisation vehicles and/or provide liquidity or other support. Additionally, the Group may acquire interests in securitisation vehicles set up by third parties through holding securities issued by such entities. While the majority are unconsolidated, in limited circumstances the Group consolidates SEs used in securitisation when control exists.

Covered bond issuances

Certain loans and advances have been assigned to bankruptcy remote SEs to provide security for issuances of debt securities by the Group. The Group retains control of the SEs and accordingly they are consolidated. Refer to note 36 for further details.

Structured finance arrangements

The Group is involved with SEs established in connection with structured lending transactions to facilitate debt syndication and/or to ring-fence collateral assets. The Group is also involved with SEs established to own assets that are leased to customers in structured leasing transactions. Sometimes, the Group may also manage the SE, hold minor amounts of capital or provide risk management products (derivatives). The ability of the Group to participate in decisions about the relevant activities of these SEs varies. In most instances the Group does not control these SEs. Further, the Group’s involvement typically does not establish more than a passive interest in decisions about the relevant activities and accordingly is not considered disclosable as discussed in (b) below.

Funds management activities

The Group’s Wealth Australia and New Zealand divisions conduct investment management and other fiduciary activities as a responsible entity, trustee, custodian or manager for investment funds and trusts, including superannuation funds and wholesale and retail trusts (collectively ‘Investment Funds’). The Investment Funds are financed through the issue of puttable units to investors and are considered by the Group to be SEs. The Group’s exposure to Investment Funds includes holding units and receiving fees for services. Where the Group invests in Investment Funds on behalf of policyholders they are consolidated when control is deemed to exist.

(a)	Financial or other support provided to consolidated structured entities

Pursuant to contractual arrangements, the Group provides financial support to consolidated SEs as outlined below (these represent intra-group transactions which are eliminated on consolidation):

}	Securitisation and covered bond issuances:

The Group provides lending facilities, derivatives and commitments to these SEs and/or holds debt instruments that they have issued. Refer to note 36 for further details in relation to the Group’s internal securitisation programmes and covered bond issuances.

}	Structured finance arrangements:

The assets held by these SEs are normally pledged as collateral for finance provided. Certain consolidated SEs are financed entirely by the Group while others are financed by syndicated loan facilities in which the Group is a participant. The financing provided by the Group includes lending facilities where the Group’s exposure is limited to the amount of the loan and any undrawn amount. Additionally the Group has provided Letters of Support to these consolidated SEs confirming that the Group will not demand repayment of the financing provided for the ensuing 12 month period.

NOTES TO THE FINANCIAL STATEMENTS    151

NOTES TO THE FINANCIAL STATEMENTS (continued)

35: Structured Entities (continued)

The Group did not provide any non-contractual support to consolidated SEs during the year (2015: nil).

Other than as disclosed above the Group does not have any current intention of providing financial or other support to consolidated SEs.

(b) Group’s interest in unconsolidated structured entities

An ‘interest’ in an unconsolidated SE is any form of contractual or non-contractual involvement which exposes the Group to variability of returns from the performance of that entity. Such interests include, but are not limited to, holdings of debt or equity securities, derivatives that pass-on risks specific to the performance of the structured entity, lending, loan commitments, financial guarantees and fees from funds management activities.

For the purpose of disclosing interests in unconsolidated SEs:

}	no disclosure has been made where the Group’s involvement does not establish more than a passive interest, for example, when the Group’s involvement constitutes a typical customer-supplier relationship. On this basis, exposures to unconsolidated SEs that arise from lending, trading and investing activities are not considered disclosable interests unless the design of the structured entity allows the Group to participate in decisions about the relevant activities (being the activities that significantly affect returns).

}	‘interests’ do not include derivatives intended to expose the Group to market-risk (rather than performance risk specific to the SE) or derivatives where the Group creates rather than absorbs variability of the unconsolidated SE (such as purchase of credit protection under a credit default swap).

The following table sets out the Group’s interests in unconsolidated SEs together with the maximum exposure to loss that could arise from such interests.

Interest in unconsolidated structured entities

	Securitisation		Structured finance		Investment funds		Total
Consolidated at 30 September 2016	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Available-for-sale assets	3,591	3,849	–	–	–	–	3,591	3,849
Investment backing policy liabilities	–	–	–	–	156	165	156	165
Loans and advances	7,181	6,825	88	37	–	–	7,269	6,862
Total on-balance sheet	10,772	10,674	88	37	156	165	11,016	10,876
Off-balance sheet interests
Commitments (facilities undrawn)	2,588	2,610	–	–	–	–	2,588	2,610
Total off-balance sheet	2,588	2,610	–	–	–	–	2,588	2,610
Maximum exposure to loss	13,360	13,284	88	37	156	165	13,604	13,486

In addition to the interests above, the Group earned funds management fees from unconsolidated SEs of $524 million (2015: $542 million) during the year.

The Group’s maximum exposure to loss represents the maximum amount of loss that the Group could incur as a result of its involvement with unconsolidated SEs, regardless of the probability of occurrence, if loss events were to take place. This does not in any way represent the actual losses expected to be incurred. Instead, the maximum exposure to loss is contingent in nature and may arise for instance upon the bankruptcy of an issuer of securities or debtor or if liquidity facilities or guarantees were to be called upon. Furthermore, the maximum exposure to loss is stated gross of the effects of hedging and collateral arrangements entered into to mitigate ANZ’s exposure to loss.

For each type of interest, maximum exposure to loss has been determined as follows:

}	available-for-sale assets and investments backing policy liabilities – carrying amount; and

}	loans and advances – carrying amount plus undrawn amount of any commitments.

Information about the size of the unconsolidated SEs that the Group is involved with is as follows:

}	Securitisation and structured finance: Size is indicated by total assets which vary by SE with a maximum value of approximately $1.7 billion (2015: $1.7 billion); and
}	Investment funds: Size is indicated by Funds Under Management which vary by SE with a maximum value of approximately $35.0 billion (2015: $33.8 billion).

The Group did not provide any non-contractual support to unconsolidated SEs during the year (2015: nil).

The Group does not have any current intention of providing financial or other support to unconsolidated SEs.

(c) Sponsored unconsolidated structured entities

The Group may also sponsor unconsolidated SEs in which it has no disclosable interest.

For the purposes of this disclosure, the Group considers itself the ‘sponsor’ of an unconsolidated SE where it is the primary party involved in the design and establishment of that SE and:

}	where the Group is the major user of that SE;

}	the Group’s name appears in the name of that SE or on its products; or

}	the Group provides implicit or explicit guarantees of that SE’s performance.

The Group has sponsored the ANZ PIE Fund in New Zealand which invests only in deposits with ANZ Bank New Zealand Limited. The Group does not provide any implicit or explicit guarantees of the capital value or performance of investments in the ANZ PIE Fund. There was no income received from nor assets transferred to this entity during the year.

ANZ ANNUAL REPORT 2016

36: Transfers of Financial Assets

The Group enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to SEs. These transfers may give rise to the full or partial derecognition of those financial assets depending on the Group’s continuing involvement and exposure to risks and rewards.

SECURITISATIONS

Net loans and advances include residential mortgages securitised under the Group’s securitisation programs which are assigned to bankruptcy remote SEs to provide security for obligations payable on the notes issued by the SEs. This includes mortgages that are held for potential repurchase agreements (Repos) with central banks. The holders of the issued notes have full recourse to the pool of residential mortgages which have been securitised and the Company cannot otherwise pledge or dispose of the transferred assets.

In some instances the Company is also the holder of the securitised notes. In addition, the Company is entitled to any residual income of the SEs and enters into derivatives with the SEs. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SE is recognised as a financial liability of the Company.

The Group is exposed to variable returns from its involvement with these securitisation SEs and has the ability to affect those returns through its power over the SE’s activities. The SEs are therefore consolidated by the Group.

COVERED BONDS

The Group operates various global covered bond programs to raise funding in its primary markets. Net loans and advances include residential mortgages assigned to bankruptcy remote SEs associated with these covered bond programs. The mortgages provide security for the obligations payable on the issued covered bonds.

The covered bond holders have dual recourse to the issuer and the cover pool of assets. The issuer cannot otherwise pledge or dispose of the transferred assets, however, subject to legal arrangements it may repurchase and substitute assets as long as the required cover is maintained.

The Company is required to maintain the cover pool at a level sufficient to cover the bond obligations. In addition the Company is entitled to any residual income of the covered bond SEs and enters into derivatives with the SEs. The Company is therefore deemed to have retained the majority of the risks and rewards of the residential mortgages and as such continues to recognise the mortgages as financial assets. The obligation to pay this amount to the SEs is recognised as a financial liability of the Company.

The Group is exposed to variable returns from its involvement with the Covered Bond SEs and has the ability to affect those returns through its power over the SE’s activities. The SEs are therefore consolidated by the Group. The covered bonds issued externally are included within debt issuances.

REPURCHASE AGREEMENTS

Securities sold subject to repurchase agreements are considered to be transferred assets that do not qualify for derecognition when substantially all the risks and rewards of ownership remain with the Group. An associated liability is recognised for the consideration received from the counterparty.

STRUCTURED FINANCE ARRANGEMENTS

The Company arranges funding for certain customer transactions through structured leasing and commodity prepayment arrangements. At times, other financial institutions participate in the funding of these arrangements. This participation involves a proportionate transfer of the rights to the lease receivable or financing arrangement. The participating banks have limited recourse to the leased assets or financed commodity and related proceeds. Circumstances may arise whereby the Company continues to be exposed to some of the risks of the transferred lease receivable or financing arrangement through a derivative or other continuing involvement. When this occurs, the lease receivable or loan is not derecognised and the Company will instead recognise an associated liability representing its obligations to the participating financial institutions.

The table below sets out the balance of assets transferred that do not qualify for derecognition, along with the associated liabilities.

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Securitisations[1,2]
Current carrying amount of assets transferred	–	–	73,546	73,559
Carrying amount of associated liabilities	–	–	73,546	73,559

Covered bonds[1,3]
Current carrying amount of assets transferred	–	–	22,001	23,508
Carrying amount of associated liabilities[3]	–	–	22,001	23,508

Repurchase agreements
Current carrying amount of assets transferred	26,637	13,975	26,234	13,476
Carrying amount of associated liabilities	25,049	13,731	24,646	13,255

Structured Finance Arrangements
Current carrying amount of assets transferred	275	766	164	627
Carrying amount of associated liabilities	266	759	164	627

1	The consolidated balances are nil as the Company balances relate to transfers to internal structured entities.
2	The securitisation noteholders have recourse only to the pool of residential mortgages which have been securitised. The carrying value of securitised assets and the associated liabilities approximates their fair value.
3	The total covered bonds issued by the Group to external investors at 30 September 2016 was $21,035 million (2015: $27,013 million), secured by $31,790 million (2015: $30,368 million) of specified residential mortgages. The associated liability represents the Company’s liability to the covered bond SE. Covered bonds issued by the Company to external investors at 30 September 2016 were $15,105 million (2015: $22,164 million).

NOTES TO THE FINANCIAL STATEMENTS    153

NOTES TO THE FINANCIAL STATEMENTS (continued)

37: Life Insurance Business

The Group conducts its life insurance business through OnePath Life Limited and OnePath Life (NZ) Limited. This note is intended to provide disclosures in relation to the life insurance businesses conducted through these controlled entities.

CAPITAL ADEQUACY OF LIFE INSURER

Australian life insurers are required to hold reserves in excess of policy liabilities to support capital requirements under the Life Insurance Act (Life Act).

The life insurance business in New Zealand is not governed by the Life Act as this is a foreign domiciled life insurance company. The company is however required to meet similar capital requirements.

The summarised capital information below, in respect of capital requirements under the Life Act, has been extracted from the financial statements prepared by OnePath Life Limited. For detailed capital adequacy information on a statutory fund basis, users of this annual financial report should refer to the separate financial statements prepared by OnePath Life Limited.

	OnePath Life Limited
	2016 $m	2015 $m
Capital Base	551	538
Prescribed Capital Amount (PCA)	315	316
Capital Adequacy Multiple (times)	1.75	1.70

LIFE INSURANCE BUSINESS PROFIT ANALYSIS

	Life insurance contracts		Life investment contracts		Consolidated
	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Net shareholder profit after income tax	335	386	81	143	416	529
Net shareholder profit after income tax is represented by:
Emergence of planned profit margins	208	198	65	93	273	291
Difference between actual and assumed experience	45	7	5	29	50	36
(Loss recognition)/reversal of previous losses on groups of related products	1	–	–	–	1	–
Investment earnings on retained profits and capital	81	181	11	21	92	202
Changes in assumptions	–	–	–	–	–	–
Net policyholder profit in statutory funds after income tax	14	18	–	–	14	18
Net policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	14	14	–	–	14	14
Investment earnings on retained profits and experience profits	–	4	–	–	–	4

INVESTMENTS RELATING TO LIFE INSURANCE BUSINESS

	Consolidated
	2016 $m	2015 $m
Equity securities	14,780	10,898
Debt securities	9,376	6,460
Investments in managed investment schemes	10,614	16,781
Derivative financial assets/(liabilities)	82	(81)
Cash and cash equivalents	804	762
Total investments backing policy liabilities designated at fair value through profit or loss[1]	35,656	34,820

1	This includes $3,333 million (2015: $3,291 million) in respect of investments relating to external unit holders. In addition, the investment balance has been reduced by $4,670 million (2015: $4,636 million) in respect of the elimination of intercompany balances, treasury shares and the re-allocation of policyholder tax balances.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the Life Act and Insurance (Prudential Supervision) Act 2010 are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory funds are not available for use by other parties of the Group.

ANZ ANNUAL REPORT 2016

37: Life Insurance Business (continued)

INSURANCE POLICY LIABILITIES

a) Policy liabilities

	Consolidated
	2016 $m	2015 $m
Life insurance contract liabilities
Best estimate liabilities
Value of future policy benefits	10,811	9,290
Value of future expenses	2,483	2,204
Value of future premium	(16,544)	(14,086)
Value of declared bonuses	11	15
Value of future profits
Policyholder bonus	17	23
Shareholder profit margin	2,631	2,232
Business valued by non-projection method	4	4
Total net insurance contract liabilities	(587)	(318)
Unvested policyholder benefits	40	41
Liabilities ceded under reinsurance contracts	737	649
Total life insurance contract liabilities	190	372
Life investment contract liabilities[1,2]	35,955	35,029
Total policy liabilities	36,145	35,401

1	Designated at fair value through profit or loss.
2	Life investment contract liabilities that relate to a capital guaranteed element is $1,230 million (2015: $1,354 million). Life investment contract liabilities subject to investment performance guarantees is $668 million (2015: $842 million).

b) Reconciliation of movements in policy liabilities

	Life investment contracts		Life insurance contracts		Consolidated
	2016 $m	2015 $m	2016 $m	2015 $m	2016 $m	2015 $m
Policy liabilities
Gross liability brought forward	35,029	34,038	372	516	35,401	34,554
Movements in policy liabilities reflected in the income statement	1,937	1,520	(182)	(144)	1,755	1,376
Deposit premium recognised as a change in life investment contract liabilities	4,299	5,165	–	–	4,299	5,165
Fees recognised as a change in life investment contract liabilities	(423)	(463)	–	–	(423)	(463)
Withdrawal recognised as a change in other life investment contract liabilities	(4,887)	(5,231)	–	–	(4,887)	(5,231)
Gross policy liabilities closing balance	35,955	35,029	190	372	36,145	35,401
Liabilities ceded under reinsurance[1]
Balance brought forward	–	–	649	591	649	591
Movements in reinsurance assets reflected in the income statement	–	–	88	58	88	58
Closing balance	–	–	737	649	737	649
Total policy liabilities net of reinsurance asset	35,955	35,029	(547)	(277)	35,408	34,752

1	Liabilities ceded under reinsurance contracts are shown as ‘other assets’.

c) Sensitivity analysis – Life investment contract liabilities

Market risk arises on the Group’s life insurance business in respect of life investment contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at 30 September 2016, a 10% decline in equity markets would have decreased profit by $10 million (2015: $12 million) and a 10% increase would have increased profit by $2 million (2015: $5 million). A 1% increase in interest rates at 30 September 2016 would have decreased profit by $13 million (2015: $4 million) and a 1% decrease would have increased profit by $2 million (2015: $6 million).

METHODS AND ASSUMPTIONS – LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2016.

In Australia, the actuarial report was prepared by Mr Jaimie Sach FIAA Appointed Actuary, a fellow of the Institute of Actuaries of Australia. The actuarial reports indicate Mr Sach is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the Life Act, which includes applicable standards of APRA.

NOTES TO THE FINANCIAL STATEMENTS    155

NOTES TO THE FINANCIAL STATEMENTS (continued)

37: Life Insurance Business (continued)

In New Zealand, the actuarial report was prepared by Mr Michael Bartram FIAA FNZSA, a fellow of the Institute of Actuaries of Australia and a fellow of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Bartram is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

Policy liabilities have been calculated in accordance with Prudential Standard LPS 340 Valuation of Policy Liabilities issued by APRA in accordance with the requirements of the Life Act. For life insurance contracts the Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policyholders.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

Critical assumptions

The valuation of the policy liabilities is dependent on a number of variables including interest rates, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgements used in determining the policy liabilities is set out in note 2 (vi) on page 78.

Sensitivity analysis – life insurance contracts

The Group conducts sensitivity analysis to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rates, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, insurance contract policy liabilities and equity at 30 September 2016.

Variable	Impact of movement in underlying variable	Change in variable	Profit/(loss) net of reinsurance	Insurance contract liabilities net of reinsurance	Equity
		% change	$m	$m	$m
Market interest rates	A change in market interest rates affects the value placed on future cash flows. This changes profit and shareholder equity.	-1% +1%	69 (55)	(96 77)	69 (55)
Expense risk	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and shareholder equity.	-10% +10%	– –	– –	– –
Mortality risk	Greater mortality rates would lead to higher levels of claims occurring, increasing associated claims cost and therefore reducing profit and shareholder equity.	-10% +10%	(10 –)	15 –	(10) –
Morbidity risk	The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration which they remain ill. Higher than expected incidence and duration would increase claim costs, reducing profit and shareholder equity.	-10% +10%	– (99)	– 141	– (99)
Discontinuance risk	An increase in discontinuance rates at earlier durations has a negative effect as it affects the ability to recover acquisition expenses and commissions.	-10% +10%	– (12)	– 18	– (12)

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claims rates. Insurance risk exposure arises in the life insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims. Regular monitoring of experience is conducted at a sufficiently detailed level in order to identify any deviation from expected claim levels.

Financial risks relating to the Group’s life insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each. The assets are regularly monitored by the Wealth Asset Liability Committee and Wealth Product Committee to ensure that there are no material asset and liability mismatch issues and other risks, such as liquidity risk and credit risk, are maintained within acceptable limits.

All financial assets within the life insurance statutory funds directly support either the Group’s life insurance contracts, life investment contracts or capital requirements. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed. The Group manages this risk by the monthly monitoring and rebalancing of assets to policy liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves.

Market risk also arises from those life investment contracts where the asset management fees earned are directly impacted by the value of the underlying assets. The Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

156

ANZ ANNUAL REPORT 2016

37: Life Insurance Business (continued)

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy are the processes and controls over underwriting, claims management and product pricing. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s life insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the contract liability.

Solvency margin requirements established by APRA are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – Reinsurance treaties are analysed using a number of analytical modelling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of the type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

38: Superannuation and Post Employment Benefit Obligations

The Group participates in a number of pension, superannuation and post-retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and/or provisions of the trust deeds. Set out below is a summary of amounts recognised in these financial statements in respect of the defined benefit sections of these schemes:

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Amount recognised in the income statement
Current service cost	6	7	2	3
Administration costs	1	1	1	1
Net interest cost	(4)	(2)	(5)	(2)
Adjustment for contributions tax	1	1	–	–
Total included in personnel expenses	4	7	(2)	2

Amounts recognised in other comprehensive income (pre-tax)[1]
Actuarial (gains)/losses incurred during the year and recognised directly in retained earnings	57	6	73	(24)
Cumulative actuarial (gains)/losses recognised directly in retained earnings	275	218	262	193

Defined benefit obligation and scheme assets
Present value of funded defined benefit obligation[2]	(1,509)	(1,538)	(1,297)	(1,322)
Fair value of scheme assets	1,567	1,623	1,391	1,452
Total	58	85	94	130

As represented in the balance sheet
Net liabilities arising from defined benefit obligations included in Payables and other liabilities	(51)	(59)	(15)	(14)
Net assets arising from defined benefit obligations included in Other assets	109	144	109	144
Total	58	85	94	130

1	Excludes a foreign exchange loss on GBP denominated defined benefit plans of $15 million (2015: nil) for the Group and $15 million (2015: nil) for the Company.
2	The Group’s defined benefit obligation relates solely to funded arrangements. The liability relates predominantly to pension payments to retired members or their dependants. The basis of calculation is set out in note 1F(vi).

NOTES TO THE FINANCIAL STATEMENTS    157

NOTES TO THE FINANCIAL STATEMENTS (continued)

38: Superannuation and Post Employment Benefit Obligations (continued)

	Consolidated		The Company
	2016 $m	2015 $m	2016 $m	2015 $m
Movements in the present value of the defined benefit obligation
Opening defined benefit obligation	1,538	1,327	1,322	1,151
Current service cost	6	7	2	3
Interest cost	49	54	43	48
Contributions from scheme participants	–	–	–	–
Remeasurements:
Actuarial (gains)/losses – experience	(23)	(22)	(19)	(20)
Actuarial (gains)/losses – change in demographic assumptions	11	9	11	–
Actuarial (gains)/losses – change in financial assumptions	309	36	311	18
Actuarial (gains)/losses – change in ESCT	(5)	10	–	–
Curtailments	–	–	–	–
Settlements	–	–	–	–
Exchange difference on foreign schemes	(303)	187	(312)	182
Benefits paid	(73)	(70)	(61)	(60)
Closing defined benefit obligation	1,509	1,538	1,297	1,322

Movements in the fair value of the scheme assets
Opening fair value of scheme assets	1,623	1,335	1,452	1,183
Interest income	53	56	48	50
Return on scheme assets excluding amounts included in interest income	235	27	230	22
Contributions from the employer	55	79	52	68
Contributions from scheme participants	–	–	–	–
Benefits paid	(73)	(70)	(61)	(60)
Administrative costs paid	(1)	(1)	(1)	(1)
Settlements	–	–	–	–
Exchange difference on foreign schemes	(325)	197	(329)	190
Closing fair value of scheme assets[1]	1,567	1,623	1,391	1,452

1	Scheme assets include the following financial instruments issued by the Group: cash and short-term instruments $2.4 million (September 2015: $1.7 million), fixed interest securities $0.6 million (September 2015: $0.5 million) and equities nil (September 2015: nil).

	Consolidated			The Company
	Quoted $m	Unquoted $m	Total $m	Quoted $m	Unquoted $m	Total $m
Composition of scheme assets
2016
Equities	157	–	157	153	–	153
Debt securities	–	41	41	–	40	40
Pooled investment funds	383	1,018	1,401	283	946	1,229
Property	–	1	1	–	1	1
Cash and equivalents	16	(49)	(33)	16	(48)	(32)
Other	–	–	–	–	–	–
Total at the end of the year	556	1,011	1,567	452	939	1,391
2015
Equities	198	–	198	193	–	193
Debt securities	–	35	35	–	34	34
Pooled investment funds	249	1,133	1,382	157	1,060	1,217
Property	–	1	1	–	1	1
Cash and equivalents	6	–	6	6	–	6
Other	1	–	1	1	–	1
Total at the end of the year	454	1,169	1,623	357	1,095	1,452

ANZ ANNUAL REPORT 2016

38: Superannuation and Post Employment Benefit Obligations (continued)

	Consolidated		The Company
	2016	2015	2016	2015
Actuarial assumptions used to determine the present value of the defined benefit obligation for the main defined benefit schemes
Discount rate (% p.a.)	2.2 – 3.0	3.2 – 3.7	2.2 – 3.0	3.7
Future salary increases (% p.a.)	1.5 – 3.6	2.5 – 3.5	3.6	3.5
Future pension indexation
– In payment (% p.a.)	1.5 - 2.9	2.2 – 3.0	2.0 – 2.9	2.5 – 3.0
– In deferment (% p.a.)	2.1	2.0	2.1	2.0
Life expectancy at age 60 for current pensioners
– Males (years)	22.6 - 28.8	22.6 – 28.4	22.6 – 28.8	22.6 – 28.4
– Females (years)	26.3 – 30.8	26.3 – 30.7	26.3 – 30.8	26.3 – 30.5

The weighted average duration of the benefit payments reflected in the defined benefit obligation is 16.8 years (2015: 16.5 years) for Consolidated and 16.8 years (2015: 16.3 years) for the Company.

	Consolidated				The Company
	Impact on defined benefit obligation for 2016		Impact on defined benefit obligation for 2015		Impact on defined benefit obligation for 2016		Impact on defined benefit obligation for 2015

	Increase/(decrease)		Increase/(decrease)		Increase/(decrease)		Increase/(decrease)
Sensitivity analysis	%	$m	%	$m	%	$m	%	$m
Changes in actuarial assumptions
0.5% increase in discount rate	(9.3)	(140)	(7.7)	(119)	(10.1)	(131)	(8.3)	(109)
0.5% increase in pension indexation	7.8	118	7.7	118	8.4	109	8.3	109
1 year increase to life expectancy	4.2	63	2.7	41	4.4	57	2.7	35

The sensitivity analysis shows the effect of reasonably possible changes in significant assumptions on the value of scheme liabilities. The sensitivities provided assume that all other assumptions remain unchanged and are not intended to represent changes that are the extremes of possibility. The figure shown is the difference between the recalculated liability figure and that stated in the balance sheet as detailed above.

GOVERNANCE OF THE SCHEMES AND FUNDING OF THE DEFINED BENEFIT SECTIONS

The main schemes in which the Group participates operate under trust law and are managed and administered on behalf of the members in accordance with the terms of the relevant trust deed and rules and all relevant legislation. These schemes have corporate trustees, which are wholly owned subsidiaries of the Group. The trustees are the legal owners of the assets which are held separately from the assets of the Group. The trustees are solely responsible for setting investment policy and for agreeing funding requirements with the employer through the triennial actuarial valuation process.

Employer contributions to the defined benefit schemes are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

As at the most recent reporting dates of the schemes, the aggregate deficit of net market value of assets over the value of accrued benefits on the funding bases was $52 million (2015: $129 million).

In 2016 the Group made contributions totalling $55 million (2015: $79 million) to the defined benefit sections of the schemes, and expects to make around $2 million of contributions in the next financial year.

The employer contributions to the defined contribution sections of the schemes are included as superannuation costs in personnel expenses.

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution.

Further details about the funding and contributions for the main defined benefit sections of the schemes are described below.

}	ANZ Australian Staff Superannuation Scheme

The Pension Section of the ANZ Australian Staff Superannuation Scheme provides pension benefits to retired members and their dependants. This section of the Scheme was closed to new members in 1987.

An interim actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2015, showed a deficit of $0.6 million and the actuary recommended that the Group make no contribution to the Pension Section for the year to 31 December 2016 and the funding position be reviewed as part of the full actuarial valuation as at 31 December 2016. The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund any deficit.

}	ANZ UK Staff Pension Scheme

This Scheme provides pension benefits. From 1 October 2003, members contribute 5% of their salary. The Scheme was closed to new members on 1 October 2004.

A full actuarial valuation, conducted by consulting actuaries Willis Towers Watson as at 31 December 2015, showed a deficit of GBP 21 million ($36 million at 30 September 2016 exchange rates) measured on a funding basis.

NOTES TO THE FINANCIAL STATEMENTS          159

NOTES TO THE FINANCIAL STATEMENTS (continued)

38: Superannuation and Post Employment Benefit Obligations (continued)

Following the full actuarial valuation as at 31 December 2015, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of 7.5 million until September 2016. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2018.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

}	National Bank Staff Superannuation Fund

The defined benefit section of the Fund provides pension benefits and was closed to new members on 1 October 1991. Members contribute 5% of salary.

An actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2015 showed a surplus of NZD 3 million ($3 million at 30 September 2016 exchange rates). The actuary recommended that the Group make contributions of 24.8% of salaries including employer superannuation contribution tax) in respect of members of the defined benefit section.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured on a funding basis. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the defined benefit section of the Fund on an on-going basis.

Amounts were also recognised in the financial statements in respect of other defined benefit arrangements in Taiwan, Japan, Philippines and the UK.

39: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan schemes that operated during the 2015 and 2016 years were the Employee Share Offer and the Deferred Share Plan.

Employee Share Offer

Most permanent employees who have had continuous service for three years are eligible to participate in the Employee Share Offer enabling the grant of up to AUD1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the one week Volume Weighted Average Price (VWAP) of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia, ANZ ordinary shares were granted to eligible employees for nil consideration and vested on grant, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. Dividends received on the shares are automatically reinvested into the Dividend Reinvestment Plan.

In New Zealand shares were granted to eligible employees upon payment of NZD one cent per share.

Shares granted in New Zealand under this plan vest subject to the satisfaction of a three year service period, after which time they may remain in trust, be transferred into the employee’s name or sold. Unvested shares are forfeited in the event of resignation or dismissal for serious misconduct. Dividends are either paid as cash or reinvested into the Dividend Reinvestment Plan.

During the 2016 year, 626,121 shares with an issue price of $27.60 were granted under the Employee Share Offer to employees on 3 December 2015 (2015 year: 643,568 shares with an issue price of $31.84 were granted on 4 December 2014).

Deferred Share Plan

Under ANZ’s standard Short Term Incentive (STI)1 arrangements equity deferral into shares applies to half of all incentive amounts above a specified threshold. Half the deferred portion is deferred for one year and half deferred for two years.

Under the Institutional Total Incentives Performance Plan (TIPP) mandatory deferral into shares also applies to 60% of incentive amounts above a specified threshold, deferred evenly over three years.

Selected employees may be granted Long Term Incentive (LTI)2 deferred shares which vest to the employee three years from the date of grant.

In exceptional circumstances, deferred shares may be granted to certain employees upon commencement with ANZ to compensate for remuneration forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of remuneration forgone, and therefore varies between grants. Retention deferred shares may also be granted occasionally to high performing employees who are regarded as a significant retention risk to ANZ.

Unless the Board decides otherwise, unvested deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct. Deferred shares remain at risk and can be adjusted downwards at any time prior to the vesting date. The deferred shares may be held in trust beyond the deferral period.

The employee receives dividends on deferred shares while those shares are held in trust (cash or Dividend Reinvestment Plan).

Deferred share rights may be granted instead of deferred shares in some countries as locally appropriate (refer to Deferred Share Rights section).

1    Also referred to as Annual Variable Remuneration (AVR).

2    Also referred to as Long Term Variable Remuneration (LTVR).

160

ANZ ANNUAL REPORT 2016

39: Employee Share and Option Plans (continued)

The issue price for deferred shares is based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2016 year, 5,797,450 deferred shares with a weighted average grant price of $26.15 were granted under the deferred share plan (2015 year: 5,129,479 shares with a weighted average grant price of $31.96 were granted).

In accordance with the downward adjustment provisions detailed in Section 6.2 of the 2016 Remuneration Report, Board discretion was exercised to adjust downward 9,397 deferred shares in 2016 and 135,592 deferred shares in 2015.

Share Valuations

The fair value of shares granted in the 2016 year under the Employee Share Offer and the Deferred Share Plan, measured as at the date of grant of the shares, is $171.3 million based on 6,423,571 shares at a volume weighted average price of $26.67 (2015 year: fair value of shares granted was $184.4 million based on 5,773,047 shares at a weighted average price of $31.93). The VWAP of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to acquire ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the VWAP of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

The option plan rules set out the entitlements a holder of options/ rights has prior to exercise in the event of a bonus issue, pro rata new issue or reorganisation of ANZ’s share capital. In summary:

}	if ANZ has issued bonus shares during the life of an option and prior to the exercise of the option, then when the option is exercised the option holder is also entitled to be issued such number of bonus shares as the holder would have been entitled to if the option holder had held the underlying shares at the time of the bonus issue;

}	if ANZ makes a pro rata offer of securities during the life of an option and prior to the exercise of the option, the exercise price of the option will be adjusted in the manner set out in the ASX Listing Rules; and

}	in respect of rights, if there is a bonus issue or reorganisation of ANZ’s share capital, the number of rights or the number of underlying shares may be adjusted so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate in any new issue of ANZ securities prior to exercise of their options/rights. Holders also have no right to participate in a share issue of a body corporate other than ANZ (such as a subsidiary).

For equity grants made after 1 November 2012, any portion of the award which vests may be satisfied by a cash equivalent payment rather than shares at the Board’s discretion.

ANZ Share Option Plan schemes expensed in the 2015 and 2016 years are as follows:

Option Plans that operated during 2015 and 2016

Performance Rights Plan (excluding CEO Performance Rights)

Performance rights are granted to selected employees as part of ANZ’s incentive plans. Performance rights provide the right to acquire ANZ shares at nil cost, subject to a three year vesting period and Total Shareholder Return (TSR) performance hurdles.

The provisions that apply in the case of cessation of employment are detailed in Section 6.3 of the 2016 Remuneration Report.

During the 2016 year, 1,411,054 performance rights (excluding CEO performance rights) were granted (2015: 1,389,890).

In accordance with the downward adjustment provisions detailed in Section 6.2 of the 2016 Remuneration Report, Board discretion was exercised to adjust downward zero performance rights in 2016 and 1,552 performance rights in 2015.

CEO Performance Rights

At the 2015 Annual General Meeting shareholders approved a LTI grant of performance rights to the incoming CEO with a face value of $4.2 million (at 100% vesting), divided into three equal tranches. This equated to 53,191 performance rights being allocated for each tranche (a total of 159,573 performance rights). Each tranche will be subject to testing against a separate TSR hurdle after three years from the start of the performance period, 18 November 2018.

The provisions that apply in the case of cessation of employment are detailed in Section 6.3 of the 2016 Remuneration Report.

Former CEO Performance Rights

At the 2012, 2013 and 2014 Annual General Meetings shareholders approved LTI grants to the Former CEO with a fair value of $3.15 million in 2012 and 2013, and with a fair a value of $3.4 million in 2014. This equated to a total of 328,810 (2012), 201,086 (2013) and 229,272 (2014) performance rights being allocated, which are subject to testing against a TSR hurdle after three years, being December 2015, 2016 and 2017 respectively. The 2012 grant of performance rights was tested in December 2015. ANZ achieved a TSR of 31.31% over the three year performance period. ANZ’s TSR did not reach the median of the comparator group and accordingly, the performance rights did not vest and lapsed in full at this time. The Former CEO received no value. There is no retesting of this grant.

NOTES TO THE FINANCIAL STATEMENTS          161

NOTES TO THE FINANCIAL STATEMENTS (continued)

39: Employee Share and Option Plans (continued)

Deferred Share Rights (no performance hurdles)

Deferred share rights provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan section above).

All share rights were satisfied through a share allocation other than 5,297 deferred share rights (2015 year: 21,737 deferred share rights) where Board discretion was exercised.

In accordance with the downward adjustment provisions detailed in Section 6.2 of the 2016 Remuneration Report, Board discretion was exercised to adjust downward 4,583 deferred share rights in 2016 and none in 2015.

During the 2016 year 1,211,021 deferred share rights (no performance hurdles) were granted (2015: 1,104,107).

Legacy Option Plans

There were no legacy option plans expensed in the 2015 and 2016 years.

Options, deferred share rights and performance rights on issue

As at 2 November 2016, there were 1,129 holders of 2,281,508 deferred share rights on issue and 175 holders of 4,044,599 performance rights on issue.

Options/Rights Movements

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2016 and movements during 2016 are as follows:

	Opening balance 1 Oct 2015	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 Sep 2016

Number of options/rights	6,241,157	2,781,648	(1,440,051)	–	(1,158,637)	6,424,117
Weighted average exercise price	$0.07	$0.00	$0.00		$0.37	$0.00

The weighted average closing share price during the year ended 30 September 2016 was $25.31 (2015: $31.94).

The weighted average remaining contractual life of options/rights outstanding at 30 September 2016 was 3 years (2015: 3.1 years).

The weighted average exercise price of all exercisable options/rights outstanding at 30 September 2016 was $0.00 (2015: $1.51). A total of 163,244 exercisable options/rights were outstanding at 30 September 2016 (2015: 283,283).

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2015 and movements during 2015 are set out below:

	Opening balance	Options/rights	Options/rights	Options/rights	Options/rights	Closing balance
	1 Oct 2014	granted	forfeited	expired	exercised	30 Sep 2015

Number of options/rights	5,431,903	2,723,269	(961,871)	(4,871)	(947,273)	6,241,157
Weighted average exercise price	$0.24	$0.00	$0.00	$18.63	$0.81	$0.07

No options/rights over ordinary shares have been granted since the end of 2016 up to the signing of the Directors’ Report on 2 November 2016.

ANZ ANNUAL REPORT 2016

39: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2016 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	89,959	–	0.00	156	–
0.00	33,660	–	0.00	838	–
0.00	6,272	–	0.00	2,587	–
0.00	3,812	–	0.00	884	–
0.00	2,585	–	0.00	1,353	–
0.00	9,213	–	0.00	7,585	–
0.00	11,018	–	0.00	73,579	–
0.00	31,940	–	0.00	8,777	–
0.00	240,506	–	0.00	1,227	–
0.00	27,570	–	0.00	5,069	–
0.00	39,015	–	0.00	3,486	–
0.00	27,997	–	0.00	28,547	–
0.00	672	–	0.00	7,073	–
0.00	713	–	0.00	6,372	–
0.00	4,925	–	0.00	7,807	–
0.00	1,830	–	0.00	3,496	–
0.00	194	–	0.00	983	–
0.00	1,966	–	0.00	827	–
0.00	470	–	0.00	217	–
0.00	32,095	–	0.00	4,317	–
0.00	2,117	–	0.00	1,121	–
0.00	7,095	–	0.00	43,252	–
0.00	885	–	0.00	3,654	–
0.00	14,154	–	0.00	4,092	–
0.00	1,169	–	0.00	5,544	–
0.00	3,019	–	0.00	41,137	–
0.00	1,646	–	0.00	396	–
0.00	2,759	–	0.00	987	–
0.00	2,910	–	0.00	330	–
0.00	202,398	–	0.00	862	–
0.00	92	–	23.71	9,032	214,149
0.00	97	–	23.71	9,030	214,101
0.00	530	–	0.00	57,161	–
0.00	825	–	0.00	7,720	–
0.00	514	–	0.00	477	–
0.00	757	–	0.00	1,283	–

Details of shares issued as a result of the exercise of options/rights since the end of 2016 up to the signing of the Directors’ Report on 2 November 2016 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	440	–	0.00	126	–
0.00	723	–	0.00	128	–
0.00	905	–

NOTES TO THE FINANCIAL STATEMENTS          163

NOTES TO THE FINANCIAL STATEMENTS (continued)

39: Employee Share and Option Plans (continued)

Details of shares issued as a result of the exercise of options/rights during 2015 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,892	–	0.00	556	–
0.00	19,694	–	0.00	4,388	–
0.00	4,859	–	0.00	585	–
23.71	16,096	381,636	0.00	1,652	–
23.71	16,096	381,636	0.00	1,739	–
0.00	1,712	–	0.00	184	–
0.00	1,030	–	0.00	1,868	–
0.00	39	–	0.00	30,025	–
0.00	1,098	–	0.00	4,624	–
0.00	4,597	–	0.00	3,545	–
0.00	340,479	–	0.00	12,562	–
0.00	55,604	–	0.00	2,459	–
0.00	15,055	–	0.00	67,514	–
0.00	21,968	–	0.00	27,655	–
0.00	6,371	–	0.00	4,816	–
0.00	2,650	–	0.00	918	–
0.00	2,882	–	0.00	1,061	–
0.00	10,587	–	0.00	606	–
0.00	5,928	–	0.00	3,262	–
0.00	4,885	–	0.00	2,978	–
0.00	123,317	–	0.00	558	–
0.00	38,297	–	0.00	194	–
0.00	1,404	–	0.00	1,108	–
0.00	2,167	–	0.00	610	–
0.00	21,774	–	0.00	994	–
0.00	26,414	–	0.00	724	–
0.00	2,295	–	0.00	432	–
0.00	804	–	0.00	1,000	–
0.00	600	–	0.00	421	–
0.00	1,713	–	0.00	387	–
0.00	2,139	–	0.00	396	–
0.00	9,658	–	0.00	125	–
0.00	2,223	–

ANZ ANNUAL REPORT 2016

39: Employee Share and Option Plans (continued)

In determining the fair value below, the standard market techniques for valuation, including Monte Carlo and/or Black Scholes pricing models, were applied in accordance with the requirements of AASB 2 Share-based payments. The models take into account early exercise of vested equity, non-transferability and market based performance hurdles (if any). The significant assumptions used to measure the fair value of instruments granted during 2016 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

Deferred share rights	18-Nov-15	63,403	0.00	25.95	26.75	20.0	2	0	0	6.25	1.98
	18-Nov-15	7,720	0.00	26.66	26.75	20.0	2	0	0	6.25	1.98
	18-Nov-15	331,088	0.00	25.17	26.75	20.0	3	1	1	6.25	2.02
	18-Nov-15	14,963	0.00	24.43	26.75	20.0	3	1	1	6.25	2.02
	18-Nov-15	1,794	0.00	25.17	26.75	20.0	3	1	1	6.25	2.02
	18-Nov-15	351,788	0.00	23.69	26.75	20.0	4	2	2	6.25	2.11
	18-Nov-15	15,896	0.00	22.99	26.75	20.0	4	2	2	6.25	2.11
	18-Nov-15	1,906	0.00	23.69	26.75	20.0	4	2	2	6.25	2.11
	18-Nov-15	366,687	0.00	22.30	26.75	20.0	5	3	3	6.25	2.20
	18-Nov-15	16,892	0.00	21.64	26.75	20.0	5	3	3	6.25	2.20
	18-Nov-15	2,024	0.00	22.30	26.75	20.0	5	3	3	6.25	2.20
	27-Feb-16	1,760	0.00	21.82	22.56	25.0	2.5	0.5	0.5	7.25	1.92
	27-Feb-16	9,526	0.00	21.03	22.56	25.0	3	1	1	7.25	1.92
	27-Feb-16	5,685	0.00	20.34	22.56	25.0	3.5	1.5	1.5	7.25	1.76
	27-Feb-16	10,216	0.00	19.61	22.56	25.0	4	2	2	7.25	1.76
	27-Feb-16	5,511	0.00	18.97	22.56	25.0	4.5	2.5	2.5	7.25	1.72
	27-Feb-16	4,162	0.00	18.28	22.56	25.0	5	3	3	7.25	1.72

Performance rights	18-Nov-15	609,242	0.00	9.94	26.75	20.0	5	3	3	6.25	2.02
	18-Nov-15	658,087	0.00	9.02	26.75	20.0	5	3	3	6.25	2.11
	18-Nov-15	130,422	0.00	4.80	26.75	20.0	5	3	3	6.25	2.20
	18-Nov-15	6,317	0.00	9.74	26.75	20.0	5	3	3	6.25	2.20
	18-Nov-15	6,986	0.00	8.81	26.75	20.0	5	3	3	6.25	2.20
	17-Dec-15	53,191	0.00	11.28	26.53	25.0	5	3	3	6.50	2.10
	17-Dec-15	53,191	0.00	11.16	26.53	25.0	5	3	3	6.50	2.10
	17-Dec-15	53,191	0.00	7.36	26.53	25.0	5	3	3	6.50	2.10

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a deferred period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

NOTES TO THE FINANCIAL STATEMENTS          165

NOTES TO THE FINANCIAL STATEMENTS (continued)

39: Employee Share and Option Plans (continued)

The significant assumptions used to measure the fair value of instruments granted during 2015 are contained in the table below:

Type	Grant date	Number of options/ rights	Exercise price $	Equity fair value $	Share closing price at grant $	ANZ expected volatility[1] %	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield %	Risk free interest rate %

Deferred share rights	21-Nov-14	9,777	0.00	30.58	31.82	17.5	2.7	0.7	0.7	5.50	2.53
	21-Nov-14	90,883	0.00	30.39	31.82	17.5	2.9	0.9	0.9	5.50	2.53
	21-Nov-14	238,059	0.00	30.16	31.82	17.5	3	1	1	5.50	2.53
	21-Nov-14	3,486	0.00	29.60	31.82	17.5	3.4	1.4	1.4	5.50	2.53
	21-Nov-14	34,768	0.00	29.37	31.82	17.5	3.5	1.5	1.5	5.50	2.53
	21-Nov-14	7,073	0.00	28.98	31.82	17.5	3.8	1.8	1.8	5.50	2.53
	21-Nov-14	251,071	0.00	28.58	31.82	17.5	4	2	2	5.50	2.53
	21-Nov-14	3,690	0.00	27.96	31.82	17.5	4.4	2.4	2.4	5.50	2.53
	21-Nov-14	36,681	0.00	27.84	31.82	17.5	4.5	2.5	2.5	5.50	2.53
	21-Nov-14	3,276	0.00	27.47	31.82	17.5	4.8	2.8	2.8	5.50	2.53
	21-Nov-14	339,888	0.00	27.09	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	3,894	0.00	26.50	31.82	17.5	5.4	3.4	3.4	5.50	2.66
	21-Nov-14	37,662	0.00	26.38	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	4-Dec-14	20,302	0.00	27.43	32.22	17.5	3	3	3	5.50	2.36
	27-Feb-15	1,185	0.00	33.58	35.34	17.5	3	1	1	5.25	1.91
	27-Feb-15	1,247	0.00	31.90	35.34	17.5	4	2	2	5.25	1.79
	1-Jun-15	4,021	0.00	31.50	32.72	17.5	2.7	0.7	0.7	5.25	1.89
	1-Jun-15	1,271	0.00	31.08	32.72	17.5	3	1	1	5.25	1.89
	1-Jun-15	7,664	0.00	29.92	32.72	17.5	3.7	1.7	1.7	5.25	1.94
	1-Jun-15	1,067	0.00	29.53	32.72	17.5	4	2	2	5.25	1.94
	1-Jun-15	2,334	0.00	28.43	32.72	17.5	4.7	2.7	2.7	5.25	1.94
	20-Aug-15	2,342	0.00	27.54	29.13	17.5	3	1	1	5.75	1.97
	20-Aug-15	2,477	0.00	26.04	29.13	17.5	4	2	2	5.75	1.89

Performance rights	21-Nov-14	695,358	0.00	14.24	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	640,076	0.00	15.47	31.82	17.5	5	3	3	5.50	2.53
	21-Nov-14	21,382	0.00	13.97	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	21-Nov-14	19,588	0.00	15.25	31.82	17.5	5.5	3.5	3.5	5.50	2.66
	18-Dec-14	119,382	0.00	13.67	30.98	17.5	5	3	3	5.50	2.20
	18-Dec-14	109,890	0.00	14.69	30.98	17.5	5	3	3	5.50	2.20
	25-Feb-15	7,022	0.00	15.24	35.31	17.5	5	3	3	5.25	1.86
	25-Feb-15	6,464	0.00	16.46	35.31	17.5	5	3	3	5.25	1.86

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the rights.

SATISFYING EQUITY AWARDS

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both.

In relation to equity purchased on market during the 2016 financial year either under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan, or to satisfy options or rights, for all employees 1,344,200 shares were purchased at an average price of $26.14 per share (2015 year: 6,164,925 shares at an average price of $32.11).

ANZ ANNUAL REPORT 2016

40: Related Party Disclosures

A: KEY MANAGEMENT PERSONNEL COMPENSATION

Key Management Personnel (KMP) are defined as directors and those executives that report directly to the CEO with responsibility for the strategic direction and management of a major revenue generating division or who control material revenue and expenses. KMP compensation included in the personnel expenses is as follows:

	Consolidated
	2016[1]	2015[2]
	$000	$000
Short-term benefits	21,362	27,099
Post-employment benefits	1,216	1,047
Other long-term benefits	314	291
Termination benefits	2,418	104
Share-based payments	19,382	17,805
	44,692	46,346

1	Current period includes the former Group CEO and former disclosed executives until cessation of employment.
2	Prior period includes former CEO Australia notice period from 3 April 2014 until cessation of employment.

B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to KMP of the Group are made in the ordinary course of business on normal commercial terms and conditions no more favourable than those given to other employees or customers, including the term of the loan, security required and the interest rate. The aggregate of loans made, guaranteed or secured by any entity in the Group to KMP, including their related parties, were as follows:

	Consolidated
	2016	2015
	$000	$000
Loans advanced[1]	50,892	50,400
Interest charged[2]	2,091	2,106

1	Balances are at the balance sheet date (for KMP in office at balance sheet date) and at termination date (for KMP no longer in office at balance sheet date).
2	Interest is for all KMP during the period.

C: KEY MANAGEMENT PERSONNEL HOLDINGS OF ANZ SECURITIES

KMP, including their related parties, held subordinated debt, shares, share rights and options over shares in the Group directly, indirectly or beneficially as shown below:

	Consolidated
	2016	2015
	Number[1]	Number[1]
Shares, options and rights	4,174,363	4,137,367
Subordinated debt	15,850	17,227

1	Balances are at the balance sheet date (for KMP in office at balance sheet date) and at termination date (for KMP no longer in office at balance sheet date).

D: OTHER TRANSACTIONS OF KEY MANAGEMENT PERSONNEL AND THEIR RELATED PARTIES

All other transactions with KMP and their related parties are made on terms equivalent to those that prevail in arm’s length transactions. These transactions generally involve the provision of financial and investment services including services to eligible international assignees ensuring they are neither financially advantaged nor disadvantaged by their relocation. All such transactions that have occurred with KMP and their related parties have been trivial or domestic in nature. In this context, transactions are only disclosed when they are considered of interest to the users of the financial report in making and evaluating decisions about the allocation of scarce resources.

E: ASSOCIATES

Significant associates are disclosed in note 34. During the course of the financial year the Company and its subsidiaries conducted transactions with all associates on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated		The Company
	2016	2015	2016	2015
	$000	$000	$000	$000
Amounts receivable from associates	59,111	7,436	57,903	5,283
Amounts payable to associates	8,409	6,614	6,133	5,703
Interest revenue from associates	1,677	322	1,564	244
Interest expense to associates	77	2,443	34	40
Other costs paid to associates	25,880	17,494	11,632	12,393
Dividend revenue from associates	94,400	232,289	40,609	59,220
Costs recovered from associates	3,105	2,394	3,105	1,279

There have been no material guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

NOTES TO THE FINANCIAL STATEMENTS          167

NOTES TO THE FINANCIAL STATEMENTS (continued)

40: Related Party Disclosures (continued)

F: SUBSIDIARIES

Significant controlled entities are disclosed in note 33. During the course of the financial year subsidiaries conducted transactions with each other and associates on terms equivalent to those on an arm’s length basis. As of 30 September 2016, all outstanding amounts are considered fully collectible.

Transactions between the Company and its subsidiaries include the provision of a wide range of banking and other financial facilities. Details of amounts paid to or received from related parties, in the form of dividends or interest, are set out in note 3 and note 4.

Other intragroup transactions include the provision of management and administrative services, staff training, data processing facilities, transfer of tax losses, and the leasing of property plant and equipment.

41: Other Contingent Liabilities and Contingent Assets

In addition to the credit related contingent liabilities included at note 25, the Group also had contingent liabilities as at 30 September 2016 in respect of the matters outlined below. Where relevant, expert legal advice has been obtained and, in the light of such advice, provisions and/or disclosures as deemed appropriate have been made. In some instances we have not disclosed the estimated financial impact of the individual items either because it is not practicable to do so or because such disclosure may prejudice the interests of the Group.

i) Bank fees litigation

Litigation funder IMF Bentham Limited commenced a class action against ANZ in 2010, followed by a second similar class action in March 2013. The applicants contended that certain exception fees (honour, dishonour and non-payment fees on transaction accounts and late payment and overlimit fees on credit cards) were unenforceable penalties (at law and in equity) and that various of the fees were also unenforceable under statutory provisions governing unconscionable conduct, unfair contract terms and unjust transactions. In August 2014, IMF Bentham Limited commenced a separate class action against ANZ challenging late payment fees charged to ANZ customers in respect of commercial credit cards and other ANZ products (at this stage not specified). This action is expressed to apply to all relevant customers, rather than being limited to those who have signed up with IMF Bentham Limited.

In the second class action, all the applicants’ claims have failed. The claims in relation to all fees were dismissed by the Full Federal Court. That decision was appealed to the High Court only in relation to credit card late payment fees (the other claims were not appealed). On 27 July 2016 the High Court dismissed the appeal and upheld the judgment in favour of ANZ in respect of credit card late payment fees.

The applicants are presently considering the implications of the High Court’s decision for the remaining class actions, which have been on hold pending the outcome of the second class action. ANZ believes that the remaining class actions are likely to be discontinued or dismissed.

ii) Proceedings in relation to Bank Bill Swap Rate (BBSW)

On 4 March 2016, ASIC commenced court proceedings against ANZ. ASIC is seeking declarations and civil penalties for alleged market manipulation, unconscionable conduct, misleading or deceptive conduct, and alleged breaches by ANZ of certain statutory obligations as a financial services licensee. ASIC has subsequently initiated similar proceedings against two other Australian banks. ASIC’s case against ANZ concerns transactions in the Australian interbank BBSW market in the period from March 2010 to May 2012. ANZ is defending the proceedings. The potential civil penalty or other financial impact is uncertain.

In August 2016, a class action complaint was brought in the United States District Court against two international broking houses and 17 banks, including ANZ. The class action is brought by two US-based investment funds and an individual derivatives trader. The action is expressed to apply to persons and entities that engaged in US-based transactions in financial instruments that were priced, benchmarked, and/or settled based on BBSW, from 1 January 2003 onwards. The claimants seek damages or compensation in amounts not specified, and allege that the defendant banks, including ANZ, violated US anti-trust laws, anti-racketeering laws, the Commodity Exchange Act, and unjust enrichment principles. ANZ is defending the proceedings. The action is at an early stage.

iii) Regulator investigations into foreign exchange trading

Since 2014, each of ASIC and the Australian Competition and Consumer Commission (ACCC) have been investigating foreign exchange trading conduct of various banks including ANZ. ASIC’s and the ACCC’s investigations are ongoing and the range of potential outcomes include civil penalties and other actions under the relevant legislation.

iv) Other regulatory reviews

In recent years there have been significant increases in the nature and scale of regulatory investigations and reviews, enforcement actions (whether by court action or otherwise) and the quantum of fines issued by regulators, particularly against financial institutions both in Australia and globally. The nature of these investigations and reviews can be wide ranging and, for example, currently include a range of matters including responsible lending practices, wealth advice and product suitability, conduct in financial markets and capital market transactions. During the year, ANZ has received various notices and requests for information from its regulators as part of both industry-wide and ANZ-specific reviews. The outcomes and total costs associated with such reviews remain uncertain.

ANZ ANNUAL REPORT 2016

41: Other Contingent Liabilities and Contingent Assets (continued)

v) Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims.

vi) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

}	in the Australian Payments Clearing Association Limited’s Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Issuers and Acquirers Community and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance; and

}	in the Austraclear System Regulations (Austraclear) and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution. The exposure arising from these arrangements is unquantifiable in advance.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

vii) Parent entity guarantees

The Company has issued letters of comfort and guarantees in respect of certain subsidiaries in the normal course of business. Under these letters and guarantees, the Company undertakes to ensure that those subsidiaries continue to meet their financial obligations, subject to certain conditions including that the entity remains a controlled entity of the Company.

viii) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issue below has not impacted adversely the reported results. All settlements, penalties and costs to date have been covered within existing provisions.

Foreign Exchange Regulation Act (India)

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

ix) Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to ASIC class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and lodgement of individual financial statements in Australia. The results of these companies are included in the consolidated Group results.

The entities to which relief was granted are:

}	ANZ Properties (Australia) Pty Ltd[1]

}	ANZ Capital Hedging Pty Ltd[1]

}	ANZ Funds Pty Ltd[1]

}	Votraint No. 1103 Pty Ltd[2]

}	ANZ Securities (Holdings) Limited[3]

}	ANZ Commodity Trading Pty Ltd[4]

}	ANZ Nominees Limited[5]

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee or subsequent Assumption Deeds under the class order were executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs in any other case, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up.

1	Relief originally granted on 21 August 2001.
2	Relief originally granted on 13 August 2002.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

NOTES TO THE FINANCIAL STATEMENTS    169

NOTES TO THE FINANCIAL STATEMENTS (continued)

41: Other Contingent Liabilities and Contingent Assets (continued)

The consolidated statement of comprehensive income and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee in the relevant financial years are:

	Consolidated
	2016	2015
	$m	$m
Profit before tax	6,755	9,263
Income tax expense	(1,425)	(1,925)
Profit after income tax	5,330	7,338
Foreign exchange differences taken to equity, net of tax	(502)	807
Change in fair value of available-for-sale financial assets, net of tax	–	(31)
Change in fair value of cash flow hedges, net of tax	(8)	103
Actuarial gains/(loss) on defined benefit plans, net of tax	(78)	19
Other comprehensive income, net of tax	(588)	898
Total comprehensive income	4,742	8,236
Retained profits at start of year	21,449	18,990
Profit after income tax	5,330	7,338
Ordinary share dividends provided for or paid	(5,001)	(4,905)
Actuarial gains/(loss) on defined benefit plans after tax	(78)	19
Other movements	1	7
Retained profits at end of year	21,701	21,449
Assets
Cash	46,072	51,217
Settlement balances owed to ANZ	19,905	16,601
Collateral paid	10,878	8,234
Available-for-sale assets/investment securities	55,721	37,612
Net loans and advances	446,211	447,799
Other assets	262,067	267,579
Premises and equipment	1,044	1,047
Total assets	841,898	830,089
Liabilities
Settlement balances owed by ANZ	9,079	9,901
Collateral received	5,882	6,886
Deposits and other borrowings	479,963	472,031
Income tax liability	201	249
Payables and other liabilities	310,644	307,390
Provisions	832	731
Total liabilities	806,601	797,188
Net assets	35,297	32,901
Shareholders’ equity	35,297	32,901

CONTINGENT ASSETS

National Housing Bank

ANZ is pursuing recovery of the proceeds of certain disputed cheques which were credited to the account of a former Grindlays customer in the early 1990s.

The disputed cheques were drawn on the National Housing Bank (NHB) in India. Proceedings between Grindlays and NHB concerning the proceeds of the cheques were resolved in early 2002.

Recovery is now being pursued from the estate of the Grindlays customer who received the cheque proceeds. Any amounts recovered are to be shared between ANZ and NHB.

ANZ ANNUAL REPORT 2016

42: Compensation of Auditors

	Consolidated		The Company
	2016	2015	2016	2015
	$’000	$’000	$’000	$’000
KPMG Australia[1]
Audit or review of financial reports of the Company or Group entities	8,983	8,824	5,617	5,377
Audit-related services[2]	4,246	4,093	2,975	3,026
Non-audit services[3]	536	126	172	126
	13,765	13,043	8,764	8,529

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	6,332	6,022	1,662	1,537
Audit-related services[2]	1,432	1,394	507	682
Non-audit services[3]	21	256	–	–
	7,785	7,672	2,169	2,219
Total compensation of auditors	21,550	20,715	10,933	10,748

1	Inclusive of goods and services tax.
2	For the Group, comprises prudential and regulatory services of $4.134 million (2015: $4 million), comfort letters $0.937 million (2015: $0.745 million) and other $0.607 million (2015: $0.742 million). For the Company, comprises prudential and regulatory services of $2.338 million (2015: $2.556 million), comfort letters of $0.797 million (2015: $0.565 million) and other $0.347 million (2015: $0.587 million).
3	The nature of the non-audit services includes reviews of compliance with legal and regulatory requirements, benchmarking reviews and a branch optimisation analysis performed during the year. Further details are provided in the Directors’ Report.

Group Policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of external auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. Group Policy allows certain non-audit services to be provided where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of the external auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

43: Changes to Comparatives

Certain amounts reported as comparative information have changed as a result of being reclassified to conform with current period financial statement presentation.

Organisational restructure

During 2016, the Group announced changes to the organisation’s structure to better meet the needs of our retail, commercial and institutional customers. As a result of these organisational changes there are six reported divisions: Australia, New Zealand, Institutional, Asia Retail & Pacific, Wealth Australia and Technology, Services & Operations (‘TSO’) and Group Centre.

These divisions were created by removing the Asia Retail & Pacific business from the former International and Institutional Banking (IIB) division, and repositioning minority investments in Asia from IIB to the Group Centre with the residual IIB business re-named Institutional. The New Zealand funds management and insurance businesses were repositioned to the New Zealand division, and the Private Bank business was reorganised along geographic lines under the Australia, New Zealand and Asia Retail & Pacific divisions with the residual Global Wealth business re-named Wealth Australia. Comparative information has been restated.

Card related fees

Certain card related fees that are integral to the generation of income were reclassified within total income and from operating expenses to total income to better reflect the nature of the items. Comparatives in notes 4, 5 and 9 have changed.

Insurance and other wealth related income

Income from certain insurance and other wealth related products have been reclassified within total income to better reflect the nature of the items. Comparatives in note 4 have changed.

NOTES TO THE FINANCIAL STATEMENTS          171

NOTES TO THE FINANCIAL STATEMENTS (continued)

43: Changes to Comparatives (continued)

	2015
Consolidated	Previously reported $m	Card related fees $m	Wealth related income $m	Currently reported $m
Net interest income	14,616	–	–	14,616
Other operating income	4,094	19	(79)	4,034
Net funds management and insurance income	1,736	–	79	1,815
Share of associate’s profit	625	–	–	625
Operating income	21,071	19	–	21,090
Operating expenses	(9,359)	(19)	–	(9,378)
Profit before credit impairment and income tax	11,712	–	–	11,712
Provision for credit impairment	(1,179)	–	–	(1,179)
Profit before income tax	10,533	–	–	10,533
Income tax expense/(benefit)	(3,026)	–	–	(3,026)
Profit attributable to shareholders of the Company	7,507	–	–	7,507
Other comprehensive income net of tax attributable to shareholders of the Company	(14)	–	–	(14)
Total comprehensive income attributable to shareholders of the Company	7,493	–	–	7,493

	2015
The Company	Previously reported $m	Card related fees $m	Wealth related income $m	Currently reported $m
Net interest income	10,416	–	–	10,416
Other operating income	6,575	19	(7)	6,587
Net funds management and insurance income	203	–	7	210
Share of associate’s profit	376	–	–	376
Operating income	17,570	19	–	17,589
Operating expenses	(7,350)	(19)	–	(7,369)
Profit before credit impairment and income tax	10,220	–	–	10,220
Provision for credit impairment	(969)	–	–	(969)
Profit before income tax	9,251	–	–	9,251
Income tax expense/(benefit)	(1,945)	–	–	(1,945)
Profit attributable to shareholders of the Company	7,306	–	–	7,306
Other comprehensive income net of tax attributable to shareholders of the Company	–	–	–	–
Total comprehensive income attributable to shareholders of the Company	7,306	–	–	7,306

ANZ ANNUAL REPORT 2016

43: Changes to Comparatives (continued)

	Consolidated				The Company
	2015				2015

	Previously reported Inflows (Outflows) $m	Card related fees $m	Wealth related income $m	Restated Sep 15 Inflows (Outflows) $m	Previously reported Inflows (Outflows) $m	Card related fees $m	Wealth related income $m	Restated Sep 15 Inflows (Outflows) $m
Cash flows from operating activities
Interest received	30,667	–	–	30,667	26,754	–	–	26,754
Interest paid	(15,458)	–	–	(15,458)	(15,809)	–	–	(15,809)
Dividends received	231	–	–	231	2,630	–	–	2,630
Other operating income received	18,297	19	(79)	18,237	15,818	19	(7)	15,830
Other operating expenses paid	(8,573)	(19)	–	(8,592)	(6,806)	(19)	–	(6,825)
Income taxes paid	(3,082)	–	–	(3,082)	(2,388)	–	–	(2,388)
Net cash flows from funds management and insurance business
Premiums, other income and life investment deposits received	7,577	–	104	7,681	154	–	7	161
Investment income and policy deposits received	286	–	–	286	–	–	–	–
Claims and policyholder liability payments	(5,930)	–	(25)	(5,955)	–	–	–	–
Commission expense (paid)/received	(648)	–	–	(648)	49	–	–	49
Cash flows from operating activities before changes in operating assets and liabilities	23,367	–	–	23,367	20,402	–	–	20,402
Change in operating assets and liabilities arising from cash flow movements	(1,891)	–	–	(1,891)	(22)	–	–	(22)
Net cash provided by/(used in) operating activities	21,476	–	–	21,476	20,380	–	–	20,380
Net cash provided by/(used in) investing activities	(9,776)	–	–	(9,776)	(9,479)	–	–	(9,479)
Net cash provided by/(used in) financing activities	2,043	–	–	2,043	1,904	–	–	1,904
Net increase/(decrease) in cash and cash equivalents	13,743	–	–	13,743	12,805	–	–	12,805

44: Events Since the End of the Financial Year

On 31 October 2016 the Group announced it had entered into an agreement to sell its Retail and Wealth businesses in Singapore, China, Hong Kong, Taiwan, and Indonesia to DBS Bank Limited for a premium of approximately $110 million over the book value of net assets, which principally comprised approximately $11 billion of gross lending assets and $17 billion of deposits as at 30 September 2016. The final purchase price will be based on the net assets at completion.

The transaction is subject to regulatory approval in each country, with completion occurring on a rolling country by country basis from mid financial year 2017 with all countries expected to be completed with 18 months.

The Group anticipates the transaction will generate a net loss of approximately $265 million (post-tax) including write-downs of software, goodwill and fixed assets, as well as separation and transaction costs.

The assets associated with the Retail Asia and Wealth businesses were assessed for impairment as at 30 September 2016 on the basis of the businesses being a continuing operation and no impairment was identified. Additionally, the assets did not meet the conditions for ‘held for sale’ classification under AASB 5 – Non-Current Assets Held for Sale and Discontinued Operations.

Other than this matter, no other material events have occurred between the end of the reporting period (30 September 2016) and the date of this report.

DIRECTORS’ DECLARATION AND INDEPENDENT A UDITOR’S REPORT    173

DIRECTORS’ DECLARATION AND RESPONSIBILITY STATEMENT

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Company and the consolidated entity are in accordance with the Corporations Act 2001, including:

i)	section 296, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

ii)	section 297, that they give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2016 and of their performance for the year ended on that date;

b)	the notes to the financial statements of the Company and the consolidated entity include a statement that the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards;

c)	the Directors have been given the declarations required by section 295A of the Corporations Act 2001; d) in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 41) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become, subject by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Shayne C Elliott
Chairman	Director

2 November 2016

Responsibility statement of the Directors in accordance with Rule 4.1.12 (3)(b) of the Disclosure Rules and Transparency Rules of the United Kingdom Financial Conduct Authority.

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that: The Group’s Annual Report includes:

i)	a fair review of the development and performance of the business and the position of the Group and the undertakings included in the consolidation taken as a whole; together with

ii)	a description of the principal risks and uncertainties faced by the Group.

Signed in accordance with a resolution of the Directors.

David M Gonski, AC	Shayne C Elliott
Chairman	Director

2 November 2016

ANZ ANNUAL REPORT 2016

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2016, and income statements, statements of comprehensive income, statements of changes in equity and statements of cash flow for the year ended on that date, notes 1 to 44 comprising a summary of significant accounting policies and other explanatory information and the directors’ declaration of the Company and the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement whether due to fraud or error. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report. We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards, a true and fair view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2016 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the remuneration report included in pages 32 to 59 of the directors’ report for the year ended 30 September 2016. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards.

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2016, complies with Section 300A of the Corporations Act 2001.

KPMG	Andrew Yates
Melbourne	Partner

2 November 2016

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (‘KPMG International’), a Swiss entity.

Liability limited by a scheme approved under Professional Standards Legislation.

ANZ ANNUAL REPORT 2016
03 SECTION
Five Year Summary 178
Principal Risks and Uncertainties 179
Supplementary Information 188
Shareholder Information 190
Glossary 198
Alphabetical Index 200
SECTION 3 177

FIVE YEAR SUMMARY

	2016 $m	2015 $m	2014 $m	2013 $m	2012 $m
Financial performance[1]
Net interest income	15,095	14,616	13,797	12,772	12,110
Other operating income	5,482	5,921	5,781	5,619	5,738
Operating expenses	(10,422)	(9,378)	(8,760)	(8,257)	(8,519)
Profit before credit impairment and income tax	10,155	11,159	10,818	10,134	9,329
Credit impairment charge	(1,956)	(1,205)	(989)	(1,197)	(1,258)
Income tax expense	(2,299)	(2,724)	(2,700)	(2,435)	(2,235)
Non-controlling interests	(11)	(14)	(12)	(10)	(6)
Cash/underlying profit[1]	5,889	7,216	7,117	6,492	5,830
Adjustments to arrive at statutory profit[1]	(180)	277	154	(182)	(169)
Profit attributable to shareholders of the Company	5,709	7,493	7,271	6,310	5,661
Financial position
Total assets	914,869	889,900	772,092	702,995	642,127
Total equity	57,927	57,353	49,284	45,603	41,220
Common Equity Tier 1[2]	9.6%	9.6%	8.8%	8.5%	8.0%
Common Equity Tier 1 – Internationally Comparable Basel 3[3]	14.5%	13.2%	12.5%	12.7%	11.6%
Return on average ordinary equity[4,5]	10.0%	14.5%	15.8%	15.0%	14.6%
Return on average assets[5]	0.6%	0.9%	1.0%	0.9%	0.9%
Cost to income ratio (cash/underlying)[1]	50.6%	45.7%	44.7%	44.9%	47.7%
Shareholder value – ordinary shares
Total return to shareholders (share price movement plus dividends)	9.2%	(7.5% )	5.9%	31.5%	35.4%
Market capitalisation	80,886	78,606	85,235	84,450	67,255
Dividend	160c	181c	178c	164c	145c
Franked portion – interim	100%	100%	100%	100%	100%
– final	100%	100%	100%	100%	100%

Share price – high	$29.17	$37.25	$35.07	$32.09	$25.12
– low	$21.86	$26.38	$28.84	$23.42	$18.60
– closing	$27.63	$27.08	$30.92	$30.78	$24.75
Share information
(per fully paid ordinary share)
Earnings per share	197.4c	271.5c	267.1c	232.7c	213.4c
Dividend payout ratio	81.9%	68.6%	67.4%	71.4%	69.4%
Net tangible assets per ordinary share[6]	$17.13	$16.86	$14.65	$13.48	$12.22
No. of fully paid ordinary shares issued (millions)	2,927.5	2,902.7	2,756.6	2,743.7	2,717.4
Dividend reinvestment plan (DRP) issue price
– interim	$24.82	$31.93	$33.30	$28.96	$20.44
– final	–	$27.08	$32.02	$31.83	$23.64
Other information
Points of representation[7]	1,127	1,229	1,220	1,274	1,337
No. of employees (full time equivalents)	46,554	50,152	50,328	49,866	48,239
No. of shareholders[8]	545,256	546,558	498,309	468,343	438,958

1	Since 1 October 2012, the Group has used cash profit as a measure of the result of the ongoing business activities of the Group enabling shareholders to assess Group and divisional performance against prior periods and against peer institutions. For 2013 – 2016, statutory profit has been adjusted for non-core items to arrive at cash profit. Cash profit is not audited; however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.
2	Calculated in accordance with APRA Basel 3 requirements for 2012–2016.
3	Internationally Comparable Methodology applied for 2016 and 2015 aligns with APRA’s information paper entitled ‘International Capital Comparison Study’ (13 July 2015). Basel Internationally Comparable ratios do not include an estimate of the Basel 1 capital floor requirement.
4	Average ordinary equity excludes non-controlling interests and preference shares.
5	Return on average ordinary equity and average assets have been calculated on a statutory basis, consistent with the last five years.
6	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
7	Includes branches, offices, representative offices and agencies.
8	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

ANZ ANNUAL REPORT 2016

PRINCIPAL RISKS AND UNCERTAINTIES

1.	Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially and adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

2.	Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, ie. Australia, New Zealand, Asia Pacific, Europe and the United States. The Group’s business, operations, and financial condition can be negatively affected by changes in economic and business conditions in these markets.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events and natural disasters, and by movements and events that occur in global financial markets.

For example, the global financial crisis that commenced in 2007 saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the emergence of many challenges for financial services institutions worldwide that still persist to some extent in many regions. Sovereign risk and its potential impact on financial institutions in Europe and globally subsequently emerged as a significant risk (see risk factor 5 ‘Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group’).

The impact of the global financial crisis and its aftermath continue to affect regional and global economic activity, confidence and capital markets. Prudential authorities have implemented and continue to implement increased regulations to mitigate the risk of such events recurring, although there can be no assurance that such regulations will be effective. The global financial crisis has also had a lasting effect on consumer and business behaviour in the advanced economies. Consumers have acted more cautiously, while businesses have been reluctant to invest and inflation has remained low. Monetary authorities have responded by introducing zero and near-zero interest rates across most countries, while the major central banks have taken unconventional steps to support growth and raise inflation. While some economic factors have recently improved, lasting impacts from the global financial crisis and the potential for escalation in geopolitical risks suggest ongoing vulnerability and potential adjustment of consumer and business behaviour.

Additionally, on 23 June 2016, the United Kingdom voted to leave the European Union in a referendum. The Group expects there will be an extended period of increased uncertainty and volatility in the global financial markets while the details of the departure (known as ‘Brexit’) are negotiated. The United Kingdom’s decision to leave the European Union may adversely affect the Group’s ability to raise medium or long term funding in the international capital markets. There is also potential for further consequences of Brexit to adversely impact the financial markets.

Other current economic conditions impacting the Group and its customers include changes in the commercial and residential real estate markets in Australia and New Zealand (see risk factor 6 ‘Weakening of the real estate markets in Australia, New Zealand or other markets where the Group does business may adversely affect its business, operations and financial condition’). The demand for natural resources is also an important economic influence given that sector is a significant contributor to Australia’s economy and that sector’s significant exposure to Asia, particularly China and China’s economic growth (see risk factor 21 ‘An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition’).

Should difficult economic conditions in the Group’s markets eventuate, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover loans and other credit exposures.

All or any of the negative economic and business impacts described above could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit and funding costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which the Group operates.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in the Ukraine, North Korea, Syria, Egypt, Afghanistan, Iraq and elsewhere, as well as the current high threat of terrorist activities, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural and biological disasters such as, but not restricted to, cyclones, floods, droughts, earthquakes and pandemics, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more risks in relation to natural and biological disasters, refer to risk factor 23 ‘The Group may be exposed to the impact of future climate change, geological events, plant, animal and human diseases, and other extrinsic events which may adversely affect its business, operations and financial condition’.

Other economic and financial factors or events that may adversely affect the Group’s performance, and give rise to operational and markets risk are covered in risk factors 13 (‘The Group is exposed to market risk, which may adversely affect its business, operations and financial condition’) and 14 (‘Changes in exchange rates may adversely affect the Group’s business, operations and financial condition’).

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PRINCIPAL RISKS AND UNCERTAINTIES (continued)

3.	Competition may adversely affect the Group’s business, operations and financial condition in the markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so. Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods and technologies, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as payments, home loans, and credit cards. In addition, it is possible that existing companies from outside of the traditional financial services sector may seek to obtain banking licences to directly compete with the Group by offering products and services traditionally provided by banks. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins or increased advertising and related expenses to attract and retain customers.

Digital technologies are changing customer behaviour and the competitive environment. The use of digital channels by customers to conduct their banking continues to rise and emerging competitors are increasingly utilising new technologies and seeking to disrupt existing business models, including in relation to digital payment services.

Furthermore, increased competition for deposits could also increase the Group’s cost of funding and lead the Group to access other types of funding or reduce lending. The Group relies on bank deposits to fund a significant portion of its balance sheet and deposits have been a relatively stable source of funding. The Group competes with banks and other financial services firms for such deposits. To the extent that the Group is not able to successfully compete for deposits, the Group would be forced to rely more heavily on other, potentially less stable or more expensive forms of funding, or reduce lending. This could adversely affect the Group’s business, prospects, financial performance or financial condition.

The impact on ANZ of an increase in competitive market conditions, especially in the Group’s main markets and products, would potentially lead to a material reduction in the market share and/or margins of the relevant Group business(es), which would adversely affect the Group’s financial performance and position.

4.	Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the RBA, the RBNZ, the United States Federal Reserve, the Bank of England and the monetary authorities in the Asian jurisdictions in which the Group operates) set official interest rates or take other measures to affect the demand for money and credit in their relevant jurisdictions. In some jurisdictions, currency policy is also used to influence general business conditions and the demand for money and credit. These policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. These factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict and may adversely affect the Group’s business, operations and financial condition.

5.	Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk is the risk that foreign governments will default on their debt obligations, be unable to refinance their debts as and when they fall due or nationalise parts of their economy. Sovereign risk remains in many economies, including the United States, United Kingdom, China, Europe and Australia. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than those experienced during the global financial crisis and subsequent sovereign debt crises. Such events could destabilise global financial markets, adversely affecting all participants, including adversely affecting the Group’s liquidity, financial performance or financial condition.

6.	Weakening of the real estate markets in Australia, New Zealand or other markets where the Group does business may adversely affect its business, operations and financial condition

Residential and commercial property lending, together with real estate development and investment property finance, constitute important businesses to the Group. Major sub-segments within the Group’s lending portfolio include:

}	Residential housing loans, owner occupier and investment; and
}	Commercial real estate loans.

Declining asset prices could impact customers and counterparties and the value of the security (including residential and commercial property) the Group holds against loans which may impair the Group’s ability to recover amounts owing to the Group if customers or counterparties were to default. Since 2009, the world’s major central banks have embarked upon unprecedented monetary policy stimulus. The resulting weight of funds searching for yield continues to drive underlying property markets in core ANZ property jurisdictions (Australia, New Zealand, Singapore and Hong Kong). Values for completed tenanted properties and residential house prices, particularly in metro east coast Australian and New Zealand markets, have steadily risen.

A significant decrease in Australian and New Zealand housing valuations triggered by, for example, an event or a series of events in the local or global economy, could adversely impact the Group’s home lending activities because borrowers with loans in excess of their property value show a higher propensity to default and, in the event of such defaults our security values would be eroded, causing the Group to incur higher credit losses which could adversely affect the Group’s financial performance and condition. The demand for the Group’s home lending products may also decline due to buyer concerns about decreases in values or concerns about rising interest rates, which could make the Group’s lending products less attractive to potential homeowners and investors.

A significant decrease in commercial property valuations or a significant slowdown in Australia, New Zealand or other commercial real estate markets where the Group does business could result in a decrease in the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and operations. The Group’s portfolio of commercial property interest only loans, may be particularly susceptible to losses in the event of a decline in property prices as a result of refinance risk and deteriorating security values. A material decline in residential housing prices could also cause losses in the Group’s residential build to sell portfolio if customers who are pre-committed to purchase these dwellings are unable or unwilling to complete their contracts and the Group is forced to re-sell these dwellings at a loss.

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During the year the Group reduced the leverage it generally provides for commercial property developers and investors. In addition the Bank has tightened its general lending conditions such as requiring higher levels of pre-commitments for build to sell developments and higher interest cover ratios for investment loans. The Group also ceased retail mortgage lending to non-permanent resident borrowers and reduced its acceptance of foreign sourced income supporting a borrower’s serviceability assessment in borrower loan applications.

7.	The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due (including repaying depositors or maturing wholesale debt) or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and constrain the volume of new lending, which could adversely affect the Group’s profitability. A deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources, including customer deposits and wholesale funding in Australia and offshore markets to meet its funding obligations and to maintain or grow its business generally. In times of liquidity stress, if there is damage to market confidence in the Group or if funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, the Group may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions and the Group’s credit ratings (which are strongly influenced by Australia’s sovereign credit rating). Even if available, the cost of these funding alternatives may be more expensive or on unfavourable terms, which could adversely affect the Group’s financial performance, liquidity, capital resources and financial condition.

Since the advent of the global financial crisis in 2007, developments in the United States, European and Chinese markets have adversely affected the liquidity in global capital markets and increased funding costs compared with the period immediately preceding the global financial crisis.

More recently, the provision of significant amounts of liquidity by major central banks globally has helped mitigate near term liquidity concerns, although no assurance can be given that such liquidity concerns will not return, particularly when the extraordinary liquidity is withdrawn by central banks. Future deterioration in market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow the Group’s businesses.

8.	Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

As a financial institution, the Group is subject to detailed laws and regulations in each of the jurisdictions in which it operates or obtains funding, including Australia, New Zealand, the United States, Europe and Asia Pacific. The Group is also supervised by a number of different regulatory and supervisory authorities.

The Group is responsible for ensuring that it complies with all applicable legal and regulatory requirements (including accounting standards) and industry codes of practice in the jurisdictions in which it operates or obtains funding.

Compliance risk arises from these legal, regulatory and internal compliance requirements. If the Group, or an employee of the Group, fails to comply, the Group may be subject to fines, penalties or restrictions on its ability to do business and it may lose customer confidence and business, which could have a material adverse impact on the Group. In Australia, an example of the broad administrative power available to regulatory authorities is the power available to APRA under the Banking Act in certain circumstances to investigate the Group’s affairs and/or issue a direction to the Group (such as direction to comply with a prudential requirement, to conduct an audit, to remove a director, executive officer or employee or not to undertake a transaction). Other regulators also have the power to investigate the Group. For further information see note 41 (Contingent Liabilities) of the 2016 Financial Statements.

Recent public scrutiny of banking culture has also led to a proposal by the Opposition Australian Labor Party for a Royal Commission to investigate Australian banks. Regulatory investigations, fines, penalties or regulator imposed conditions could adversely affect the Group’s business, reputation, prospects, financial performance or financial condition.

As with other financial services providers, the Group faces increasing supervision and regulation in most of the jurisdictions in which the Group operates or obtains funding, particularly in the areas of funding, liquidity, product design and pricing, capital adequacy, conduct and prudential regulation, cyber-security, anti-bribery and corruption, anti-money laundering and counter-terrorism financing and trade sanctions.

The Group has fully implemented the requirements of the Basel Committee on Banking Supervision’s (‘BCBS’) and APRA’s capital reform packages (and APRA’s implementation thereof), known as Basel 3, aimed at implementing Basel 3 and strengthening the resilience of the banking and insurance sectors. Details of these reforms are contained in APRA’s prudential standards implementing Basel 3 capital reforms, which took effect from 1 January 2013.

In addition to the above, Basel 3 requirements also include liquidity reforms. Consistent therewith, APRA requires the Group to comply with the Liquidity Coverage Ratio (‘LCR’) requirements with effect from 1 January 2015 and is currently consulting on the implementation of the Net Stable Funding Ratio (‘NSFR’) requirements, which are expected to be implemented by 1 January 2018. Certain regulators in jurisdictions where the Group has a presence have also either implemented or are in the process of implementing Basel 3 and equivalent reforms.

Separately, since 2014, the BCBS has also released a number of consultation documents as part of its reforms aimed at simplifying the measurement of risk-weighted assets and reducing their variability across banks and jurisdictions. Consultation and finalisation of these reforms are current and on-going. Any impacts on the Group resulting from these reforms cannot be determined as final calibration is still to be finalised by the BCBS and they are also subject to the form of these proposals that APRA will implement in Australia.

In addition, there have also been a series of other regulatory releases from authorities in the various jurisdictions in which the Group operates or obtains funding proposing significant regulatory change for financial institutions. This includes new accounting and reporting standards, or implementation of regulatory changes including global OTC derivatives reforms, the Markets in Financial Instruments Directive (‘MiFID’) and the United States Dodd-Frank legislation, including the Volcker Rule promulgated thereunder.

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PRINCIPAL RISKS AND UNCERTAINTIES (continued)

The Australian Government conducted a comprehensive inquiry into Australia’s financial system and released the Financial Systems Inquiry (‘FSI’) Final Report on 7 December 2014. The contents of the FSI Final Report are wide-ranging. Key recommendations from the FSI Final Report that may have an impact on regulatory capital levels include:

}	setting capital standards ensuring that capital ratios of ADI’s ‘unquestionably strong’;

}	raising the average internal ratings-based (‘IRB’) mortgage risk weight to narrow the difference between average mortgage risk weights for ADIs, which use IRB models, and those that use standardised risk weights in order to increase competition in mortgage lending;

}	implementing a framework for minimum loss absorption and recapitalisation capacity in line with emerging international practice;

}	developing a common reporting template that improves the transparency and comparability of capital ratios of ADIs; and

}	introducing a Leverage Ratio that acts as a backstop to ADIs’ risk-based capital requirements, in line with Basel 3.

APRA supported the FSI’s recommendation that the capital ratios of ADIs should be unquestionably strong and, with effect from July 2016, increased the capital requirements for Australian residential mortgage exposures for ADIs accredited to use the IRB approach to credit risk (including ANZ).

Apart from the July 2015 announcements, APRA has not made any of the other key recommendations in the FSI Final Report to date. Therefore, the final outcome of the FSI, including any impacts and the timing of these impacts on ANZ, remain uncertain. In addition, there are several ongoing Government enquiries and proposals for new enquiries which may affect ANZ and its business, the impact of which is indeterminate at this stage.

APRA is currently undertaking several open consultations, including those related to ADI Counterparty Credit Risk and international exposures reporting requirements as well as other areas of focus. Until these are finalised, the impact to the Group is unknown.

Regulation is becoming increasingly extensive and complex. Some areas of potential regulatory change involve multiple jurisdictions seeking to adopt a coordinated approach. This may result in conflicts with specific requirements of the jurisdictions in which the Group operates and, in addition, such changes may be inconsistently introduced across jurisdictions. Changes may also occur in the oversight approach of regulators. It is possible for example that governments in jurisdictions in which the Group operates or obtains funding might revise their application of existing regulatory policies that apply to, or impact, the Group’s business, including for reasons relating to national interest and systemic stability.

Regulatory changes and the timing of their introduction continue to evolve. The nature and impact of future changes are not predictable and are beyond the Group’s control. Regulatory change may impact the Group in a range of ways, such as by requiring the Group to change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares, Additional Tier 1 capital or Tier 2 capital instruments) or retain capital (through lower dividends), and hold significant levels of additional liquid assets and undertake further lengthening of the funding base. Further examples of ways in which regulatory change may impact the Group include: limiting the types, amount and composition of financial services and products the Group can offer, limiting the fees and interest that the Group may charge, increasing the ability of other banks or of non-banks to offer competing financial services or products and changes to accounting standards, taxation laws and prudential regulatory requirements. Regulatory change could adversely affect one or more of the Group’s businesses, restrict its flexibility, require it to incur substantial costs and impact the profitability of one or more business lines. Any such costs or restrictions could adversely affect the Group’s business, prospects, financial performance or financial condition.

9.	The Group is exposed to the risk of receiving significant regulatory fines and sanctions in the event of breaches of regulation and law relating to anti-money laundering, counter-terrorism financing and sanctions

Anti-money laundering, counter-terrorist financing and sanctions compliance have been the subject of increasing regulatory change and enforcement in recent years. The increasingly complicated environment in which the Group operates across the Asia Pacific region has heightened these operational and compliance risks. Furthermore, the upward trend in compliance breaches by global banks and the related fines and settlement sums means that these risks continue to be an area of focus for the Group.

The risk of non-compliance with anti-money laundering, counter-terrorist financing and sanction laws remains high given the scale and complexity of the Group. A failure to operate a robust program to combat money laundering, bribery and terrorist financing or to ensure compliance with economic sanctions could have serious legal and reputational consequences for the Group and its employees. Consequences can include fines, criminal and civil penalties, civil claims, reputational harm and limitations on doing business in certain jurisdictions. The Group’s foreign operations may place the Group under increased scrutiny by regulatory authorities, and may increase the risk of a member of the Group breaching applicable rules, regulations or laws.

10.	The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. Prudential regulators of the Group include, but are not limited to, APRA, RBNZ and various regulators in the Asia Pacific, U.S. and U.K. The Group is required by its primary regulator, APRA, to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

The Group’s capital ratios may be affected by a number of factors, such as (i) lower earnings (including lower dividends from its deconsolidated subsidiaries such as those in the insurance and funds management businesses as well as from its investment in associates), (ii) increased asset growth, (iii) changes in the value of the Australian Dollar against other currencies in which the Group operates (particularly the New Zealand Dollar and United States Dollar) that impact risk weighted assets or the foreign currency translation reserve and (iv) changes in business strategy (including acquisitions, divestments and investments or an increase in capital intensive businesses).

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APRA’s Prudential Standards implementing Basel 3 are now in effect. Certain other regulators have either implemented or are in the process of implementing regulations, including Basel 3, which seek to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities and insurance entities, though there can be no assurance that these regulations will have their intended effect. Some of these regulations, together with any risks arising from any regulatory changes (including those arising from the requirements of the BCBS or the Australian Government’s response to the FSI), are described in risk factor 8 ‘Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition’.

11.	The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms.

For example, the Group’s customers and counterparties in:

}	the Australian natural resources sector, which is particularly exposed to any prolonged slowdown in the Chinese economy and would be materially and adversely impacted by the current and any future decline in natural resource prices; and

}	the dairy industry in Australia and New Zealand, which is particularly exposed to excess milk production from other developed countries being sold into traditional markets, could be materially and adversely impacted by the current and any future decline in commodity prices.

Also, the Group’s customers and counterparties may be adversely impacted by more expensive imports due to the reduced strength of the Australian and New Zealand dollars relative to other currencies.

In addition, in assessing whether to extend credit or enter into other transactions with customers and/or counterparties, the Group relies on information provided by or on behalf of customers and/or counterparties, including financial statements and other financial information. The Group may also rely on representations of customers and independent consultants as to the accuracy and completeness of that information. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires subjective and complex judgements, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

12.	The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding and constrain the volume of new lending, which may adversely affect the Group’s business, operations and financial condition

The Group’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings may be withdrawn, qualified, revised or suspended by credit rating agencies at any time. The methodologies by which they are determined may also be revised in response to legal or regulatory changes, market developments or for any other reason. On 7 July 2016, ANZ announced that Standard & Poor’s decision to revise the outlook on the Commonwealth of Australia to ratings watch negative, resulting in a change in the credit rating outlook of ANZ and its strategically important entities, along with other major Australian banks, from stable to negative.

On 19 August 2016, ANZ announced that Moody’s decision to revise Australia’s macro profile resulted in a change in the outlook for major Australian banks, including ANZ, from stable to negative. The Group’s credit ratings could be revised at any time in response to a change in the credit rating of the Commonwealth of Australia.

Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by the Group.

In addition, the ratings of individual securities (including, but not limited to, certain Tier 1 capital and Tier 2 capital securities and covered bonds) issued by the Group (and other banks globally) could be impacted from time to time by changes in the regulatory requirements for those instruments as well as the ratings methodologies used by rating agencies.

Any future downgrade or potential downgrade to the Group’s credit rating may reduce access to capital and wholesale debt markets, which could lead to an increase in funding costs, constraining the volume of new lending and affect the willingness of counterparties to transact with the Group, which may adversely affect the Group’s business, operations and financial condition.

13.	The Group is exposed to market risk, which may adversely affect its business, operations and financial condition

Market risk is the potential of loss arising from adverse changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices. For purposes of financial risk management, the Group differentiates between traded and non-traded market risks. Traded market risks principally arise from the Group’s trading operations in interest rates, foreign exchange, commodities and securities. The non-traded market risk is predominantly interest rate risk in the banking book. Other non-traded markets risks include transactional and structural foreign exchange risk arising from capital investments in offshore operations, market risk arising from the insurance business, non-traded equity risk and lease residual value risk. For a description of these specific risks, see note 20 to the 2016 Financial Statements.

14.	Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as the Group’s annual and interim reports are prepared and stated in Australian Dollars, any appreciation in the Australian Dollar against other currencies in which the Group earns revenues (particularly to the New Zealand Dollar and United States Dollar) may adversely affect the reported earnings.

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PRINCIPAL RISKS AND UNCERTAINTIES (continued)

The Group has put in place hedges to partially mitigate the impact of currency changes, but there can be no assurance that the Group’s hedges will be sufficient or effective, and any further appreciation could have an adverse impact upon the Group’s earnings.

15.	The Group is exposed to operational risk which may adversely affect its business, operations and financial condition

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of loss of reputation or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from operational risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputation loss, loss of life or injury to people, and loss of property and/or information.

Operational risk is typically classified into the risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

}	Internal Fraud: is associated with ANZ employees acting outside their normal employment conditions/procedures to create a financial advantage for themselves or others;

}	External Fraud: fraudulent acts or attempts which originate from outside the Group, more commonly associated with digital banking, lending, and cards products. Specific threats include ATM skimming, malware and phishing attacks and fraudulent applications, where financial advantage is obtained;

}	Employment Practices and Workplace Safety: employee relations, diversity and discrimination, and health and safety risks to the Group’s employees;

}	Clients, Products and Business Practices: risk of market manipulation, product defects, incorrect advice, money laundering and misuse or unauthorised disclosure of customer information;

}	Technology: the risk of loss resulting from inadequate or failed information technology;

}	Business Disruption (including systems failures): risk that the Group’s banking operating systems are disrupted or fail;

}	Damage to physical assets: risk that a natural disaster or terrorist or vandalism attack damages the Group’s buildings or property; and

}	Execution, Delivery and Process Management: is associated with losses resulting from, among other things, process errors made by ANZ employees caused by inadequate or poorly designed internal processes, or the poor execution of standard processes, vendor, supplier or outsource provider errors or failed mandatory reporting errors.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

16.	The Group is exposed to reputational risk, which may adversely affect its business, operations and financial condition

Reputational risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

Damage to the Group’s reputation may also have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, increased regulatory scrutiny and availability of new business opportunities. The Group’s ability to attract and retain customers could also be adversely affected if the Group’s reputation is damaged, which could adversely affect the Group’s business prospects, financial performance or financial condition.

17.	The Group may be exposed to conduct-related risks relating to the provision of advice, recommendations or guidance about financial products and services, or behaviours which do not appropriately consider the interests of consumers, the integrity of financial markets and the expectations of the community, in the course of its business activities

Such risks can result from:

}	the provision of unsuitable or inappropriate advice (eg., commensurate with a customer’s objectives and appetite for risk);

}	the representation of, or disclosure about, a product or service which is inaccurate, or does not provide adequate information about risks and benefits to customers;

}	the use of information asymmetry to the detriment of customers;

}	a failure to deliver product features and benefits in accordance with terms, disclosures, recommendations and/or advice;

}	a failure to appropriately avoid or manage conflicts of interest;

}	sales and/or promotion processes (including incentives and remuneration for staff engaged in promotion, sales and/or the provision of advice);

}	the provision of credit, outside of ANZ policies and standards; and

}	trading activities in financial markets, outside of ANZ policies and standards.

The Group is regulated under various legislative regimes in the countries in which it operates that provide for customer protection in relation to advisory, marketing and sales practices. These may include, but are not limited to, appropriate management of conflicts of interest, appropriate accreditation standards for staff authorised to provide advice about financial products and services, disclosure standards, standards for ensuring adequate assessment of client/ product suitability, quality assurance activities, adequate record keeping, and procedures for the management of complaints and disputes.

Inappropriate advice about financial products and services may result in material litigation (and associated financial costs) and together with the failure to avoid or manage conflicts of interest, may expose the Group to regulatory actions, restrictions or conditions on banking licences and/or reputational consequences.

18.	Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business, which may adversely affect its business, operations and financial condition

The Group and its service offerings (including digital banking) are highly dependent on information systems applications and technology. Therefore, there is a risk that these information systems applications and technology, or the services the Group uses or is dependent upon, might fail, including because of unauthorised access or use.

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ANZ ANNUAL REPORT 2016

Most of the Group’s daily operations are computer-based and information systems applications and technology are essential to maintaining effective communications with customers. The Group is also conscious that threats to information systems applications and technology are continuously evolving and that cyber threats and risk of attacks are increasing. The Group may not be able to anticipate or implement effective measures to prevent or minimise disruptions that may be caused by all cyber threats because the techniques used can be highly sophisticated and those perpetuating the attacks may be well resourced. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth, prevent unauthorised access and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance in place. However, there can be no guarantee that the steps the Group is taking in this regard will be effective and any failure of these systems could result in business interruption, customer dissatisfaction, legal or regulatory breaches and liability and ultimately loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group has an ongoing need to update and implement new information systems applications and technology, in part to assist it to satisfy regulatory demands, ensure information security, enhance digital banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers. ANZ New Zealand relies on ANZ to provide a number of information technology systems, and any failure of ANZ’s systems could directly affect ANZ New Zealand.

19.	The Group is exposed to risks associated with information security including cyber-attacks, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations, including in Australia, New Zealand and India. ANZ operates in 33 countries and the risks to our systems are inherently higher in certain countries where, for example, political threats or targeted cyber-attacks by terrorist or criminal organisations are greater. The Group employs a team of information security experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group also uses third parties to process and manage information on its behalf, and any failure by such third parties could adversely affect the Group’s business. The Group is conscious that threats to information systems are continuously evolving and that cyber threats, including but not limited to, cyber compromise, advanced persistent threats, distributed denial of service, malware and ransomware attacks, and the risk of such attacks are increasing, and as such the Group may be unable to develop policies and procedures to adequately address or mitigate such risks. Accordingly, information about the Group and/or our clients may be inadvertently accessed, inappropriately distributed or illegally accessed or stolen. The Group may not be able to anticipate or to implement effective measures to prevent or minimise damage that may be caused by all information security threats because the techniques used can be highly sophisticated and those perpetuating the attacks may be well resourced. Any unauthorised access of the Group’s information systems or unauthorised use of its confidential information could potentially result in disruption of the Group’s operations, breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial results and reputation.

20.	Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in various countries, states and territories. Unexpected changes in the conditions of the licences to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s business, operations and financial condition.

21.	An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives, insurance and other businesses where it relies on the ability of a third party (including reinsurers) to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

The risk of credit-related losses may also be increased by a number of factors, including deterioration in the financial condition of the economy, a sustained high level of unemployment, a deterioration of the financial condition of the Group’s counterparties, a reduction in the value of assets the Group holds as collateral, and a reduction in the market value of the counterparty instruments and obligations it holds.

The Group is directly and indirectly exposed to the natural resources sector, including contractors and related industries. Lower commodity prices, mining activity, demand for resources, or corporate investment in the natural resources sector may adversely affect the amount of new lending the Group is able to write, or lead to an increase in lending losses from this sector. The ongoing low oil prices have resulted in reduced investment and increased asset write downs with challenges migrating through the energy supply chain.

Upstream exploration and production firms and related services operators are currently the most directly exposed as new project investment is wound back and operations rationalised. Services to mining customers are also subject to heightened oversight given the cautious outlook for the services sector. This industry-specific revenue decline may lead to a broader regional economic downturn with a long recovery period.

Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

PRINCIPAL RISKS AND UNCERTAINTIES          185

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

22.	The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect the Group’s business, operations and financial condition. If the Group had difficulty retaining or attracting highly qualified people for important roles, particularly in times of strategic change, the Group’s business, operations and financial condition could be adversely affected.

23.	The Group may be exposed to the impact of future climate change, geological events, plant, animal and human diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

The Group and its customers are exposed to climate related events, including climate change. These events include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. The Group and its customers may also be exposed to other events such as geological events (including volcanic seismic activity or tsunamis), plant, animal and human diseases or a pandemic.

Depending on their severity, events such as these may temporarily interrupt or restrict the provision of some local or Group services, and may also adversely affect the Group’s financial condition or collateral position in relation to credit facilities extended to customers, which may adversely affect the Group’s business, operations and financial condition.

24.	The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In the Group’s life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. In August 2015, ANZ ceased to issue home, car and travel insurance and became a distributor only of these products. Existing business has been transitioned to QBE Insurance Group Limited on renewal. The only general insurance risk insured now is a small amount of involuntary unemployment benefits as part of consumer credit insurance sold in Australia. The Group has exposure to insurance risk in both its life insurance and general insurance business, which may adversely affect its businesses, operations and financial condition.

25.	The Group is exposed to increased compliance costs and the risk of penalties and regulatory scrutiny with respect to the significant obligations imposed by global tax reporting regimes which are still evolving

The U.S. Foreign Account Tax Compliance Act (‘FATCA’) requires non-U.S. banks and other financial institutions to undertake specific customer due diligence and provide information on account holders who are U.S. citizens or tax residents to the United States Federal tax authority, the Internal Revenue Service (‘IRS’) either directly or via local tax authorities. If the required customer due diligence and provision of account holder information is not undertaken and provided in a manner and form meeting the applicable requirements, the Group and/or persons owning assets in accounts with Group members may be subjected to a 30 percent withholding tax on certain amounts. While such withholding tax may currently apply only to certain payments derived from sources within the United States (and, beginning on January 1, 2019, certain gross proceeds from the disposition of assets that can give rise to such U.S. source payments), no such withholding tax will be imposed on any payments derived from sources outside the United States that are made prior to January 1, 2019, at the earliest.

}	In addition to FATCA, the U.S. may require the Group in certain circumstances to provide certain information to U.S. payers (withholding agents, custodians, etc.) and the Group may face adverse consequences in case it does not provide such information in compliance with the applicable rules and regulations.

}	The OECD’s Common Reporting Standard (‘CRS’) provides for the automatic exchange of (financial account) information (‘AEOI’) in tax matters. Over 90 jurisdictions have committed to implement the CRS in 2016 or 2017, with the first exchange of information to take place in 2017 or 2018. Countries with a start date of 1 January 2016 include Cayman Islands, France, Germany, India, the United Kingdom and South Korea. Australia has legislated for the CRS to apply from July 1, 2017 (with the government to government exchange of information to take place by September 2018). Australian financial institutions that do not fully comply with all the requirements of the CRS (as modified by the implementing legislation), will be subject to administrative penalties. The New Zealand Government has released draft legislation implementing the CRS with similar timelines as Australia. CRS requirements, though generally similar to FATCA, have significant differences and a higher standard of compliance in many aspects, including penalties for non-collection of prescribed customer information.

}	In line with other global financial institutions, ANZ has made and is expected to make significant investments in order to comply with, in all the countries that it operates in, the extensive requirements of FATCA, the CRS and the various other in-country tax reporting initiatives.

26.	The Group may experience changes in the valuation of some of its assets and liabilities that may have a material adverse effect on its earnings and/or equity

Under AASs, the Group recognises the following instruments at fair value with changes in fair value recognised in earnings or equity:

}	derivative instruments, including in the case of fair value hedging, the fair value adjustment on the underlying hedged exposure with changes in fair value recognised in earnings with the exception of derivatives designated in qualifying cash flow or net investment hedges where the change is recognised in equity and released to earnings together with the underlying hedged exposure;

}	assets and liabilities held for trading;

}	available-for-sale assets with changes in fair value recognised in equity unless the asset is impaired, in which case, the decline in fair value is recognised in earnings; and

}	assets and liabilities designated at fair value through profit and loss with changes recognised in earnings with the exception of changes in fair value attributable to the own credit component of liabilities that is recognised in equity.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques which incorporate the impact of factors that would influence the fair value as determined by a market participant. The fair value of these instruments is impacted by changes in market prices or valuation inputs which could have a material adverse effect on the Group’s earnings.

ANZ ANNUAL REPORT 2016

In addition, the Group may be exposed to a reduction in the value of non-lending related assets as a result of impairments loss which is recognised in earnings. The Group is required to assess the recoverability of the goodwill balances at least annually and other non-financial assets including premises and equipment, investment in associates, capitalised software and other intangible assets (including acquired portfolio of insurance and investment business and deferred acquisition costs) where there are indicators of impairment.

For the purpose of assessing the recoverability of the goodwill balances, the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

In respect of other non-financial assets, in the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, impairment may be recorded.

27.	Changes to accounting policies may adversely affect the Group’s financial position or performance

}	The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the Group’s financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of the Group’s financial position and results of operations. In addition, the application of new or revised generally accepted accounting principles could have a material adverse effect on the Group’s financial position and results of operations.

}	In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with the generally accepted accounting principles applicable to the Group and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

28.	Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which may adversely affect the Group’s business, operations and financial condition.

The Group had contingent liabilities as at 30 September 2016 in respect of the matters outlined in note 41 to the 2016 Financial Statements.

Note 41 includes, among other things, descriptions of:

}	bank fees litigation;

}	proceedings in relation to Bank Bill Swap Rate;

}	regulator investigations into foreign exchange trading; and

}	security recovery actions.

In recent years there have been significant increases in the nature and scale of regulatory investigations and reviews, enforcement actions (whether by court action or otherwise) and the quantum of fines issued by regulators, particularly against financial institutions both in Australia and globally. The nature of these investigations and reviews can be wide ranging and, for example, currently include a range of matters including responsible lending practices, wealth advice and product suitability, conduct in financial markets and capital market transactions. During the year, ANZ has received various notices and requests for information from its regulators as part of both industry-wide and ANZ-specific reviews. The outcomes and total costs associated with such reviews remain uncertain.

There is a risk that contingent liabilities may be larger than anticipated or that additional litigation, regulatory actions, legal or arbitration proceedings or other contingent liabilities may arise.

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which ANZ is aware) that have arisen since 30 September 2016 up to the date of this 2016 Annual Report which may have a significant effect on the financial position or profitability of ANZ and its subsidiaries taken as a whole.

29.	The Group regularly considers acquisition and divestment opportunities, and there is a risk that the Group may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s strategic position and financial performance.

There can be no assurance that any acquisition (or divestment) would have the anticipated positive results, including results relating to the total cost of integration (or separation), the time required to complete the integration (or separation), the amount of longer-term cost savings, the overall performance of the combined (or remaining) entity, or an improved price for the Group’s securities. The Group’s operating performance, risk profile and capital structure may be affected by these corporate opportunities and there is a risk that the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

Integration (or separation) of an acquired (or divested) business can be complex and costly, sometimes including combining (or separating) relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, regulators, counterparties, suppliers and other business partners. Integration (or separation) efforts could create inconsistencies in standards, controls, procedures and policies, as well as diverting management attention and resources. This could adversely affect the Group’s ability to conduct its business successfully and impact the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired (or retained) businesses will remain post-acquisition (or post-divestment), and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

PRINCIPAL RISKS AND UNCERTAINTIES          187

SUPPLEMENTARY INFORMATION

1: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2016		2015
	Closing	Average	Closing	Average
Chinese Renminbi	5.0809	4.8064	4.4573	4.8803
Euro	0.6789	0.6626	0.6229	0.6838
Pound Sterling	0.5874	0.5159	0.4625	0.5074
Indian Rupee	50.764	49.179	46.142	49.522
Indonesian Rupiah	9,900	9,887	10,281	10,199
Japanese Yen	76.844	82.039	84.072	93.515
Malaysian Ringgit	3.1576	3.0430	3.1176	2.8761
New Taiwan Dollar	23.895	23.904	23.066	24.543
New Zealand Dollar	1.0487	1.0737	1.1003	1.0785
Papua New Guinea Kina	2.4143	2.2606	2.0123	2.0940
United States Dollar	0.7617	0.7361	0.7013	0.7839

2. Explanation of adjustments between statutory profit and cash profit

NON-IFRS INFORMATION

The Group provides additional measures of performance which are prepared on a basis other than in accordance with accounting standards. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

ADJUSTMENTS BETWEEN STATUTORY PROFIT AND CASH PROFIT

Cash profit represents ANZ’s preferred measure of the result of the ongoing business activities of the Group, enabling readers to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes non-core items from statutory profit (refer to Glossary for further details). The adjustments made in arriving at cash profit are included in statutory profit which is subject to audit within the context of the Group statutory audit opinion. Cash profit is not subject to review or audit by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each year presented.

Refer to page 18 for a summary of the profit after tax impact of adjustments between statutory profit and cash profit.

TREASURY SHARES ADJUSTMENT

ANZ shares held by the Group in Wealth Australia are deemed to be Treasury shares for accounting purposes. Dividends and realised and unrealised gains and losses from these shares are reversed as these are not permitted to be recognised as income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares are held to support policy liabilities which are revalued through the Income Statement. Accordingly, the full year gain of $44 million after tax ($46 million pre-tax) reversed for statutory accounting purposes has been added back to cash profit.

REVALUATION OF POLICY LIABILITIES

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the income statement. ANZ includes the impact on the remeasurement of the insurance contract attributable to changes in the market discount rates as an adjustment to statutory profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract.

ECONOMIC HEDGES AND REVENUE HEDGES

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of ‘AASB 139: Financial Instruments – Recognition and Measurement’ results in fair value gains and losses being recognised within the income statement. ANZ removes the mark-to-market adjustments from cash profit since the profit or loss resulting from the hedge transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of larger foreign exchange denominated revenue and expense streams, primarily NZD and USD (and USD correlated), as well as ineffectiveness from designated accounting hedges. Economic hedging comprises:

}	Funding related swaps (primarily cross currency interest rate swaps) that are used to convert the proceeds of foreign currency debt issuances into floating rate Australian Dollar and New Zealand Dollar debt. As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the income statement. The main drivers of these fair values are currency basis spreads and the Australian Dollar and New Zealand Dollar fluctuation against other major funding currencies.

}	Economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair value adjustments are movements in the Australian and New Zealand term structure of interest rates.

}	Ineffectiveness from designated accounting hedge relationships.

ANZ ANNUAL REPORT 2016

	2016	2015
	$m	$m
Adjustments to the income statement
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Economic hedging	180	(256)
Revenue hedges	93	(4)
Increase/(decrease) to cash profit before tax	273	(260)
Increase/(decrease) to cash profit after tax	194	(182)

	As at
	2016	2015
	$m	$m
Cumulative increase/(decrease) to cash profit pre-tax relating to economic hedging
Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Economic hedging[1]	442	294
Revenue hedges	125	32
	567	326

1	A reduction of $32 million was made to the cumulative economic hedging balance on 1 October 2015. The reduction related to balances not recycled into cash profit between 2008 and 2014.

CREDIT RISK ON IMPAIRED DERIVATIVES

(NIL PROFIT AFTER TAX IMPACT)

The charge to income for derivative credit valuation adjustments of $27 million on defaulted and impaired derivative exposures has been reclassified to cash credit impairment charges (2015: $26 million). The reclassification has been made to reflect the manner in which the defaulted and impaired derivatives are managed.

POLICYHOLDERS TAX GROSS UP

(NIL PROFIT AFTER TAX IMPACT)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in net funds management and insurance income and income tax expense. The gross up of $217 million (2015: $186 million) has been excluded from the cash results as it does not reflect the underlying performance of the business which is assessed on a net of policyholder tax basis.

STRUCTURED CREDIT INTERMEDIATION TRADES

ANZ entered into a series of structured credit intermediation trades with US financial guarantors from 2004 to 2007. The underlying structures involve credit default swaps (CDSs) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using CDSs over these structures and then to mitigate risk, purchased protection via CDSs over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are measured at fair value and marked-to-model. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and largely offset each other. Following the onset of the global financial crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

}	one of the counterparties to the purchased protection defaulted and many of the remaining counterparties were downgraded; and

}	the derivative CVA applied to the counterparties to the purchased protection is impacted by changes relating to their credit worthiness.

ANZ is monitoring this portfolio with a view to reducing the exposures via termination and restructuring of both the purchased and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. As at 30 September 2016, ANZ’s remaining exposure is against two financial guarantors. The bought and sold notional protection are by nature largely offsetting, with the notional amount on the outstanding bought CDSs acquired to offset the outstanding sold CDSs at 30 September 2016 both amount to $0.7 billion (2015: $0.7 billion). The profit and loss impact of credit risk on the bought CDSs is driven by market movements in credit spreads and AUD/USD and NZD/USD rates.

The (gain)/loss on structured credit intermediation trades is included as an adjustment to cash profit as it relates to a legacy business where, unless terminated early, the fair value movements are expected to reverse to zero in future periods.

	2016	2015
	$m	$m
Increase/(decrease) to cash profit
Profit before income tax	(6)	(8)
Income tax expense	2	2
Profit after income tax	(4)	(6)

	As at
	2016	2015
	$m	$m
Financial impacts on credit intermediation trades
Mark-to-market exposure to financial guarantors (excluding CVA)	67	69
Cumulative costs relating to financial guarantors[1]
CVA for outstanding transactions	11	17
Realised close out and hedge costs	372	372
Cumulative life to date charges	383	389

1	The cumulative costs in managing the positions include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

SUPPLEMENTARY INFORMATION           189

SHAREHOLDER INFORMATION

Ordinary Shares

At 4 October 2016, the twenty largest holders of ANZ ordinary shares held 1,645,980,128 ordinary shares, equal to 56.22% of the total issued ordinary capital. At 4 October 2016 the issued ordinary capital was 2,927,476,660 ordinary shares.

	Name	Number of shares	% of shares

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	592,529,071	20.24
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	398,719,922	13.62
3	NATIONAL NOMINEES LIMITED	207,699,829	7.09
4	CITICORP NOMINEES PTY LIMITED	189,889,027	6.49
5	BNP PARIBAS NOMS PTY LTD <DRP>	72,827,484	2.49
6	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	35,858,500	1.22
7	BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING DRP A/C>	28,495,294	0.97
8	AMP LIFE LIMITED	17,152,214	0.59
9	CITICORP NOMINEES PTY LIMITED <CITIBANK NY ADR DEP A/C>	16,817,021	0.57
10	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	16,034,877	0.55
11	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PI POOLED A/C>	14,280,036	0.49
12	ARGO INVESTMENTS LIMITED	9,762,275	0.33
13	ANZEST PTY LTD <DEA CONTROL A/C>	9,342,412	0.32
14	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	8,487,710	0.29
15	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	6,240,403	0.21
16	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	5,141,737	0.18
17	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	4,929,069	0.17
18	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	4,583,365	0.16
19	UBS NOMINEES PTY LTD	3,852,535	0.13
20	MILTON CORPORATION LIMITED	3,337,347	0.11

Total		1,645,980,128	56.22

DISTRIBUTION OF SHAREHOLDINGS

At 4 October 2016 Range of shares	Number of holders	% of holders	Number of shares	% of shares

1 to 1,000	301,533	55.35	123,345,275	4.21
1,001 to 5,000	194,615	35.73	443,490,808	15.15
5,001 to 10,000	31,315	5.75	217,657,193	7.43
10,001 to 100,000	16,768	3.08	336,311,186	11.50
Over 100,000	481	0.09	1,806,672,198	61.71

Total	544,712	100.00	2,927,476,660	100.00

At 4 October 2016:

–	there were no persons with a substantial shareholding in the Company;
–	the average size of holdings of ordinary shares was 5,374 (2015: 5,290) shares; and
–	there were 10,987 holdings (2015:10,556 holdings) of less than a marketable parcel (less than $500 in value or 18 shares based on the market price of $28.10 per share), which is less than 2.02% of the total holdings of ordinary shares.

VOTING RIGHTS OF ORDINARY SHARES

The Constitution provides for votes to be cast as follows:

i)	on show of hands, one vote for each shareholder; and

ii)	on a poll, one vote for every fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2016

ANZ Convertible Preference Shares

ANZ CPS2

On 17 December 2009 the Company issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 4 October 2016, the twenty largest holders of ANZ CPS2 held 2,120,775 securities, equal to 19.87% of the total issued securities. At 4 October 2016 the total number of CPS2 on issue was 10,683,282.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	559,733	5.24
2	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	266,029	2.49
3	THE AUSTRALIAN NATIONAL UNIVERSITY	190,000	1.78
4	CITICORP NOMINEES PTY LIMITED	160,238	1.50
5	J P MORGAN NOMINEES AUSTRALIA LIMITED	103,349	0.97
6	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	97,419	0.91
7	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	89,262	0.84
8	NATIONAL NOMINEES LIMITED	85,037	0.80
9	UBS NOMINEES PTY LTD	67,637	0.63
10	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	65,870	0.62
11	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.56
12	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	57,727	0.54
13	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	44,742	0.42
14	IOOF INVESTMENT MANAGEMENT LIMITED <IPS IDPS A/C>	43,522	0.41
15	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 3	43,270	0.41
16	BOND STREET CUSTODIANS LIMITED <BKOHN—D06876 A/C>	40,391	0.38
17	MR ANTHONY CHARLES KAISER	40,000	0.37
18	MRS KAY SEYMOUR	38,561	0.36
19	ST HEDWIG VILLAGE	35,000	0.33
20	BNP PARIBAS NOMS PTY LTD <DRP>	32,988	0.31

Total		2,120,775	19.87

DISTRIBUTION OF ANZ CPS2 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	16,542	92.89	4,846,929	45.37
1,001 to 5,000	1,122	6.30	2,306,154	21.59
5,001 to 10,000	84	0.47	649,195	6.08
10,001 to 100,000	55	0.31	1,601,655	14.99
Over 100,000	5	0.03	1,279,349	11.97

Total	17,808	100.00	10,683,282	100.00

At 4 October 2016 there were 31 holdings (2015: 13 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $99.899 per security), which is less than 0.18% of the total holdings of ANZ CPS2.

VOTING RIGHTS OF ANZ CPS2

An ANZ CPS2 holder has the right to vote at a meeting of members of the Company in the following circumstances and in no others:

i)	on any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS2;

iv)	on a proposal to wind up the Company;

v)	on a proposal for the disposal of the whole of the Company’s property, business and undertaking;

vi)	on any matter during a winding up of the Company; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

A register of holders of ANZ CPS2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION          191

SHAREHOLDER INFORMATION (continued)

ANZ CPS3

On 28 September 2011 the Company issued convertible preference shares (ANZ CPS3) which were offered pursuant to a prospectus dated 31 August 2011.

At 4 October 2016, the twenty largest holders of ANZ CPS3 held 2,351,090 securities, equal to 17.53% of the total issued securities. At 4 October 2016 the total number of ANZ CPS3 on issue was 13,400,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	487,081	3.63
2	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	200,000	1.49
3	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	169,974	1.27
4	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	146,158	1.09
5	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	137,877	1.03
6	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	136,934	1.02
7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	112,742	0.84
8	CITICORP NOMINEES PTY LIMITED	100,426	0.75
9	SLATTS 2 PTY LIMITED	99,000	0.74
10	THE AUSTRALIAN NATIONAL UNIVERSITY	93,280	0.70
11	DIMBULU PTY LTD	85,000	0.63
12	LONGHURST MANAGEMENT SERVICES PTY LTD	83,246	0.62
13	MICHAEL COPPEL VENTURES P/L <MICHAEL COPPEL VENTURES A/C>	80,000	0.60
14	BNP PARIBAS NOMS PTY LTD <DRP>	71,610	0.53
15	JMB PTY LIMITED	70,000	0.52
16	J P MORGAN NOMINEES AUSTRALIA LIMITED	68,648	0.51
17	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	65,263	0.49
18	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.37
19	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.37
20	NATIONAL NOMINEES LIMITED	43,851	0.33

Total		2,351,090	17.53

DISTRIBUTION OF ANZ CPS3 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	19,244	91.83	6,211,727	46.35
1,001 to 5,000	1,548	7.39	3,230,947	24.11
5,001 to 10,000	101	0.48	770,188	5.75
10,001 to 100,000	54	0.26	1,695,946	12.66
Over 100,000	8	0.04	1,491,192	11.13

Total	20,955	100.00	13,400,000	100.00

At 4 October 2016 there were 14 holdings (2015:10 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $100.800 per security), which is less than 0.07% of the total holdings of ANZ CPS3.

VOTING RIGHTS OF ANZ CPS3

An ANZ CPS3 holder has the right to vote at a meeting of members of the Company in the following circumstances and in no others:

i)	on any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption of the ANZ CPS3;

ii)	on a proposal that affects the rights attached to the ANZ CPS3;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a redemption of ANZ CPS3;

iv)	on a proposal to wind up the Company;

v)	on a proposal for the disposal of the whole of the Company’s property, business and undertaking;

vi)	on any matter during a winding-up of the Company; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS3 holder is entitled to vote, the ANZ CPS3 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS3 held.

A register of holders of ANZ CPS3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2016

ANZ Capital Notes

ANZ CN1

On 7 August 2013 the Company issued convertible subordinated perpetual notes (ANZ CN1) which were offered pursuant to a prospectus dated 10 July 2013.

At 4 October 2016 the twenty largest holders of ANZ CN1 held 2,023,736 securities, equal to 18.09% of the total issued securities. At 4 October 2016 the total number of ANZ CN1 on issue was 11,200,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	416,138	3.72
2	BNP PARIBAS NOMS PTY LTD <DRP>	199,993	1.79
3	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	158,589	1.42
4	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	139,265	1.24
5	CITICORP NOMINEES PTY LIMITED	136,620	1.22
6	NATIONAL NOMINEES LIMITED	128,882	1.15
7	J P MORGAN NOMINEES AUSTRALIA LIMITED	128,578	1.15
8	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	119,734	1.07
9	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	97,053	0.87
10	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	76,488	0.68
11	SERVCORP HOLDINGS PTY LTD	58,325	0.52
12	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	50,762	0.45
13	DIMBULU PTY LTD	50,000	0.45
14	RANDAZZO C & G DEVELOPMENTS PTY LTD	50,000	0.45
15	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	45,410	0.41
16	ADCO CONSTRUCTIONS PTY LTD	40,000	0.36
17	THORSEN INVESTMENTS PTY LTD	40,000	0.36
18	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	37,899	0.34
19	BARRETT SUPERFUND PTY LTD <BARRETT SUPERFUND A/C>	25,000	0.22
20	SIR MOSES MONTEFIORE JEWISH HOME <INCOME A/C>	25,000	0.22

Total		2,023,736	18.09

DISTRIBUTION OF ANZ CN1 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	15,543	91.04	5,161,503	46.09
1,001 to 5,000	1,394	8.17	2,904,537	25.93
5,001 to 10,000	89	0.52	689,110	6.15
10,001 to 100,000	37	0.22	1,017,051	9.08
Over 100,000	8	0.05	1,427,799	12.75

Total	17,071	100.00	11,200,000	100.00

At 4 October 2016 there were 3 holdings (2015: 6 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $97.020 per security), which is less than 0.02% of the total holdings of ANZ CN1.

VOTING RIGHTS OF ANZ CN1

ANZ CN1 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION          193

SHAREHOLDER INFORMATION (continued)

ANZ CN2

On 31 March 2014 the Company issued convertible subordinated perpetual notes (ANZ CN2) which were offered pursuant to a prospectus dated 19 February 2014.

At 4 October 2016 the twenty largest holders of ANZ CN2 held 2,969,061 securities, equal to 18.45% of the total issued securities. At 4 October 2016 the total number of ANZ CN2 on issue was 16,100,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	937,122	5.82
2	BNP PARIBAS NOMS PTY LTD <DRP>	249,358	1.55
3	J P MORGAN NOMINEES AUSTRALIA LIMITED	196,345	1.22
4	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	176,457	1.10
5	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	166,349	1.03
6	JOHN E GILL TRADING PTY LTD	165,026	1.03
7	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	155,718	0.97
8	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	106,813	0.66
9	LIGHTNINGEDGE PTY LTD	100,000	0.62
10	NATIONAL NOMINEES LIMITED	87,343	0.54
11	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <BKCUST A/C>	86,504	0.54
12	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	78,704	0.49
13	CITICORP NOMINEES PTY LIMITED	72,220	0.45
14	NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	70,495	0.44
15	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	60,607	0.38
16	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	60,000	0.37
17	AUSTRALIAN MASTERS YIELD FUND NO 5 LIMITED	50,000	0.31
18	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.31
19	JMB PTY LIMITED	50,000	0.31
20	KOLL PTY LTD <NO 1 ACCOUNT>	50,000	0.31

Total		2,969,061	18.45

DISTRIBUTION OF ANZ CN2 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	20,366	90.19	6,750,358	41.93
1,001 to 5,000	1,986	8.80	4,000,782	24.85
5,001 to 10,000	136	0.60	1,029,792	6.40
10,001 to 100,000	83	0.37	2,165,880	13.45
Over 100,000	8	0.04	2,153,188	13.37

Total	22,579	100.00	16,100,000	100.00

At 4 October 2016 there were 3 holdings (2015: 3 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $95.200 per security), which is less than 0.02% of the total holdings of ANZ CN2

VOTING RIGHTS OF ANZ CN2

ANZ CN2 do not confer on holders a right to vote at any meeting of members of the Company.

A register of holders of ANZ CN2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2016

ANZ CN3

On 5 March 2015 the Company acting through its New Zealand Branch, issued convertible subordinated perpetual notes (ANZ CN3) which were offered pursuant to a prospectus dated 5 February 2015.

At 4 October 2016 the twenty largest holders of ANZ CN3 held 1,709,262 securities, equal to 17.64% of the total issued securities. At 4 October 2016 the total number of ANZ CN3 on issue was 9,701,791.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	392,763	4.05
2	LONGHURST MANAGEMENT SERVICES PTY LTD	167,000	1.72
3	TRANSFIELD FINANCE PTY LTD	100,600	1.04
4	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	100,000	1.03
5	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	92,322	0.95
6	JDB SERVICES PTY LTD <RAC & JD BRICE INVEST A/C>	90,755	0.94
7	SANDHURST TRUSTEES LTD <LAMINAR A/C>	75,000	0.77
8	BNP PARIBAS NOMS PTY LTD <DRP>	72,526	0.75
9	J P MORGAN NOMINEES AUSTRALIA LIMITED	71,876	0.74
10	RBC INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <BKCUST A/C>	62,173	0.64
11	CITICORP NOMINEES PTY LIMITED	61,303	0.63
12	MR YUXIANG DU	60,000	0.62
13	GARRY JOHNSON + MARGARET JOHNSON <JOHNSON FAMILY A/C>	50,000	0.52
14	ROOKWOOD GENERAL CEMETERIES RESERVE	50,000	0.52
15	THE WALTER AND ELIZA HALL INSTITUTE OF MEDICAL RESEARCH	50,000	0.52
16	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED—A/C 2	48,874	0.50
17	NATIONAL NOMINEES LIMITED	45,284	0.47
18	HAWAII INVESTMENTS PTY LTD	44,250	0.46
19	MR PAUL WILLIAM BROTCHIE + MR KENNETH FRANCIS WALLACE <STAFFORD FOX FOUNDATION A/C>	40,000	0.41
20	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	34,536	0.36

Total		1,709,262	17.64

DISTRIBUTION OF ANZ CN3 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	11,742	90.15	3,979,830	41.02
1,001 to 5,000	1,126	8.65	2,442,260	25.17
5,001 to 10,000	97	0.74	787,116	8.11
10,001 to 100,000	57	0.44	1,832,222	18.89
Over 100,000	3	0.02	660,363	6.81

Total	13,025	100.00	9,701,791	100.00

At 4 October 2016 there were 2 holdings (2015: 2 holdings) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $96.500 per security), which is less than 0.02% of the total holdings of ANZ CN3.

VOTING RIGHTS OF ANZ CN3

ANZ CN3 do not confer on holders a right to vote at any

meeting of members of the Company.

A register of holders of ANZ CN3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

SHAREHOLDER INFORMATION          195

SHAREHOLDER INFORMATION (continued)

ANZ CN4

On 27 September 2016 the Company issued convertible subordinated perpetual notes (ANZ CN4) which were offered pursuant to a prospectus dated 24 August 2016.

At 4 October 2016 the twenty largest holders of ANZ CN4 held 3,632,485 securities, equal to 22.39% of the total issued securities. At 4 October 2016 the total number of ANZ CN4 on issue was 16,220,000.

	Name	Number of securities	% of securities

1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	766,394	4.72
2	J P MORGAN NOMINEES AUSTRALIA LIMITED	446,891	2.76
3	NATIONAL NOMINEES LIMITED	328,258	2.02
4	IOOF INVESTMENT MANAGEMENT LIMITED <IPS SUPER A/C>	219,000	1.35
5	CITICORP NOMINEES PTY LIMITED	210,850	1.30
6	PEJR INVESTMENTS PTY LTD <LEDERER INVESTMENT A/C>	196,073	1.21
7	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	195,070	1.20
8	NATIONAL NOMINEES LIMITED <DB A/C>	177,650	1.10
9	NAVIGATOR AUSTRALIA LTD <MLC INVESTMENT SETT A/C>	164,374	1.01
10	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	122,133	0.75
11	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	113,659	0.70
12	JMB PTY LIMITED	100,600	0.62
13	DIMBULU PTY LTD	100,000	0.62
14	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	83,182	0.51
15	SMITH PROPERTY GROUP PTY LTD	80,000	0.49
16	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.49
17	BNP PARIBAS NOMS PTY LTD <DRP>	71,430	0.44
18	ERIC NOMINEES AUSTRALIA PTY LTD	71,300	0.44
19	MR PHILIP WILLIAM DOYLE	60,000	0.37
20	PAMDALE INVESTMENTS PTY LTD	47,121	0.29

Total		3,632,485	22.39

DISTRIBUTION OF ANZ CN4 HOLDINGS

At 4 October 2016 Range of securities	Number of holders	% of holders	Number of securities	% of securities

1 to 1,000	17,541	89.27	6,102,718	37.63
1,001 to 5,000	1,881	9.57	4,099,182	25.27
5,001 to 10,000	138	0.70	1,075,469	6.63
10,001 to 100,000	78	0.40	1,901,679	11.72
Over 100,000	12	0.06	3,040,952	18.75

Total	19,650	100.00	16,220,000	100.00

At 4 October 2016 there were 4 holdings (2015: nil holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $100.860 per security), which is less than 0.03% of the total holdings of ANZ CN4.

VOTING RIGHTS OF ANZ CN4

ANZ CN4 do not confer on holders a right to vote at any

meeting of members of the Company.

A register of holders of ANZ CN4 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

ANZ ANNUAL REPORT 2016

Employee Shareholder Information

In order to comply with the requirements of the ANZ Employee Share Acquisition Plan Rules and the ANZ Share Option Plan Rules, shares or options must not be issued under these Plans if the aggregate number of shares and options that remain subject to the Rules of either Plan exceed 7% of the total number of ANZ shares of all classes on issue (including preference shares). At 30 September 2016 participants under the following plans/schemes held 1.01% (2015: 1.02%) of the total number of ANZ shares of all classes on issue:

}	ANZ Employee Share Acquisition Plan;

}	ANZ Employee Share Save Scheme;

}	ANZ Share Option Plan; and

}	ANZ Directors’ Share Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

}	Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS2 and CPS3), ANZ Capital Notes (CN1, CN2, CN3 and CN4), ANZ Capital Securities, senior debt (including covered bonds) and subordinated debt (including ANZ Subordinated Notes) [Australia and New Zealand Banking Group Limited];

}	London Stock Exchange – Senior (including covered bonds) and subordinated debt [Australia and New Zealand Banking Group Limited]; senior (including covered bonds) debt [ANZ New Zealand (Int’l) Limited];

}	Luxembourg Stock Exchange – Perpetual subordinated debt [Australia and New Zealand Banking Group Limited];

}	New Zealand Stock Exchange – ANZ NZ Capital Notes, senior debt and perpetual callable subordinated notes [ANZ Bank New Zealand Limited];

}	SIX Swiss Exchange – Senior debt (including covered bonds) [Australia and New Zealand Banking Group Limited and ANZ New Zealand (Int’l) Limited]; and

}	Taipei Exchange – Senior debt [Australia and New Zealand Banking Group Limited].

For more information on the ANZ Convertible Preference Shares, ANZ Capital Notes, ANZ Capital Securities and ANZ NZ Capital Notes please refer to note 19 to the Financial Statements.

American Depositary Receipts

The Group has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the-counter securities market ‘OTC Pink’ electronic platform operated by OTC Markets Group Inc. in the United States under the ticker symbol: ANZBY and the CUSIP number: 052528304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

Citibank Shareholder Services is the Depositary for the Company’s ADR program in the United States. Holders of the Company’s ADRs should deal directly with Citibank Shareholder Services on all matters relating to their ADR holdings. Registered Depositary Receipt shareholders can sell shares, access account balances and transaction history, find answers to frequently asked questions and download commonly needed forms. To speak directly to a Citibank Shareholder Services representative, please call 1-877-CITI-ADR (1-877-248-4237) if you are calling from within the United States. If you are calling from outside the United States, please call 1-781-575-4555. You may also send an e-mail inquiry to citibank@shareholders-online.com or visit the website at www.citi.com/adr.

SHAREHOLDER INFORMATION          197

GLOSSARY

AASs – Australian Accounting Standards.

AASB – Australian Accounting Standards Board. The term ‘AASB’ is commonly used when identifying AASs issued by the AASB. In doing so, the term is used together with the AAS number.

ADI – Authorised Deposit-taking Institution.

AFS – Available-for-sale financial assets.

APRA – Australian Prudential Regulation Authority.

APS – ADI Prudential Standard.

BCBS – Basel Committee on Banking Supervision.

Cash and cash equivalents comprise coins, notes, money at call, balances held with central banks, liquid settlement balances (readily convertible to known amounts of cash which are subject to insignificant risk of changes in value) and securities purchased under agreements to resell (‘reverse repos’) in less than three months.

Cash profit is an additional measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents ANZ’s preferred measure of the result of the ongoing business activities of the Group, enabling readers to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes non-core items from statutory profit as noted below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	gains or losses included in earnings arising from changes in tax, legal or accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax gross up.

Cash profit is not a measure of cash flow or profit determined on a cash accounting basis.

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision is only recognised when a loss event has occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Covered Bonds are bonds issued by an ADI to external investors secured against a pool of the ADI’s assets (the cover pool) assigned to a bankruptcy remote special purpose entity. The primary assets forming the cover pool are mortgage loans. The mortgages remain on the issuer’s balance sheet. The covered bond holders have dual recourse to the issuer and the cover pool assets. The mortgages included in the cover pool cannot be otherwise pledged or disposed of but may be repurchased and substituted in order to maintain the credit quality of the pool. The Group issues covered bonds as part of its funding activities.

Credit equivalent represents the calculation of on-balance sheet equivalents for market related items.

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract.
Credit risk weighted assets (CRWA) represent assets which are weighted for credit risk according to a set formula (APS 112/113).

Credit valuation adjustment (CVA) – Over the life of a derivative instrument, ANZ uses a CVA model to adjust fair value to take into account the impact of counterparty credit quality. The methodology calculates the present value of expected losses over the life of the financial instrument as a function of probability of default, loss given default, expected credit risk exposure and an asset correlation factor. Impaired derivatives are also subject to a CVA.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

Dividend payout ratio is the total ordinary dividend payment divided by profit attributable to shareholders of the Company, adjusted for the amount of preference share dividends paid.

Employer superannuation contribution tax (ESCT) is tax deducted from the employer superannuation contributions paid to employee superannuation accounts in New Zealand.

Gross loans and advances (GLA) is made up of loans and advances, acceptances and capitalised brokerage/mortgage origination fees less unearned income.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprise undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprise drawn facilities where the customer’s status is defined as impaired.

Individual provision is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

Net interest margin (NIM) is net interest income as a percentage of average interest earning assets.

Net loans and advances represent gross loans and advances less provisions for credit impairment.

Net tangible assets equal share capital and reserves attributable to shareholders of the Company less preference share capital and unamortised intangible assets (including goodwill and software).

Operating expenses include personnel expenses, premises expenses, technology expenses, restructuring expenses, and other operating expenses (excluding credit impairment charges).

Operating income includes net interest income, net fee and commission income, net funds management and insurance income, share of associates’ profit and other income.

Regulatory deposits are mandatory reserve deposits lodged with local central banks in accordance with statutory requirements.

Return on asset ratio includes net intra group assets.

198

ANZ ANNUAL REPORT 2016

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Return on average assets is the profit attributable to shareholders of the Company, adjusted for the amount of preference share dividends paid, divided by average total assets.

Return on average ordinary equity is the profit attributable to shareholders of the Company, adjusted for the amount of preference share dividends paid, divided by average ordinary shareholders’ equity.

Risk weighted assets (RWA) – Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in the case of default. In the case of non asset backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Settlement balances owed to / by ANZ represent financial assets and/ or liabilities which are in the course of being settled. These may include trade dated assets and liabilities, nostro/vostro accounts and securities settlement accounts.

Sub-standard assets are customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.

Description of divisions

The Group operates on a divisional structure with six divisions: Australia, Institutional, New Zealand, Wealth Australia, Asia Retail &

Pacific and Technology Services & Operations (‘TSO’) and Group Centre.

Australia

The Australia division comprises the Retail and Corporate and Commercial Banking (C&CB) business units.

}	Retail provides products and services to consumer and private banking customers in Australia via the branch network, mortgage specialists, the contact centre and a variety of self-service channels (internet banking, phone banking, ATMs, website and digital banking).

}	C&CB provides a full range of banking services including traditional relationship banking and sophisticated financial solutions; including asset financing through dedicated managers focusing on privately owned small, medium and large enterprises as well as the agricultural business segment.

Institutional

The Institutional division services global institutional and business customers located in Australia, New Zealand, Asia, Europe, America, Papua New Guinea and the Middle East across three product sets: Transaction Banking, Loans and Specialised Finance and Markets.

}	Transaction Banking provides working capital and liquidity solutions including documentary trade, supply chain financing as well as cash management solutions, deposits, payments and clearing.
}	Loans and Specialised Finance provides specialised loan structuring and execution, loan syndication, project and export finance, debt structuring and acquisition finance, structured asset finance, structured trade finance and corporate advisory.

}	Markets provides risk management services on foreign exchange, interest rates, credit, commodities, debt capital markets and wealth solutions in addition to managing the Group’s interest rate exposure and liquidity position.

New Zealand

The New Zealand division comprises the Retail and Commercial business units.

}	Retail provides a full range of banking and wealth management services to consumer, private banking and small business banking customers. We deliver our services via our internet and app-based digital solutions and network of branches, mortgage specialists, relationship managers and contact centres.

}	Commercial provides a full range of banking services including traditional relationship banking and sophisticated financial solutions (including asset financing) through dedicated managers focusing on privately owned medium to large enterprises and the agricultural business segment.

Wealth Australia

The Wealth Australia division comprises the Insurance and Funds Management business units, which provide insurance, investment and superannuation solutions intended to make it easier for customers to connect with, protect and grow their wealth.

}	Insurance includes life insurance, general insurance and ANZ Lenders Mortgage Insurance.

}	Funds Management includes the Pensions and Investments business and ANZ Share Investing.

Asia Retail & Pacific

The Asia Retail & Pacific division comprises the Asia Retail & Pacific business units, connecting customers to specialists for their banking needs.

}	Asia Retail provides general banking and wealth management services to affluent and emerging affluent retail customers across nine Asian countries via relationship managers, branches, contact centres and a variety of self-service digital channels (internet and mobile banking, phone and ATMs). Core products offered include deposits, credit cards, loans, investments and insurance.

}	Pacific provides products and services to retail customers, small to medium-sized enterprises, institutional customers and Governments located in the Pacific Islands. Products and services include retail products provided to consumers, traditional relationship banking and sophisticated financial solutions provided to business customers through dedicated managers.

On October 31 2016 the Group announced it had entered into an agreement to sell its Retail and Wealth businesses in Singapore, China, Hong Kong, Taiwan and Indonesia to DBS Bank Limited.

Technology, Services & Operations and Group Centre

TSO and Group Centre provide support to the operating divisions, including technology, operations, shared services, property, risk management, financial management, strategy, marketing, human resources and corporate affairs. The Group Centre includes Group Treasury, Shareholder Functions and minority investments in Asia. The TSO organisational changes announced in September 2016 did not take effect until 1 October 2016.

GLOSSARY          199

ALPHABETICAL INDEX

Assets Charged as security for Liabilities and Collateral Accepted as Security for Assets	137

Associates	150

Available-for-sale Assets	98

Balance Sheet	64

Capital Management	146

Cash	92

Cash Flow Statement	65

Chairman’s Report	6

Chief Executive Officer’s Report	7

Commitments	142

Compensation of Auditors	171

Controlled Entities	149

Credit Related Commitments, Guarantees and Contingent Liabilities	140

Critical Estimates and Judgments Used in Applying Accounting Policies	77

Debt Issuances	103

Deposits and Other Borrowings	103

Derivative Financial Instruments	92

Directors’ Declaration and Responsibility Statement	174

Directors’ Report	8

Dividends	85

Earnings per Ordinary Share	87

Employee Share and Option Plans	160

Events since the End of the Financial Year	173

Exchange Rates	188

Expenses	81

Fair Value of Financial Assets and Financial Liabilities	128

Fiduciary Activities	69

Financial Highlights	5

Financial Statements	62

Financial Risk Management	107

Five Year Summary	178

Glossary	198

Goodwill and Other Intangible Assets	141

Impaired Assets	102

Income Statement	62

Income Tax	82

Independent Auditor’s Report	175

Investments in Associates	150

Key Management Personnel Disclosures	167

Life Insurance Business	154

Maturity Analysis of Assets and Liabilities	136

Net Interest Income	79

Net Loans and Advances	99

Non Interest Income	80

Notes to the Cash Flow Statement	91

Notes to the Financial Statements	68

Operating and Financial Review	15

Other Assets	143

Payables and Other Liabilities	143

Premises and Equipment	142

Principal Risk and Uncertainties	179

Provision for Credit Impairment	101

Provisions	143

Related Party Disclosures	167

Remuneration Report	32

Reserves and Retained Earnings	145

Transfer of Financial Assets	153

Segment Analysis	88

Shareholders’ Equity	144

Shareholder Information	190

Significant Accounting Policies	68

Statement of Changes in Equity	66

Statement of Comprehensive Income	63

Subordinated Debt	104

Superannuation and Other Post Employment Benefit Obligations	157

Supplementary Information	188

Trading Securities	92

HANDY CONTACTS
REGISTERED OFFICE
ANZ Centre Melbourne Level 9, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 9273 5555 Facsimile +61 3 8542 5252 Company Secretary: Simon Pordage
INVESTOR RELATIONS
Level 10, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 8654 7682 Facsimile +61 3 8654 8886 Email: investor.relations@anz.com Website: shareholder.anz.com Group General Manager Investor Relations: Jill Campbell
CORPORATE AFFAIRS
Level 10, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 8654 3276 Facsimile +61 3 8654 8886 Group General Manager Corporate Affairs: Gerard Brown
IMPORTANT DATES FOR SHAREHOLDERS*
Event Date
Interim Results Announcement 2 May 2017
Interim Dividend Ex-Date 8 May 2017
Interim Dividend Record Date 9 May 2017
DRP/BOP/Foreign Currency Election Date 10 May 2017
Interim Dividend Payment Date 3 July 2017
Annual Results Announcement 3 November 2017
Final Dividend Ex-Date 13 November 2017
Final Dividend Record Date 14 November 2017
DRP/BOP/Foreign Currency Election Date 15 November 2017
Final Dividend Payment Date 18 December 2017
Annual General Meeting 19 December 2017
* If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.
OUR INTERNATIONAL PRESENCE
Australia
New Zealand
Asia – Cambodia, China, Hong Kong, India, Indonesia, Japan, Laos, Malaysia, Myanmar, the Philippines, Singapore, South Korea, Taiwan, Thailand, Vietnam
Europe – France, Germany and United Kingdom
Pacific – American Samoa, Cook Islands, Fiji, Guam, Kiribati, New Caledonia, Papua New Guinea, Samoa, Solomon Islands, Timor-Leste, Tonga, Vanuatu
Middle East – United Arab Emirates (Dubai)
United States of America
SHARE REGISTRAR
AUSTRALIA
Computershare Investor Services Pty Ltd
GPO Box 2975 Melbourne
VIC 3001 Australia
Telephone 1800 11 33 99 (Within Australia)
+61 3 9415 4010 (International Callers)
Facsimile +61 3 9473 2500
anzshareregistry@computershare.com.au
Austraclear Services Limited
20 Bridge Street
Sydney NSW 2000
Telephone +61 2 8298 8476
LUXEMBOURG
Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg
Luxembourg
Telephone (+352) 4 21 22 1
NEW ZEALAND
Computershare Investor Services Limited
Private Bag 92119 Auckland 1142
New Zealand
Telephone 0800 174 007
Facsimile +64 9 488 8787
UNITED KINGDOM
Computershare Investor Services PLC
The Pavilions
Bridgwater Road Bristol BS99 6ZZ
United Kingdom
Telephone +44 870 702 0000
Facsimile +44 870 703 6101
UNITED STATES
Citibank Shareholder Services
P.O. Box 43077
Providence, Rhode Island 02940-3077
Callers outside USA: 1-781-575-4555
Callers within USA (toll free): 1-877-248-4237
(1-877-CITI-ADR)
Email: citibank@shareholders-online.com
www.citi.com/adr
The Bank of New York Mellon
101 Barclay Street, Floor 7E,
New York, NY 10286
Telephone +1 212 815 4869
Deutsche Bank Trust Company Americas
60 Wall Street, Mailstop NYC 60-2710
New York, NY 10005
Telephone +1 (212) 250 2500

MORE INFORMATION
General information on ANZ can be obtained from our website: anz.com Shareholders can visit our Shareholder Centre at shareholder.anz.com.
ANZ Corporate Governance: For information about ANZ’s approach to Corporate Governance and to obtain copies of ANZ’s Constitution, Board/Board Committee Charters, Codes of Conduct and Ethics and summaries of other ANZ policies of interest to shareholders and stakeholders, visit anz.com/governance.
This Annual Report (Report) has been prepared for Australia and New Zealand Banking Group Limited (“the Company”) together with its subsidiaries which are variously described as: “ANZ”, “Group”, “ANZ Group”, “the Bank”, “us”, “we” or “our”.
PEFCTM
PEFC/21-31-78
PEFC Certified
This product is from sustainably managed forests and controlled sources
Recognised in Australia through Australian Forestry Standard
www.pefc.org.au
anz.com
Australia and New Zealand Banking Group
Limited (ANZ) ABN 11 005 357 522. ANZ’s colour blue is a trade mark of ANZ.